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As filed with the Securities and Exchange Commission on October 23, 2002

Registration Nos. 333-99019
333-99019-01

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLATINUM UNDERWRITERS HOLDINGS, LTD.	PLATINUM UNDERWRITERS FINANCE, INC.
(Exact name of registrants as specified in their charters)
Bermuda (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
6719 (Primary standard industrial classification code number)	6719 (Primary standard industrial classification code number)
Not Applicable (I.R.S. employer identification number)	81-0566888 (I.R.S. employer identification number)

Clarendon House 2 Church Street Hamilton HM 11 Bermuda (441) 295-5950	195 Broadway 28th Floor New York, New York 10007 (212) 238-9200

(Addresses, including zip code, and telephone numbers, including area code, of registrants' principal executive offices)

CT Corporation System
1633 Broadway, 30th Floor
New York, New York 10019
(800) 624-0909
(Name, address, including zip code, and telephone number, including area code, of registrants' agent for service)

Copies to:

Donald R. Crawshaw, Esq. Sullivan & Cromwell 125 Broad Street New York, New York 10004 (212) 558-4000	Lois Herzeca, Esq. Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated October 23, 2002.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

5,000,000 Units

Platinum Underwriters Holdings, Ltd.

Equity Security Units

        This is an offering of equity security units of Platinum Underwriters Holdings, Ltd. Each equity security unit has a stated amount of $25 and will initially consist of (a) a contract pursuant to which you agree to purchase, for $25, Common Shares of Platinum Holdings on                    , 2005 and (b) a 1/40, or 2.5%, ownership interest in a senior note of its subsidiary, Platinum Underwriters Finance, Inc., with a principal amount of $1,000. The ownership interest in the senior note will initially be held as a component of your unit and be pledged to secure your obligation to purchase Common Shares of Platinum Holdings under the related purchase contract. The senior notes will be guaranteed by Platinum Holdings on a senior, unsecured basis.

        Platinum Holdings will make quarterly contract adjustment payments to you under the purchase contract at the annual rate of        % of the stated amount of $25 per purchase contract. In addition, Platinum Finance will make quarterly interest payments on the senior notes at the initial annual rate of        %. Platinum Holdings has the right to defer the contract adjustment payments on the purchase contracts, but Platinum Finance does not have the right to defer the interest payments on the senior notes. The interest rate on the senior notes will be reset, and the senior notes remarketed. The senior notes are unsecured and rank equally with all of Platinum Finance's other unsecured senior indebtedness. The units will be sold initially by the underwriters in a minimum number of 40 units.

        Prior to this offering and the concurrent initial public offering of Common Shares of Platinum Holdings, there has been no public market for the units or Platinum Holdings' Common Shares.

        In addition to offering these units, Platinum Holdings is concurrently offering 30,040,000 of its Common Shares, plus up to an additional 4,506,000 Common Shares if the underwriters for that offering exercise their option to purchase additional Common Shares. The completion of this offering of equity security units is subject to the completion of the initial public offering of Common Shares of Platinum Holdings.

        The normal units and the Common Shares that will be issued in the concurrent initial public offering have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbols "PTP Pr M" and "PTP", respectively.

        Immediately after this offering, public shareholders, The St. Paul Companies, Inc. and RenaissanceRe Holdings Ltd. will own 75.1%, 15.0% and 9.9% of the outstanding Common Shares, respectively, assuming no exercise by the underwriters, St. Paul or RenaissanceRe of their options to purchase additional Common Shares in connection with the concurrent initial public offering.

        See "Risk Factors" beginning on page 31 to read about certain factors you should consider before buying units.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Platinum Finance	$	$

        The initial public offering price set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest on the senior notes will accrue from the date of original issuance of the units, expected to be                          , 2002.

        To the extent that the underwriters sell more than 5,000,000 units, the underwriters have the option to purchase, not later than 13 days after the initial issuance of the units, up to an additional 750,000 units from Platinum Holdings at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the units against payment in New York, New York on                          , 2002.

Goldman, Sachs & Co.	Merrill Lynch & Co.	Salomon Smith Barney

Banc of America Securities LLC

Credit Suisse First Boston

JPMorgan

Prospectus dated                            , 2002.

PROSPECTUS SUMMARY

        Platinum Underwriters Holdings, Ltd. is a newly formed company that will conduct its business through three operating subsidiaries, Platinum Underwriters Reinsurance, Inc. ("Platinum US"), Platinum Re (UK) Limited ("Platinum UK") and Platinum Underwriters Bermuda, Ltd. ("Platinum Bermuda"). Platinum UK and Platinum Bermuda are newly formed companies, while Platinum US has been in existence since 1995 and is an inactive, wholly owned subsidiary of The St. Paul Companies, Inc. Platinum UK is, and upon completion of this offering, Platinum US will be, owned through Platinum Regency Holdings ("Platinum Ireland"), a newly formed and wholly owned intermediate Irish holding subsidiary of Platinum Underwriters Holdings, Ltd. Platinum US will be owned directly by Platinum Underwriters Finance, Inc. ("Platinum Finance"), a newly formed Delaware corporation, which, upon completion of this offering, will be a wholly owned subsidiary of Platinum Ireland.

        The "Company", "Platinum", "we", "us" and "our" refer to Platinum Underwriters Holdings, Ltd.'s consolidated operations, including Platinum US, unless the context otherwise indicates. "Platinum Holdings" refers solely to Platinum Underwriters Holdings, Ltd. Concurrent with the completion of this offering, St. Paul will contribute to Platinum between $121 million and $126 million in cash, which we refer to as the "Cash Contribution." The St. Paul Companies and its subsidiaries will also contribute to Platinum substantially all of their continuing reinsurance business and related assets, including all of the outstanding capital stock of Platinum US, referred to herein as the "Transferred Business," having a net tangible book value of approximately $11 million as of June 30, 2002 (after reflecting a dividend of $15 million to be paid, prior to the completion of the Equity Public Offering, to United States Fidelity and Guaranty Company, the current parent of Platinum US). Reinsurance is an arrangement in which a reinsurance company indemnifies an insurer or other reinsurer, which is referred to as a "ceding company" or "cedent", against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. "St. Paul" refers to The St. Paul Companies, Inc., which is sponsoring our formation, and, unless the context otherwise requires, its subsidiaries. "St. Paul Re" refers to the reinsurance segment of St. Paul prior to this offering, which includes the continuing business and related assets being transferred to Platinum upon completion of this offering as well as the reinsurance business that will remain with St. Paul after this offering and not be renewed and will thereafter expire when claims are ultimately resolved, which is referred to as the "run-off."

        We intend to commence our property and casualty reinsurance business operations, whereby we indemnify insurers and other reinsurers against all or a portion of their insurance or reinsurance risks for property loss and related damage and negligence resulting in bodily injury or property damage, upon completion of this offering of equity security units, which we refer to as the "ESU Offering." Concurrently with this offering, we will offer 30,040,000 Common Shares by means of a separate prospectus, plus up to an additional 4,506,000 Common Shares if the underwriters' option to purchase additional Common Shares is exercised in full. We refer to this offering as the "Equity Public Offering." The closing of each offering is conditioned on the concurrent closing of the other offering.

        Concurrently with the completion of the Equity Public Offering, St. Paul will make the Cash Contribution and contribute the Transferred Business to us in exchange for our issuance to St. Paul, on a private placement basis, of 6,000,000 Common Shares and a ten-year option, referred to as the "St. Paul Option", which will entitle St. Paul to buy from us up to 6,000,000 additional Common Shares at a price per share equal to 120% of the initial public offering price. St. Paul will own 15.0% of Platinum Holdings' outstanding Common Shares following the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment (each as defined below), which Common Shares will be limited to 9.9% of the voting power of the outstanding Common Shares. If the underwriters exercise their option to purchase additional Common Shares in the Equity Public Offering, St. Paul

has the option to purchase, at a price per share equal to the initial public offering price, less the underwriting discount, as many additional Common Shares as are required in order for it to retain its 15.0% interest (a maximum of 900,000 additional Common Shares). In this prospectus, we refer to our issuance to St. Paul of the 15.0% interest in our Common Shares and the St. Paul Option in exchange for the Cash Contribution and the Transferred Business as the "St. Paul Investment."

        Also, concurrently with the completion of the Equity Public Offering, RenaissanceRe Holdings Ltd. (including its subsidiaries, unless the context otherwise requires "RenaissanceRe"), a Bermuda company that provides reinsurance and insurance coverage, will purchase from us in a private placement, at a price per share equal to the initial public offering price, less the underwriting discount, 3,960,000 Common Shares, or 9.9% of the Common Shares outstanding upon completion of the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment (as defined below). If the underwriters exercise their option to purchase additional Common Shares in the Equity Public Offering, RenaissanceRe has the option to purchase, at a price per share equal to the initial public offering price, less the underwriting discount, as many additional Common Shares as are required in order for it to retain its 9.9% interest (a maximum of 594,000 Common Shares). As additional consideration, RenaissanceRe will receive a ten-year option, referred to as the "RenaissanceRe Option", to purchase up to an additional 2,500,000 Common Shares at a price per share equal to 120% of the initial public offering price. In this prospectus, we refer to this private placement as the "RenaissanceRe Investment." The closing of this private placement to RenaissanceRe is conditioned on the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment.

        We will have a total capitalization of between approximately $955 million (assuming an initial public offering price of $22.00 per Common Share, a Cash Contribution of $121 million and no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares or the underwriters' option to purchase additional equity security units) and approximately $1,142 million (assuming an initial public offering price of $23.00 per Common Share, a Cash Contribution of $126 million and full exercise of the underwriters', St. Paul's and RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering and the underwriters' option to purchase additional equity security units), upon completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment. The determination of the amount of the Cash Contribution will be made when the terms of the Equity Public Offering are finally determined. The pro forma net tangible book value per Common Share following the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment will be $21.24 per share based on an assumed initial public offering price of $22.50 per Common Share (the mid-point of the range at which Platinum Holdings proposes to offer the Common Shares) and a Cash Contribution of $123 million (the mid-point of the $121 million to $126 million range of the Cash Contribution), assuming no exercise of the underwriters' options to purchase additional Common Shares or the underwriters' option to purchase additional equity security units and without giving effect to the settlement of the purchase contracts included in the equity security units.

        In this prospectus, amounts are expressed in U.S. dollars and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), except as otherwise indicated.

The Company

General

        Our objective is to provide property and casualty reinsurance coverages to a diverse clientele of insurers and select reinsurers on a worldwide basis. We will operate principally by using reinsurance brokers to market our products and principally as a lead reinsurer on treaty reinsurance business. In treaty reinsurance, a reinsurer accepts a specified portion of a category of risks insured by a ceding insurer or reinsurer. A substantial majority of our business will be written as excess-of-loss reinsurance, which indemnifies the reinsured against all or a specified portion of loss above a specified amount. We intend to organize our worldwide reinsurance business around three operating segments:

  •
  Global Property and Marine. The Global Property and Marine operating segment will include principally property reinsurance coverages and marine reinsurance coverages. Marine reinsurance coverages include all types of marine vessels and related warehouses and liabilities. We intend to focus our underwriting activities primarily on catastrophe excess-of-loss and per risk excess-of-loss contracts. Catastrophes are events such as hurricanes and earthquakes that produce pre-tax losses before reinsurance which, in our definition, are in excess of $10 million to us or $1 billion to the insurance industry, and per risk excess-of-loss contracts cover losses in excess of a specified level on a single risk, rather than aggregate losses for all covered risks. We intend to write other types of property reinsurance as well, including selected property proportional reinsurance, where we will share a proportional part of the original premiums and losses of the reinsured. This segment generated $315 million, or 22.8%, of Platinum's 2001 pro forma net premiums written, which are gross written premiums less premiums ceded to reinsurers.

  •
  Global Casualty. The Global Casualty operating segment will include principally general and automobile liability, professional liability, workers' compensation, accident and health coverages and casualty clash (casualty clash covers losses arising from a single set of circumstances covered by more than one cedent's insurance policy or multiple claimants on one policy). We intend to focus our underwriting activities primarily on excess-of-loss reinsurance coverages. This segment generated $592 million, or 42.8%, of Platinum's 2001 pro forma net premiums written.

  •
  Finite Risk. The Finite Risk operating segment, which writes policies under which our aggregate risk and return are generally capped at a finite amount, will include principally non-traditional reinsurance treaties, including multi-year excess-of-loss (in which the cedent funds the agreed level of loss activity over a multi-year period, and the reinsurer charges an additional amount to provide a profit margin and to cover its costs and the risk that losses are worse than the agreed level), aggregate stop loss (which provides protection from losses arising from a wide range of circumstances in excess of an aggregate specified level), finite quota share (in which the reinsurer's losses and profit potential are capped at specified amounts), loss portfolio transfer (which typically transfers to the reinsurer all liabilities for incurred losses, subject to an aggregate loss limit specified in the contract), and adverse loss development contracts (which typically provide reinsurance coverage for losses in excess of the carried loss reserves of the ceding company at the transaction date). We intend to provide clients, either directly or through brokers, with customized solutions for their risk management and other financial management needs. We intend to focus our finite risk underwriting activities primarily on multi-year excess-of-loss and aggregate stop loss reinsurance treaties. Coverage classes within these products will primarily include property, casualty and marine exposures. This segment generated $475 million, or 34.4%, of Platinum's 2001 pro forma net premiums written.

        In addition, we may write other property and casualty reinsurance on an opportunistic basis. For a discussion of the basis on which pro forma net premiums written were determined, see
"—Selected Pro Forma Financial Information and Operating Data" below.

Background and the Transferred Business

        St. Paul and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. Through its division St. Paul Re, St. Paul has been engaged in the reinsurance business since 1983. In December of 2001, in an effort to enhance the profitability of its reinsurance business, St. Paul decided to narrow the product focus of its reinsurance operations and to exit certain lines of that business. As part of this effort, St. Paul Re reduced its anticipated 2002 exposure and expenses by exiting unprofitable lines of business and reducing the number of reinsurance branch offices outside the United States. The narrowing of reinsurance product lines included exiting aviation, bond and credit reinsurance coverages, as well as certain financial risk and capital markets lines. International branch office closings included Munich, Brussels, Hong Kong, Sydney and Singapore. In addition to curtailing various reinsurance operations, St. Paul's management decided that its reinsurance business and its primary insurance business should ideally operate as separate entities because of their different risk profiles and business characteristics.

        Accordingly, St. Paul determined to sponsor the formation of Platinum Holdings and its subsidiaries. Contingent upon the completion of the Equity Public Offering, St. Paul will contribute to us the Cash Contribution and the Transferred Business through the arrangements described below:

  •
  Cash Contribution. At the completion of the Equity Public Offering, St. Paul will make the Cash Contribution in the amount of between $121 million and $126 million. The determination of the amount of the Cash Contribution will be made when the terms of the Equity Public Offering are finally determined. An assumed Cash Contribution of $123 million will result in a pro forma net tangible book value per Common Share of $21.24 following the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment based on an assumed initial public offering price of $22.50 per Common Share (the midpoint of the range at which Platinum Holdings proposes to offer the Common Shares) and assuming no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering or the underwriters' option to purchase additional equity security units. Cash Contributions of $121 million and $126 million will result in net tangible book values of $20.76 and $21.71 per Common Share, respectively, assuming an initial public offering price of $22.00 and $23.00, respectively, and no exercise of the underwriters' options to purchase additional Common Shares or additional equity security units and without giving effect to the settlement of the purchase contracts included in the equity security units.

  •
  Renewal Opportunities and Commitments. We will be acquiring from St. Paul Re its existing customer lists and the right to seek to renew substantially all of St. Paul Re's continuing reinsurance contracts. We also will assume commitments, if any, of St. Paul Re to offer reinsurance coverages in the future.

  •
  Assumed Reinsurance Contracts. Through 100% quota share retrocession agreements (the "Quota Share Retrocession Agreements"), we will reinsure substantially all of the reinsurance contracts entered into by St. Paul Re on or after January 1, 2002, which we refer to as the "Assumed Reinsurance Contracts". St. Paul Re will retain all of its reinsurance exposure not being transferred to us and will administer the associated run-off. Consequently, we will not assume any underwriting exposure with respect to reinsurance contracts entered into by

    St. Paul prior to January 1, 2002, except as noted below with respect to finite reinsurance. St. Paul will also retain all liabilities relating to the flooding in Europe in August 2002 and an intermediate layer of liability for named storms (which are any tropical cyclones assigned a name by the National Hurricane Center) in existence at the time of completion of the Equity Public Offering which cause insured damage within ten days of such time, as described herein. We will receive as consideration cash and other assets in an amount equal to the aggregate of all applicable loss reserves (excluding reserves relating to liabilities retained by St. Paul), allocated loss adjustment expense reserves (which are reserves relating to the expense incurred in settling claims), other reserves related to non-traditional reinsurance treaties, ceding commission reserves (which are reserves relating to commissions payable to ceding insurers) and unearned premium reserves (which are reserves equal to the difference between premiums written and premiums earned) subject to agreed upon adjustments, net of ceding commissions under the Quota Share Retrocession Agreements as of the transfer date (which is 12:01 a.m. on the day immediately following the date of the completion of the Equity Public Offering). Underwriting gain or loss with respect to the Assumed Reinsurance Contracts for the period from January 1, 2002 to the transfer date will be retained by St. Paul.

    •
    The terms of the Quota Share Retrocession Agreements provide, with limited exceptions, that retrocessional reinsurance, which is reinsurance obtained by a reinsurer to insure against all or a portion of its reinsurance written, purchased by St. Paul Re shall be for our expense and shall inure to our benefit in respect of the Assumed Reinsurance Contracts, providing us with remaining retrocessional reinsurance coverage for such contracts through 2002 or the earlier termination or expiration of the various retrocession agreements. We will bear all the risk associated with non-payment by third-party retrocessionaires under such retrocessional reinsurance. All the Quota Share Retrocession Agreements will take effect as of 12:01 a.m. on the day immediately following the date of the completion of the Equity Public Offering. Accordingly, while St. Paul will be contractually committed to effect the transfer, the effective time of the transfer of the Assumed Reinsurance Contracts will occur after the sale to investors of Common Shares in the Equity Public Offering.

    •
    In the case of business written in the United States and the United Kingdom, we will have the right to underwrite specified reinsurance business on behalf of St. Paul for a period of one year following the completion of the Equity Public Offering in cases where we are unable to underwrite that business ourselves because, despite using our reasonable best efforts, we have not obtained the necessary regulatory license or approval to do so or we have not yet been approved as a reinsurer by the cedent, and we will reinsure such business pursuant to the Quota Share Retrocession Agreements or, following receipt by Platinum UK of a license from the Financial Services Authority (the "FSA"), may reinsure all or a part of such business pursuant to a quota share retrocession agreement to be entered into between Platinum UK and St. Paul Re UK. This will allow us to participate in reinsurance business which is bound after the completion of the Equity Public Offering without any delay occasioned by the start-up of our operations, including the lack of required licenses, and facilitate the transition of St. Paul Re's business to us.

    •
    For a period of three years following the completion of the Equity Public Offering, we will underwrite on behalf of St. Paul, with the consent of St. Paul, renewals of in-force contracts of finite reinsurance. St. Paul will retrocede to us 100% of the unpaid and future losses under currently in-force contracts, and we will have the option to reinsure losses under certain renewed contracts and will be required to offer to reinsure losses under other renewed contracts, for a fair market retrocession premium pursuant to the Quota Share Retrocession Agreements. Under the Quota Share Retrocession Agreements, a portion of future premiums will be applied to settle balances related to prior year experience for the benefit of St. Paul. St. Paul will have an option to renew this arrangement with us for a subsequent period of two years. In the United Kingdom, this arrangement will be limited to finite treaties which St. Paul Re has entered into with a small number of identified cedents and any further finite treaties which may be entered into on behalf of St. Paul Re UK prior to the first anniversary of the completion of the Equity Public Offering.

  •
  Related Assets. We will be acquiring from St. Paul tangible and intangible assets relating to the continuing businesses being transferred to us, including furniture and equipment, systems and software, assignments of leases, licenses and other assets, as well as all of the outstanding capital stock of Platinum US.

  •
  Employees. Upon or following the completion of the Equity Public Offering, we expect to employ approximately 150 employees previously employed by St. Paul Re.

        St. Paul has agreed with us that, subject to certain exceptions, for a period of two years following the completion of the Equity Public Offering, it will not offer reinsurance of the type covered by the Assumed Reinsurance Contracts and for which we have acquired renewal rights or hire certain of our employees.

        For a discussion of the share ownership interests St. Paul will obtain for its contribution of the Transferred Business, see "—St. Paul's Share Ownership" below.

Our Organization

        The following chart summarizes our corporate structure upon completion of the transactions contemplated by this prospectus. Our operating business will be conducted by Platinum US, Platinum UK and Platinum Bermuda. Platinum Bermuda expects to reinsure up to approximately 70% of Platinum US's reinsurance business, excluding business subject to the Quota Share Retrocession Agreements, written after the completion of the Equity Public Offering, and we are seeking consent from the FSA for Platinum Bermuda to reinsure up to approximately 55% of Platinum UK's reinsurance business, excluding business subject to the Quota Share Retrocession Agreements, written after the Equity Public Offering; however, such consent may not be granted. St. Paul will continue to write reinsurance in the United Kingdom and reinsure it 100% to us for up to one year following the completion of the Equity Public Offering. For a discussion of potential future limits on the portion of the reinsurance written by Platinum UK after the completion of the Equity Public Offering which can be reinsured to Platinum Bermuda, see "Business—Our Business—Regulation—U.K. Regulation—Proposed Limits on Concentration of Reinsurance Exposures."

Management and Directors

        We have assembled a senior management team of experienced insurance industry professionals, whose backgrounds include underwriting and marketing property and casualty reinsurance worldwide. Steven H. Newman, who is the Chairman of Platinum Holdings' Board of Directors, Jerome T. Fadden, who is Platinum Holdings' President and Chief Executive Officer, William A. Robbie, who is Chief Financial Officer of Platinum Holdings, Michael E. Lombardozzi, who is General Counsel of Platinum Holdings, Michael D. Price, who will be President and Chief Underwriting Officer of Platinum US, and Neal J. Schmidt, who will be Chief Actuary of Platinum US, in each case upon completion of the Equity Public Offering, have extensive experience in the global property and casualty reinsurance industry. The new senior management team intends to initiate a number of actions to improve the underwriting performance and profitability of the Company. These actions are described more fully under "—Platinum's Strategy" below.

        Our Board of Directors consists of seven members: Mr. Newman; Mr. Fadden; Jay S. Fishman, Chairman of the Board of Directors and Chief Executive Officer of The St. Paul Companies, Inc.; H. Furlong Baldwin, Chairman of Mercantile Bankshares Corporation; Jonathan F. Bank, Senior Vice President of Tawa Associates Ltd.; Dan R. Carmichael, President and Chief Executive Officer of Ohio Casualty Corporation; and Peter T. Pruitt, retired Chairman of Willis Re Inc.

Our Competitive Strengths

        We believe that with our experienced management team, unencumbered capital base and the long-term potential of the business and assets of St. Paul Re obtained from St. Paul, we will have the benefits of being both an established business and a new market entrant. As a well-capitalized, focused reinsurer, we believe we will be able to expand our relationships with clients of St. Paul Re as well as new clients to a greater extent than if our operations were part of a multi-line insurer such as St. Paul.

        We intend to focus our initial marketing efforts on those brokers and their clients with which St. Paul Re has established business relationships. We feel that the existing portfolio of business generated by St. Paul Re represents a valuable asset given the renewal nature of the reinsurance industry and the importance of continuity of relationships. We believe that the market perceptions and reputation established by St. Paul Re with respect to service and responsiveness will benefit us in light of the transfer of personnel and underwriting activities from St. Paul Re to us.

Platinum's Strategy

        Our goal is to achieve superior long-term returns for our shareholders, while establishing Platinum as a conservative risk manager and market leader in certain classes of property and casualty reinsurance.

  •
  Build our future on a strong foundation. We will commence operations with the benefit of the Transferred Business:

  •
  Renewal Rights and Assumed Reinsurance Contracts. Our initial portfolio will contain a diversity of business that would normally take many years to develop. We will be acquiring St. Paul Re's existing customer lists and the right to seek to renew its continuing in-force reinsurance contracts, which produced 2001 pro forma net premiums written of approximately $1.4 billion.

  •
  Fully operational infrastructure. We will select experienced employees from the skilled St. Paul Re employee base. These employees have broker and ceding company relationships and underwriting pricing and claims experience that will allow us to be fully staffed and operational in key underwriting and support functions.

  •
  Add new executive leadership to existing talent. In order to take full advantage of the historical strengths of St. Paul Re, we have significantly strengthened our senior management team with the addition of Mr. Newman and Mr. Fadden. Mr. Newman and Mr. Fadden have extensive experience in leading publicly traded reinsurance companies and intend to implement a number of initiatives to create a more focused and more profitable reinsurance business.

  •
  Focus on profitability, not market share. Our new management team intends to pursue a strategy that emphasizes underwriting discipline and profitability over market share. Key elements of this strategy will be prudent risk selection, appropriate pricing through strict underwriting discipline and increasing our writings of lines of business, which we believe will contribute to our long-term profitability.

  •
  Exercise disciplined underwriting and risk management. We intend to exercise risk management discipline by (i) maintaining a diverse spread of risk in our book of business across products and geographic zones, (ii) focusing on excess-of-loss contracts as opposed to proportional contracts and (iii) reducing our aggregate catastrophe exposure.

  •
  Operate a lean and expense-focused underwriting business. We believe a lean underwriting culture will support our focus on profitability and allow us to be more responsive to changing market conditions. We intend to keep our headcount low and maintain a limited number of offices. In addition, we expect to originate most of our business from brokers, rather than directly from ceding companies or cedents, which are insurance companies seeking reinsurance coverages, which we believe will keep our expenses low.

  •
  Grow our business by leveraging our global platform. We intend to operate in all three of the world's leading reinsurance markets with offices in New York, London and Bermuda.

    St. Paul Re has conducted authorized reinsurance activities in the United States and London for many years. Our new Bermuda subsidiary will provide us with both a new market in which to write reinsurance and the flexibility to provide reinsurance products that are best facilitated by an offshore company.

  •
  Operate from a position of financial strength. As a newly formed company, our initial capital position is unencumbered by any development of loss reserves for business written prior to January 1, 2002, which are reserves established to reflect estimated cost of loss payments that ultimately will be required to be paid. Upon completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, we expect to have a total capitalization of between approximately $955 million (assuming an initial public offering price of $22.00, a Cash Contribution of $121 million and no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares or the underwriters' option to purchase additional equity security units) and approximately $1,142 million (assuming an initial public offering price of $23.00, a Cash Contribution of $126 million and full exercise of the underwriters', St. Paul's and RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering and the underwriters' option to purchase additional equity security units). Our investment strategy will focus on security and stability in our investment portfolio by maintaining a diversified portfolio that will consist primarily of investment grade fixed-income securities.

Recent Industry Trends

        After an extended period of increased competition and eroding premiums, the reinsurance markets began experiencing improvements in rates, terms and conditions in the first quarter of 2000. These improvements continued in 2001 and were accelerated by the terrorist attack of September 11, 2001, which resulted in a range of estimated property and casualty insurance losses to the insurance industry of between $30 billion and $35 billion, the largest estimated catastrophe losses ever experienced by the industry. We believe property and other reinsurance premiums have often risen in the aftermath of significant catastrophe losses. As claims are reserved, industry surplus is depleted and the industry's capacity to write new business diminishes. At the same time, there appears to be heightened awareness that commercial properties are exposed to a variety of risks. We believe that market trends similar to those that have occurred in past cycles are developing in the current environment. With respect to January, April and July 2002 renewals, St. Paul Re experienced substantial rate increases, generally ranging from 20% to 50% depending on the line of business. We believe that the current imbalance between the increased demand for property-related insurance and reinsurance and the reduced supply of this type of coverage will continue at least for the immediate future.

St. Paul's Share Ownership

        St. Paul has determined that the efficiency, profitability and competitive position of its reinsurance operations can be maximized by separating them from St. Paul's primary insurance operations. Despite the separation of the two businesses, St. Paul will continue to participate in future financial results of the reinsurance business through its ownership of Common Shares as a result of the St. Paul Investment.

        In return for the Cash Contribution and the Transferred Business, we will issue 6,000,000 Common Shares to St. Paul (so that St. Paul will own 15.0% of our outstanding Common Shares following the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment) and the St. Paul Option. St. Paul's Common Shares will be limited to 9.9% of the voting power of the outstanding Common Shares. If the underwriters exercise their option to purchase additional

Common Shares in the Equity Public Offering, St. Paul will have the option to purchase additional Common Shares at a price per share equal to the initial public offering price less the underwriting discount in order for it to retain its 15.0% interest. In addition, we will grant St. Paul the St. Paul Option, which is a ten-year option to purchase up to 6,000,000 Common Shares at 120% of the initial public offering price for the Equity Public Offering. Exercise of such option by St. Paul in full immediately after completion of the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment would increase its percentage interest in our Common Shares to approximately 26.1%, assuming no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering or of the RenaissanceRe Option. However, St. Paul has agreed with us that, prior to any exercise of the St. Paul Option, it will, if necessary, dispose of a sufficient number of Common Shares so that, immediately after exercise of the St. Paul Option, St. Paul would not be a "United States 25% Shareholder" as defined under "Description of Platinum Holdings' Common Shares—Restrictions on Transfers." St. Paul has informed us that it currently intends to continue its share ownership in Platinum Holdings for the foreseeable future.

RenaissanceRe's Share Ownership and Business Arrangements

        In connection with the RenaissanceRe Investment, we will issue to RenaissanceRe 3,960,000 Common Shares (so that RenaissanceRe will own 9.9% of our outstanding Common Shares following the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment) and the RenaissanceRe Option. If the underwriters exercise their option to purchase additional Common Shares in the Equity Public Offering, RenaissanceRe will have the option to purchase additional Common Shares at a price per share equal to the initial public offering price less the underwriting discount, in order for it to retain its 9.9% interest. In addition, we will grant RenaissanceRe the RenaissanceRe Option, which is a ten-year option to purchase up to 2,500,000 Common Shares at 120% of the initial public offering price of the Equity Public Offering. Exercise of such option by RenaissanceRe in full immediately after completion of the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment would increase its percentage interest in Platinum Holdings' Common Shares to approximately 15.2%, assuming no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering or of the St. Paul Option. RenaissanceRe has agreed with us that, prior to any exercise of the RenaissanceRe Option, it will, if necessary, dispose of a sufficient number of Common Shares so that, immediately after exercise of the RenaissanceRe Option, RenaissanceRe would not beneficially own more than 19.9% of our outstanding voting securities (or up to 24.9% with our approval). See "Description of Platinum Holdings' Common Shares—Restrictions on Transfers." RenaissanceRe has informed us that it currently intends to continue its share ownership in Platinum Holdings for the foreseeable future.

        We have entered into an investment agreement with St. Paul and RenaissanceRe, which provides RenaissanceRe with, among other things, the right to nominate one director to our Board of Directors and, in addition, to designate a non-voting representative to attend our Board of Directors meetings, subject to certain conditions.

        We also will enter into an agreement, which we refer to as the "Services and Capacity Reservation Agreement" in this prospectus, with RenaissanceRe, pursuant to which in exchange for certain payments by us to RenaissanceRe, RenaissanceRe will provide services to us in connection with the reviewing and repositioning of our property catastrophe book of business for a period of five years. These services will include assisting us in measuring risk and managing our aggregate catastrophe exposures. In addition, we expect that we and RenaissanceRe may refer business to each other, to be accepted in the discretion of the party receiving the referral, and that compensation will be paid for referral business at negotiated rates.

        RenaissanceRe is a Bermuda company principally engaged, through its operating subsidiaries, in providing reinsurance and insurance coverage that is subject to the risk of natural and man-made catastrophes. For a further discussion of our relationship with RenaissanceRe, see "Certain Relationships and Related Transactions—The RenaissanceRe Investment."

Principal Executive Offices

        Platinum Holdings was organized on April 19, 2002 as a company limited by shares under Bermuda law. Platinum Holdings' principal executive offices are located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Its telephone number is (441) 295-5950.

The ESU Offering

What are the equity security units?

        Each equity security unit, which we refer to as a "unit", will initially consist of and represent:

          (1) a purchase contract pursuant to which:

•
you will agree to purchase, and Platinum Holdings will agree to sell, for $25, Common Shares on                          , 2005 (the "share purchase date"), the number of which will be determined based on the average trading price of the Common Shares for a period preceding that date, calculated in the manner described below; and
•
Platinum Holdings will pay you contract adjustment payments on a quarterly basis at the annual rate of    % of the stated amount of $25, subject to its right to defer such payments, as specified below; and

          (2) a 1/40, or 2.5%, ownership interest in a senior note due            , 2007 of Platinum Finance, an indirect, wholly owned subsidiary of Platinum Holdings, with a principal amount of $1,000, on which Platinum Finance will pay interest at the initial annual rate of    % until a successful remarketing of the senior notes and at the reset rate (as described below) thereafter. Interest will be payable quarterly in arrears through and including the share purchase date and, thereafter, semi-annually in arrears. The senior notes will be guaranteed by Platinum Holdings on a senior, unsecured basis.

        The ownership interests in the senior notes that are a component of your units will be owned by you, but will initially be pledged to the collateral agent for the benefit of Platinum Holdings to secure your obligations under the related purchase contracts. We refer in this prospectus to the purchase contracts, together with the pledged ownership interest in the senior notes (or, after a successful remarketing, a tax event redemption or prepayment in full of the senior notes described below, the specified pledged treasury securities), as "normal units."

        Each holder of normal units may elect at any time on or before the second business day prior to the share purchase date (subject to certain exceptions) to withdraw from the pledge the pledged ownership interest in the senior notes (or, after a successful remarketing or tax event redemption described below, the pledged treasury securities) underlying the normal units, thereby creating "stripped units." To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $25 (the amount due under the purchase contract) per unit on the share purchase date, and the pledged ownership interest in the senior notes or treasury securities will be released from the pledge and delivered to the holder. Holders of stripped units may recreate normal units by re-substituting the senior notes (or, after a successful remarketing or a tax event redemption, the applicable treasury securities) for the treasury securities underlying the stripped units.

        If the senior notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus, the applicable ownership interest in the treasury securities will replace the ownership interest in a senior note as a component of each unit and will be pledged to the collateral agent for the benefit of Platinum Holdings to secure your obligations under the purchase contract.

What are the purchase contracts?

        The purchase contract underlying a unit obligates you to purchase, and Platinum Holdings to sell, for $25, on the share purchase date, a number of newly issued Common Shares equal to the settlement rate described below. The settlement rate will be based on the average trading price of the Common Shares for a period preceding that date, calculated in the manner described below.

What payments will be made to holders of the units and the senior notes?

        If you hold normal units, Platinum Holdings will pay you quarterly contract adjustment payments on the underlying purchase contracts at the annual rate of     % of the $25 stated amount through and including the share purchase date and Platinum Finance will pay you quarterly interest payments on the ownership interests in senior notes that are pledged in respect of your normal units at the initial annual rate of    % through and including            , 2005, the last quarterly payment date before the share purchase date. On the share purchase date, you will also receive a cash payment in respect of each of your normal units, equal to 1/40, or 2.5%, of the quarterly interest payment payable on the $1,000 principal amount of a senior note at the initial annual rate of    % unless the senior notes shall have been prepaid in full prior to a successful remarketing.

        If you hold stripped units and do not separately hold senior notes, you will receive only the quarterly contract adjustment payments payable by Platinum Holdings at the annual rate of     % of the $25 stated amount.

        The contract adjustment payments on normal and stripped units are subject to Platinum Holdings' deferral right as described below. Platinum Finance is not entitled to defer interest payments on any senior notes, whether held as part of, or separately from, the units.

        If you hold senior notes separately from the units and do not separately hold stripped units, you will receive only the interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will pay interest at the initial annual rate of            % until the settlement date of a successful remarketing, as described below. If the senior notes are successfully remarketed, the rate of interest payable from the settlement date of the successful remarketing until their maturity on            , 2007 will be the reset rate, which will be a rate established by the remarketing agent that meets the requirements described in this prospectus. If the remarketing agent cannot establish a reset rate on a remarketing date, the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of    %, until the remarketing agent, on a later remarketing date prior to the share purchase date, can establish a reset rate meeting the requirements described in this prospectus.

        Both Platinum Finance and Platinum Holdings are holding companies with no operations of their own. Although Platinum Finance will retain a portion of the net proceeds of the offering sufficient to fund the interest payments due on the senior notes payable on or prior to the share purchase date, the ability of Platinum Finance and Platinum Holdings to pay their respective obligations under the senior notes and the guarantee otherwise depends on their ability to obtain cash dividends or other cash payments or obtain loans from their subsidiaries, which are separate and distinct legal entities that will have no obligations to pay any dividends or to lend or advance them funds and which may be restricted from doing so by other financing arrangements, charter provisions or regulatory requirements. Platinum Finance's and Platinum Holdings' obligations under the senior notes and the guarantee will be effectively subordinated to the debt and other obligations of their respective subsidiaries. As of June 30, 2002, on a pro forma basis, Platinum Finance's subsidiaries had no liabilities or obligations that would have effectively ranked senior to the senior notes and Platinum Holdings' subsidiaries had approximately $270 million in liabilities and obligations that would have effectively ranked senior to the guarantees.

What are the payment dates?

        Subject to Platinum Holdings' deferral right in respect of the contract adjustment payments described below, contract adjustment payments will be made quarterly in arrears on each                      ,                       ,                       and                       , commencing on                      2003 and ending on the share purchase date. Interest payments on the senior notes initially will be made quarterly in arrears on each                      ,                       ,                       and                       , commencing

on                      2003, and, following the share purchase date, semi-annually in arrears on each                      and                       until maturity on                      , 2007.

When can Platinum Holdings and Platinum Finance defer payments?

        Platinum Holdings can defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the share purchase date. Platinum Holdings will accrue additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of    % per year until paid, compounded quarterly, to but excluding the share purchase date, unless your purchase contract has been earlier settled or terminated.

        Platinum Finance is not entitled to defer interest payments on the senior notes.

What is the reset rate?

        In order to facilitate the remarketing of the senior notes at the remarketing price described below, the remarketing agent will reset the rate of interest on the senior notes, effective from the settlement date of a successful remarketing until their maturity on            , 2007. The reset rate will be the rate sufficient to cause the then current market value of each outstanding senior note to be equal to at least 100.25% of the remarketing value described below. Resetting the interest rate on the senior notes at this rate is designed to enable the remarketing agent to remarket the senior notes in the remarketing and purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to provide funds for the cash payment on the normal units due on the share purchase date.

        The reset rate will be determined by the remarketing agent on the third business day (as defined below) prior to            , 2005, the last quarterly payment date before the share purchase date. If the remarketing agent cannot establish a reset rate meeting these requirements on the remarketing date and, as a result, the senior notes cannot be remarketed as described below, the interest rate will not be reset and will continue to be the initial rate of the senior notes. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the senior notes, on the subsequent dates described below. If a reset rate cannot be established on a given date, the remarketing will not occur on that date. If the remarketing agent fails to remarket the senior notes that form part of normal units by the end of the third business day immediately preceding the share purchase date, Platinum Holdings will exercise its rights as a secured party with respect to such senior notes and, subject to applicable law, may retain the pledged senior notes or sell them in one or more public or private sales to satisfy in full such holder's obligation to purchase Common Shares under the related purchase contracts.

        The reset of the interest rate on the senior notes in connection with a successful remarketing will not change the amount of the cash payment due to holders of normal units on the share purchase date, which, as described above, will be an amount per normal unit equal to 1/40, or 2.5%, of the quarterly interest payment payable on $1,000 principal amount of a senior note at the initial annual rate of            %.

        "Business day" means any day that is not a Saturday, Sunday or day on which banking institutions and trust companies in the State of New York or in the city where the principal corporate trust office of the collateral agent is located or at a place of payment are authorized or required by law, regulation or executive order to close. Platinum Holdings has initially appointed State Street Bank and Trust Company, whose principal corporate trust office is located in Boston, Massachusetts, to act as collateral agent.

        The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

What is remarketing?

        The remarketing agent will attempt to remarket the senior notes of holders of normal units and will use the proceeds to purchase treasury securities, which the participating holders of normal units will pledge to secure their obligations under the related purchase contracts. Holders of normal units may elect not to participate in any remarketing by following the procedures described below. The cash paid upon maturity of the pledged treasury securities underlying the normal units of such holders will be used to satisfy such holders' obligations to purchase Common Shares on the share purchase date, as well as to provide funds to make the cash payment to holders of normal units due on the share purchase date. This will be one way for holders of normal units to satisfy their obligations to purchase Common Shares under the related purchase contracts. The remarketing agent will attempt to remarket the senior notes that are included in normal units on one or more occasions starting on the remarketing date, which will be the third business day prior to            , 2005 or, if the remarketing agent fails to remarket the senior notes on that date, a later date as described below. As described below, a holder of a senior note in which interests are not held as part of normal units may elect to have the separately held senior note remarketed along with the senior notes in which interests are held as part of the normal units.

        Platinum Holdings and Platinum Finance will enter into a remarketing agreement with a nationally recognized investment banking firm that will act as remarketing agent. It is currently anticipated that Goldman, Sachs & Co. will be the remarketing agent. The remarketing agent will agree to use commercially reasonable best efforts to remarket the senior notes that are included in normal units (or separately held senior notes) that are participating in the remarketing, at a price per senior note equal to at least 100.25% of the remarketing value. The "remarketing value" of a senior note will be equal to the sum of:

          (1) the value at the remarketing date (or any subsequent remarketing date) of such amount of treasury securities that will pay, on or prior to the share purchase date, an amount of cash equal to the interest payment scheduled to be payable on the senior note on that date, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

          (2) the value at the remarketing date (or any subsequent remarketing date) of such amount of treasury securities that will pay, on or prior to the share purchase date, an amount of cash equal to the principal amount of the senior note.

        The remarketing agent will use the proceeds from a successful remarketing of the senior notes included in normal units to purchase, in its discretion, the amount and the types of treasury securities described in (1) and (2) above in respect of each such senior note that has been remarketed. The remarketing agent will purchase such treasury securities in open market transactions or at treasury auction and deliver them through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct out of the proceeds in excess of the remarketing value as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for payment to the holders of the normal units participating in the remarketing.

        A holder of normal units may elect not to participate in any remarketing and, instead, retain the ownership interests in senior notes underlying those normal units by delivering, in respect of each senior note to be retained, the treasury securities having the value described in (1) and (2) above, in the amount and the types specified by the remarketing agent, to the purchase contract agent on the fourth business day prior to the first day of a remarketing period (as defined below) to satisfy its obligations under the related purchase contracts. Whether or not a holder of normal units participates in the remarketing, the interest rate on the senior notes in which interests are included in those units will nevertheless be reset if the remarketing is successful.

        Prior to any remarketing, Platinum Finance and Platinum Holdings plan to file and obtain effectiveness of a registration statement if so required under the U.S. federal securities law at the time.

What happens if the remarketing agent does not successfully remarket the senior notes on the remarketing date?

        If the remarketing agent cannot establish a reset rate meeting the requirements described above on the remarketing date and therefore cannot remarket the senior notes participating in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two business days immediately following the initial proposed remarketing date. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding            , 2005. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on the third business day immediately preceding the share purchase date. We refer to each of these periods as a "remarketing period." Any subsequent remarketing will be at a price per senior note equal to at least 100.25% of the remarketing value on the subsequent remarketing date. If the remarketing agent fails to remarket the senior notes underlying the normal units at that price by the end of the third business day immediately preceding the share purchase date, any holder of normal units that has not otherwise settled its purchase contracts in cash on the business day immediately preceding the share purchase date (but without regard to the notice requirements otherwise applicable to cash settlement) will be deemed to have directed Platinum Holdings to retain the securities pledged as collateral in satisfaction of the holder's obligations under the related purchase contracts and Platinum Holdings will exercise its rights as a secured party and may, subject to applicable law, retain or dispose of such securities to satisfy in full such holder's obligation to purchase Platinum Holdings' Common Shares under the related purchase contracts on the share purchase date. In no event will a holder of a purchase contract be liable for any deficiency between such proceeds and the purchase price for the Common Shares under the purchase contract.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

        Holders of senior notes in which interests are not included as part of normal units may elect to have their senior notes included in the remarketing in the manner described in "Description of the Equity Security Units—Optional Remarketing." The remarketing agent will use commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price per senior note equal to at least 100.25% of the remarketing value, determined on the same basis as for the other senior notes being remarketed. After deducting as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remaining portion of the proceeds, if any, will be remitted for payment to the holders whose separate senior notes were remarketed in the remarketing. If a holder of senior notes elects to have its senior notes remarketed during any remarketing period but the remarketing agent fails to remarket the senior notes during such remarketing period, the senior notes will be promptly returned to the custodial agent for release to the holder at the end of that period.

What is the settlement rate?

        The settlement rate is the number of newly issued Common Shares that Platinum Holdings is obligated to sell and you are obligated to purchase upon settlement of a purchase contract on the share purchase date.

        The settlement rate for each purchase contract, subject to adjustment under specified circumstances, will be as follows:

  •
  if the applicable market value, determined as described below, of the Common Shares is equal to or greater than $                                , the settlement rate will be            Common Shares per purchase contract;
  •
  if the applicable market value of the Common Shares is less than $                                but greater than $                                , the settlement rate will be equal to $25 divided by the applicable market value of the Common Shares per purchase contract; or
  •
  if the applicable market value of the Common Shares is less than or equal to $                                , the settlement rate will be             Common Shares per purchase contract.

        "Applicable market value" means the average of the closing price per Common Share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the share purchase date.

        At the option of each holder, a purchase contract may be settled early by the early delivery of cash to the purchase contract agent, as described below, in which case the settlement rate will be            Common Shares per purchase contract.

Besides participating in a remarketing, how else can my obligations under the purchase contract be satisfied?

        Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

  •
  if you have created stripped units or elected not to participate in the remarketing, by delivering and pledging specified treasury securities in substitution for your senior notes and applying the cash payments received upon maturity of those pledged treasury securities;
  •
  through the early delivery of cash to the purchase contract agent on or prior to the seventh business day prior to the share purchase date in the manner described in "Description of the Equity Security Units—Early Settlement";
  •
  by delivering cash on the business day prior to the share purchase date for settlement of the purchase contracts in the manner described in "Description of the Equity Security Units—Notice to Settle with Cash"; or
  •
  if Platinum Holdings is involved in a merger, acquisition or consolidation prior to the share purchase date in which at least 30% of the consideration for the Common Shares consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Equity Security Units—Early Settlement Upon Cash Merger."

        If a holder of a unit elects not to participate in a remarketing and does not give notice to the purchase contract agent that the holder intends to settle the purchase contract with cash on the share purchase date, Platinum Holdings will exercise its rights as a secured party in respect of the pledged securities to satisfy the holder's obligation to purchase Common Shares.

        In addition, the purchase contracts, Platinum Holdings' related rights and obligations and those of the holders of the units, including their rights to receive accumulated contract adjustment payments or deferred contract adjustment payments and obligations to purchase Common Shares, will automatically terminate upon the occurrence of Platinum Holdings' bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes or treasury securities will be released and distributed to you. If Platinum Holdings becomes the subject of a case under the federal bankruptcy code, a delay may occur as a result of the imposition of an automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allows your collateral to be returned to you. Similarly, if Platinum Holdings becomes the subject of winding up proceedings under the Bermuda Companies Act 1981, a delay may result from the automatic stay of proceedings against Platinum Holdings and may continue until the court decides to lift the stay.

        If the purchase contract is settled early or is terminated as the result of Platinum Holdings' bankruptcy, insolvency or reorganization as described above, a holder will have no further right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

Under what circumstances may Platinum Finance redeem the senior notes before they mature?

        If the tax laws change or are interpreted by the tax authorities or the courts in a way that adversely affects our tax consequences with respect to the senior notes, then Platinum Finance may elect to redeem the senior notes. If the senior notes are redeemed before a successful remarketing, the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to each payment date of the senior notes through the share purchase date, in an aggregate amount equal to the principal on the senior notes included in normal units and the interest that would have been due on such payment date on the senior notes included in normal units. For a holder of normal units, these treasury securities will replace the senior notes as the collateral securing such holder's obligations to purchase Common Shares under the purchase contracts. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the related redemption payment. If the senior notes are redeemed, then each unit will consist of a purchase contract for Common Shares and an ownership interest in the portfolio of treasury securities.

What is the maturity of the senior notes?

        The senior notes will mature on            , 2007.

What is the extent of Platinum Holdings' guarantee?

        Platinum Holdings will irrevocably guarantee the payment in full of the following:

  •
  interest payments that are required to be paid on the senior notes; and
  •
  the principal amount of the senior notes.

        The guarantee will be unsecured and rank equally in right of payment to all other senior unsecured debt of Platinum Holdings. Under "What payments will be made to holders of the units and the senior notes?" we explain the extent to which Platinum Holdings' obligations under the guarantee will be effectively junior to the debt and other obligations of its subsidiaries.

        The senior notes and the guarantee do not limit Platinum Holdings' or Platinum Finance's ability or the ability of their respective subsidiaries to incur indebtedness. This would include indebtedness that ranks equally with the senior notes and the guarantee.

What are the U.S. federal income tax consequences related to the units and senior notes?

        If you purchase units in the ESU Offering, you will be treated for U.S. federal income tax purposes as having acquired purchase contracts and ownership interests in the senior notes constituting those units, and by purchasing the units you agree to treat the purchase contracts and ownership interests in the senior notes in that manner for all tax purposes. In addition, you agree to treat the senior notes as indebtedness of Platinum Finance for all tax purposes. You must allocate the purchase price of the units between purchase contracts and ownership interests in the senior notes in proportion to their respective fair market values, which will establish your initial tax basis in each component of the units. Platinum Holdings and Platinum Finance expect to report the fair market value of each purchase contract as $0.00 and the fair market value of each senior note as $1,000 (or $25 for each 2.5% ownership interest in a senior note included in a normal unit).

        For U.S. federal income tax purposes, we intend to treat the senior notes as contingent payment debt instruments subject to the "noncontingent bond method" of accruing original issue discount. As discussed more fully under "U.S. Federal Income Tax Consequences—Senior Notes—Original Issue Discount", the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use an accrual method with respect to interest on the senior notes, (2) to require you, for all accrual periods through             , 2005, and possibly thereafter, to accrue interest income in excess of distributions actually received by you, and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of an ownership interest in the senior notes or the units to the extent attributable to the senior notes.

        Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of units or instruments similar to units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in units. For additional information, see "U.S. Federal Income Tax Consequences."

What are the ERISA considerations?

        Plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974 ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended, may invest in the equity units subject to the considerations set forth in "ERISA Considerations."

Will the units be listed on a stock exchange?

        The normal units have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "PTP Pr M". We have no obligation and do not currently intend to apply for any separate listing of either the stripped units or the senior notes on any stock exchange.

What are the expected uses of proceeds from the offerings?

        We estimate that Platinum Finance will receive net proceeds from the ESU Offering of approximately $120 million, or $138 million if the underwriters' option to purchase additional units is exercised in full. We anticipate that Platinum Finance will retain $20 million of the net proceeds, or $23 million if the underwriters exercise their option to purchase additional equity security units in full, and contribute the rest to Platinum US, its wholly owned subsidiary. Platinum Finance intends to use the retained portion of the net proceeds of the offering to fund the interest payments on the senior notes payable on or prior to the share purchase date.

        Assuming the Common Shares are offered at an initial public offering price of $22.50 per Common Share (the midpoint of the range at which Platinum Holdings proposes to offer the Common Shares), the net proceeds from the Equity Public Offering are estimated to be between approximately $640 million (assuming no exercise of the underwriters' option to purchase additional Common Shares) and $736 million (assuming full exercise of the underwriters' option to purchase additional Common Shares). A portion of the net proceeds of the Equity Public Offering, the RenaissanceRe Investment and the Cash Contribution, currently estimated at approximately $10 million, will be retained by Platinum Holdings and the balance will be contributed to the capital of Platinum US (in an amount not less than $250 million, including the contribution of net proceeds of the ESU Offering described above), Platinum UK (in an amount not less than $150 million, upon its being licensed in the United Kingdom), Platinum Ireland (in an amount not less than $100 million, substantially all of which will be used to purchase a surplus note issued by Platinum US) and Platinum Bermuda (in an amount not less than $375 million).

The ESU Offering—Explanatory Diagrams

        The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and senior notes, and the transformation of normal units into stripped units and senior notes. The following diagrams assume that the senior notes are successfully remarketed, the interest rate on the senior notes is reset, there is no early settlement and the payment of contract adjustment payments is not deferred.

Purchase Contracts

  •
  Normal units and stripped units both include a purchase contract under which you agree to purchase Common Shares on the share purchase date.
  •
  The number of Common Shares to be purchased under each purchase contract will depend on the "applicable market value." The "applicable market value" means the average of the closing price per Common Share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the share purchase date.

(1)
The "reference price" is $                        , which is the initial public offering price of the Common Shares.

(2)
The "threshold appreciation price" is $                                , which is            % of the reference price.

(3)
For each of the percentage categories shown, the percentage of the Common Shares to be delivered on the share purchase date to a holder of normal units or stripped units is determined by dividing

•
the related number of Common Shares to be delivered, as indicated in the footnote for each such category, by

•
an amount equal to $25, the stated amount of the unit, divided by the reference price.

(4)
If the applicable market value of the Common Shares is less than or equal to the reference price, the number of Common Shares to be delivered will be calculated by dividing the stated amount of $25 by the reference price.

(5)
If the applicable market value of the Common Shares is between the reference price and the threshold appreciation price, the number of Common Shares to be delivered will be calculated by dividing the stated amount of $25 by the applicable market value.

(6)
If the applicable market value of the Common Shares is greater than or equal to the threshold appreciation price, the number of Common Shares to be delivered will be calculated by dividing the stated amount of $25 by the threshold appreciation price.

Normal Units

  •
  A normal unit will consist of two components as illustrated below:

  •
  After a successful remarketing or tax event redemption, the normal units will include specified treasury securities in lieu of the senior notes.

  •
  If you hold a normal unit, you will hold an ownership interest in a senior note and, after a successful remarketing or tax event redemption, an ownership interest in specified treasury securities, but will pledge that interest to the collateral agent for the benefit of Platinum Holdings to secure your obligations under the purchase contract.

  •
  If you hold a normal unit, you may also substitute a specified amount of treasury securities for the ownership interest in a senior note if you decide not to participate in the remarketing.

Stripped Units

  •
  A stripped unit consists of two components as illustrated below:

  •
  If you hold a stripped unit, you own a 1/40, or 2.5%, interest in the treasury security but will pledge it to the collateral agent for the benefit of Platinum Holdings to secure your obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No.            ) that matures on             , 2005.

Senior Notes

  •
  Senior notes will have the terms illustrated below:

  •
  If you hold an ownership interest in a senior note that is a component of a normal unit, you have the option to either:

  •
  allow the ownership interest in the senior note to be included in the remarketing process, the proceeds of which will be used to purchase treasury securities, if the remarketing is successful, which will be applied to settle the purchase contract; or

  •
  elect not to participate in the remarketing by delivering treasury securities in substitution for the ownership interest in the senior note, the proceeds of which will be applied to settle the related purchase contract.

  •
  If you hold a senior note that is not a component of a normal unit, you have the option to either:

  •
  continue to hold the senior note the rate of which will be reset, effective from the settlement date of a successful remarketing of the senior notes; or

  •
  deliver the senior note to the remarketing agent to be included in the remarketing.

Transforming Normal Units into Stripped Units and Senior Notes

  •
  To create stripped units, you must substitute for the pledged ownership interest in the senior note (or, after a successful remarketing or tax event redemption, the pledged treasury securities) the specified zero-coupon U.S. treasury security that matures on            , 2005.

  •
  The pledged senior note or the pledged treasury securities will be released from the pledge and delivered to you.

  •
  The zero-coupon U.S. treasury security together with the purchase contract would then constitute a stripped unit. The senior note (or, after a successful remarketing, treasury securities), which was previously a component of normal units, is tradable as a separate security.

  •
  The transformation of normal units into stripped units and senior notes and the transformation of stripped units and senior notes into normal units may generally be effected only in integral multiples of 40 units, as more fully described in this prospectus. If, however, the senior notes constituting a part of the normal units have been replaced with treasury securities due to a successful remarketing or tax event redemption, the transformation of normal units into stripped units and the recreation of normal units from stripped units may be effected only in integral multiples of units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000, as more fully described in this prospectus.

        The following illustration depicts the transformation of 40 normal units into 40 stripped units and one $1,000 principal amount senior note.

  •
  After remarketing, the normal units will include ownership interests in specified U.S. treasury securities in lieu of an ownership interest in senior notes.

  •
  You can also transform stripped units and senior notes (or, after a successful remarketing or tax event redemption, treasury securities) into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, is tradable as a separate security.

Selected Pro Forma Financial Information and Operating Data

        Financial information in this prospectus is presented in U.S. dollars and on the basis of U.S. GAAP unless otherwise indicated.

        In this prospectus, we are presenting unaudited pro forma financial information of Platinum Holdings with respect to the Transferred Business, contingent upon the completion of the Equity Public Offering. This pro forma financial information is based on the terms of the agreements between Platinum and St. Paul effecting the transfer of the Transferred Business, the material terms of which are described under "Certain Relationships and Related Transactions", which we refer to herein as the "Inception Agreements."

        We caution that the Platinum pro forma consolidated balance sheet and pro forma combined underwriting results presented herein are not indicative of the actual results that we expect to achieve once we commence operations. Many factors may cause our actual results to differ materially from the pro forma consolidated balance sheet and underwriting results including, but not limited to, the following:

  •
  Platinum's pro forma combined statement of underwriting results includes premium and loss development on business entered into prior to January 1, 2002. Under the Quota Share Retrocession Agreements, we are assuming no premium or loss development on business entered into prior to January 1, 2002. Therefore, our reported premiums written and earned and reported losses and loss adjustment expenses, which are the expenses of settling claims, in our initial years of operation could be substantially lower than as presented in Platinum's pro forma combined statement of underwriting results. As such, our reported results in our initial years of operation will not be subject to prior year development for periods prior to January 1, 2002.

  •
  Following the Equity Public Offering, we will report underwriting results under the Quota Share Retrocession Agreements for the period through the date of completion of the Equity Public Offering based on the application of retroactive reinsurance accounting, resulting in the premiums earned and losses incurred by St. Paul during such period being excluded from our statement of underwriting results. Due to this exclusion, following the Equity Public Offering, our reported 2002 premiums written and earned and our net underwriting results in 2002 could be substantially different than as presented in Platinum's pro forma combined statement of underwriting results.

  •
  Platinum's pro forma consolidated balance sheet reflects the inception of the Quota Share Retrocession Agreements assuming transferred balances as of June 30, 2002. Platinum's actual consolidated balance sheet will report transferred amounts determined as of 12:01 a.m. on the day immediately following the date of completion of the Equity Public Offering. Accordingly, underwriting gain or loss with respect to the Assumed Reinsurance Contracts for the period from January 1, 2002 through such date will be retained by St. Paul.

  •
  Although we expect to continue to be afforded the benefits of most of St. Paul Re's retrocessional reinsurance program through their expiration during 2002, we may enter into retrocessional reinsurance contracts with significantly different terms and conditions from those that have been made available to us from St. Paul Re and which form the basis of our initial operations.

  •
  The additional and reinstatement premiums, which are premiums charged for the restoration of the limit of a catastrophe contract to its full amount after payment of losses, recorded in 2001 by St. Paul Re's Finite Risk operating segment were primarily caused by losses relating to the September 11, 2001 terrorist attack. These additional and reinstatement premiums were unusually high and not necessarily indicative of the recurring premium volume we expect to write in that business segment.

  •
  Platinum's pro forma financial statements continue to reflect the discounting of the liability for certain Assumed Reinsurance Contracts based on our current intention to make arrangements to permit such discounting. If we do not put such arrangements in place, reinsurance contracts of a similar type entered into in the future would be reported on an undiscounted basis.

Pro Forma Consolidated Balance Sheet Data

        We have prepared our unaudited pro forma consolidated balance sheet as of June 30, 2002 to reflect our initial capitalization in the amount of $120,000 and adjusted to reflect, among other things,

  •
  amounts reflecting (a) the receipt of approximately $725 million, representing the estimated net proceeds from the Equity Public Offering and the RenaissanceRe Investment based on an assumed initial public offering price of $22.50 per Common Share (the midpoint of the range at which Platinum Holdings proposes to offer the Common Shares), without giving effect to any exercise of the underwiters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering, (b) the redemption of the Common Shares that were issued at inception and capital contributed prior to the Equity Public Offering, (c) the payment of certain formation and organization expenses, as discussed in Note 2 and Note 12 on pages F-5 and F-13 of this prospectus, which total $5.1 million, of which $2.1 million has been expensed as of June 30, 2002, and (d) our entering into, and accruing for, the Services and Capacity Reservation Agreement as of June 30, 2002. Additional formation and organization expenses will be incurred prior to closing. It is further assumed that the net proceeds from the Equity Public Offering will be invested in long-term, taxable fixed income securities;

  •
  amounts representing the receipt of St. Paul's Cash Contribution of $123 million (the midpoint of the $121 million to $126 million range for the Cash Contribution) and the contribution of the Transferred Business at historical cost in exchange for the issuance of Common Shares and the St. Paul Option. Amounts related to net tangible assets contributed to Platinum by St. Paul are recorded at St. Paul's book value as of June 30, 2002. Assets as of June 30, 2002 include approximately $5 million of net assets of Platinum US consisting of cash and cash equivalents (which reflect a dividend of $15 million to be paid, prior to completion of the Equity Public Offering, to United States Fidelity and Guaranty Company, the current parent of Platinum US) as well as approximately $7 million of tangible assets and other intangible assets such as broker and customer lists and contract renewal rights and licenses;

  •
  amounts reflecting the receipt of approximately $120 million, representing the estimated net proceeds from this offering and recognition of the present value of future contract adjustment payments payable on the purchase contracts contained within the equity security units, without giving effect to any exercise of the underwriters' option to purchase additional equity security units. It is further assumed that the net proceeds from this offering will be invested in long-term, taxable fixed income securities; and

  •
  amounts reflecting Platinum entering into the Quota Share Retrocession Agreements with St. Paul Re reinsuring the Assumed Reinsurance Contracts as of June 30, 2002.

At June 30, 2002
($ in millions, except per share amount)
Cash and invested assets	$1,168
Deferred acquisition costs	25
Funds held by reinsured	40
Other assets(1)	19

Total assets	$1,252

Unpaid losses and loss adjustment expense reserves	$109
Unearned premium reserves	140
Debt obligations(2)	125
Financial reinsurance liabilities	17
Other liabilities(1)(3)	12
Total shareholders' equity(3)	849

Total liabilities and shareholders' equity(3)	$1,252

Book value per Common Share(1)(3)(4)	$21.24

(1)
Reflects Platinum entering into, and accruing for, the Services and Capacity Reservation Agreement as of June 30, 2002.

(2)
Reflects senior notes issued in connection with the ESU Offering.

(3)
Reflects the present value of the contract adjustment payments in connection with the ESU Offering.

(4)
Reflects the issuance of 40,000,000 Common Shares in the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment.

Pro Forma Combined Underwriting Results

        We have prepared our unaudited pro forma combined statements of underwriting results to represent our reinsurance business as if we had commenced our operations and the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment had been completed as of January 1, 2001. Our presentation of our pro forma underwriting results assumes that all of the Inception Agreements were entered into as of January 1, 2001. We have based our presentation on St. Paul Re's actual underwriting results for the periods presented. We have then adjusted these historical results to remove any of St. Paul Re's reinsurance businesses that will not be part of Platinum following the completion of the Equity Public Offering, including:

  •
  amounts related to St. Paul Re's reinsurance business representing lines of business that will not be transferred to Platinum, including aviation and bond and credit reinsurance, certain financial risk and capital markets reinsurance products, and certain North American business previously underwritten in London. Platinum will not obtain the renewal rights to these lines of business and will not assume liabilities related to these lines of business, and Platinum's management does not intend to write these lines of business in the future; and

  •
  amounts related to St. Paul Re's allocations from the St. Paul corporate aggregate excess-of-loss reinsurance programs that will not be available to Platinum.

        Except as noted above, the pro forma combined underwriting results assume that all other retrocessional reinsurance with respect to the Assumed Reinsurance Contracts entered into in 2002 and prior years will remain available to Platinum.

        Also, as noted above, we have based our pro forma underwriting results on the assumption that all of the Inception Agreements were entered into on January 1, 2001, including the Services and Capacity Reservation Agreement.

        Our future results will depend in part on the amount of our investment income, which cannot be predicted and which will fluctuate depending upon the types of investments we select, our underwriting results and market factors. Actual tax expense in future periods will be based on underwriting results plus investment income and other income and expense items not reflected in the pro forma combined underwriting results. Our effective tax rate will reflect the proportion of income recognized by our operating subsidiaries, with Platinum US taxed at the U.S. corporate income tax rate (35%), Platinum UK taxed at the U.K. corporate tax rate (generally 30%), Platinum Ireland taxed at the Irish corporate tax rate (25% on non-trading income and 16% on trading income, the latter rate to be reduced to 12.5% as of January 1, 2003), and Platinum Bermuda taxed at a zero corporate tax rate. In 2002, we expect to have a greater portion of our income subject to U.S. taxation and U.K. taxation than we expect to have in the future because our Bermuda operations are entirely new but can be expected to grow as a proportion of our business. As a result of changes in the geographic distribution of taxable income as well as changes in the amount of our non-taxable income and expense, the relationship between our reported income before tax and our income tax expense may change significantly from one period to the next.

	Six Months Ended June 30,
			Year Ended December 31, 2001
	2002	2001
	($ in millions)
Net premiums earned
Net premiums written	$602	$576	$1,382
Change in unearned premiums, net	(29)	(88)	(80)

Net premiums earned	573	488	1,302
Losses and Underwriting Expenses
Losses and loss adjustment expenses	350	344	1,440
Policy acquisition expenses	144	149	237
Other underwriting expenses	34	37	69

Total underwriting losses and expenses	$528	$530	$1,746

Underwriting gain (loss)	$45	$(42)	$(444)

Selected Ratios - U.S. GAAP
Loss and loss adjustment expense ratio	61.2%	70.6%	110.6%
Underwriting expense ratio	31.1%	38.1%	23.5%

Combined ratio	92.3%	108.7%	134.1%

Selected Ratios - Statutory
Loss and loss adjustment expense ratio	61.2%	70.6%	110.6%
Underwriting expense ratio	29.6%	32.3%	22.1%

Combined ratio	90.8%	102.9%	132.7%

Impact of catastrophes on combined ratio (1)	(3.0)%	3.7%	40.9%

(1)
Excludes ceded losses under St. Paul Re's aggregate excess-of-loss treaties, because such treaties extend to non-catastrophic as well as catastrophic losses as described below. The 3% benefit from catastrophes on the June 30, 2002 combined ratio is driven by a lack of catastrophes in the first six months of 2002 and favorable loss development in 2002 on catastrophe losses incurred in prior years.

        Included in the 2001 pro forma combined underwriting results are pre-tax losses related to the September 11, 2001 terrorist attack totaling $468 million. This amount includes gross losses and loss adjustment expenses of $819 million, $123 million of ceded reinsurance, $137 million of additional and reinstatement premiums and $91 million of reduced contingent commission expenses. The determination of the impact of catastrophes on the combined ratio (which is a combination of the expense ratio and the loss ratio) excludes the ceded losses under St. Paul Re's aggregate excess-of-loss treaties; these treaties provide coverage for excess losses arising from catastrophic and non-catastrophic events. The benefits of St. Paul Re's aggregate excess-of-loss treaty for 2002 will remain available to Platinum for the balance of 2002 unless earlier terminated pursuant to its terms.

Pro Forma Underwriting Results by Operating Segment

        The following provides a summary of the pro forma underwriting results for our three operating segments. To provide a more meaningful indication of the underlying performance of our business segments, the results exclude the impact of St. Paul Re's aggregate excess-of-loss treaties and the impact of the September 11, 2001 terrorist attack.

	Six Months Ended June 30,
			Year Ended December 31, 2001
	2002	2001
	($ in millions)
Net premiums written
Global Property and Marine	$215	$196	$356
Global Casualty	248	288	611
Finite Risk	146	129	365

Total	$609	$613	$1,332
Underwriting gain (loss)
Global Property and Marine	$64	$11	$62
Global Casualty	(29)	(89)	(119)
Finite Risk	30	(6)	(26)

Total	$65	$(84)	$(83)
Combined ratio
Global Property and Marine	65.8%	93.1%	82.4%
Global Casualty	112.3%	138.1%	122.1%
Finite Risk	78.9%	104.8%	107.1%

Total	88.7%	116.0%	106.6%

Recent Developments

        See "Recent Developments" and "The Predecessor Business—Recent Developments" in this prospectus.

RISK FACTORS

        Before investing in the units, you must carefully consider the following risk factors. These risks could materially affect our business, results of operations or financial condition and cause the trading price of the units to decline. You could lose part or all of your investment.

Risks Related to Our Business

  If we are unable to implement our business strategy or operate our business as we currently expect, our results may be adversely affected.

        Platinum Holdings, Platinum UK, Platinum Bermuda, Platinum Ireland and Platinum Finance were recently formed. Platinum US, a wholly owned subsidiary of St. Paul, has been in existence since 1995 as an inactive insurance company. None of these companies has any operating history. Businesses, such as ours, which are starting up or in their initial stages of development, present substantial business and financial risks and may suffer significant losses. We must develop business relations, establish operating procedures, hire staff, obtain facilities, implement new systems, obtain licenses and complete other tasks appropriate for the conduct of our intended business activities. If we are unable to implement these actions to operate our business as we currently expect, our results may be adversely affected. As a result of industry factors or factors specific to Platinum, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

  We may not be able to successfully continue the business being contributed by
  St. Paul Re because we do not have St. Paul's established name recognition and capital base.

        Although we anticipate commencing our operations with an existing reinsurance business, including renewal opportunities, broker and cedent relationships, a workforce and other tangible and intangible assets that are being contributed by St. Paul Re, we may not be able to successfully continue this business. We will not have any of the benefits which may have flowed to the business from being affiliated with St. Paul, including its name recognition, its reputation in the industry and its strong capital base. In addition, we will not have certain offices that produced 2002 business but that were closed in late 2001 and early 2002. It is possible that clients of St. Paul Re will choose not to renew expiring contracts with us and will choose to reinsure with our competitors. It is possible that cedents will choose to not do business with us because we will have a smaller capital base or lower ratings than St. Paul has or because the cedents' credit approval committees will not approve doing business with us. It is possible that clients that do renew expiring contracts with us may demand policy terms that are less favorable to us or may renew only with reduced coverage limits. In addition, certain of the Assumed Reinsurance Contracts afford the reinsured party a right to cancel coverage upon transfer of the Transferred Business to us. While we expect that few, if any, cancellations will occur, substantial cancellations would adversely affect our future results of operations, particularly in the near term. We may not be able to maintain the broker relationships established by St. Paul Re, or retain those employees of St. Paul Re who are expected to join us upon completion of the Equity Public Offering. We may not be able to build upon this base of business or operate our business as successfully as St. Paul Re. It is also possible that the restructuring of St. Paul Re that St. Paul initiated in December 2001 and the Equity Public Offering and this offering may adversely affect our ability to maintain the St. Paul Re business that is being transferred to us.

  Neither our pro forma financial information nor the historical combined financial information of St. Paul Re in this prospectus is an indicator of our future actual results.

        As a newly formed company, we have no actual results of operations. We are, therefore, presenting in this prospectus our pro forma financial information with respect to the reinsurance business which St. Paul will be transferring to us, as if the Equity Public Offering, this offering, the

St. Paul Investment and the RenaissanceRe Investment had been completed and we had commenced our operations as of January 1, 2001. We are also presenting historical combined financial information of St. Paul Re to illustrate the underwriting results of our actual historical reinsurance business.

        We caution that our pro forma financial information and the historical combined financial information of St. Paul Re presented in this prospectus are not necessarily comparable with or indicative of the actual results that we expect to achieve once we commence operations for the reasons set forth below:

  •
  Platinum's pro forma combined statement of underwriting results includes premium and loss development on business entered into prior to January 1, 2002. Under the Quota Share Retrocession Agreements, we are assuming no premium or loss development on business entered into prior to January 1, 2002. Therefore, our reported premiums written and earned and reported losses and loss adjustment expenses in our initial years of operation could be substantially lower than as presented in Platinum's pro forma combined statement of underwriting results. As such, our reported results in our initial years of operation will not be subject to prior year development for periods prior to January 1, 2002.
  •
  Following the Equity Public Offering, we will report underwriting results under the Quota Share Retrocession Agreements for the period through the date of completion of the Equity Public Offering based on the application of retroactive reinsurance accounting, resulting in the premiums earned and losses incurred by St. Paul during such period being excluded from our statement of underwriting results. Due to this exclusion, following the Equity Public Offering, our reported 2002 premiums written and earned and our net underwriting results in 2002 could be substantially different than as presented in Platinum's pro forma combined statement of underwriting results.
  •
  Platinum's pro forma consolidated balance sheet reflects the inception of the Quota Share Retrocession Agreements assuming transferred balances as of June 30, 2002. Platinum's actual consolidated balance sheet will report transferred amounts determined as of 12:01 a.m. on the day immediately following the date of completion of the Equity Public Offering. Accordingly, underwriting gain or loss with respect to the Assumed Reinsurance Contracts for the period from January 1, 2002 through such date will be retained by St. Paul.
  •
  Although we expect to continue to be afforded the benefits of most of St. Paul Re's retrocessional reinsurance program through their expiration during 2002, we may enter into retrocessional reinsurance contracts with significantly different terms and conditions from those that have been made available to us from St. Paul Re and which form the basis of our initial operations.
  •
  The additional and reinstatement premiums recorded in 2001 by St. Paul Re's Finite Risk operating segment were primarily caused by losses relating to the September 11, 2001 terrorist attack. These additional and reinstatement premiums were unusually high and not necessarily indicative of the recurring premium volume we expect to write in that business segment.
  •
  Platinum's pro forma financial statements continue to reflect the discounting of the liability for certain Assumed Reinsurance Contracts based on our current intention to make arrangements to permit such discounting. If we do not put such arrangements in place, reinsurance contracts of a similar type entered into in the future would be reported on an un-discounted basis.

        Our future consolidated financial results will also depend on the amount of our investment income, which cannot be predicted and which will fluctuate depending upon the types of investments we select, our underwriting results and market factors, such as the level of interest rates, as well as our consolidated effective tax rate.

  Intense competition could adversely affect our profitability.

        The property and casualty reinsurance industry is highly competitive and, except for regulatory considerations, there are relatively few barriers to entry. We will compete with major U.S. and non-U.S. reinsurers, including several Bermuda-based reinsurers that write property and casualty reinsurance and that target the same market as we do and utilize similar business strategies.

        In addition to reinsurance company competitors, other financial institutions are now able to offer services similar to those that we expect to offer. Financial institutions have also created alternative capital market products that compete with reinsurance products, such as reinsurance securitization. Such alternative products may be perceived to be more beneficial for ceding companies than reinsurance offered by reinsurance companies and may result in lower demand for certain of our products.

        Since we have no operating history, many of our competitors have greater name and brand recognition than we currently do. Many of them also have more (in some cases substantially more) capital and greater marketing and management resources than we expect to have, and may offer a broader range of products and more competitive pricing than we expect to or will be able to offer.

        Our competitive position will be based on many factors, including our perceived overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. Since we have not yet commenced operations, we may not be able to compete successfully on any of these bases. If competition limits our ability to write new business at adequate rates, our return on capital may be adversely affected.

  The September 11, 2001 terrorist attack has generated substantial new capital inflows into the reinsurance industry, increasing competition which could adversely affect our profitability.

        Following the terrorist attack of September 11, 2001, a number of new reinsurers and other entities have been formed and a number of existing market participants have raised new capital in an effort to participate in an improving marketplace. These new and better financed companies are expected to increase the level of competition in the industry, which may affect our competitive position. While we believe that we and our competitors will be able to raise premium rates in the near and intermediate term, the additional competition following the September 11, 2001 terrorist attack may limit such increases or result in decreases in premium rates.

  We are not yet rated by A.M. Best and this could affect our competitive position with customers.

        Competition in the types of reinsurance business that we intend to underwrite is based on many factors, including the perceived financial strength of the reinsurer and ratings assigned by independent rating agencies. A.M. Best Company, Inc. ("Best's") is generally considered to be a significant rating agency with respect to the evaluation of insurance and reinsurance companies. Best's ratings are based on a quantitative evaluation of performance with respect to profitability, leverage and liquidity and a qualitative evaluation of spread of risk, reinsurance program, investments, reserves and management. Insurance ratings are used by insurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, a ceding company's own rating may be adversely affected by the lack of a rating of its reinsurer. Therefore, the lack of a rating may dissuade a ceding company from reinsuring with us and may influence a ceding company to reinsure with a competitor of ours that has an insurance rating.

        Our management has met with Best's, which has advised us that it expects to assign an initial financial strength rating of "A" (Excellent) to our operating subsidiaries upon the completion of the Equity Public Offering and the receipt of the offering proceeds in line with certain representations we made to Best's. In addition, the rating assignment is contingent upon the funding of our operating subsidiaries to the levels indicated by our management as well as the execution of all pertinent transactions as detailed by this prospectus. The rating assignment further contemplates the initiation of certain capital support agreements between Platinum Holdings and its operating subsidiaries.

        However, we may not obtain the "A" rating if we do not receive a sufficient amount of proceeds from the Equity Public Offering in order to capitalize our operating subsidiaries at the levels we indicated to Best's, execute the transactions described in this prospectus or otherwise satisfy the conditions set by Best's for the assignment to us of such a rating.

  Consolidation in the insurance industry could lead to lower margins for us and less demand for our reinsurance products and services.

        The insurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through merger and acquisition activities. These larger entities may seek to use the benefits of consolidation to, among other things, implement price reductions for their products and services. If competitive pressures compel us to reduce our prices, our operating margins would decrease.

        As the insurance industry consolidates, competition for customers may become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins. In addition, insurance companies that merge may be able to enhance their negotiating position when buying reinsurance and may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

  We are dependent on key executives.

        Our success will depend in substantial part upon the continued service of Steven H. Newman as our Chairman of the Board of Directors and Jerome T. Fadden as our President and Chief Executive Officer. Mr. Fadden's employment contract will expire on March 4, 2007 unless extended. Mr. Newman will serve as a consultant to Platinum US through March 1, 2005 unless his consulting contract is extended. Our success will also depend on our ability to attract and retain additional executives and underwriting personnel. We believe that there are only a limited number of available, qualified executives in the reinsurance industry, and our inability to hire additional senior executives or the loss of the services of any of our senior executives could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without a work permit. None of our executive officers is a Bermudian, and all such officers will be working in Bermuda under work permits. Mr. Fadden has obtained a temporary work permit, and we are seeking longer-term work permits from the Bermuda authorities for him as well as for Michael E. Lombardozzi, William A. Robbie and any other persons who will be employees of Platinum Holdings or Platinum Bermuda who are not Bermudian citizens. The Bermuda government recently announced a new policy that places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. It is possible that we could lose the services of one or more of these people if we are unable to obtain or renew their work permits, which could significantly and adversely affect our business.

  The occurrence of severe catastrophic events may have a material adverse effect on our financial results and financial condition.

        Because we intend to underwrite property and casualty reinsurance and will have large aggregate exposures to natural and man-made disasters, we expect that our loss experience generally will include infrequent events of great severity. The frequency and severity of catastrophe losses are inherently unpredictable. Consequently, the occurrence of losses from catastrophic events is likely to cause a material adverse effect on our results of operations and financial condition. For example, St. Paul Re recorded pre-tax catastrophe losses of $135 million in 2000 and $143 million in 1999, materially impacting its results of operations during those years. In addition, catastrophes are an inherent risk of our business and a catastrophe or series of catastrophes can be expected to have a material adverse effect on our ability to write new business, and our financial condition and results of operations, possibly to the extent of eliminating our shareholders' equity and statutory surplus (which is the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets, as determined under statutory accounting principles, which are the principles prescribed or permitted by U.S. insurance regulatory authorities). Increases in the values and geographic concentrations of insured property and the effects of inflation have historically resulted in increased severity of industry losses in recent years and we expect that those factors will increase the severity of catastrophe losses in the future.

        Under the Quota Share Retrocession Agreements, St. Paul retains recorded underwriting gain or loss with respect to the Assumed Reinsurance Contracts for the period from January 1, 2002 to the transfer date, which is 12:01 a.m. on the day immediately following the date of completion of the Equity Public Offering. In addition, St. Paul will retain all liabilities relating to the flooding in Europe in August 2002, which included $30 million in losses for the nine months ended September 30, 2002. With respect to "named storms" (which are Tropical Prediction Center-designated named storms) in existence at the time of the completion of the Equity Public Offering which cause insured damage within ten days subsequent to such time, we will bear losses of up to $25 million in the aggregate, net of recoveries from the retrocessional reinsurance purchased by St. Paul that inures to our benefit. St. Paul will bear losses in respect of such storms that are, in the aggregate, and net of recoveries, subject to specified exceptions, from such retrocessional reinsurance, in excess of $25 million up to $50 million. We also will bear all losses, in the aggregate and net of recoveries from such retrocessional reinsurance, in excess of $50 million in respect of such storms. We have purchased third-party retrocessional coverage in an amount up to $100 million for losses in excess of $50 million, in the aggregate, net of inuring retrocessions, with respect to damage that occurs during the 15-day period beginning at 12:01 a.m. the day of pricing of the Equity Public Offering, as a result of named storms in existence at that time but not yet in existence as of October 10, 2002. We will bear $2.5 million of the cost of this coverage, with St. Paul bearing the remainder of its cost.

        Accordingly, St. Paul retains underwriting losses, if any, with respect to catastrophes arising before the transfer date to the extent reserves are established therefor as of such date (as determined 90 days after such date). Platinum bears all underwriting loss from catastrophes occurring on or after the transfer date (other than the intermediate $25 million layer of coverage borne by St. Paul with respect to specified named storms, on the terms described above), and any underwriting loss or gain resulting from reestimation of catastrophe losses established by St. Paul as of the transfer date (other than with respect to the August 2002 European floods and the intermediate $25 million layer of coverage borne by St. Paul with respect to specified named storms, on the terms described above). Under the Quota Share Retrocession Agreements, premiums attributable to policy periods prior to the transfer date and future premiums with respect to flooding in Europe in August 2002 are retained by St. Paul, and premiums attributable to periods on or following the transfer date are for Platinum's benefit. Consistent with St. Paul's accounting practices, St. Paul and Platinum intend to allocate 2002 premiums attributable to catastrophe coverage before and after the transfer date between themselves on a pro rata basis over the applicable policy period, without adjustment for seasonality that exists for certain catastrophe losses. Certain catastrophic events, such as hurricane and windstorm exposure in North America, tend to occur more frequently in the latter half of the calendar year. Accordingly, Platinum's premium income attributable to certain catastrophe coverages and earned in the period following the time of effectiveness of the Quota Share Retrocession Agreements may not, due to seasonality among other factors, sufficiently match Platinum's exposure to losses from certain catastrophic events which may occur in the remaining part of 2002. As of the day prior to the date of this preliminary prospectus, there was one "named storm", which could cause us to be liable for substantial catastrophic losses immediately following the completion of the Equity Public Offering despite the sharing arrangement with St. Paul, and such number of "named storms" could increase or decrease prior to the date of the final prospectus for the Equity Public Offering or the completion of the Equity Public Offering itself.

  The September 11, 2001 terrorist attack may result in government intervention impacting the insurance and reinsurance markets.

        In response to the tightening of supply in certain insurance markets resulting from, among other things, the terrorist attack of September 11, 2001, the U.S. government and other governments may intervene in the insurance and reinsurance markets. Following the September 11, 2001 terrorist attack, various proposed legislation that is designed to ensure the availability of insurance coverage for terrorist acts has been introduced in the U.S. Congress. Legislation has been adopted in the U.S. House of Representatives designed, among other things, to provide federal government loans over a short-term period to commercial insurers and reinsurers for funding losses arising from terrorist acts against U.S. properties, which loans would be repaid through industry assessments and, if losses exceed a threshold, policyholder assessments. Similar, alternative legislation has been adopted in the U.S. Senate; the Senate legislation provides for direct government assistance to commercial insurers and reinsurers for covered losses that exceed a per-company "deductible." We cannot predict whether any such legislation will be enacted or what form it may take. You should note that governmental intervention could significantly and adversely affect us by, among other things:

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  providing competing insurance and reinsurance capacity in the markets and to the customers we expect to target;
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  regulating the terms of insurance and reinsurance capacity and reinsurance policies in a manner that could significantly and adversely affect us, directly or indirectly, by requiring coverage for terrorist acts to be offered by insurers and reinsurers, benefiting our competitors, reducing the demand for our products or benefiting insurers as compared to reinsurers such as ourselves;
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  providing sources of liquidity to U.S. companies that may not be available to our non-U.S. subsidiaries; or
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  otherwise disproportionally benefiting U.S. or other foreign countries' companies over Bermuda-based companies such as Platinum Holdings and its Bermuda subsidiary.

  The September 11, 2001 terrorist attack has caused uncertainty as to future insurance and reinsurance coverage for terrorist acts, and we may in the future have substantial exposure to such acts.

        Following the terrorist attack of September 11, 2001, there is uncertainty in the insurance and reinsurance markets about the extent to which future coverages will extend to terrorist acts. There is also uncertainty about the definition of terrorist acts. We believe that coverage of claims that are the result of terrorist acts (as they are ultimately defined by industry and government standards) will generally be excluded from property catastrophe reinsurance contracts covering large commercial risks above specified property values, but generally will not be excluded for smaller commercial coverages, personal lines written for individuals or families or other coverages. Accordingly, we presently continue to incur exposure to terrorist acts. The extent to which coverage for terrorist acts will be offered by the insurance and reinsurance markets in the future is uncertain. Coverage for losses resulting from terrorist acts may be offered separately in the reinsurance market, and we may or may not offer such coverage in the future. If our and the insurance industry's attempts to exclude terrorist acts from contracts covering large commercial risks that exceed specified values were to fail, we could incur large unexpected losses if further terrorist attacks occur.

  The failure to be effective of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

        Our property and casualty reinsurance contracts cover unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other natural or man-made disasters. We intend to seek to limit our loss exposure by writing the majority of our products on an excess-of-loss basis. We also intend to limit the aggregate amount of all treaties for each client and to execute prudent underwriting of each program written. In the case of treaties where we reinsure a proportionate part of premiums and losses, which are referred to as pro rata or proportional treaties, we intend to seek per occurrence limitations or caps on the ratio of losses to premiums, which are referred to as loss cap ratios, to limit the impact of losses from any one event. A limited number of the Assumed Reinsurance Contracts do not contain these limits, which means that there is no contractual limit to the losses that we may be required to pay pursuant to such Assumed Reinsurance Contracts. In addition, we intend to seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the specification of the areas constituting the zones and the inclusion of a particular policy within a particular zone's limits. Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, may not be enforceable in the manner we intend, due to, among other things, disputes relating to coverage and choice of legal forum. Underwriting is a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity and statutory surplus. St. Paul Re recorded net pretax losses of $556 million as a result of the September 11, 2001 terrorist attack, the most significant catastrophe to date for the property-casualty insurance industry. Contributing to the significance of these losses were certain contracts having occurrence limits that excluded natural perils but not man-made disasters. Had these occurrence limits excluded man-made disasters, St. Paul Re's losses would have been approximately $25 million lower.

  We intend to purchase retrocessional reinsurance, which will subject us to credit risk and may become unavailable on acceptable terms.

        In order to limit the effect on our financial condition of large and multiple losses, we intend to buy retrocessional reinsurance, which is reinsurance for our own account. From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance which they consider adequate for their business needs. As a result of the September 11, 2001 terrorist attack, both pricing and terms have become more severe in the retrocessional reinsurance market, which may limit our ability to obtain desired amounts of retrocessional reinsurance at acceptable pricing. If we are unable to obtain retrocessional reinsurance, our financial position and results of operations may be materially adversely affected. Moreover, the September 11, 2001 terrorist attack, threats of further terrorist attacks and the military initiatives and political unrest in Afghanistan, the Middle East and the surrounding regions have adversely affected general economic, market and political conditions, increasing many of the risks of our business. Over time, the rating agencies could re-examine the ratings affecting our industry. We may not be able to obtain our desired amounts of retrocessional reinsurance on acceptable terms. St. Paul Re had retrocessional arrangements through St. Paul, and we may not be able to obtain replacement agreements. Even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms as favorable to us as the terms that St. Paul Re was able to obtain through St. Paul in prior years. Loss of all or portions of our retrocessional coverage could subject us to increased exposure, which could be material.

        A retrocessionaire's insolvency or its inability or unwillingness to make payments under the terms of its reinsurance treaty with us could have a material adverse effect on us. Therefore, our retrocessions subject us to credit risk because the ceding of risk to retrocessionaires does not relieve a reinsurer of its liability to the ceding companies.

  If we are required to increase our loss reserves, our operating results will be adversely affected.

        At any time, our loss reserves may prove to be inadequate to cover our actual losses and benefits experience. To the extent loss reserves may be insufficient to cover actual losses or loss adjustment expenses, we will have to add to these loss reserves and incur a charge to our earnings, which could have a material adverse effect on our financial condition, results of underwriting and cash flows. St. Paul Re has experienced such instances where a re-estimation of loss reserves has proved to be material and, in 2001, recorded a net additional provision of $95 million related to losses incurred in prior years. This provision reflected worse than expected loss emergence in St. Paul Re's North American Property segment, largely driven by certain property business underwritten through its London office, and in the surplus lines business. We could experience adverse development on our loss reserves, including those initially established by St. Paul Re and transferred to us pursuant to the Quota Share Retrocession Agreements.

        Our loss reserves will not represent an exact calculation of liability, but rather will be estimates of the expected cost of the ultimate settlement of losses. We expect that all of our loss reserve estimates will be based on actuarial and statistical projections at a given time, of facts and circumstances known at that time and estimates of trends in loss severity and other variable factors, including new concepts of liability and general economic conditions. Changes in these trends or other variable factors could result in claims in excess of our loss reserves.

        Unforeseen losses, the type or magnitude of which we cannot predict, may emerge in the future. These additional losses could arise from changes in the legal environment, catastrophic events, extraordinary events affecting our clients such as reorganizations and liquidations or changes in general economic conditions.

        In addition, because we, like other reinsurers, will not separately evaluate each of the individual risks assumed under reinsurance treaties, we will be largely dependent on the original underwriting decisions made by ceding companies. We will be subject to the risk that our ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded to us may not adequately compensate us for the risks we assume.

        Under U.S. GAAP, Platinum US, Platinum UK and Platinum Bermuda will not be permitted to establish loss reserves until an event occurs which may give rise to a loss. Once such an event occurs, reserves will be established based upon estimates of the total losses incurred by the ceding insurers and an estimate of the portion of such loss our three operating subsidiaries have reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial.

  The property and casualty reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable pricing.

        Historically, property and casualty reinsurers have experienced significant fluctuations in operating results. Demand for reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic and market conditions, all of which affect cedents' decisions as to the amount or portion of risk that they retain for their own accounts and consequently reinsurance premium rates. The supply of reinsurance is related to prevailing prices, the levels of insured losses and levels of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the property and casualty reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. We can expect to experience the effects of such cyclicality.

        The cyclical trends in the industry and the industry's profitability can also be affected significantly by volatile and unpredictable developments, including what management believes to be a trend of courts to grant increasingly larger awards for certain damages, natural disasters (such as catastrophic hurricanes, windstorms, tornadoes, earthquakes and floods), fluctuations in interest rates, changes in the investment environment that affect market prices of and income and returns on investments and inflationary pressures that may tend to affect the size of losses experienced by primary insurance companies. Although market conditions have improved recently with respect to some lines of property and casualty reinsurance, we cannot predict whether market conditions will continue to improve, remain constant or deteriorate. A return to negative market conditions may affect our ability to write reinsurance at rates that we consider appropriate relative to the risk assumed. If we cannot write property and casualty reinsurance at appropriate rates, our ability to transact reinsurance business would be significantly and adversely affected.

  A significant amount of our invested assets will be subject to market volatility.

        Our investment portfolio will consist initially of fixed income securities and, in the future, may include marketable equity securities. The fair market value of these assets and the investment income from these assets will fluctuate depending on general economic and market conditions. Fixed income and equity markets have become increasingly volatile in the last year and particularly since the events of September 11, 2001. Because substantially all of our invested assets will be classified as available for sale, changes in the market value of our securities will be reflected in our consolidated balance sheet. In addition, market fluctuations and market volatility will affect the value of our investment portfolio and could adversely affect our liquidity.

  Increases in interest rates or fluctuations in currency exchange rates may cause us to experience losses.

        Because of the unpredictable nature of losses that may arise under reinsurance policies, our liquidity needs can be expected to be substantial and to arise at any time. The market value of our fixed income investments will be subject to fluctuation depending on changes in various factors, including prevailing interest rates. We expect to hedge our investment portfolio against interest rate risk. Nevertheless, increases in interest rates during periods when we sell fixed income securities to satisfy liquidity needs may result in losses.

        Our functional currency will be the U.S. dollar. Our operating currency generally will also be the U.S. dollar. However, the premiums receivable and losses payable in respect of a portion of our business will be denominated in currencies of other countries, principally the industrialized countries. Consequently, we may, from time to time, experience exchange gains and losses that could affect our financial position and results of operations. We do not expect to — and as a practical matter will not be able to — hedge our foreign currency exposure with respect to potential losses until a loss payable in a foreign currency occurs (after which we may match such liability with assets denominated in the same currency or enter into forward purchase contracts for specific currencies). This type of exposure could be substantial. We also do not intend to hedge our non- U.S. dollar currency exposure with respect to premiums receivable, which will be generally collected over the relevant contract term. We expect to exchange non-U.S. dollar denominated premiums upon receipt. We may make foreign currency denominated investments, generally for the purpose of improving overall portfolio yield.

  Platinum UK will not be licensed in the United Kingdom at the time of completion of the Equity Public Offering, and any license, if obtained, may be subject to limitations on Platinum UK's operations.

        Platinum UK has applied to the FSA to write the business conducted by St. Paul Re in the United Kingdom. Platinum UK will not be licensed by the FSA at the time of the completion of the Equity Public Offering. The issuance of the license is at the discretion of the FSA and we may not be able to obtain such a license. St. Paul Re has agreed that it will continue to write reinsurance in the United Kingdom, at the direction of Platinum UK, in cases where we are unable to underwrite that business ourselves because, despite using our reasonable best efforts, we have not obtained the necessary regulatory license or approval to do so or we have not yet been approved as a reinsurer by the cedent. We will reinsure all such business, together with certain other business written by St. Paul Re UK since January 1, 2002. If Platinum UK does not obtain a license by the first anniversary of the completion of the Equity Public Offering, or if the license it obtains contains material limitations or if we determine to terminate or significantly reduce our operations in the United Kingdom, our results of operations could be materially adversely affected, and we may not be able to conduct our UK operations in the manner described in this prospectus.

  We may not be able to satisfy the conditions to borrowing under our committed credit facility, and failure to do so would limit our liquidity.

        We have entered into a 364 day committed credit facility with a group of banks that will permit us to make borrowings of up to $100 million in the aggregate from time to time. The credit facility contains various covenants and agreements, including a requirement that we satisfy specified tangible net worth and leverage ratios. It is a condition to our ability to borrow under the credit facility that we have received not less than $825 million of aggregate proceeds (net of the underwriters' discount) from the sale of Platinum Holdings' Common Shares in the Equity Public Offering, the RenaissanceRe Investment and the Cash Contribution. Assuming an initial public offering price of $22.00 per Common Share (the low end of the range at which Platinum Holdings proposes to offer the Common Shares in the Equity Public Offering), a Cash Contribution of $121 million and proceeds of $83 million from the RenaissanceRe Investment, and assuming no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering, we expect to receive aggregate net proceeds of approximately $829 million from the Equity Public Offering, the Cash Contribution and the RenaissanceRe Investment. We may not raise net proceeds in such amount, and, if we fail to do so, we will be unable to borrow under the facility. In addition, we may not be able to extend or replace this credit facility on satisfactory terms when it terminates on June 20, 2003. Failure to satisfy the conditions to borrowing under our credit facility, or to extend or replace it when it expires, would limit Platinum Holdings' liquidity to the net proceeds of the Equity Public Offering, the RenaissanceRe Investment and the Cash Contribution retained by it and dividends, if any, received from Platinum US, Platinum UK and Platinum Bermuda unless we arrange for other sources of liquidity.

  We do not yet have in place a letter of credit facility, and failure to arrange for such a facility could affect our ability to compete for certain business.

        We do not yet have in place a letter of credit facility. Many U.S. jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their U.S. statutory financial statements without appropriate security, which can include a letter of credit. Platinum UK and Platinum Bermuda will not be licensed in any U.S. jurisdiction, and Platinum US will not be licensed in certain U.S. jurisdictions. If we fail to obtain a letter of credit, and are unable to otherwise provide the necessary security, insurance companies may be less willing to purchase our reinsurance products than if we had a letter of credit. If this is the case, there may be a material adverse effect on our results of operations. If and when we seek to obtain a letter of credit, we may not be able to obtain one upon terms acceptable to us.

  Platinum Holdings is a holding company and, consequently, it is dependent on the payment of cash dividends or the extension of loans by Platinum US, Platinum UK and Platinum Bermuda.

        Platinum Holdings is a holding company that will conduct no reinsurance operations of its own. All operations will be conducted by its wholly owned operating subsidiaries, Platinum US, Platinum UK and Platinum Bermuda. As a holding company, Platinum Holdings' cash flow will consist primarily of dividends, interest and other permissible payments from its subsidiaries. Platinum Holdings will depend on such payments to receive funds for general corporate purposes and to meet its obligations, including the payment of any dividends to its shareholders. Additionally, under the Bermuda Companies Act 1981, Platinum Holdings may declare or pay a dividend only if, among other things, it has reasonable grounds for believing that it is, or would after the payment be, able to pay its liabilities as they become due. For a discussion of the legal limitations on our subsidiaries' ability to pay dividends to Platinum Holdings, see "Management's Discussion and Analysis of Pro Forma Financial Condition and Underwriting Results—Liquidity and Capital Resources—Restrictions on Dividend Payments from Our Operating Subsidiaries" and "Business—Regulation."

  The regulatory system under which we operate, and potential changes thereto, could significantly and adversely affect our business.

        Platinum Holdings.    As the indirect parent of Platinum US, Platinum Holdings will be subject to the insurance holding company laws of Maryland, where Platinum US is organized and domiciled. This law generally requires the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the Maryland Insurance Commissioner and to furnish annually financial and other information. Generally, all transactions affecting the insurers in the holding company system must be fair and, if material, require prior notice and approval or non-disapproval by the Maryland Insurance Commissioner.

        Platinum US.    Platinum US is organized and domiciled in Maryland and licensed, authorized or accredited to write reinsurance in 24 states of the United States and is seeking licenses in eight additional states. State insurance laws regulate many aspects of its reinsurance business and state insurance departments in the licensure states will supervise its reinsurance operations. Its principal insurance regulatory authority will be the Maryland Insurance Commissioner. The purpose of the state insurance regulatory statutes is to protect insureds and ceding insurance companies, not our shareholders. Among other things, Maryland regulation requires Platinum US to maintain minimum levels of capital, surplus and liquidity, and imposes restrictions on payment of dividends and distributions. These statutes and regulations may, in effect, restrict the ability of Platinum US to write new business or, as indicated above, distribute funds to Platinum Holdings. In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Moreover, the National Association of Insurance Commissioners (NAIC), which is an association of the senior insurance regulatory officials of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations, interpretations of existing laws and the development of new laws, which may be more restrictive or may result in higher costs to us than current statutory requirements.

         Platinum UK.    As described above, upon completion of the Equity Public Offering, Platinum UK will not be authorized by the FSA to conduct insurance business in the United Kingdom. However, if and when Platinum UK becomes an authorized person, its insurance business will be subject to close supervision by the FSA.

        We expect the FSA will take a rigorous and proactive approach to its supervisory duties. Among other things, the FSA is seeking to strengthen its requirements for senior management arrangements, systems and controls by requiring insurance companies to maintain risk management teams, to determine and document policies for dealing with risks and to demonstrate how combinations of risks have been aggregated and mitigated. In addition, as part of an initiative to integrate regulation throughout the financial services sector, the FSA intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance businesses in the United Kingdom.

        Further, in July 2002, the FSA issued proposals aimed at ensuring adequate diversification of an insurer's or reinsurer's exposures to reinsurers (whether intra- or extra-group). The proposals are currently in draft form. If adopted in their current form, the proposals would limit the extent to which Platinum UK could reinsure business to Platinum Bermuda, and this could adversely affect our earnings. Final rules and guidance based on these proposals are expected to be implemented in 2004. However, substantial compliance with CP143 in its draft form is likely to be an effective condition for receiving FSA authorization. We are seeking consent from the FSA for Platinum Bermuda to reinsure up to approximately 55% of Platinum UK's reinsurance business, excluding business subject to the Quota Share Retrocession Agreements, written after the Equity Public Offering; however, such consent may not be granted. See "Business—Our Business—Regulation—U.K. Regulation—Proposed Limits on Concentration of Reinsurance Exposures."

        In addition, given that the framework for supervision of insurance companies in the United Kingdom is largely formed by European Union ("EU") directives (which are implemented by member states through national legislation), changes at the EU level may affect the regulatory scheme under which Platinum UK operates. A general review of EU insurance directives is currently in progress and may lead to changes such as increased minimum capital requirements.

        Platinum Bermuda.    Platinum Bermuda is a registered Bermuda insurance company and is subject to regulation and supervision in Bermuda. The applicable Bermuda statutes and regulations generally are designed to protect insureds and ceding insurance companies, not our shareholders. Platinum Bermuda is not registered or licensed as an insurance company in any jurisdiction outside Bermuda. Platinum Bermuda will conduct its business through its offices in Bermuda and will not maintain an office, and its personnel will not conduct any insurance activities in the United States or elsewhere. Although Platinum Bermuda does not believe it will be in violation of insurance laws of any jurisdiction outside Bermuda, inquiries or challenges to Platinum Bermuda's insurance activities may still be raised in the future.

        Platinum Bermuda may be at a competitive disadvantage in jurisdictions where it is not licensed, authorized or accredited or does not enjoy an exemption from licensing. Platinum Bermuda may not be able to obtain any additional licenses, authorizations or accreditations or may be able to do so only at great cost. Many U.S. jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their U.S. statutory financial statements without appropriate security. We expect that Platinum Bermuda's reinsurance clients will typically require it to post a letter of credit or enter into other security arrangements, which will increase its costs of operations relative to reinsurers not required to do so. If Platinum Bermuda is unable to obtain a letter of credit facility on commercially acceptable terms or is unable to arrange for other types of security, its ability to operate its business may be severely limited.

        The offshore insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. In the past, there have been congressional and other proposals in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If Platinum Bermuda were to become subject to any insurance laws and regulations of the United States or any U.S. state, which are generally more restrictive than those applicable to it in Bermuda, at any time in the future, it might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing specified types of policies or contracts. Complying with those laws could have a material adverse effect on our ability to conduct business or our results of operations.

  We will be dependent on the business provided to us by reinsurance brokers and we may be exposed to liability for brokers' failure to make payments to clients for their claims.

        We intend to market most of our reinsurance products through reinsurance brokers. The reinsurance brokerage industry generally, and our sources of business specifically, are concentrated. On a pro forma basis, based on net premiums written during the six months ended June 30, 2002, the five brokers from which St. Paul Re derived the largest portions of its business (with the approximate percentage of our business derived from such brokers and their affiliates) are Aon Corporation (25.5%), Marsh & McLennan Companies (20.9%), Benfield Blanch Inc. (19.6%), Willis Group Holdings (9.4%) and Towers Perrin (3.0%). Loss of all or a substantial portion of the business provided by such intermediaries could have a material adverse effect on us. In addition, at least two of these brokers have announced their intention to form new Bermuda reinsurance companies that may compete with us, and these brokers may favor their own reinsurers over other companies, including us.

        In accordance with industry practice, we expect to frequently pay amounts owing in respect of claims under our policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker fails to make such a payment, depending on the jurisdiction, we may remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when premiums for such policies are paid to reinsurance brokers for payment over to us, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable to us for those amounts whether or not actually received by us. Consequently, we will assume a degree of credit risk associated with our brokers during the payment process.

  Because we are dependent on certain contractual relationships with St. Paul, our principal shareholder, we may experience conflicts of interest with St. Paul that may be detrimental to our business.

        Concurrently with the Equity Public Offering, in return for the Cash Contribution and the contribution of the Transferred Business, we have agreed to issue 6,000,000 Common Shares to St. Paul and to grant to St. Paul the St. Paul Option, as described in more detail under "St. Paul Investment, RenaissanceRe Investment and Principal Shareholders." Following the Equity Public Offering and the St. Paul Investment, St. Paul will own 15.0% of our Common Shares (which shares will be limited to 9.9% of the voting power of the outstanding Common Shares), and will be able, through exercise in full of the St. Paul Option, to increase its ownership to approximately 26.1% of our Common Shares, assuming no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares or of the RenaissanceRe Option. St. Paul has agreed with us that, prior to any exercise of the St. Paul Option, it will, if necessary, dispose of a sufficient number of Common Shares so that, immediately after exercise of the St. Paul Option, St. Paul will not be a "United States 25% Shareholder" as defined under "Description of Platinum Holdings' Common Shares—Restrictions on Transfer." St. Paul's interest in owning Common Shares may be different from that of other shareholders.

        In connection with our formation, we have agreed with St. Paul and certain of its affiliates to enter into, among other things, a Formation and Separation Agreement, Master Services

Agreements, Quota Share Retrocession Agreements, Run-off Services Agreements and Underwriting Management Agreements. These agreements, which we refer to as the "Inception Agreements", will become effective upon the completion of the Equity Public Offering (except the Quota Share Retrocession Agreements which will take effect at 12:01 a.m. on the day immediately following the date of completion of the Equity Public Offering and will govern our relationship with St. Paul with respect to various intercompany services, which we and St. Paul will provide one another following the completion of the Equity Public Offering. The terms of the Inception Agreements have been negotiated between Platinum and St. Paul but do not necessarily reflect terms that Platinum or St. Paul would agree to with an independent third party. Notwithstanding these contractual relationships, St. Paul (other than as restricted by the non-competition provisions of the Formation and Separation Agreement and of the UK Business Transfer Agreement), and its subsidiaries and affiliates, may from time to time compete with us, including by assisting or investing in the formation of other entities engaged in the insurance and reinsurance businesses. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to St. Paul and any of its subsidiaries or affiliates, on the one hand, and us, on the other hand. Other than as specified in the Inception Agreements, St. Paul is under no obligation to deal with us on any basis other than arm's length or to treat us as a "preferred provider" or grant us any other preferential treatment. St. Paul or its subsidiaries or affiliates have entered, and may enter, into agreements and maintain relationships with numerous companies that may directly compete with us.

Risk Factors Relating to the Units

  You will bear the entire risk of a decline in the price of the Common Shares.

        The market value of the Common Shares you will purchase on the share purchase date may be materially lower than the price per share that the purchase contract requires you to pay. If the average of the closing price per Common Share over the 20 trading-day period ending on the third trading day immediately preceding the share purchase date is less than $            per share, you will, on the share purchase date, be required to purchase Common Shares at a price per share of $             . Accordingly, a holder of units assumes the entire risk that the market value of the Common Shares may decline and that the decline could be substantial.

  You will receive only a portion of any appreciation in the Common Share price.

        The aggregate market value of the Common Shares you will receive upon settlement of a purchase contract generally will exceed the stated amount of $25 only if the average of the closing price per Common Share over the 20 trading-day period ending on the third trading day immediately preceding the share purchase date equals or exceeds $            , which is referred to as the "threshold appreciation price." The threshold appreciation price represents an appreciation of            % over $            . If the applicable average closing price exceeds $            , which is referred to as the "reference price", but falls below the threshold appreciation price, you will realize no equity appreciation on the Common Shares for the period during which you own a unit. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the Common Shares you will receive under the purchase contract will be approximately      % of the value of the Common Shares you could have purchased with $25 at the time of the ESU Offering. During the period prior to settlement, an investment in the units affords less opportunity for equity appreciation than a direct investment in the Common Shares.

  The trading price of the Common Shares and the general level of interest rates and our credit quality will directly affect the trading price for the units.

        It is impossible to predict whether the price of the Common Shares or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of the Common Shares and the units. In addition, market conditions can affect the capital markets generally, thereby affecting the price of the Common Shares. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of Common Shares in the market after the Equity Public Offering or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Common Shares underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, affect the trading prices of the units.

  You may suffer dilution of the Common Shares issuable upon settlement of your purchase contract.

        The number of Common Shares issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions that significantly modify the capital structure of Platinum Holdings. The number of Common Shares issuable upon settlement of each purchase contract is not subject to adjustment for other events, including employee stock option grants, ordinary dividends, offerings of Common Shares for cash, or in connection with acquisitions or other transactions which may adversely affect the price of the Common Shares. The terms of the units do not restrict the ability of Platinum Holdings to offer Common Shares in the future or to engage in other transactions that could dilute the Common Shares. Platinum Holdings has no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction. If Platinum Holdings issues additional Common Shares, that issuance may materially and adversely affect the price of the Common Shares and, because of the relationship of the number of Common Shares holders are to receive on the share purchase date to the price of the Common Shares, such other events may adversely affect the trading price of the units.

  You will have no rights as common shareholders but will be subject to all changes with respect to the Common Shares.

        Until you acquire Common Shares upon settlement of your purchase contract, you will have no rights with respect to the Common Shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Shares. Platinum Holdings intends to declare and pay quarterly cash dividends beginning in the fourth quarter of 2002. Only holders of Common Shares, not holders of units, will receive such dividends. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of Common Shares only as to actions for which the record date occurs after the settlement date.

  Your pledged securities will be encumbered.

        Although holders of units will hold beneficial ownership interests in the underlying pledged senior notes or treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their ownership interest in the pledged senior notes or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus.

  The secondary market for the units may be illiquid.

        We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. Although the normal units have been approved for listing on the New York Stock Exchange, subject to notice of issuance, we have no obligation or current intention to apply for any separate listing of the stripped units or the senior notes on any stock exchange. We can give you no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could be adversely affected. It is possible that the normal units, and the stripped units or senior notes if they are ever listed, could be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or senior notes could be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

  Delivery of the securities under the pledge agreement is subject to potential delay if Platinum Holdings becomes subject to a bankruptcy proceeding.

        Notwithstanding the automatic termination of the purchase contracts, if Platinum Holdings becomes the subject of a case under the federal bankruptcy code, the imposition of an automatic stay under Section 362 of the federal bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allows your collateral to be returned to you. Similarly, if Platinum Holdings becomes the subject of winding up proceedings under the Bermuda Companies Act 1981, a delay may result from the automatic stay of proceedings against Platinum Holdings and may continue until the court decides to lift the stay.

  Platinum Finance may redeem the senior notes upon the occurrence of a tax event.

        Platinum Finance has the option to redeem the senior notes, on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus. See "Description of the Senior Notes—Tax Event Redemption." If Platinum Finance exercises this option, the senior notes will be redeemed at the redemption price (described later in this prospectus) plus accrued and unpaid interest, if any, to the date of redemption. If the senior notes are redeemed, Platinum Finance will pay the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, in cash to the holders of ownership interests in the senior notes. If the tax event redemption occurs prior to the earlier of the share purchase date or a successful remarketing of the senior notes, the redemption price payable to you as a holder of the normal units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and these treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the normal units. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the related redemption payments. We can give you no assurance as to the effect on the market prices for the normal units if we substitute the treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

  Because Platinum Holdings and Platinum Finance are each holding companies with no operations of their own, Platinum Finance's obligations under the senior notes and Platinum Holdings' obligations under the guarantee and the purchase contracts are effectively subordinated to the debt and other obligations of their respective subsidiaries.

        Both Platinum Holdings and Platinum Finance are holding companies with no operations of their own. Platinum Holdings' ability to pay its obligations under the purchase contracts and the guarantee is dependent upon its ability to obtain cash dividends or other cash payments or loans from its subsidiaries. Similarly, Platinum Finance's ability to pay its obligations under the senior notes is dependent upon its ability to obtain cash dividends or loans from its subsidiaries. Platinum Holdings' and Platinum Finance's operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to Platinum Holdings or Platinum Finance. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the abilities of Platinum Holdings' and Platinum Finance's subsidiaries to transfer funds to Platinum Holdings and Platinum Finance in the form of cash dividends, loans or advances. See "Risks Related to Our Business—Platinum Holdings

is a holding company and, consequently, it is dependent on the payment of cash dividends or the extension of loans by Platinum US, Platinum UK and Platinum Bermuda."

        In addition, because Platinum Holdings and Platinum Finance are holding companies, except to the extent that Platinum Holdings or Platinum Finance has priority or equal claims against its subsidiaries as a creditor, Platinum Finance's obligations under the senior notes and Platinum Holdings' obligations under the guarantee and the purchase contracts will be effectively subordinated to the debt and other obligations of their respective subsidiaries because, as the shareholders of their subsidiaries, they will be subject to the prior claims of creditors of their subsidiaries. As of June 30, 2002, on a pro forma basis, Platinum Finance's subsidiaries had no liabilities or obligations that would have effectively ranked senior to the senior notes and Platinum Holdings' subsidiaries had approximately $270 million in liabilities and obligations that would have effectively ranked senior to the guarantees.

  Platinum Holdings may defer contract adjustment payments.

        Platinum Holdings has the option to defer the payment of all or part of the contract adjustment payments on the purchase contracts forming a part of the units until no later than the share purchase date. However, deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of            % per year (compounded quarterly) until paid. If the purchase contracts are terminated due to Platinum Holdings' bankruptcy, insolvency or reorganization, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

  The U.S. federal income tax consequences of the purchase, ownership and disposition of the units are unclear.

        No statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to the units for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the units are not entirely clear. In addition, if the senior notes are (as we believe they should be) treated as contingent payment debt instruments, any gain on the disposition of a senior note prior to the date on which the interest rate on the senior note is reset generally should be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited.

  Assuming the senior notes are classified as contingent payment debt instruments, you will have to include interest in your taxable income in excess of current cash flows, and gain recognized on your disposition of a senior note will generally be treated as ordinary interest income.

        Because of the manner in which the interest rate on the senior notes is reset, we believe the senior notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount for United States income tax purposes. Assuming the senior notes are so treated, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for United States income tax purposes on a constant yield-to-maturity basis, regardless of your usual method of tax accounting, and adjustments will be made to reflect actual payments on the senior notes. For all accrual periods ending on or prior to            , 2005, and possibly thereafter, the original issue discount that accrues on the senior notes will exceed the stated interest payments on the senior notes. In addition, any gain on the disposition of a senior note before the share purchase date will generally be treated as ordinary interest income, and the ability to offset this interest income with a loss, if any, on a purchase contract may be limited.

  The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

        The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss. Some or all of this loss may be capital loss. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

Risks Related to Our Common Shares

  There is no prior public market for the Common Shares.

        Prior to the Equity Public Offering, there has been no public trading market for the Common Shares. If an active trading market does not develop and continue upon completion of the Equity Public Offering, your investment may become less liquid and the market price of the Common Shares may decline, even below the initial public offering price. The initial public offering price per Common Share in the Equity Public Offering will be determined by agreement among the Company, St. Paul and the representatives of the underwriters and may not be indicative of the market price of the Common Shares after the Equity Public Offering. The Common Shares have been approved for listing on the New York Stock Exchange under the symbol "PTP", subject to notice of issuance.

  It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

        We are a Bermuda company and certain of our officers and directors will be residents of various jurisdictions outside the United States. A substantial portion of our assets and our officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Although we have irrevocably appointed CT Corporation System as an agent in New York, New York to receive service of process with respect to actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

  Future sales of Common Shares may affect their market price.

        Sales of substantial amounts of the Common Shares in the public market following the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment, or the perception that such sales could occur, could adversely affect the market price of the Common Shares and may make it more difficult for us to sell our equity securities in the future, or for shareholders to sell their Common Shares, at a time and price which they deem appropriate. Upon completion of the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment, there will be 40,000,000 Common Shares outstanding. In the event the underwriters' option to purchase an additional 4,506,000 Common Shares is exercised, St. Paul has the option to purchase (at a price per share equal to the initial public offering price less the underwriting discount) up to an additional 900,000 Common Shares in order to maintain the proportionate initial share ownership in the Company it obtained prior to the underwriters exercising their option to purchase additional Common Shares, and RenaissanceRe has the option to purchase (at a price per share equal to the initial public offering price less the underwriting discount) up to an additional 594,000 Common Shares in order to maintain the proportionate initial share ownership in the Company it obtained prior to the underwriters exercising their option to purchase additional Common Shares. As a result, if the underwriters' option to purchase additional Common Shares is exercised in full and these additional shares are purchased by St. Paul and RenaissanceRe, there would be 46,000,000 Common Shares outstanding upon completion of the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment. Furthermore, upon the settlement of the purchase contracts forming part of the equity security units on          2005, an additional number of Common Shares, to be determined based upon a settlement rate, will be sold to the holders of the equity security units. In that event, St. Paul and RenaissanceRe may exercise their pre-emptive rights to purchase a corresponding number of Common Shares to maintain their respective proportionate ownership interests in Platinum Holdings.

        The Common Shares sold in the Equity Public Offering and issuable to the holders of equity security units on          , 2005 will be freely tradeable without restriction or future registration under the Securities Act of 1933, as amended (the "1933 Act"), by persons other than "affiliates" of the Company. The Common Shares issued in the St. Paul Investment and the RenaissanceRe Investment, the Common Shares issuable pursuant to the St. Paul Option and the RenaissanceRe Option, and the Common Shares St. Paul and RenaissanceRe may purchase pursuant to their pre-emptive rights upon the settlement of the purchase contracts forming part of the equity security units will be "restricted securities" within the meaning of the 1933 Act and may not be sold in the absence of registration under the 1933 Act or an exemption therefrom. St. Paul and RenaissanceRe have been granted rights to require Platinum Holdings to register Common Shares they own. Platinum Holdings, its officers and directors, Platinum Finance, St. Paul and RenaissanceRe have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, hedge, make any short sale or otherwise dispose of any Common Shares or equity security units (including the related purchase contracts and senior notes), or any securities of the Company that are substantially similar to Common Shares or equity security units (including the related purchase contracts or senior notes), or any securities of Platinum Finance that are substantially similar to the senior notes, or any options or warrants to purchase any of Common Shares or equity security units (including the related purchase contracts and senior notes), or any securities convertible into, exchangeable for or that represent the right to receive Common Shares or equity security units (including the related purchase contracts and senior notes) (and, with respect to the Company, other than the initial issuance of Common Shares to be offered and sold concurrently with this offering and the securities to be offered and sold in the St. Paul Investment and the RenaissanceRe Investment) during the period from the date of this prospectus continuing to and including the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. and subject to other specified exceptions. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions. RenaissanceRe has agreed with us that for a period of one year from the closing date of the Equity Public Offering it will not sell, offer to sell, contract to sell or otherwise dispose of any Common Shares or any other securities convertible into or exercisable or exchangeable for any Common Shares or grant options to purchase any Common Shares, subject to certain limited exceptions. For a description of the St. Paul Investment and the RenaissanceRe Investment, see "St. Paul Investment, RenaissanceRe Investment and Principal Shareholders." For a description of St. Paul's pre-emptive rights, see "Certain Relationships and Related Transactions—The St. Paul Investment—Formation and Separation Agreement—Pre-Emptive Rights." For a description of RenaissanceRe's pre-emptive rights, see "Certain Relationships and Related Transactions—The RenaissanceRe Investment—Transfer Restrictions, Registration Rights and Standstill Agreement—Pre-Emptive Rights."

  There are limitations on the ownership, transfer and voting rights of our Common Shares.

        Under our bye-laws, our directors are required to decline to register any transfer of Common Shares that would result in a person (or any group of which such person is a member) beneficially owning, directly or indirectly, 10% or more of the voting shares, or in the case of St. Paul and its subsidiaries, or RenaissanceRe and its subsidiaries, beneficially owning, directly or indirectly, 25% or more of such shares or of the total combined value of our issued shares. Similar restrictions apply to our ability to issue or repurchase shares. These restrictions on the transfer, issuance or repurchase of shares do not apply to any issuance of shares to a person (other than St. Paul and its subsidiaries and RenaissanceRe and its subsidiaries) pursuant to a contract to purchase Common Shares from Platinum Holdings included in the equity security units. The directors also may, in their discretion, decline to register the transfer of any shares if they have reason to believe (1) that the transfer may lead to adverse tax or regulatory consequences in any jurisdiction or (2) that the transfer would violate the registration requirements of the U.S. federal securities laws or of any other jurisdiction. These restrictions would apply to a transfer of shares even if the transfer has been executed on the New York Stock Exchange. A transferor of Common Shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of those Common Shares has been registered on our register of shareholders. We are authorized to request information from any holder or prospective acquiror of Common Shares as necessary to give effect to the transfer, issuance and repurchase restrictions referred to above, and may decline to effect any transaction if complete and accurate information is not received as requested.

        In addition, our bye-laws generally provide that any person (or any group of which such person is a member) beneficially owning, directly or indirectly, shares carrying 10% or more of the total voting rights attached to all of our outstanding voting shares will have the voting rights attached to its issued shares reduced so that it may not exercise 10% or more of such total voting rights. Because of the attribution provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the rules of the Securities and Exchange Commission (the "SEC") regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds 10% or more of our Common Shares. Further, the directors have the authority to require from any shareholder certain information for the purpose of determining whether that shareholder's voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives the directors (or their designee) discretion to disregard all votes attached to that shareholder's Common Shares. See "Description of Platinum Holdings' Common Shares."

        The insurance law of Maryland prevents any person from acquiring control of us or of Platinum US unless that person has filed a notification with specified information with the Maryland Insurance Commissioner and has obtained his prior approval. Under the Maryland statute, acquiring 10% or more of the voting stock of an insurance company or its parent company is presumptively considered a change in control, although such presumption may be rebutted. Accordingly, any person who acquires, directly or indirectly, 10% or more of the voting securities of Platinum Holdings without the prior approval of the Maryland Insurance Commissioner will be in violation of this law and may be subject to injunctive action requiring the disposition or seizure of those securities by the Maryland Insurance Commissioner or prohibiting the voting of those securities and to other actions determined by the Maryland Insurance Commissioner. In addition, many U.S. state insurance laws require prior notification of state insurance departments of a change in control of a non-domiciliary insurance company doing business in that state. While these pre-notification statutes do not authorize the state insurance departments to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of Platinum Holdings may require prior notification in those states that have adopted preacquisition notification laws.

        Common Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 1998 of Bermuda. In addition, sales of Common Shares to persons resident in Bermuda for Bermuda exchange control purposes may require the prior approval of the Bermuda Monetary Authority. Consent under the Exchange Act of 1972 (and regulations thereunder) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the Common Shares being offered pursuant to this offering and between non-residents of Bermuda for exchange control purposes, provided our Common Shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In giving such consent, and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of

Companies accepts any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in the parent company of a U.K. authorized insurance company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such a parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such parent company by virtue of his shareholding in it. A purchaser of more than 10% of the Common Shares would therefore be considered to have acquired "control" of Platinum UK.

        Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

        The foregoing provisions of our bye-laws and legal restrictions will have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent management.

  Your investment could be materially adversely affected if we are deemed to be engaged in business in the United States.

        Platinum Holdings and Platinum Bermuda are Bermuda companies, Platinum UK is a U.K. company, and Platinum Ireland is an Irish company. We believe that Platinum Holdings, Platinum UK, Platinum Bermuda and Platinum Ireland will each operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources) because they will not be engaged in a trade or business in the United States. Nevertheless, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code or regulations or court decisions, the U.S. Internal Revenue Service (the "IRS") might contend that any of Platinum Holdings, Platinum UK, Platinum Bermuda or Platinum Ireland are/is engaged in a trade or business in the United States. If Platinum Holdings, Platinum UK, Platinum Bermuda or Platinum Ireland were engaged in a trade or business in the United States, and if Platinum UK, Platinum Bermuda or Platinum Ireland were to qualify for benefits under the applicable income tax treaty with the United States, but such trade or business were attributable to a "permanent establishment" in the United States (or, in the case of Platinum Bermuda, with respect to investment income, arguably even if such income were not attributable to a "permanent establishment"), Platinum Holdings, Platinum UK, Platinum Bermuda and/or Platinum Ireland would be subject to U.S. tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business, plus an additional 30% "branch profits" tax on such income remaining after the regular tax in certain circumstances, in which case our earnings and your investment could be materially adversely affected.

  If you acquire 10% or more of the Common Shares, CFC rules may apply to you.

Under the Code, each "United States shareholder" of a foreign corporation that is a "controlled foreign corporation" ("CFC") for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income", even if the subpart F income is not distributed. For these purposes, any U.S. person who owns, directly or indirectly through a foreign entity or through the constructive ownership rules of the Code, 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a "United States shareholder." In general, a foreign insurance company such as Platinum UK or Platinum Bermuda is treated as a CFC only if such "United States shareholders" collectively own more than 25% of the total combined voting power or total value of our stock. St. Paul will actually own approximately 15% (and will, after applying the constructive ownership rules of the Code, own no more than 24.9%) of the Common Shares upon completion of the Equity Public Offering, assuming no exercise of the underwriters' option to purchase additional Common Shares, although, pursuant to our bye-laws, the combined voting power of these shares is limited to approximately 9.9% of the combined voting power of all Common Shares. We expect that, because of the limitations on concentration of voting power of our Common Shares, the dispersion of our share ownership among holders other than St. Paul, the provisions for directed voting on matters requiring action by the shareholders of Platinum Bermuda, Platinum Ireland and Platinum UK (including the election of the members of their boards of directors) and the restrictions on transfer, issuance or repurchase of the Common Shares, you will not be subject to treatment as a "United States shareholder" of a CFC. In addition, because under our bye-laws no single shareholder (including St. Paul) is permitted to exercise, after taking into account Common Shares constructively owned or held indirectly through a foreign entity, as much as 10% of the total combined voting power of the Company, you should not be viewed as a "United States shareholder" of a CFC for purposes of these rules. However, these rules could apply to you. Accordingly, U.S. persons who might, directly, or indirectly through a foreign entity or through the constructive ownership rules of the Code, acquire or be deemed to acquire 10% or more of our Common Shares should consider the possible application of the CFC rules.

  Under certain circumstances, you may be required to pay taxes on your pro rata share of Platinum Bermuda's and Platinum UK's related person insurance income.

        If Platinum UK's or Platinum Bermuda's related person insurance income ("RPII") were to equal or exceed 20% of Platinum UK's or Platinum Bermuda's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly) 20% or more of the voting power or value of the shares of Platinum UK or Platinum Bermuda, a U.S. person who owns the Common Shares of Platinum Holdings directly or indirectly on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes the shareholder's pro rata share of Platinum UK's or Platinum Bermuda's RPII for the entire taxable year, determined as if such RPII were distributed proportionately to such United States shareholders at that date regardless of whether such income is distributed. In addition, U.S. tax-exempt organizations would be required to treat RPII as unrelated business taxable income if Platinum UK's or Platinum Bermuda's RPII equaled or exceeded 20% of Platinum UK's or Platinum Bermuda's gross insurance income in any taxable year. The amount of RPII earned by Platinum UK or Platinum Bermuda (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of Platinum UK or Platinum Bermuda or any person related to such shareholder, including St. Paul) will depend on a number of factors, including the geographic distribution of Platinum UK's or Platinum Bermuda's business and the identity of persons directly or indirectly insured or reinsured by Platinum UK or Platinum Bermuda. Some of the factors which determine the extent of RPII in any period may be beyond Platinum UK's or Platinum Bermuda's control. Consequently, Platinum UK's or Platinum Bermuda's RPII could equal or exceed 20% of its gross insurance income in any taxable year and ownership of its shares by direct or indirect insureds and related persons could equal or exceed the 20% threshold described above.

        The RPII rules provide that if a shareholder who is a U.S. person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation's gross insurance income) and in which U.S. persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of Common Shares because Platinum Holdings will not itself be directly engaged in the insurance business and because proposed U.S. Treasury regulations appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. However, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our Common Shares.

  Changes in U.S. federal income tax law could materially adversely affect shareholders' investment.

        Recently proposed U.S. legislation targeting so-called "inversion transactions" would under certain circumstances treat a foreign corporation as a U.S. corporation for U.S. federal income tax purposes and under other circumstances would require obtaining IRS approval of the terms of related-party transactions. In addition, interest deductions on debt borrowed from or guaranteed by a related non-U.S. party would be more severely limited than under existing so-called "earnings stripping" provisions.

        The Company and its subsidiaries would appear generally not to be subject to the proposed legislation directed at inversion transactions as currently drafted. However, the proposed changes to the earnings stripping provisions could impose significant restrictions on the amount of interest deductible by the Company's U.S. subsidiaries on certain debt owed to or guaranteed by related non-U.S. parties (including the surplus note to be issued by Platinum US to Platinum Ireland and the senior notes to be issued by Platinum Finance and guaranteed by the Company). We cannot predict whether the proposed legislation (or any similar legislation) will be enacted or, if enacted, what the specific provisions or the effective date of any such legislation would be, or whether it would have any effect on the Company or its subsidiaries.

        If the inversion legislation were enacted and made applicable to the Company and its subsidiaries, we could be treated as a U.S. corporation. If we were treated as a U.S. corporation, we would be subject to taxation in the United States at regular corporate rates, in which case our earnings and shareholders' investments would be materially adversely affected. In addition, the U.S. tax consequences to our shareholders would be significantly different from those described below in "U.S. Federal Income Tax Consequences—Common Shares." If the inversion legislation were to so apply, however, the earnings stripping provisions would, if also enacted, be inapplicable to the extent the non-U.S. related-party lender or guarantor was treated as a U.S. corporation under the inversion legislation. Prospective investors should consult their own tax advisors regarding the U.S. tax consequences to them, in their particular circumstances, if we were treated as a U.S. corporation.

        In addition, a bill has been introduced in the House of Representatives that would effectively deny—by deferring for an extended period—a U.S.-based insurer or reinsurer that reinsures or retrocedes a portion of its risk with or to a related foreign-based reinsurer or retrocedent in a low tax rate jurisdiction (such as Bermuda) a deduction for the portion of the insurance or reinsurance premium ceded to the related foreign-based party, thereby effectively subjecting all of the premium income to U.S. tax. Moreover, a senior official of the U.S. Treasury Department has also identified related party reinsurance arrangements as an area that requires study because it may result in an inappropriate shift of income from a U.S. corporate group to its foreign affiliates, implying that, were that to be the conclusion of such a study, legislation, possibly in the form of legislation imposing a premium-based tax, might be needed. Enactment of legislation of either type could materially adversely affect our earnings and shareholders' investments.

  We may become subject to taxes in Bermuda after 2016.

        We have received a standard assurance from the Bermuda Minister of Finance, under Bermuda's Exempted Undertakings Tax Protection Act 1966, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. Consequently, if our Bermuda tax exemption is not extended past March 28, 2016, we may be subject to any Bermuda tax after that date. For more information on Bermuda taxation of Platinum Holdings and Platinum Bermuda, see "U.S. Federal Income Tax Consequences."

  Bermuda could be subject to sanctions by a number of multinational organizations which could adversely affect Bermuda companies.

        A number of multinational organizations, including the EU, the Organization for Economic Cooperation and Development ("OECD"), including its Financial Action Task Force, and the Financial Stability Forum have all recently identified certain countries as blocking information exchange, engaging in harmful tax competition or not maintaining adequate controls to prevent corruption, such as money laundering activities. Recommendations to limit such harmful practices are under consideration by these organizations, and a recent report published on November 27, 2001 by the OECD contains an extensive discussion of specific recommendations. The OECD has threatened non-member jurisdictions that do not agree to cooperate with the OECD with punitive sanctions by OECD member countries. It is unclear what these sanctions will be and if they will be imposed. Bermuda has committed to a course of action to enable compliance with the requirements of these multinational organizations. However, the action taken by Bermuda may not be sufficient to preclude all effects of the measures or sanctions described above, which if ultimately adopted could adversely affect Bermuda companies such as Platinum Holdings and Platinum Bermuda.

        Some of the statements contained in this prospectus, including those using words such as "believes", "expects", "intends", "estimates", "projects", "predicts", "assumes", "anticipates", "plans" and "seeks", and variations thereof, are forward-looking statements. Forward-looking statements are statements other than of historical fact. Since Platinum has no history of operations, most of the statements relating to Platinum and its business, including statements relating to its competitive strengths and business strategies, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are not a guarantee of future performance. In light of these risks and uncertainties, actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in this section. We may not be able to conduct our business successfully, execute our strategies effectively or achieve our financial and other objectives.

        As with any equity-related investment, the price of the equity security units may fluctuate widely depending on many factors, including:

  •
  the perceived prospects of our business in particular and the insurance, asset management, securities and financial services industries generally;
  •
  differences between our actual financial and operating results and those expected by investors and analysts;
  •
  changes in analysts' recommendations or projections;
  •
  changes in general economic, market and political conditions; and
  •
  broad market and interest rate fluctuations.

USE OF PROCEEDS

        Assuming no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering or the underwriters' option to purchase additional equity security units, we expect to receive net proceeds (after the underwriters' discount and before expenses) from the Equity Public Offering, the Cash Contribution, the RenaissanceRe Investment and the ESU Offering as set forth in the following table:

	IPO Price of $22.00 per Share	IPO Price of $22.50 per Share	IPO Price of $23.00 per Share
	($ in millions)
Equity Public Offering	$626	$640	$655
St. Paul Cash Contribution	121	123	126
RenaissanceRe Investment	83	84	86
ESU Offering	120	120	120
Total Net Proceeds(1)	$949	$968	$987

(1)
Components may not add to totals due to rounding.

        Assuming full exercise (which is in their sole discretion) by the underwriters, St. Paul and RenaissanceRe of their options to purchase additional Common Shares in connection with the Equity Public Offering and the underwriters' option to purchase additional equity security units, we expect to receive net proceeds (after the underwriters' discount and before expenses) from the Equity Public Offering, the Cash Contribution, the RenaissanceRe Investment and the ESU Offering as set forth in the following table:

	IPO Price of $22.00 per Share	IPO Price of $22.50 per Share	IPO Price of $23.00 per Share
	($ in millions)
Equity Public Offering	$720	$736	$753
St. Paul Cash Contribution	139	143	146
RenaissanceRe Investment	95	97	99
ESU Offering	138	138	138
Total Net Proceeds	$1,092	$1,114	$1,136

        A portion of the net proceeds of the Equity Public Offering, the Cash Contribution and the RenaissanceRe Investment, currently estimated at approximately $10 million, will be retained by Platinum Holdings and the balance will be contributed to the capital of Platinum US (in an amount not less than $250 million, which includes net proceeds from the ESU Offering as discussed below), Platinum UK (in an amount not less than $150 million, upon its being licensed in the United Kingdom), Platinum Ireland (in an amount not less than $100 million, substantially all of which will be used to purchase a surplus note issued by Platinum US) and Platinum Bermuda (in an amount not less than $375 million). To the extent we receive net proceeds from the Equity Public Offering, the Cash Contribution and the RenaissanceRe Investment in excess of the minimum amounts stated above, we expect to contribute substantially all such proceeds to the capital of Platinum Bermuda. All but approximately $20 million of the net proceeds from the ESU Offering (or approximately $23 million if the underwriters exercise in full their option to purchase additional equity security units) will be contributed to Platinum US. The remaining net proceeds from the ESU Offering will be retained by Platinum Finance.

        The allocation of net proceeds among our three operating subsidiaries (Platinum US, Platinum UK and Platinum Bermuda) and Platinum Ireland has been determined based on: our assessment of the level of capital that is prudent to support their expected levels of reinsurance business; applicable regulatory requirements; discussions with insurance regulatory authorities and rating agencies; and capital efficiency considerations. The amount of net proceeds to be retained by Platinum Finance will be sufficient for it to pay three years of interest on the senior notes that it will issue in the ESU Offering while the net proceeds to be retained by Platinum Holdings is the amount that management believes to be appropriate given its expected initial cash needs.

        The following table shows the application of the minimum and maximum aggregate estimated net proceeds of the Equity Public Offering, the Cash Contribution, the RenaissanceRe Investment and the ESU Offering. The minimum net proceeds assume an initial public offering price of $22.00 per Common Share and no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering or the underwriters' option to purchase additional equity security units (i.e., aggregate net proceeds of $949 million) and the maximum net proceeds assume an initial public offering price of $23.00 per share and full exercise of the underwriters', St. Paul's and RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering and the underwriters' option to purchase additional equity security units (i.e., aggregate net proceeds of $1,136 million):

	Minimum Net Proceeds	Maximum Net Proceeds
	($ in millions)
Platinum Holdings	$10	$10
Platinum Ireland	100	100
Platinum Finance	20	23
Platinum US	250	265
Platinum UK	150	150
Platinum Bermuda	419	588
Total	$949	$1,136

DILUTION

        If you purchase units in this offering and hold them on the share purchase date, you will acquire Common Shares on that date and may experience dilution of your investment in Platinum Holdings. Net tangible book value per Common Share represents the amount of tangible assets less total liabilities, divided by the number of Common Shares outstanding. Dilution in net tangible book value per Common Share represents the difference between the amount per Common Share that you will pay on the share purchase date, if you purchase units in this offering and hold them on that date, for Common Shares of Platinum Holdings and the net tangible book value per Common Share, immediately after the Equity Public Offering but giving effect to our sale of the Common Shares pursuant to the purchase contracts included in the units. Since we cannot predict the net tangible book value the Common Shares will have when you purchase them on the share purchase date, we present here pro forma calculations of the dilution that would occur if the net tangible book value of the Common Shares on that date were the same as it would have been on June 30, 2002 had all the transactions referred to below occurred on that date. In addition, since the number and price of Common Shares to be purchased pursuant to the purchase contract included in each unit, or settlement rate, depends on the market value of the Common Shares prior to the share purchase date, we present these pro forma calculations for the minimum and maximum prices per Common Share to be purchased pursuant to the purchase contracts.

        As described under "Description of the Equity Security Units—Description of the Purchase Contracts", the settlement rate will be $25, which is the stated amount per equity security unit, divided by (a) the reference price if the applicable market value is less than or equal to the reference price, (b) the applicable market value if the applicable market value is less than the threshold appreciation price but greater than the reference price, or (c) the threshold appreciation price if the applicable market value is equal to or greater than the threshold appreciation price. The applicable market value means the average of the closing price per Common Share on each of the 20 consecutive trading days ending on the third trading day immediately prior to the share purchase date. For purposes of this presentation, we assume that the reference price will equal the price per Common Share in the Equity Public Offering and that the threshold appreciation price will equal      % of the reference price.

        Because St. Paul will make the Cash Contribution and contribute the Transferred Business, having a net tangible book value of approximately $11 million as of June 30, 2002, to Platinum Holdings in return for its Common Shares and the St. Paul Option, and because Platinum Holdings will record the assets so contributed at their net book value, and because RenaissanceRe will pay a purchase price per share equal to the initial public offering price less the underwriting discount in the RenaissanceRe Investment, the initial public offering price per Common Share in the Equity Public Offering, as well as the price per Common Share which holders of the units will pay on the share purchase date, are higher than Platinum Holdings' pro forma net tangible book value per share as of June 30, 2002.

        St. Paul's Cash Contribution ranging from $121 million to $126 million and its contribution of the Transferred Business in return for 6,000,000 Common Shares and the St. Paul Option, Platinum Holdings' sale of 30,040,000 Common Shares in the Equity Public Offering at an initial public offering price of between $22.00 and $23.00 per Common Share, the RenaissanceRe Investment ranging from $83 million to $86 million and Platinum Holdings' sale of $125 million stated amount of equity security units in this offering, after deduction of underwriting discounts and commissions and estimated formation, organization and offering expenses payable by us, will result in net proceeds to us of approximately $949 million to $987 million. Assuming an initial public offering price of $22.50 per Common Share (the midpoint of the range at which Platinum Holdings proposes to offer these shares) and giving immediate effect to Platinum Holdings' sale of the Common Shares pursuant to the share purchase contracts included in the units, Platinum Holdings'

pro forma net tangible book value as of June 30, 2002 would have been approximately $     million, or, depending on the settlement rate of the units, between $         and $        per Common Share. Depending on the settlement rate of the units and based on the assumptions outlined above, this represents an immediate dilution in pro forma net tangible book value of approximately $                        to $                    per equity security unit to purchasers in this offering.

	Applicable Market Value
	Less than or equal to $22.50 per Share	Equal to or greater than $ per Share
Assumed price per Common Share pursuant to the purchase contracts included in the units on share purchase date	$22.50	$
Net tangible book value per Common Share after this offering, giving immediate effect to the sale of Common Shares pursuant to the share purchase contracts	21.57

Pro forma net tangible book value dilution per Common Share to investors in this offering	$0.93	$

As Platinum Holdings is newly formed, its net tangible book value before the Equity Public Offering, this offering, the St. Paul Investment and the RenaissanceRe Investment was $120,000 as of June 30, 2002.

        The following tables set forth, on a pro forma basis as of June 30, 2002, and assuming an initial public offering price of $22.50 per Common Share (the mid-point of the range at which Platinum Holdings proposes to offer the Common Shares), for St. Paul, RenaissanceRe and the investors in the Equity Public Offering and the ESU Offering and that the applicable market value is as indicated:

  •
  the number of Common Shares purchased from us;
  •
  the total consideration paid (including cash, and in the case of St. Paul, the outstanding capital stock of Platinum US, which includes net assets of approximately $5 million in cash and cash equivalents after reflecting a dividend of $15 million to be paid, prior to the completion of the Equity Public Offering, to United States Fidelity and Guaranty Company, the current parent of Platinum US);
  •
  the average price per Common Share paid by St. Paul and RenaissanceRe, which represents an amount approximately equal to the initial public offering price of the Common Shares less the underwriters' discount; and
  •
  the average price per Common Share paid by investors in the Equity Public Offering and the ESU Offering before deducting underwriting discounts and commissions and estimated offering expenses.

Applicable Market Value less than or equal to $22.50 per Share

	Common Shares Purchased		Pro Forma Total Consideration
					Average Price Per Common Share
	Number	Percent	Amount	Percent
St. Paul	6,000,000	13.2%	$127,912,500	12.6%	$21.32
RenaissanceRe	3,960,000	8.7%	84,422,250	8.3%	$21.32
Equity Public Offering Investors	30,040,000	65.9%	675,900,000	66.7%	$22.50
ESU Offering Investors	5,555,556	12.2%	125,000,000	12.3%	$22.50

Total	45,555,556	100.0%	$1,013,234,750	100.0%	$22.24

Applicable Market Value equal to or greater than $        per Share

	Common Shares Purchased			Pro Forma Total Consideration
						Average Price Per Common Share
	Number	Percent		Amount	Percent
St. Paul	6,000,000%			$127,912,500	12.6%		$21.32
RenaissanceRe	3,960,000%			84,422,250	8.3%		$21.32
Equity Public Offering Investors	30,040,000%			675,900,000	66.7%		$22.50
ESU Offering Investors			%	125,000,000	12.3%	$

Total		100.0%		$1,013,234,750	100.0%	$

        The above tables do not include St. Paul's contribution to Platinum of tangible assets and certain intangible assets having a net book value of approximately $7 million as of June 30, 2002. The above tables also do not include Common Shares issuable upon (1) exercise of the underwriters' option to purchase additional Common Shares in the Equity Public Offering and the concurrent optional purchase by St. Paul or RenaissanceRe of additional Common Shares to maintain their respective proportionate share ownership immediately following the Equity Public Offering, (2) exercise of the St. Paul Option, (3) exercise of the RenaissanceRe Option, (4) exercise of options to be issued to our management and other employees pursuant to our employee compensation plans or (5) settlement of the purchase contracts contained in the equity security units, if any, issued upon exercise of the underwriters' option to purchase additional equity security units in this offering. Assuming an initial public offering price of from $22.00 to $23.00, respectively, St. Paul's contribution would be for an average price of from $21.98 to $22.93 per share, and RenaissanceRe's contribution would be for an average price of from $20.85 to $21.79 per share.

        Assuming that the threshhold appreciation price of the equity security units is not greater than 120% of the reference price, any exercise of the St. Paul Option or the RenaissanceRe Option would not be dilutive to investors in this offering because the exercise price for each of the options is 120% of the initial public offering price of the Common Shares, which will be equal to the reference price. We have estimated the fair value of the St. Paul Option (to St. Paul) to be between approximately $42 million and $66 million, and the fair value of the RenaissanceRe Option (to RenaissanceRe) to be between approximately $18 million and $28 million, or between approximately $7.00 and $11.00 per underlying Common Share for each of St. Paul and RenaissanceRe as of the date of this preliminary prospectus, assuming the initial public offering price is $22.50 per Common Share. Such estimates were determined using the Black-Scholes model for valuing options, and incorporated the following assumptions: ten-year holding period; stock volatility of between 30% and 45%; ten-year discount and loan rate of approximately 4.4%; and a dividend rate of $0.32 per year.

DIVIDEND POLICY

        We intend to recommend that our Board of Directors authorize the payment of a dividend of $0.32 for 2003. It is intended that dividends will be recommended to the Board for approval and payment on a quarterly basis. The declaration and payment of dividends will be at the discretion of the Board of Directors of Platinum Holdings but will be prohibited if certain contract adjustment payments in respect of the equity security units are deferred, and will depend upon our results of operations and cash flows, the financial position and capital requirements of Platinum US, Platinum UK and Platinum Bermuda, general business conditions, legal, tax and regulatory restrictions on the payment of dividends and other factors the Board of Directors of Platinum Holdings deems relevant. While the Company is not itself subject to any significant legal prohibitions on the payment of dividends, Platinum US will be subject to regulatory constraints imposed by Maryland insurance law, Platinum UK will be subject to regulatory constraints imposed by U.K. insurance law, Platinum Ireland will be subject to constraints imposed by Irish law, and Platinum Bermuda will be subject to regulatory constraints imposed by Bermuda insurance law, which affect their ability to pay dividends to the Company. See "Business—Our Business—Regulation." Accordingly, there is no requirement or assurance that dividends will be declared or paid in the future. In addition, we do not expect that our rate of dividend increase, if any, will be more than 10% per year, and we have agreed to adjust the exercise price in the St. Paul Option and the RenaissanceRe Option to the extent dividend increases exceed such rate. See "Certain Relationships and Related Transactions—The St. Paul Investment—St. Paul Option Agreement" and "—The RenaissanceRe Investment—RenaissanceRe Option Agreement."

CAPITALIZATION

        The following table sets forth the capitalization of the Company as of June 30, 2002 and as adjusted to give effect to the Equity Public Offering and the RenaissanceRe Investment based on an assumed initial public offering price in the Equity Public Offering of $22.50 per Common Share (the midpoint of the range at which Platinum Holdings proposes to offer the Common Shares) and a Cash Contribution of $123 million (the midpoint of the $121 million to $126 million range for the Cash Contribution), as well as the ESU Offering. This table assumes no exercise by the underwriters, St. Paul or RenaissanceRe of their options to purchase up to, in aggregate, 6,000,000 additional Common Shares in connection with the Equity Public Offering or the underwriters' option to purchase up to $18.75 million of additional equity security units in the ESU Offering.

	Actual	Adjustment for Equity Public Offering, Cash Contribution and RenaissanceRe Investment		Adjustment for ESU Offering		Adjustment for Equity Public Offering, Cash Contribution, RenaissanceRe Investment and ESU Offering
Debt obligations	$—	$—		$125,000,000		$125,000,000
Shareholders' equity
Preferred Shares, par value $0.01 per share (25,000,000 shares authorized, as adjusted; none outstanding)	—	—		—		—
Common Shares, par value $0.01 per share (135,000,000 shares authorized; 200,000,000 shares authorized, as adjusted; 1,200,000 shares outstanding; 40,000,000 shares outstanding, as adjusted)	12,000	388,000		—		400,000
Additional paid-in capital	108,000	859,041,000		(8,000,000	)(1)	851,149,000
Retained earnings	—	(2,138,000	)(2)	—		(2,138,000)

Total shareholders' equity	120,000	857,291,000		(8,000,000)		849,411,000

Total capitalization	$120,000	$857,291,000		$117,000,000		$974,411,000

(1)
Reflects an adjustment representing the present value of the contract adjustment payments payable in connection with the purchase contracts contained in the equity security units.

(2)
Reflects certain formation and organization expenses as discussed in Notes 2 and 12 to our consolidated balance sheet on pages F-5 and F-13 of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth Platinum Holdings' ratio of earnings to fixed charges for the years and the period indicated:

		Year Ended December 31,
	Six Months Ended June 30, 2002
		2001	2000	1999	1998	1997
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)
For the period from April 24, 2002 (date of inception of Platinum Holdings) through June 30, 2002, Platinum Holdings did not generate earnings or fixed charges, and therefore a ratio of earnings to fixed charges is not meaningful. For the years 1997 to 2001, St. Paul Re was the predecessor to Platinum Holdings. Since a complete income statement does not exist for St. Paul Re for those years, a ratio of earnings to fixed charges is not meaningful.

        Earnings consist of income from continuing operations before income taxes plus fixed charges, net of capitalized interest. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

PRO FORMA FINANCIAL INFORMATION

        We caution that the Platinum pro forma consolidated balance sheet and pro forma combined underwriting results presented herein are not indicative of the actual results that we expect to achieve once we commence operations. Many factors may cause our actual results to differ materially from the pro forma consolidated balance sheet and underwriting results including, but not limited to, the following:

  •
  Platinum's pro forma combined statement of underwriting results includes premium and loss development on business entered into prior to January 1, 2002. Under the Quota Share Retrocession Agreements, we are assuming no premium or loss development on business entered into prior to January 1, 2002. Therefore, our reported premiums written and earned and reported losses and loss adjustment expenses in our initial years of operation could be substantially lower than as presented in Platinum's pro forma combined statement of underwriting results. As such, our reported results in our initial years of operation will not be subject to prior year development for periods prior to January 1, 2002.

  •
  Following the Equity Public Offering, we will report underwriting results under the Quota Share Retrocession Agreements for the period through the date of completion of the Equity Public Offering based on the application of retroactive reinsurance accounting, resulting in the premiums earned and losses incurred by St. Paul during such period being excluded from our statement of underwriting results. Due to this exclusion, following the Equity Public Offering, our reported 2002 premiums written and earned and our net underwriting results in 2002 could be substantially different than as presented in Platinum's pro forma combined statement of underwriting results.

  •
  Platinum's pro forma consolidated balance sheet reflects the inception of the Quota Share Retrocession Agreements assuming transferred balances as of June 30, 2002. Platinum's actual consolidated balance sheet will report transferred amounts determined as of 12:01 a.m. on the day immediately following the date of completion of the Equity Public Offering. Accordingly, underwriting gain or loss with respect to the Assumed Reinsurance Contracts for the period from January 1, 2002 through such date will be retained by St. Paul.

  •
  Although we expect to continue to be afforded the benefits of most of St. Paul Re's retrocessional reinsurance program through their expiration during 2002, we may enter into retrocessional reinsurance contracts with significantly different terms and conditions from those that have been made available to us from St. Paul Re and which form the basis of our initial operations.

  •
  The additional and reinstatement premiums recorded in 2001 by St. Paul Re's Finite Risk operating segment were primarily caused by losses relating to the September 11, 2001 terrorist attack. These additional and reinstatement premiums were unusually high and not necessarily indicative of the recurring premium volume we expect to write in that business segment.

  •
  Platinum's pro forma financial statements continue to reflect the discounting of the liability for certain Assumed Reinsurance Contracts based on our current intention to make arrangements to permit such discounting. If we do not put such arrangements in place, reinsurance contracts of a similar type entered into in the future would be reported on an undiscounted basis.

Pro Forma Consolidated Balance Sheet

        We have prepared our unaudited pro forma consolidated balance sheet as of June 30, 2002 to reflect our initial capitalization in the amount of $120,000 and adjusted to reflect, among other things:

  •
  amounts reflecting (a) the receipt of approximately $725 million, representing the estimated net proceeds from the Equity Public Offering and the RenaissanceRe Investment based on an assumed initial public offering price of $22.50 per Common Share (the midpoint of the range at which Platinum Holdings proposes to offer the Common Shares), without giving effect to any exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares, (b) the redemption of the Common Shares that were issued at inception and capital contributed prior to the Equity Public Offering, (c) the payment of certain formation and organization expenses, as discussed in Note 2 and Note 12 to our consolidated balance sheet on pages F-5 and F-13 of this prospectus, which total $5.1 million, of which $2.1 million has been expensed as of June 30, 2002, and (d) our entering into, and accruing for, the Services and Capacity Reservation Agreement as of June 30, 2002. Additional formation and organization expenses will be incurred prior to closing. It is further assumed that the net proceeds from the Equity Public Offering will be invested in long-term, taxable fixed income securities;

  •
  amounts representing the receipt of St. Paul's Cash Contribution of $123 million (the mid-point of the $121 million to $126 million range for the Cash Contribution) and the contribution of the Transferred Business at historical cost in exchange for the issuance of Common Shares and the St. Paul Option. Amounts related to net tangible assets contributed to Platinum by St. Paul are recorded at St. Paul's book value as of June 30, 2002. Assets as of June 30, 2002 include approximately $5 million of net assets of Platinum US consisting of cash and cash equivalents (which reflect a dividend of $15 million to be paid, prior to the completion of the Equity Public Offering, to United States Fidelity and Guaranty Company, the current parent of Platinum US) as well as approximately $7 million of tangible assets and other intangible assets such as broker and customer lists and contract renewal rights and licenses;

  •
  amounts reflecting the receipt of approximately $120 million, representing the estimated net proceeds from the ESU Offering and recognition of the present value of future contract adjustment payments payable on the purchase contracts contained within the equity security units, without giving effect to any exercise of the underwriters' option to purchase additional equity security units. It is further assumed that the net proceeds from the ESU Offering will be invested in long-term, taxable fixed income securities; and

  •
  amounts reflecting Platinum entering into the Quota Share Retrocession Agreements with St. Paul Re reinsuring the Assumed Reinsurance Contracts as of June 30, 2002.

		June 30, 2002 Adjustments
						Pro Forma Platinum
	Historical	(1)	(2)	(3)	(4)
	($ in thousands)
Assets:
Investments	$—	$724,837	$123,375	$120,000	$—	$968,212
Cash	130	(5,230)	4,538	—	200,186	199,624
Deferred acquisition costs	—	—	—	—	24,839	24,839
Funds held by reinsured	—	—	—	—	40,739	40,739
Other assets	—	6,962	6,799	5,000	—	18,761

Total assets	$130	$726,569	$134,712	$125,000	$265,764	$1,252,175

Liabilities:
Unpaid losses and loss adjustment expense reserves	$—	$—	$—	$—	$108,957	$108,957
Unearned premium reserves	—	—	—	—	140,155	140,155
Debt obligations	—	—	—	125,000	—	125,000
Financial reinsurance liabilities	—	—	—	—	16,652	16,652
Other liabilities	10	3,990	—	8,000	—	12,000

Total liabilities	$10	$3,990	$—	$133,000	$265,764	$402,764

Shareholders' equity:
Common shares	$12	$328	$60	$—	$—	$400
Additional paid-in capital	108	724,389	134,652	(8,000)	—	851,149
Retained earnings	—	(2,138)	—	—	—	(2,138)

Total shareholders' equity	$120	$722,579	$134,712	$(8,000)	$—	$849,411

Total liabilities and shareholders' equity	$130	$726,569	$134,712	$125,000	$265,764	$1,252,175

Notes to Pro Forma Consolidated Balance Sheet

The following describe amounts included in the "Adjustments" columns above:

1.
Amounts reflecting (a) the receipt of approximately $725 million, representing the estimated net proceeds from the Equity Public Offering and the RenaissanceRe Investment based on an assumed initial public offering price of $22.50 per Common Share (the midpoint of the range at which Platinum Holdings proposes to offer the Common Shares), without giving effect to any exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares, (b) the redemption of the Common Shares that were issued at inception and capital contributed prior to the Equity Public Offering, (c) the payment of certain formation and organization expenses as discussed in Note 2 and Note 12 on pages F-5 and F-13 of this prospectus, which total $5.1 million, of which $2.1 million has been expensed as of June 30, 2002, and (d) our entering into, and accruing for, the Services and Capacity Reservation Agreement as of June 30, 2002. Additional formation and organization expenses will be incurred prior to closing. It is further assumed that the net proceeds from the Equity Public Offering will be invested in long-term, taxable fixed income securities.

2.
Amounts representing the receipt of St. Paul's Cash Contribution of $123 million (the mid-point of the $121 million to $126 million range for the Cash Contribution) and the contribution of the Transferred Business at historical cost in exchange for the issuance of Common Shares and the St. Paul Option. Amounts related to net tangible assets contributed to Platinum by St. Paul are recorded at St. Paul's book value as of June 30, 2002. Assets as of June 30, 2002 include approximately $5 million of net assets of Platinum US consisting of cash and cash equivalents (which reflect a dividend of $15 million to be paid, prior to the completion of the Equity Public Offering, to United States Fidelity and Guaranty Company, the current parent of Platinum US) as well as approximately $7 million of tangible assets and other intangible assets such as broker and customer lists and contract renewal rights and licenses.

3.
Amounts reflecting the receipt of approximately $120 million, representing the estimated net proceeds from the ESU Offering and recognition of the present value of future contract adjustment payments payable on the purchase contracts contained within the equity security units, without giving effect to any exercise of the underwriters' option to purchase additional equity security units. It is further assumed that the net proceeds from the ESU Offering will be invested in long-term, taxable fixed income securities.

4.
Amounts reflecting Platinum entering into the Quota Share Retrocession Agreements with St. Paul Re reinsuring the Assumed Reinsurance Contracts as of June 30, 2002.

Pro Forma Combined Statements of Underwriting Results for the Six Months Ended June 30, 2002 and 2001, and the Year Ended December 31, 2001

        We have prepared our unaudited pro forma combined statements of underwriting results to represent our reinsurance business, as if we had commenced our operations and the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment had been completed as of January 1, 2001. Our presentation of our pro forma underwriting results assumes that all of the Inception Agreements were entered into as of January 1, 2001. We have based our presentation on St. Paul Re's actual underwriting results for the periods presented. We have then adjusted these historical results to remove any of St. Paul Re's reinsurance businesses that will not be part of Platinum following the completion of the Equity Public Offering, including:

  •
  amounts related to St. Paul Re's reinsurance business representing lines of business that will not be transferred to Platinum, including aviation and bond and credit reinsurance, certain financial risk and capital markets reinsurance products, and certain North American business previously underwritten in London. Platinum will not obtain the renewal rights to these lines of business and will not assume liabilities related to these lines of business, and Platinum's management does not intend to write these lines of business in the future; and

  •
  amounts related to St. Paul Re's allocations from the St. Paul corporate aggregate excess-of-loss reinsurance program that will not be available to Platinum.

Except as noted above, the pro forma combined underwriting results assume that all other retrocessional reinsurance with respect to the Assumed Reinsurance Contracts entered into in 2002 will remain available to Platinum.

        Also, as noted above, we have based our pro forma underwriting results on the assumption that all of the Inception Agreements were entered into on January 1, 2001, including the Services and Capacity Reservation Agreement.

        Our future results will depend in part on the amount of our investment income, which cannot be predicted and which will fluctuate depending upon the types of investments we select, our underwriting results and market factors. Actual tax expense in future periods will be based on underwriting results plus investment income and other income and expense items not reflected in the pro forma combined statements of underwriting results. Our effective tax rate will reflect the proportion of income recognized by our operating subsidiaries, with Platinum US taxed at the U.S. corporate income tax rate (35%), Platinum UK taxed at the U.K. corporate tax rate (generally 30%), Platinum Ireland taxed at a 25% corporate tax rate on non-trading income and a 16% corporate tax rate on trading income (the latter rate to be reduced to 12.5% as of January 1, 2003), and Platinum Bermuda taxed at a zero corporate tax rate. In 2002, we expect to have a greater portion of our income subject to U.S. taxation and U.K. taxation than we expect to have in the future because our Bermuda operations are entirely new but can be expected to grow as a proportion of our business. As a result of changes in our geographic distribution of taxable income as well as changes in the amount of our non-taxable income and expense, the relationship between our reported income before tax and our income tax expense may change significantly from one period to the next.

							Adjustments
	Six Months Ended June 30, 2002					Six Months Ended June 30, 2001
		Adjustments
	Historical St. Paul Re				Pro Forma Platinum	Historical St. Paul Re				Pro Forma Platinum
		(1)	(2)	(3)			(1)	(2)	(3)
	($ in millions)					($ in millions)
Net premiums earned
Net premiums written	$663	$(61)	$—	$—	$602	$701	$(127)	$2	$—	$576
Change in unearned premiums, net	19	(48)	—	—	(29)	(101)	14	(1)	—	(88)

Net premiums earned	682	(109)	—	—	573	600	(113)	1	—	488
Losses and underwriting expenses
Losses and loss adjustment expenses	460	(110)	—	—	350	426	(82)	—	—	344
Policy acquisition expenses	178	(34)	—	—	144	188	(39)	—	—	149
Other underwriting expenses	35	(5)	—	4	34	42	(9)	—	4	37

Total losses and underwriting expenses	673	(149)	$—	$4	528	$656	$(130)	$—	$4	$530

Underwriting gain (loss)	$9	$40	$—	$(4)	$45	$(56)	$17	$1	$(4)	$(42)

Year Ended December 31, 2001

		Adjustments
	Historical St. Paul Re				Pro Forma Platinum
		(1)	(2)	(3)
	($ in millions)
Net premiums earned
Net premiums written	$1,677	$(228)	$(67)	$—	$1,382
Change in unearned premiums, net	(84)	4	—	—	(80)

Net premiums earned	1,593	(224)	(67)	—	1,302
Losses and underwriting expenses
Losses and loss adjustment expenses	1,922	(356)	(126)	—	1,440
Policy acquisition expenses	315	(78)	—	—	237
Other underwriting expenses	82	(19)	—	6	69

Total losses and underwriting expenses	$2,319	$(453)	$(126)	$6	$1,746

Underwriting gain (loss)	$(726)	$229	$59	$(6)	$(444)

Notes to Pro Forma Combined Statements of Underwriting Results

The following describe amounts deducted in the "Adjustments" columns above:

1.
Amounts related to St. Paul Re's reinsurance business representing lines of business that will not be transferred to Platinum, including aviation and bond and credit reinsurance, certain financial risk and capital markets reinsurance products, and certain North American business previously underwritten in London. Platinum will not obtain the renewal rights to these lines of business and will not assume liabilities related to these lines of business, and Platinum's management does not intend to write these lines of business in the future;

2.
Amounts related to St. Paul Re's allocations from St. Paul's corporate aggregate excess-of-loss reinsurance program; and

3.
Amounts related to the Services and Capacity Reservation Agreement.

        Included in the 2001 pro forma combined underwriting results are pre-tax losses related to the September 11, 2001 terrorist attack totaling $468 million. This amount includes gross losses and loss adjustment expenses of $819 million, $123 million of ceded reinsurance, $137 million of additional and reinstatement premiums and $91 million of reduced contingent commission expenses.

        The St. Paul Option will be granted as part of the aggregate consideration for St. Paul's Cash Contribution and its contribution of the Transferred Business and its sponsorship of the Company, and is not being granted in compensation for services. Similarly, the RenaissanceRe Option will be granted to RenaissanceRe in its role as a strategic investor through the RenaissanceRe Investment, and is not being granted in compensation for services. Accordingly, no compensation expense related to these options is recognized in Platinum's pro forma combined statements of underwriting results, nor will compensation expense related to these options be recognized in Platinum's consolidated financial statements following the completion of the Equity Public Offering. Following the completion of the Equity Public Offering, Platinum will report earnings per share on a basic and diluted basis. The diluted earnings per share will reflect the dilutive effect of all dilutive instruments, including all outstanding options to purchase Common Shares of Platinum Holdings.

        The following presents a reconciliation of the amounts in Adjustment column 1 to amounts in the Notes to Combined Statements of The St. Paul Companies, Inc. Reinsurance Segment (Predecessor) (on page F-36 for the six months ended June 30, 2002 and 2001, and on page F-26 for the year ended December 31, 2001).

        Reconciliation of amounts for the six months ended June 30, 2002 and June 30, 2001:

	June 30, 2002		June 30, 2001
	Net Premiums Earned	Underwriting Result	Net Premiums Earned	Underwriting Result
	($ in millions)
Activity related to lines of business identified by St. Paul to be exited including certain foreign offices, plus allocation of St. Paul corporate aggregate excess-of-loss reinsurance program (per page F-36)	$167	$(44)	$177	$(6)
Lines of business written in St. Paul's closed foreign offices which St. Paul has exited but which are being transferred to Platinum as continuing business	(58)	4	(64)	(11)

Pro forma adjustment related to lines of business written by St. Paul Re that will not be transferred to Platinum (per page 67)	$109	$(40)	$113	$(17)

        Reconciliation of amounts for the year ended December 31, 2001:

	Net Premiums Earned	Underwriting Result
	($ in millions)
Activity related to lines of business identified by St. Paul to be exited including certain foreign offices, plus allocation of St. Paul corporate aggregate excess-of-loss reinsurance program (per page F-26)	$362	$(318)
Portion of St. Paul corporate aggregate excess-of-loss reinsurance program allocated to lines of business to be exited	(24)	20
Lines of business written in St. Paul's closed foreign offices which St. Paul has exited but which are being transferred to Platinum as continuing business	(114)	69

Pro forma adjustment related to lines of business written by St. Paul Re that will not be transferred to Platinum (per page 67)	$224	$(229)

RECENT DEVELOPMENTS

        The following table summarizes the Company's pro forma combined underwriting results for the nine months ended September 30, 2002 and 2001. These results were prepared on the same basis as that set forth above under "Pro Forma Financial Information", to which reference is hereby made.

	Nine Months Ended September 30,
	2002	2001
	($ in millions)
Net premiums earned
Net premiums written	$811	$1,049
Change in unearned premiums, net	16	(137)

Net premiums earned	827	912

Losses and underwriting expenses
Losses and loss adjustment expenses	575	1,151
Policy acquisition expenses	186	157
Other underwriting expenses	52	57

Total losses and underwriting expenses	813	1,365

Underwriting gain (loss)	$14	$(453)

Selected Ratios—U.S. GAAP
Loss and loss adjustment expense ratio	69.6%	126.2%
Underwriting expense ratio	28.8%	23.5%

Combined ratio	98.4%	149.7%

Selected Ratios—Statutory
Loss and loss adjustment expense ratio	69.6%	126.2%
Underwriting expense ratio	27.5%	24.2%

Combined ratio	97.1%	150.4%

Impact of catastrophes on combined ratio(1)	4.9%	52.5%

(1)
Excludes ceded losses under St. Paul Re's aggregate excess-of-loss treaties, because such treaties extend to non-catastrophic as well as catastrophic losses.

        Included in the 2001 pro forma combined underwriting results are pre-tax losses related to the September 11, 2001 terrorist attack totaling $402 million. This amount includes gross losses and loss adjustment expenses of $725 million, $144 million of ceded reinsurance, $89 million of additional and reinstatement premiums and $90 million of reduced contingent commission expenses. The determination of the impact of catastrophes on the combined ratio (which is a combination of the expense ratio and the loss ratio) excludes the ceded losses under St. Paul Re's aggregate excess-of-loss treaties; these treaties provide coverage for excess losses arising from catastrophic and non-catastrophic events. The benefits of St. Paul Re's aggregate excess-of-loss treaty for 2002 will remain available to Platinum for the balance of 2002 unless earlier terminated pursuant to its terms.

        The 22.7% decrease in net premiums written for the nine-month period ended September 30, 2002 compared to the nine-month period ended September 30, 2001 was primarily due to the non-renewal of certain contracts that did not meet our underwriting standards and the rescission of a large quota share contract in the second quarter of 2002. These declines were partly offset by significant rate increases achieved on the 2002 renewals. The decline in net premiums written led to a corresponding decline in net premiums earned. The premium for the nine-month period ended September 30, 2001 also includes $89 million in additional and reinstatement premiums related to the September 11, 2001 terrorist attack.

        The 50.0% decrease in losses and loss adjustment expenses incurred in the nine-month period ended September 30, 2002 compared to the nine-month period ended September 30, 2001 is attributable to a reduction in earned premium and a significant decline in catastrophe losses. Catastrophe losses totaled $37 million for the nine months ended September 30, 2002, including $30 million in losses from the flooding in Europe in August 2002, compared to $640 million for the nine months ended September 30, 2001, driven by $581 million of losses resulting from the September 11, 2001 terrorist attack and $50 million in losses resulting from a chemical plant explosion in Toulouse, France.

        The increase in policy acquisition expenses in the nine months ended September 30, 2002, compared to the nine months ended September 30, 2001, resulted primarily from a reversal of contingent commissions of $90 million in 2001 as a result of the losses caused by the September 11, 2001 terrorist attack. The decrease in other underwriting expenses for the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001, is primarily due to a decrease in compensation expenses driven by a reduction in the number of employees and closure of offices.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION
AND UNDERWRITING RESULTS

        You should read the following pro forma discussion and analysis in conjunction with our audited consolidated balance sheet and the related notes included on pages F-3 through F-13 of this prospectus, as well as our unaudited pro forma financial information and the related notes set forth under "Pro Forma Financial Information." Our audited consolidated balance sheet and our unaudited pro forma financial information have been prepared in accordance with U.S. GAAP. The following pro forma discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results described or implied by the pro forma discussion and analysis and these forward-looking statements. You should read the information under "Risk Factors" beginning on page 31 for information about material risks and uncertainties that affect our business.

Overview

        Our objective is to provide property and casualty reinsurance coverages to a diverse clientele of insurers and select reinsurers on a worldwide basis. We will operate principally by using reinsurance brokers to market our products and principally as a lead reinsurer on treaty reinsurance business. A substantial majority of our business will be written as excess-of-loss reinsurance. We intend to organize our worldwide reinsurance business around three operating segments:

  •
  Global Property and Marine. The Global Property and Marine operating segment will include principally property and marine reinsurance coverages. We intend to focus our underwriting activities primarily on catastrophe excess-of-loss and per risk excess-of-loss contracts. We intend to write other types of property reinsurance as well, including selected property pro rata reinsurance. This segment generated $315 million, or 22.8%, of Platinum's 2001 pro forma net premiums written. Following the completion of the Equity Public Offering, we expect the proportion of our net premiums written generated by the Global Property and Marine segment to increase relative to 2001 levels.

  •
  Global Casualty. The Global Casualty operating segment will include principally general and automobile liability, professional liability, workers' compensation, accident and health coverages and casualty clash. We intend to focus our underwriting activities primarily on excess-of-loss reinsurance coverages. This segment generated $592 million, or 42.8%, of Platinum's 2001 pro forma net premiums written. Following the completion of the Equity Public Offering, we expect the proportion of our net premiums written generated by the Global Casualty segment to decrease relative to 2001 levels.

  •
  Finite Risk. The Finite Risk operating segment will include principally non-traditional reinsurance treaties, including multi-year excess-of-loss, aggregate stop loss, finite quota share, loss portfolio transfer, and adverse loss development contracts. We intend to provide clients, either directly or through brokers, with customized solutions for their risk management and other financial management needs. We intend to focus our finite risk underwriting activities primarily on multi-year excess-of-loss and aggregate stop loss reinsurance treaties. Coverage classes within these products will primarily include property, casualty and marine exposures. This segment generated $475 million, or 34.4%, of Platinum's 2001 pro forma net premiums written.

        In addition, we may write other property and casualty reinsurance on an opportunistic basis. For a discussion of the basis on which pro forma net premiums written were determined, see "Pro Forma Financial Information" above.

Background and the Transferred Business

        St. Paul and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. Through its division St. Paul Re, St. Paul has been engaged in the reinsurance business since 1983. In December of 2001, in an effort to enhance the profitability of its reinsurance business, St. Paul decided to narrow the product focus of its reinsurance operations and exit certain lines of that business. As part of this effort, St. Paul Re reduced its anticipated 2002 exposure and expenses by exiting unprofitable lines of business and reducing the number of reinsurance branch offices outside the United States. The narrowing of reinsurance product lines included exiting aviation, bond and credit reinsurance coverages, as well as certain financial risk and capital markets lines. International branch office closings included Munich, Brussels, Hong Kong, Sydney and Singapore. In addition to curtailing various reinsurance operations, St. Paul's management decided that its reinsurance business and its primary insurance business should ideally operate as separate entities because of their different risk profiles and business characteristics. As a result, contingent upon the completion of the Equity Public Offering, St. Paul will make the Cash Contribution and contribute the Transferred Business through the arrangements described below:

  •
  Cash Contribution. At the completion of the Equity Public Offering, St. Paul will make the Cash Contribution in the amount of between $121 million and $126 million. The determination of the amount of the Cash Contribution will be made when the terms of the Equity Public Offering are finally determined. An assumed Cash Contribution of $123 million will result in a pro forma net tangible book value per Common Share of $21.24 following the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment based on an assumed initial public offering price of $22.50 per Common Share (the midpoint of the range at which Platinum Holdings proposes to offer the Common Shares) and assuming no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering or the underwriters' option to purchase additional equity security units. Cash Contributions of $121 million and $126 million will result in net tangible book values of $20.76 and $21.71 per Common Share, respectively, assuming initial public offering prices of $22.00 and $23.00, respectively, and assuming no exercise of the underwriters' options to purchase additional Common Shares or the underwriters' option to purchase additional equity security units.

  •
  Renewal Opportunities and Commitments. We will be acquiring from St. Paul Re its existing customer lists and the right to seek to renew substantially all of St. Paul Re's continuing reinsurance contracts. We will also assume commitments, if any, of St. Paul Re to offer reinsurance coverages in the future.

  •
  Assumed Reinsurance Contracts. Through 100% quota share retrocession agreements (the "Quota Share Retrocession Agreements"), we will reinsure substantially all of the reinsurance contracts St. Paul Re entered into on or after January 1, 2002, which we refer to as the "Assumed Reinsurance Contracts." St. Paul Re will retain all of its reinsurance exposure not being transferred to us and will administer the associated run-off. Consequently, we will not assume any underwriting exposure with respect to reinsurance contracts entered into by St. Paul prior to January 1, 2002, except as noted below with respect to finite reinsurance. St. Paul will also retain all liabilities relating to the flooding in Europe in August 2002 and an intermediate layer of liability for "named storms" in existence at the time of completion of the Equity Public Offering which cause insured damage within ten days of such time, as described herein. We will receive as consideration cash and other assets in an amount equal to the aggregate of all loss reserves (excluding reserves relating to liabilities retained by St. Paul), other reserves related to non-traditional reinsurance treaties, allocated loss adjustment expense reserves, ceding commission reserves and unearned premium reserves, subject to agreed upon adjustments, and net of ceding commissions under the Quota Share

    Retrocession Agreements as of the transfer date. Underwriting gain or loss with respect to the Assumed Reinsurance Contracts for the period from January 1, 2002 to the transfer date will be retained by St. Paul.

    •
    The terms of the Quota Share Retrocession Agreements provide, with limited exceptions, that retrocessional reinsurance purchased by St. Paul Re shall be for our expense and shall inure to our benefit in respect of the Assumed Reinsurance Contracts, providing us with retrocessional reinsurance coverage for such contracts through 2002 or the earlier termination or expiration of the various retrocession agreements. We will bear all the risk associated with non-payment by third party retrocessionaires under such retrocessional reinsurance. All the Quota Share Retrocession Agreements will take effect as of 12:01 a.m. on the day immediately following the date of the completion of the Equity Public Offering. Accordingly, while St. Paul will be contractually committed to effect the transfer, the effective time of the transfer of the Assumed Reinsurance Contracts will occur after the sale to investors of Common Shares in the Equity Public Offering.

    •
    In the case of business written in the United States and the United Kingdom, we will have the right to underwrite specified reinsurance business on behalf of St. Paul for a period of one year following the completion of the Equity Public Offering in cases where we are unable to underwrite that business ourselves because, despite using our reasonable best efforts, we have not obtained the necessary regulatory license or approval to do so or we have not yet been approved as a reinsurer by the cedent, and we will reinsure such business pursuant to the Quota Share Retrocession Agreements. This will allow us to continue to participate in reinsurance business which is bound after the completion of the Equity Public Offering without any delay occasioned by the start-up of our operations, including the lack of required licenses, and facilitate the transition of St. Paul Re's business to us.

    •
    For a period of three years following the completion of the Equity Public Offering, we will underwrite on behalf of St. Paul, with the consent of St. Paul, renewals of in-force contracts of finite reinsurance. St. Paul will retrocede to us 100% of the unpaid and future losses under currently in-force contracts and we will have the option to reinsure losses under certain renewed contracts and will be required to offer to reinsure losses under other renewed contracts for a fair market retrocession premium pursuant to the Quota Share Retrocession Agreements. Under the Quota Share Retrocession Agreements, a portion of future premiums will be applied to settle balances related to prior year experience for the benefit of St. Paul. St. Paul will have an option to renew this arrangement with us for a subsequent period of two years. In the United Kingdom, this arrangement will be limited to finite treaties which St. Paul Re has entered into with a small number of identified cedents and any further finite treaties which may be entered into on behalf of St. Paul Re UK prior to the first anniversary of the completion of the Equity Public Offering.

  •
  Related Assets. We will be acquiring from St. Paul tangible and intangible assets relating to the continuing businesses being transferred to us, including furniture and equipment, systems and software, assignments of leases, licenses and other assets as well as all of the outstanding capital stock of Platinum US.

  •
  Employees. Upon or following the completion of the Equity Public Offering, we expect to employ approximately 150 employees previously employed by St. Paul Re.

        The Equity Public Offering and the transactions contemplated thereby were first announced to the public on April 25, 2002. Platinum believes St. Paul Re's withdrawal from certain business may have adversely affected premiums written during 2002 prior to the public announcement of the

Equity Public Offering. Management is unable to predict how the Equity Public Offering's announcement will affect premiums written in the future. See "Risk Factors."

Our Drivers of Profitability

  Revenues

        We expect to derive our revenues from two principal sources, premiums from our reinsurance business and income from our investment portfolio. Reinsurance premiums are a function of the amount and type of contracts we write as well as prevailing market prices. There are many types of reinsurance contracts with unique pricing, terms and conditions and expected profit margins. Therefore, changes in the amount of premiums we will write may not be an accurate indicator of our anticipated profitability.

        We expect our investment income to be a function of the average assets in our portfolio and the average yield that we earn on those assets. The investment yield will be a function of market interest rates as well as the credit quality and maturity or our invested assets. In addition, we could realize capital gains or losses on our investment portfolio as a result of changing market conditions, including, but not limited to, changes in market interest rates and changes in the market's perception of the credit quality of our invested assets. We intend to earn investment income primarily on the assets invested in our portfolio, but we may also earn revenue from investment income on premium and loss deposits withheld by our clients.

  Expenses

        We expect that our expenses will consist primarily of two types of expenses, loss and loss adjustment expenses, or "LAE", and operating and administrative costs. Loss and loss adjustment expenses will be a function of the amount and type of reinsurance contracts we will write. We will initially record loss and loss adjustment expenses based on an actuarial analysis of the estimated losses we expect to incur on each contract written. The ultimate loss and loss adjustment expenses will depend on the actual costs to settle these claims. We intend to increase or decrease our initial loss estimates as actual losses occur. Our ability to estimate loss and loss adjustment expenses accurately at the time of pricing our contracts will be a critical factor in determining our profitability.

        Operating and administrative costs are expected to consist primarily of acquisition expenses, which are commission and brokerage fees paid to intermediaries for the production of premiums written, excise taxes and other underwriting expenses, overhead costs, interest expense and income taxes. We expect our acquisition expenses to consist principally of ceding commissions paid to cedents and brokerage commissions that represent a percentage of the premiums on reinsurance contracts written. We expect that acquisition expenses will be a function of the amount and types of contracts written. Overhead costs are expected to consist primarily of salaries and related costs. These costs will be primarily fixed in nature and will not vary with the amount of premiums written. Interest expense (including payments on the senior notes forming part of the equity security units) will be a function of outstanding borrowing or funding commitments (such as letter of credit agreements) and the contractual interest rate related to these commitments. Income taxes will be a function of our profitability and the tax rate in the various jurisdictions in which we do business.

Critical Accounting Policies

        Our significant accounting policies are described in the notes to Platinum Holdings' audited consolidated balance sheet. The following is a summary of the critical accounting policies that will affect our future financial performance: premiums, reserves, reinsurance and investments.

  Premiums

        Premiums will be recorded at the inception of each policy, based upon information received from ceding companies and their brokers. For excess-of-loss contracts, the amount of premium is usually contractually documented at inception, and no management judgment is necessary in accounting for this. Premiums are earned on a pro rata basis over the coverage period. For proportional treaties, the amount of premium is normally estimated at inception by the ceding company. We will account for such premium using the initial estimates, and then adjust them once a sufficient period for actual premium reporting has elapsed. For the year ended December 31, 2001, the pro forma premiums written resulting from estimate accruals were less than 25% of total premiums written. We will also accrue for reinstatement and additional premiums resulting from losses. Such accruals will be based upon actual contractual terms, and the only element of management judgment involved is with respect to the amount of loss reserves, as described below.

        Reinstatement and additional premiums are written at the time a loss event occurs where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term, and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has expired, related to experience during the policy term, which are earned immediately.

  Reserves

        Under U.S. GAAP, we will not be permitted to establish loss reserves until the occurrence of an event which may give rise to a loss. Once such an event occurs, we will establish reserves based upon estimates of total losses incurred by the ceding insurers as a result of the event and our estimate of the portion of such loss we have reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial.

        Setting appropriate reserves for loss and loss adjustment expenses is an inherently uncertain process. Loss reserves will represent our estimates, at a given point in time, of ultimate settlement and adjustment costs of losses incurred (including incurred but not reported, or IBNR, losses, which are losses that have been sustained but not yet reported to the insurer). We will regularly review and update these estimates, using the most current information available to us. Consequently, the ultimate liability for a loss is likely to differ from the original estimate. Whenever we determine that any existing loss reserves are inadequate, we are required to record such change in estimate, increasing the loss reserves with a corresponding reduction, which could be material, in our operating results in the period in which the deficiency is identified. Adjustments resulting from changes in our estimates will be reflected in current income. The establishment of new reserves, or the adjustment of reserves for reported claims, could result in significant upward or downward changes to our financial condition or results of underwriting in any particular period.

        The reserve for losses and loss adjustment expenses will be based upon reports, individual case estimates received from ceding companies and management's estimates. Management's estimates are used mostly to estimate IBNR loss amounts. For certain catastrophic events, there is considerable uncertainty underlying the assumptions and associated estimated reserves for losses and loss adjustment expenses. Reserves will be reviewed regularly and, as experience develops and additional information becomes known, the reserves will be adjusted as necessary. Such changes in estimate, if necessary, will be reflected in results of operations in the current period. We currently intend to make arrangements to permit us to discount the liability for certain assumed reinsurance contracts using rates based on our return on invested assets or, in many cases, on yields contractually guaranteed to us on funds held by the ceding company.

        Generally, reserves are established without regard to whether we may subsequently contest the loss. We expect our policy to be to establish reserves for reported losses based upon reports received from ceding companies, supplemented by our reserve estimates.

  Reinsurance

        Written premiums (which are total premiums for a given period), earned premiums (which are the portion of written premiums which applies to the expired portion of the policy period), incurred losses (which are total losses, whether paid or unpaid) and LAE reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions being made relating to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. Reinsurance contracts that do not transfer significant insurance risk are required to be accounted for as deposits. These deposits are accounted for as financing transactions, with interest expense credited to the contract deposit. Premiums received on retroactive reinsurance contracts are not reflected in the statement of operations, but rather are recorded in the consolidated balance sheet as an increase to loss and loss adjustment expense reserves for the liabilities assumed and as assets based on the consideration received. A deferred charge or credit is recorded for any difference between liabilities assumed and consideration received.

Investments

        In accordance with our investment guidelines, our investments will initially consist of high-grade marketable fixed income securities. We may, in the future, elect to invest a portion of our funds in marketable equity securities. Investments will be carried at estimated fair value as determined by the most recently traded price of each security as of the balance sheet date. Unrealized gains and losses on our investments will be included as a separate component of shareholders' equity. Realized gains and losses on sales of investments will be determined on a specific identification basis. In addition, unrealized depreciation in the value of individual securities considered by management to be other than temporary will be charged to income in the period it is determined. Investment income will be recorded when earned and will include the amortization of premiums and discounts on investments. For a more detailed discussion, see "Business—Our Business—Investments."

Formation of Platinum Holdings and Presentation of Pro Forma Financial Information
and Historical St. Paul Re Combined Financial Information

Formation of Platinum Holdings

        In connection with our formation, we have agreed with St. Paul and certain of its affiliates to enter into the Inception Agreements. They will become effective contingent upon the completion of the Equity Public Offering (except the Quota Share Retrocession Agreements which will take effect at 12:01 a.m. on the day immediately following the date of the completion of the Equity Public Offering) and will govern our relationship with St. Paul thereafter with respect to various intercompany arrangements and services. The principal terms of these agreements are summarized under "Certain Relationships and Related Transactions" in this prospectus.

Presentation of Pro Forma Financial Information and St. Paul Re Combined Financial Information

        As a newly formed company, we have no actual results of operations. In this prospectus, we are therefore presenting pro forma financial information of Platinum Holdings with respect to the reinsurance business which St. Paul will be transferring to us under the terms of the Inception Agreements, contingent upon the completion of the Equity Public Offering. This pro forma financial information is intended, under the various assumptions discussed in more detail under "Pro Forma Financial Information", to illustrate the performance of our business as if the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment had been completed and we had commenced our operations as of January 1, 2001.

        We are also presenting the historical combined financial information of St. Paul Re. For a detailed discussion of the historical underwriting results of St. Paul Re, see "The Predecessor Business."

        Our future results will depend in part on the amount of our investment income, which cannot be predicted and which will fluctuate depending upon the types of investments we select, our underwriting results and market factors. Actual tax expense in future periods will be based on underwriting results plus investment income and other income and expense items not reflected in the pro forma consolidated statements of underwriting results. For discussion of our effective tax rate, see "—Income Tax" below.

        We caution that the Platinum pro forma consolidated balance sheet and pro forma combined underwriting results presented herein are not indicative of the actual results that we may achieve once we commence operations. Many factors may cause our actual results to differ materially from these pro forma consolidated balance sheet and results including, but not limited to, the following:

  •
  Platinum's pro forma combined statement of underwriting results includes premium and loss development on business entered into prior to January 1, 2002. Under the Quota Share Retrocession Agreements, we are assuming no premium or loss development on business entered into prior to January 1, 2002. Therefore, our reported premiums written and earned and reported losses and loss adjustment expenses in our initial years of operation could be substantially lower than as presented in Platinum's pro forma combined statement of underwriting results. As such, our reported results in our initial years of operation will not be subject to prior year development for periods prior to January 1, 2002.

  •
  Following the Equity Public Offering, we will report underwriting results under the Quota Share Retrocession Agreements for the period through the date of completion of the Equity Public Offering based on the application of retroactive reinsurance accounting, resulting in the premiums earned and losses incurred by St. Paul during such period being excluded from our statement of underwriting results. Due to this exclusion, following the Equity Public Offering, our reported 2002 premiums written and earned and our net underwriting results in 2002 could be substantially different than as presented in Platinum's pro forma combined statement of underwriting results.

  •
  Platinum's pro forma consolidated balance sheet reflects the inception of the Quota Share Retrocession Agreements assuming transferred balances as of June 30, 2002. Platinum's actual consolidated balance sheet will report transferred amounts determined as of 12:01 a.m. on the day immediately following the date of completion of the Equity Public Offering. Accordingly, underwriting gain or loss with respect to the Assumed Reinsurance Contracts for the period from January 1, 2002 through such date will be retained by St. Paul.

  •
  Although we expect to continue to be afforded the benefits of most of St. Paul Re's retrocessional reinsurance program through their expiration in 2002, we may enter into retrocessional reinsurance contracts with significantly different terms and conditions from those that have been made available to us from St. Paul Re and which form the basis of our initial operations.

  •
  The additional and reinstatement premiums recorded in 2001 by St. Paul Re's Finite Risk operating segment were primarily caused by losses relating to the September 11, 2001 terrorist attack. These additional and reinstatement premiums were unusually high and not necessarily indicative of the recurring premium volume we expect to write in that business segment.

  •
  Platinum's pro forma financial statements continue to reflect the discounting of the liability for certain Assumed Reinsurance Contracts based on our current intention to make arrangements to permit such discounting. If we do not put such arrangements in place, reinsurance contracts of a similar type entered into in the future would be reported on an undiscounted basis.

Exposure to Catastrophes

        As with other reinsurers, our operating results and financial condition can be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires, riots and explosions. Although we will attempt to limit our exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows. As noted above under "—Critical Accounting Policies", under U.S. GAAP, we are not permitted to establish loss reserves until the occurrence of an event which may give rise to a claim. Once such an event occurs, we will establish reserves based upon estimates of total losses incurred by the ceding insurers as a result of the event and our estimate of the portion of such loss we have insured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial.

Income Tax

         Except in Bermuda, we will be subject to local income tax requirements in the jurisdictions in which we operate. The income tax expense reflected in our pro forma financial statements therefore reflects a number of different local tax rates, and as a result may change from one period to the next depending on both the amount and the geographic distribution of our taxable income. Actual tax expense in future periods will be based on underwriting results plus investment income and other income and expense items not reflected in the Pro Forma Consolidated Statements of Underwriting Results. Our effective tax rate will reflect the proportion of income recognized by our operating subsidiaries with Platinum US taxed at the U.S. corporate income rate (35%), Platinum UK taxed at the U.K. corporate tax rate (generally 30%), Platinum Ireland taxed at the Irish corporate tax rate (25% on non-trading income and 16% on trading income, the latter rate to be reduced to 12.5% as of January 1, 2003), and Platinum Bermuda taxed at a zero corporate tax rate. In 2002, we expect to have a greater portion of our income subject to U.S. taxation and U.K. taxation than we expect to have in the future because our Bermuda operations are entirely new but can be expected to grow as a proportion of our business over time. As a result of changes in our geographic contribution of taxable income as well as changes in the amount of our non-taxable income and expense, the relationship between our reported income before tax and our income tax expense may change significantly from one period to the next.

Pro Forma Combined Underwriting Results of Platinum Holdings

        The following table summarizes our pro forma combined underwriting results for the six months ended June 30, 2002 and 2001, and for the year ended December 31, 2001, as if the Equity Public

Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment had been completed on January 1, 2001. For a discussion of the historical results of underwriting of St. Paul Re, see "The Predecessor Business."

	Six Months Ended June 30,
			Year Ended December 31, 2001
	2002	2001
	($ in millions)
Net premiums earned
Net premiums written	$602	$576	$1,382
Change in unearned premiums, net	(29)	(88)	(80)

Net premiums earned	573	488	1,302

Losses and Underwriting expenses
Losses and loss adjustment expenses	350	344	1,440
Policy acquisition expenses	144	149	237
Other underwriting expenses	34	37	69

Total losses and underwriting expenses	$528	$530	1,746

Underwriting gain (loss)	$45	$(42)	$(444)

Selected Ratios - U.S. GAAP
Loss and loss adjustment expense ratio	61.2%	70.6%	110.6%
Underwriting expense ratio	31.1%	38.1%	23.5%

Combined ratio	92.3%	108.7%	134.1%

Selected Ratios - Statutory
Loss and loss adjustment expense ratio	61.2%	70.6%	110.6%
Underwriting expense ratio	29.6%	32.3%	22.1%

Combined ratio	90.8%	102.9%	132.7%

Impact of catastrophes on combined ratio (1)	(3.0)%	3.7%	40.9%

(1)
Excludes ceded losses under St. Paul Re's aggregate excess-of-loss treaties, because such treaties extend to non-catastrophic as well as catastrophic losses as described below. The 3% benefit from catastrophes on the June 30, 2002 combined ratio is driven by a lack of catastrophes in the first six months of 2002 and favorable loss development in 2002 on catastrophe losses incurred in prior years.

        Included in the 2001 pro forma combined underwriting results are pre-tax losses related to the September 11, 2001 terrorist attack totaling $468 million. This amount includes gross losses and loss adjustment expenses of $819 million, $123 million of ceded reinsurance, $137 million of additional and reinstatement premiums and $91 million of reduced contingent commission expenses. The determination of the impact of catastrophes on the combined ratio excludes the ceded losses under St. Paul Re's aggregate excess-of-loss treaties; these treaties provide coverage for excess losses arising from catastrophic and non-catastrophic events. The benefits of St. Paul Re's aggregate excess-of-loss treaty for 2002 will remain available to Platinum for the balance of 2002 unless earlier terminated pursuant to its terms.

Retrocessional Reinsurance

        Our pro forma combined underwriting results for the six months ended June 30, 2002 and 2001, and for the year ended December 31, 2001 reflect the benefits of most of St. Paul Re's retrocessional reinsurance program as it relates to Platinum. The pro forma results do not reflect the effects of the St. Paul corporate aggregate excess-of-loss reinsurance program, which will not be available to Platinum in 2002 or thereafter. St. Paul Re has utilized retrocession agreements principally to increase aggregate premium capacity and to reduce the risk of loss on reinsurance underwritten. In addition, through St. Paul Re's aggregate excess-of-loss treaties, St. Paul Re has maintained catastrophe reinsurance programs for the purpose of limiting its exposure with respect to multiple claims arising from a single occurrence or event. St. Paul Re's retrocession agreements provide for recovery of a portion of claims and claims expense from retrocessionnaires. Under these programs, on a pro forma basis, St. Paul Re ceded the following amounts to retrocessionaires:

	Six Months Ended June 30,
			Year Ended December 31, 2001
	2002	2001
	($ in millions)
Ceded premiums written	$42	$70	$167
Ceded premiums earned	25	65	165
Ceded losses and loss adjustment expenses	(27)	105	368
Ceded underwriting expenses	4	3	8

Net underwriting benefit (detriment)	$(48)	$43	$211

        The amounts in the pro forma underwriting results on pages 79 and 84 of this prospectus include the retrocession amounts reflected above.

        The amounts included in the pro forma underwriting results on page 85 of this prospectus, as well as the individual segment discussions on pages 86 to 91 of this prospectus, include the retrocession amounts reflected above, less the following impacts of St. Paul Re's aggregate excess-of-loss treaties as they relate to Platinum:

	Six Months Ended June 30,
			Year Ended December 31, 2001
	2002	2001
	($ in millions)
Ceded premiums written	$7	$37	$87
Ceded premiums earned	(1)	36	87
Ceded losses and loss adjustment expenses	(21)	78	194

Net underwriting benefit (detriment)	$(20)	$42	$107

        Under the terms of St. Paul Re's aggregate excess-of-loss treaties, St. Paul Re remits an initial margin premium in quarterly installments to its counterparty, regardless of whether losses are ceded under the treaty. If losses are ceded under these treaties, St. Paul Re remits additional premiums ceded, plus accrued interest, to its counterparty when the related losses and loss adjustment expenses are settled. For the six months ended June 30, 2002, no losses were ceded under the 2002 treaty. Net underwriting detriment in the 2002 six-month period is driven by commutations in such period requested by one retrocessionnaire of its ten percent portion of the 1999 and 2001 St. Paul Re aggregate excess-of-loss treaties. In the six-month period ending June 30, 2002, these commutations resulted in a reduction in ceded written and earned premiums of $11 million and a reduction in ceded losses and loss adjustment expenses incurred of $25 million, resulting in a net underwriting detriment of $14 million. These commutations were done in conjunction with the commutation of a reinsurance treaty underwritten by St. Paul Re for the same party which resulted in a net underwriting benefit of $10 million. The combined effect of these commutations resulted in a net underwriting detriment of $4 million. The impact of these commutations is not expected to be material to future operations or financial position. The additional net underwriting detriment is due to $6 million of ceded premium pursuant to the St. Paul Re aggregate excess of loss treaty with respect to the 2002 accident year.

Pro Forma Combined Underwriting Results

  Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

  Net premiums

        Net premiums written for the six-month period ended June 30, 2002 increased 4.5% to $602 million from $576 million for the six-month period ended June 30, 2001, including $242 million, or 40.2%, from the Global Casualty segment, $212 million, or 35.2%, from the Global Property and Marine segment and $148 million, or 24.6%, from the Finite Risk segment. The increase in premium is due to rate increases averaging 29% across all lines of business partly offset by the non-renewal of certain contracts that did not meet our underwriting standards. In addition, a large quota share contract was rescinded at a cost to us of $56 million, adversely affecting net written premiums. The large quota share contract was a three year quota share reinsurance contract incepting in 1999. The coverage for 2001 was rescinded by mutual agreement with the ceding company.

        Net premiums earned for the six months ended June 30, 2002 increased 17.4% to $573 million from $488 million for the six months ended June 30, 2001, reflecting the impact of price increases partly offset by the decrease in exposure.

  Losses and loss adjustment expenses

        Losses and loss adjustment expenses incurred were $350 million in the six months ended June 30, 2002 compared to $344 million in the six months ended June 30, 2001. The small increase as compared to the increase in earned premium is attributable to favorable development in prior underwriting years as well as increased rates impacting the current underwriting year. Favorable catastrophe development resulted in a benefit of $17 million in the six months ended June 30, 2002 and catastrophe losses resulted in an expense of an $18 million detriment in the six months ended June 30, 2001 due to the Midwest storms and Hurricane Allison. The loss and loss adjustment expense ratio, also referred to as loss ratio (which is the ratio of losses and loss adjustment expenses incurred, including estimates for claims incurred but not reported, to premiums earned) was 61.2% and 70.6% for the six months ended June 30, 2002 and 2001, respectively. Catastrophe loss development had a favorable impact on loss ratios for the six months ended June 30, 2002 of 3.0% and catastrophe losses had an unfavorable impact of 3.7% for the six months ended June 30, 2001.

  Acquisition expenses

        Acquisition expenses were $144 million for the six-month period ended June 30, 2002 compared to $149 million for the six-month period ended June 30, 2001. The resulting acquisition expense ratio was 25.1% for the six months ended June 30, 2002 compared to 30.4% for the six months ended June 30, 2001. The reduction in the expense ratio of 5.3% was attributable to lower commission and brokerage costs across the portfolio primarily due to an increase in writings in our Global Property segment, which carries lower commission and brokerage costs.

  Other underwriting expenses

        Other underwriting expenses consisted of the cost of operations associated with underwriting activities. These expenses include compensation, rent and all other general expenses associated with our underwriting activity and exclude any investment or claim related expense. Other underwriting expenses were $34 million for the six-month period ended June 30, 2002 and $37 million for the six-month period ended June 30, 2001. The other underwriting expense ratio for the six months ended June 30, 2002 was 6.0% compared to 7.7% for the six-month period ended June 30, 2001. The decrease was attributable to the growth in premiums earned together with a decrease in underwriting expenses, principally compensation related due to a reduction of employees.

  Year Ended December 31, 2001

  Net premiums

        Net premiums written for the year ended December 31, 2001 totaled $1,382 million, including $592 million, or 42.8%, from the Global Casualty segment, $315 million, or 22.8%, from the Global Property and Marine segment and $475 million, or 34.4%, from the Finite Risk segment. Included in net premiums written for the period were $137 million in additional and reinstatement premiums, principally as a result of losses under finite reinsurance treaties, primarily related to the September 11, 2001 terrorist attack. Net premiums earned for the full year 2001 were $1,302 million.

  Losses and loss adjustment expenses

        Losses and loss adjustment expenses incurred totaled $1,440 million for the year ended December 31, 2001, which included loss and loss adjustment expense payments of $652 million and a net increase in reserves for unpaid losses and loss adjustment expenses of $788 million.

        For the year ended December 31, 2001, pre-tax catastrophe losses net of reinsurance totaled $744 million, of which $696 million resulted from the September 11, 2001 terrorist attack. The majority of the remaining $48 million of catastrophe losses in 2001 was the result of a variety of storms throughout the year in the U.S., and the explosion of a chemical manufacturing plant in Toulouse, France.

        The reported loss ratio of 110.6% for the year ended December 31, 2001 included a 46.7 percentage point detriment from losses incurred in the terrorist attack (not including the effects of St. Paul Re's aggregate excess-of-loss treaties). The reported loss ratio for the year ended December 31, 2001 also included a benefit from St. Paul Re's aggregate excess-of-loss treaties.

        St. Paul Re's actual estimated losses for the September 11, 2001 terrorist attack were based on a variety of actuarial techniques, coverage interpretations and claims estimation methods. They included an estimate of losses incurred but not reported, and an estimate of costs related to the settlement of claims. The estimate of St. Paul Re's losses is also based on its belief that property-casualty insurance losses from the terrorist attack will total between $30 billion and $35 billion for the insurance industry. While the estimate of industry losses is subject to significant uncertainties and may change over time as additional information becomes available, Platinum will not be subject to the impact of any loss development associated with the terrorist attack in that reinsurance contracts which gave rise to the terrorist attack losses are not included in the Assumed Reinsurance Contracts and Platinum is not assuming any liability for prior period losses.

        The estimated net pre-tax operating loss as a result of the terrorist attack totaled $468 million, consisting of the following components:

Year Ended December 31, 2001
($ in millions)
Gross losses and loss adjustment expenses	$819
Reinsurance recoverables	(123)
Additional and reinstatement premiums	(137)
Reduction in reinsurance contingent commission expense	(91)

Total estimated pre-tax operating loss	$468

        The estimated net pre-tax operating loss of $468 million related to the terrorist attack would have been distributed among Platinum's intended business segments as follows:

Year Ended December 31, 2001
($ in millions)
Global Property & Marine	$307
Global Casualty	32
Finite Risk	129

Total	$468

  Acquisition expenses

        Acquisition expenses were $237 million for the year ended December 31, 2001. The acquisition expenses were reduced by $91 million related to contingent commissions that are no longer payable as a result of the losses caused by the terrorist attack of September 11, 2001. This resulted in a 10.0 percentage point benefit resulting from the contingent commission adjustment described above. The resulting acquisition expense ratio, that is, acquisition expenses expressed as a percentage of earned premium, was 18.2% for the year ended December 31, 2001.

  Other underwriting expenses

        Other underwriting expenses were $69 million for the year ended December 31, 2001. This resulted in an other underwriting expense ratio of 5.3% for the year ended December 31, 2001.

Pro Forma Underwriting Results By Operating Segment

        The following table summarizes pro forma underwriting results and combined ratios for each of our three operating segments for the six months ended June 30, 2002 and 2001, and the year ended December 31, 2001.

	Six Months Ended June 30,
			Year Ended December 31, 2001
	2002	2001
	($ in millions)
Global Property & Marine
Net premiums written	$212	$168	$315
Net premiums earned	187	132	311
Losses and loss adjustment expenses	78	43	399
Underwriting expenses	52	48	96

Underwriting gain (loss)	$57	$41	$(184)

Combined ratio	69.5%	68.9%	159.2%

Global Casualty
Net premiums written	$242	$284	$592
Net premiums earned	239	230	521
Losses and loss adjustment expenses	198	226	460
Underwriting expenses	75	84	191

Underwriting gain (loss)	$(34)	$(80)	$(130)

Combined ratio	114.3%	134.6%	125.0%

Finite Risk
Net premiums written	$148	$124	$475
Net premiums earned	147	126	470
Losses and loss adjustment expenses	74	75	581
Underwriting expenses	51	54	19

Underwriting gain (loss)	$22	$(3)	$(130)

Combined ratio	85.4%	102.2%	127.5%

Total
Net premiums written	$602	$576	$1,382
Net premiums earned	573	488	1,302
Losses and loss adjustment expenses	350	344	1,440
Underwriting expenses	178	186	306

Underwriting gain (loss)	$45	$(42)	$(444)

Loss and loss adjustment expense ratio	61.2%	70.6%	110.6%
Underwriting expense ratio	31.1%	38.1%	23.5%

Combined ratio	92.3%	108.7%	134.1%

        The following table summarizes pro forma underwriting results and combined ratios, excluding the impact of St. Paul Re's aggregate excess-of-loss treaties and the impact of the September 11,

2001 terrorist attack, for each of our three operating segments for the six months ended June 30, 2002 and 2001, and the year ended December 31, 2001:

	Six Months Ended June 30,
			Year Ended December 31, 2001
	2002	2001
	($ in millions)
Global Property & Marine
Net premiums written	$215	$196	$356
Net premiums earned	187	159	352
Losses and loss adjustment expenses	71	100	194
Underwriting expenses	52	48	96

Underwriting gain (loss)	$64	$11	$62

Combined ratio	65.8%	93.1%	82.4%

Global Casualty
Net premiums written	$248	$288	$611
Net premiums earned	241	234	540
Losses and loss adjustment expenses	196	240	468
Underwriting expenses	74	83	191

Underwriting gain (loss)	$(29)	$(89)	$(119)

Combined ratio	112.3%	138.1%	122.1%

Finite Risk
Net premiums written	$146	$129	$365
Net premiums earned	144	131	360
Losses and loss adjustment expenses	62	83	276
Underwriting expenses	52	54	110

Underwriting gain (loss)	$30	$(6)	$(26)

Combined ratio	78.9%	104.8%	107.1%

Total
Net premiums written	$609	$613	$1,332
Net premiums earned	572	524	1,252
Losses and loss adjustment expenses	329	423	938
Underwriting expenses	178	185	397

Underwriting gain (loss)	$65	$(84)	$(83)

Loss and loss adjustment expense ratio	57.6%	80.7%	74.9%
Underwriting expense ratio	31.1%	35.3%	31.7%

Combined ratio	88.7%	116.0%	106.6%

        The following provides a more detailed discussion of the pro forma underwriting results for our three operating segments. To provide a more meaningful analysis of the underlying performance of our business segments, the discussion of segment results excludes the impact of St. Paul Re's aggregate excess-of-loss treaties and the impact of the September 11, 2001 terrorist attack.

Global Property and Marine

        The Global Property and Marine operating segment will include principally property and marine reinsurance coverages. We intend to focus our underwriting activities primarily on catastrophe and excess-of-loss per risk contracts. We intend to write other types of property reinsurance as well, including selected property pro rata insurance. The following table summarizes the pro forma underwriting results of Platinum's Global Property and Marine segment for the six months ended June 30, 2002 and 2001, and the year ended December 31, 2001. The underwriting results exclude the impact of St. Paul Re's aggregate excess-of-loss treaties and the impact of the September 11, 2001 terrorist attack.

	Six Months Ended June 30,
			Year Ended December 31, 2001
	2002	2001
	($ in millions)
Net premiums written	$215	$196	$356
Net premiums earned	187	159	352
Losses and loss adjustment expenses	71	100	194
Underwriting expenses	52	48	96

Underwriting gain (loss)	$64	$11	$62

Loss and loss adjustment expense ratio	37.9%	62.7%	55.1%
Underwriting expense ratio	27.9%	30.4%	27.3%

Combined ratio	65.8%	93.1%	82.4%

  Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

  Net premiums

        Net premiums written in the Global Property and Marine segment for the six-month period ended June 30, 2002 increased 9.7% to $215 million from $196 million for the six-month period ended June 30, 2001. This increase was the result of significant price increases averaging 36%, offset by decreased exposures through re-underwriting efforts across all lines of business.

        Net premiums written in the Global Property and Marine segment included $164 million in excess-of-loss reinsurance contracts and $51 million in proportional contracts.

        Net premiums written in the Global Property and Marine segment grew 7.6% in the U.S. to $113 million for the six months ended June 30, 2002 compared to $105 million in the U.S. for the six months ended June 30, 2001. Net premiums written in the Global Property and Marine segment increased 12.1% outside the U.S. to $102 million for the six months ended June 30, 2002 compared to $91 million outside the U.S. in the six months ended June 30, 2001. These increases reflected the impact of price increases offset by the decrease in exposure.

        Net premiums earned for the six months ended June 30, 2002 were impacted by the same factors as written premiums and increased by 17.6% to $187 million from $159 million for the six-month period ended June 30, 2001.

  Losses and loss adjustment expenses

        Losses and loss adjustment expenses incurred by Global Property and Marine segment were $71 million in the six months ended June 30, 2002 compared to $100 million in the six months ended June 30, 2001. The decrease in the six months ended June 30, 2002 was principally attributable to the absence of catastrophe losses and the favorable development of prior year catastrophes. The Global Property and Marine segment's loss ratio was 37.9% and 62.7% for the six-month periods ending June 30, 2002 and 2001, respectively. The absence of catastrophe losses in 2002, as well as favorable loss development from prior period catastrophes, resulted in a benefit of $14 million for the six months ended June 30, 2002. For the six months ended June 30, 2001 catastrophe losses totaled $18 million mainly due to Hurricane Allison and the Midwest storms in 2001.

  Underwriting expenses

        Acquisition costs associated with the Global Property and Marine segment were $37 million for the six-month period ended June 30, 2002 compared to $31 million for the six-month period ended June 30, 2001. After deferring those costs related to the unearned portions of net premiums written, the resulting acquisition expense ratio was 20.0% for the six months ended June 30, 2002 compared to 19.4% for the six months ended June 30, 2001. The increase in the expense ratio of 0.6% was attributable to higher commission and brokerage costs reflecting an increase in proportional business, which carries a higher commission and brokerage ratio. Other underwriting expenses of the Global Property and Marine segment, including direct and allocated underwriting expenses, were $15 million for the six-month period ended June 30, 2002 and $17 million for the six-month period ended June 30, 2001. The other underwriting expense ratio for the Global Property and Marine segment for the six months ended June 30, 2002 was 7.9% compared with 11.0% for the six-month period ended June 30, 2001. The decrease in the other underwriting expense ratio was attributable to the increase in written premiums and a decrease in other underwriting expenses, mainly compensation related due to a reduction of employees.

  Year Ended December 31, 2001

  Net premiums

        Net premiums written in the Global Property and Marine segment for the year ended December 31, 2001 totaled $356 million. Net premium volume in 2001 reflected the benefit of strong rate increases throughout the segment. Price increases accelerated as the year progressed, particularly in the aftermath of the September 11, 2001 terrorist attack.

        Net premiums written in the Global Property and Marine segment in the U.S. totaled $196 million in 2001. Net premiums written in the Global Property and Marine segment for ceding companies outside the U.S. totaled $160 million in 2001.

  Losses and loss adjustment expenses

        Losses and loss adjustment expenses incurred for the Global Property and Marine segment totaled $194 million for the year ended December 31, 2001. Losses and loss adjustment expenses incurred for the year ended December 31, 2001 included loss and loss adjustment expense payments of $190 million and a net increase in reserves for unpaid losses and loss adjustment expenses of $4 million.

  Underwriting expenses

        Acquisition costs for the Global Property and Marine segment were $66 million for the year ended December 31, 2001, after deferring those costs related to the unearned portion of premiums written. The resulting acquisition expense ratio was 18.7% for the year ended December 31, 2001. Other underwriting expenses of the Global Property and Marine segment, including direct and allocated underwriting expenses during 2001, totaled $30 million, resulting in an other underwriting expense ratio of 8.6%.

Global Casualty

        The Global Casualty operating segment will include principally general and automobile liability, professional liability, workers' compensation, accident and health coverages and casualty clash. We intend to focus our underwriting activities primarily on excess-of-loss reinsurance coverages. The following table summarizes the pro forma underwriting results of Platinum's Global Casualty segment for the periods covered by this discussion. As with the discussion of the Global Property and Marine segment, the underwriting results below for the six months ended June 30, 2002 and 2001, and for the year ended December 31, 2001 exclude the impact of St. Paul Re's aggregate excess-of-loss treaties and the impact of the September 11, 2001 terrorist attack.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001
	($ in millions)
Net premiums written	$248	$288	$611
Net premiums earned	241	234	540
Losses and loss adjustment expenses	196	240	468
Underwriting expenses	74	83	191

Underwriting gain (loss)	$(29)	$(89)	$(119)

Loss and loss adjustment expense ratio	81.4%	102.5%	86.7%
Underwriting expense ratio	30.9%	35.6%	35.4%

Combined ratio	112.3%	138.1%	122.1%

  Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

  Net premiums

        Net premiums written in the Global Casualty segment for the six-month period ended June 30, 2002 decreased 13.9% to $248 million from $288 million for the six-month period ended June 30, 2001. The decrease in net premiums written was primarily due to the re-underwriting of the portfolio including the rescission of a large quota share contract and a decrease in proportional reinsurance. The large quota share contract was a three year quota share reinsurance contract incepting in 1999. As a result of the strategic initiative to improve profitability and focus on core lines of business, the coverage for 2001 was rescinded by mutual agreement with the ceding company. These decreases to the portfolio were offset by significant rate increases on renewal business averaging 30% across the portfolio.

        Net premiums written in the Global Casualty segment included $202 million in excess-of-loss reinsurance contracts and $46 million in proportional contracts.

        Net premiums written in the Global Casualty segment declined 10.7% in the United States to $208 million for the six months ended June 30, 2002 compared to $233 million in the United States in the six months ended June 30, 2001. Net premiums written in the Global Casualty segment declined 27.3% outside the United States to $40 million for the six months ended June 30, 2002 compared to $55 million outside the United States in the six months ended June 30, 2001. The decreases reflect the rescission of the large quota share contract offset by rate increases achieved on renewal business.

        Net premiums earned for the six months ended June 30, 2002 were impacted by the same factors as net premiums written and increased by 3.0% to $241 million from $234 million for the six-month period ended June 30, 2001.

  Losses and loss adjustment expenses

        Losses and loss adjustment expenses incurred in the Global Casualty segment were $196 million in the six months ended June 30, 2002 compared to $240 million in the six months ended June 30, 2001. The decrease is attributable to favorable development in prior underwriting years as well as increased rates impacting the current underwriting year. The Global Casualty segment's loss ratio was 81.4% and 102.5% for the six-month periods ended June 30, 2002 and 2001, respectively.

  Underwriting expenses

        Acquisition costs associated with the Global Casualty segment were $61 million for the six-month period ended June 30, 2002 compared to $69 million for the six-month period ended June 30, 2001, after deferring those costs related to the unearned portion of premiums written. The resulting acquisition expense ratio was 25.5% for the six months ended June 30, 2002 compared to 29.8% for the six months ended June 30, 2001. The reduction in the acquisition expense ratio of 4.3% was attributable to better terms and conditions negotiated with our ceding companies. Other underwriting expenses of the Global Casualty segment, including direct and allocated underwriting expenses, were $13 million for the six-month period ended June 30, 2002 and $14 million for the six-month period ended June 30, 2001. The other underwriting expense ratio for the six months ended June 30, 2002 was 5.4% compared to 5.8% for the six-month period ended June 30, 2001. The decrease in the other underwriting expense ratio was attributable to a decrease in expenses, principally compensation related due to a reduction of employees.

  Year Ended December 31, 2001

  Net premiums

        Net premiums written in the Global Casualty segment for 2001 included $454 million in excess-of-loss reinsurance contracts and $157 million in proportional contracts. Net premium volume reflected the benefit of significant price increases for substantially all coverages in the segment.

        Net premiums written in the Global Casualty segment for ceding companies in the United States totaled $501 million in 2001. Net premiums written in the Global Casualty segment for ceding companies outside the U.S. were $110 million in 2001.

  Losses and loss adjustment expenses

        Losses and loss adjustment expenses incurred for the Global Casualty segment totaled $468 million for the year ended December 31, 2001. Loss and loss adjustment expenses incurred for the year ended December 31, 2001 included loss and loss expense payments of $310 million and a net increase in reserves for unpaid losses and loss adjustment expenses of $158 million.

  Underwriting expenses

        Acquisition costs for the Global Casualty segment were $163 million for the year ended December 31, 2001. After deferring those costs related to the unearned portion of net premiums written, the resulting acquisition expense ratio was 30.2% for the year ended December 31, 2001. Other underwriting expenses of the Global Casualty segment, including direct and allocated underwriting expenses during 2001, totaled $28 million, resulting in an other underwriting expense ratio of 5.2%.

Finite Risk

        The Finite Risk operating segment will include principally non-traditional reinsurance treaties, including multi-year excess-of-loss, aggregate stop loss, finite quota share, loss portfolio transfer, and adverse loss development contracts. We intend to provide clients, either directly or through brokers, with customized solutions for their risk management and other financial management needs. We intend to focus our finite risk underwriting activities primarily on multi-year excess-of-loss and aggregate stop loss reinsurance treaties. Coverage classes within these products will primarily include property, casualty, marine and/or whole account property and casualty exposures. The following table summarizes results for the Finite Risk segment for the periods covered by this discussion. As with the discussion of our other operating segments, the pro forma underwriting results below for the six months ended June 30, 2002 and 2001, and for the year ended

December 31, 2001 exclude the impact of St. Paul Re's aggregate excess-of-loss treaties and the impact of the September 11, 2001 terrorist attack.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001
	($ in millions)
Net premiums written	$146	$129	$365
Net premiums earned	144	131	360
Losses and loss adjustment expenses	62	83	276
Underwriting expenses	52	54	110

Underwriting gain (loss)	$30	$(6)	$(26)

Loss and loss adjustment expense ratio	43.4%	63.5%	76.6%
Underwriting expense ratio	35.5%	41.3%	30.5%

Combined ratio	78.9%	104.8%	107.1%

  Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

  Net premiums

        Net premiums written in the Finite Risk segment for the six-month period ended June 30, 2002 increased 13.2% to $146 million from $129 million for the six-month period ended June 30, 2001. The increase in premiums written in the six months ended June 30, 2002 compared with the six months ended June 30, 2001 was due to one large finite quota share contract written in the fourth quarter of 2001 that has significant premium in calendar year 2002.

        Net premiums written in the Finite Risk segment grew 27.5% in the United States to $88 million for the six months ended June 30, 2002 compared to $69 million in the United States in the six months ended June 30, 2001. Net premiums written in the Finite Risk segment decreased 3.3% outside the United States to $58 million for the six months ended June 30, 2002 compared to $60 million outside the United States for the six months ended June 30, 2001. The increase in U.S. business is due to the rate increases achieved on renewal business after the September 11, 2001 terrorist attack on the United States.

        Net premiums earned for the six months ended June 30, 2002 were impacted by the same factors as net premiums written and increased by 9.9% to $144 million from $131 million for the six month period ended June 30, 2001.

  Losses and loss adjustment expenses

        Losses and loss adjustment expenses incurred in the Finite Risk segment were $62 million for the six months ended June 30, 2002 compared to $83 million in the six months ended June 30, 2001. The decrease from the six months ended June 30, 2001 was principally attributable to the commutation of an assumed aggregate stop loss treaty and the absence of large losses. The commutation of this treaty resulted in a net gain of $10 million. In the six months ended June 30, 2001, the Petrobras oil platform collapse impacted losses by $11 million. The Finite Risk segment's loss ratio was 43.4% and 63.5% for the six month periods ended June 30, 2002 and 2001, respectively.

  Underwriting expenses

        Acquisition costs associated with the Finite Risk segment were $46 million for the six month period ended June 30, 2002 compared to $48 million for the six month period ended June 30,

2001. After deferring those costs related to the unearned portion of net premiums written, the resulting acquisition expense ratio was 31.5% for the six months ended June 30, 2002 compared to 36.8% for the six months ended June 30, 2001. The reduction in the expense ratio of 5.3 percentage points was attributable to lower commission and brokerage costs across the portfolio. Other underwriting expenses of the Finite Risk segment, including direct and allocated underwriting expenses, were $6 million for the six-month period ended June 30, 2002 and $6 million for the six-month period ended June 30, 2001. The other underwriting expense ratio for the six-month period ended June 30, 2002 was 4.0% compared to 4.5% for the six-month period ended June 30, 2001. The decrease in the other underwriting expense ratio was attributable to the increase in net premiums written.

  Year Ended December 31, 2001

  Net Premiums

        Net premiums written in the Finite Risk segment for ceding companies in the United States totaled $204 million in 2001. Net premiums written in the Finite Risk segment for ceding companies outside the U.S. totaled $161 million in 2001.

  Losses and loss adjustment expenses

        Losses and loss adjustment expenses incurred for the Finite Risk segment totaled $276 million for the year ended December 31, 2001. Loss and loss adjustment expenses incurred for the year ended December 31, 2001 included loss and loss expense payments of $153 million and a net increase in reserves for unpaid losses and loss adjustment expenses of $123 million.

  Underwriting expenses

        Acquisition costs for the Finite Risk segment were $99 million for the year ended December 31, 2001. After deferring those costs related to the unearned portion of net premiums written, the resulting acquisition expense ratio was 27.6% for the year ended December 31, 2001.

        Other underwriting expenses of the Finite Risk segment, including direct and allocated underwriting expenses during 2001, totaled $11 million, resulting in an other underwriting expense ratio of 2.9%.

Liquidity and Capital Resources

        Platinum Holdings is a holding company that will conduct no reinsurance operations of its own. All its reinsurance operations will be conducted through its wholly owned operating subsidiaries Platinum US (which it will own through Platinum Ireland and Platinum Finance), Platinum UK (which it will own through Platinum Ireland) and Platinum Bermuda. As a holding company, Platinum Holdings' cash flow will consist primarily of dividends, interest and other permissible payments from its subsidiaries. Platinum Holdings will depend on such payments to receive funds for general corporate purposes and to meet its obligations, including the payment of any dividends to its shareholders.

  Our Liquidity Requirements

        Our principal consolidated cash requirements are expected to be the payment of dividends to Platinum Holdings' shareholders, the servicing of debt (including interest payments on the senior notes and contract adjustment payments on the purchase contracts included in the equity security units issued in the ESU Offering), the acquisition of and investment in businesses, capital expenditures, premiums retroceded and payment of losses and loss adjustment expenses, policy benefits, brokerage commissions, excise taxes and operating expenses.

        We intend to recommend that our Board of Directors authorize the payment of a dividend of $0.32 for 2003. It is intended that dividends will be recommended to the Board for approval and payment on a quarterly basis. Our dividends, if any, will be paid by us in U.S. dollars. Our dividend policy in future periods will depend on a number of factors including our results of operations, our financial condition, our capital and cash requirements, general business conditions, legal, contractual and regulatory restrictions regarding the payment of dividends by us and other factors. See "Dividend Policy."

        We will operate a treasury function responsible for managing our future banking relationships, capital raising activities including equity and debt issues, our overall cash, cash pooling and liquidity positions and the payment of internal and external dividends. Our subsidiaries will be responsible for managing local cash and liquidity positions.

  Our Sources of Cash

        Our sources of funds are expected to consist of premiums written, losses recovered from retrocedents, investment income and proceeds from sales and redemptions of investments.

        In addition, we have entered into a 364 day committed credit facility with a group of banks that will permit us to make borrowings of up to $100 million in the aggregate from time to time. The credit facility contains various covenants and agreements, including a requirement that we satisfy specified tangible net worth and leverage ratios. It is a condition to our ability to borrow under the credit facility that we have received not less than $825 million of aggregate proceeds (net of the underwriters' discount) from the sale of our Common Shares in the Equity Public Offering, the RenaissanceRe Investment and the Cash Contribution. Assuming an initial public offering price of $22.00 per Common Share (the low end of the range at which Platinum Holdings proposes to offer the Common Shares in the Equity Public Offering), a Cash Contribution of $121 million and proceeds of $83 million from the RenaissanceRe Investment, and assuming no exercise of the underwriter's, St. Paul's or RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering, we expect to receive aggregate net proceeds of approximately $829 million from the Equity Public Offering, the Cash Contribution and the RenaissanceRe Investment. We may not raise net proceeds in such amount, and, if we fail to do so, we will be unable to borrow under the facility. In addition, we may not be able to extend or replace this credit facility upon satisfactory terms when it terminates on June 20, 2003. Failure to satisfy the conditions to borrowing under our credit facility, or to extend or replace it when it expires, would limit Platinum Holdings' liquidity to the net proceeds of the Equity Public Offering, the RenaissanceRe Investment and the Cash Contribution retained by it and dividends, if any, received from Platinum US, Platinum UK and Platinum Bermuda unless we arrange for other sources of liquidity.

  Restrictions on Dividend Payments from our Operating Subsidiaries

        Bermuda.    Bermuda legislation imposes limitations on the dividends that Platinum Bermuda may pay. Under the Bermuda Insurance Act, Platinum Bermuda will be required to maintain a specified solvency margin and a minimum liquidity ratio and will be prohibited from declaring or paying any dividends if doing so would cause Platinum Bermuda to fail to meet its solvency margin and its minimum liquidity ratio. Under the Bermuda Insurance Act, Platinum Bermuda will be prohibited from paying dividends of more than 25% of its total statutory capital and surplus at the end of the previous fiscal year unless it files an affidavit stating that the declaration of such dividends has not caused it to fail to meet its solvency margin and minimum liquidity ratio. The Bermuda Insurance Act will also prohibit Platinum Bermuda from declaring or paying dividends without the approval of the Supervisor of Insurance of Bermuda if Platinum Bermuda failed to meet its solvency margin and minimum liquidity ratio on the last day of the previous fiscal year. Additionally, under the Companies Act, Platinum Bermuda may declare or pay a dividend only if it has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. See "Business—Our Business—Regulation—Bermuda."

        United States.    Platinum US is subject to regulation by the State of Maryland. Under Maryland insurance law, Platinum US may pay dividends out of surplus, provided it must give the Maryland Insurance Commissioner at least thirty days' prior notice before paying an "extraordinary dividend" or making an "extraordinary distribution." Extraordinary dividends and extraordinary distributions are dividends or distributions which, together with any other dividends and distributions paid during the immediately preceding twelve-month period, would exceed the lesser of

    (1)
    ten percent of Platinum US's statutory policyholders' surplus (as determined under statutory accounting principles) as of December 31 of the prior year and
    (2)
    Platinum US's net investment income excluding realized capital gains (as determined under statutory accounting principles) for the twelve-month period ending on December 31 of the prior year, plus any amounts of net investment income (excluding realized capital gains) in the three preceding years which have not been distributed.

These statutory limitations are subject to change. Platinum US may not pay extraordinary dividends or make extraordinary distributions until either the thirty-day notice period has expired (without the Maryland Insurance Commissioner disapproving such payment) or the Maryland Insurance Commissioner has approved the payment within that period. Extraordinary dividends and extraordinary distributions may only be paid out of earned surplus.

        In addition, Platinum US must give ten days' prior notice to the Maryland Insurance Commissioner of its intention to pay any dividend or make any distribution other than an extraordinary dividend or extraordinary distribution. The Maryland Insurance Commissioner has the right to prevent payment of such a dividend or such a distribution if he determines, in his discretion, that after the payment thereof Platinum US's policyholders' surplus would be inadequate or could cause Platinum US to be in a hazardous financial condition.

        As it is not engaged in the insurance business, Platinum Finance is not subject to the restrictions on dividend payments or distributions set forth above.

        United Kingdom.    U.K. law prohibits Platinum UK from declaring a dividend to its stockholders unless it has "profits available for distribution". The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the United Kingdom insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the insurance regulator in the United Kingdom strictly controls the maintenance of each insurance company's solvency margin within its jurisdiction and may restrict Platinum UK from declaring a dividend at a level which the regulator determines would adversely affect Platinum UK's solvency requirements. It is common practice in the United Kingdom to notify the regulator in advance of any significant dividend payment.

        Ireland.    Platinum Ireland is currently a holding company incorporated under the laws of Ireland. Irish law prohibits Platinum Ireland from declaring a dividend to its stockholders unless it has "profits available for distribution" as determined under Irish law. As Platinum Ireland is not currently a regulated entity, there are no insurance or other regulatory laws applicable to the payment of dividends by Platinum Ireland.

  Establishment of Loss Reserves by Our Insurance Subsidiaries

        Under U.S. GAAP, we will not be permitted to establish loss reserves until the occurrence of an event which may give rise to a loss. Once such an event occurs, we will establish reserves based upon estimates of total losses incurred by the ceding insurers as a result of the event and our estimate of the portion of such loss we have reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial.

        Setting appropriate reserves for loss and loss adjustment expenses is an inherently uncertain process. Loss reserves will represent our estimates, at a given point in time, of ultimate settlement and adjustment costs of losses incurred (including incurred but not reported, or IBNR, losses). We will regularly review and update these estimates, using the most current information available to us. Consequently, the ultimate liability for a loss will likely differ from the original estimate. Whenever we determine that any existing loss reserves are inadequate, we are required to increase the loss reserves with a corresponding reduction, which could be material, in our operating results in the period in which the deficiency is identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could result in significant upward or downward changes to our financial condition or results of operations in any particular period.

  Functional Currency

        Our functional currency will be the U.S. dollar. Our operating currency will generally also be the U.S. dollar. However, premiums receivable and losses payable in respect of a portion of our business will be denominated in currencies of other countries, principally the industrialized countries. Consequently, we may, from time to time, experience currency exchange gains and losses that could affect our financial position and results of operations. We do not expect to and as a practical matter will not be able to hedge our non-U.S. dollar currency exposure with respect to potential loss until a loss payable in a non-U.S. dollar currency occurs, after which we may match such liability with assets denominated in the same currency or enter into forward purchase contracts for specific currencies. This type of exposure could be substantial. We also do not intend to hedge our non-U.S. dollar currency exposure with respect to premiums receivable, which will be generally collected over the relevant contract term. We expect to exchange non-U.S. dollar denominated premiums upon receipt. We may make foreign currency investments, generally for the purpose of improving overall portfolio yield.

  Investment of Funds

        With the exception of cash holdings, our funds will be primarily invested initially in fixed income securities, the market value of which is subject to fluctuation depending on changes in prevailing interest rates. We may in the future elect to also invest a portion of our funds in marketable equity securities. We expect to hedge our investment portfolio against interest rate risk. Nevertheless, an increase in interest rates may result in losses, both realized and unrealized, on our investments.

        We do not expect our investment portfolio to include options, warrants, swaps, collars or similar derivative instruments. Our investment policy guidelines will provide that financial futures and options and foreign exchange contracts may not be used in a speculative manner, but may be used, subject to certain numerical limits, only as part of a defensive strategy to protect the market value of the portfolio. Also, we do not expect our portfolio to contain any investments in real estate or mortgage loans.

  Posting of Security by Our Non-U.S. Operating Subsidiaries

        Platinum UK and Platinum Bermuda are not licensed, approved or accredited as reinsurers anywhere in the United States and therefore, under the terms of most of their contracts in the United States, they will have to provide security to reinsureds to cover unpaid liabilities in a form acceptable to state insurance commissioners. Typically, this type of security will take the form of a letter of credit issued by an acceptable bank, the establishment of a trust, or a cash advance. Platinum UK and Platinum Bermuda are expected to obtain letters of credit through commercial banks. In turn, Platinum UK and Platinum Bermuda will provide the banks security by giving the banks liens over certain of Platinum UK's and Platinum Bermuda's investments.

  Capital Expenditures; Inflation

        None of Platinum Holdings, Platinum US, Platinum UK and Platinum Bermuda will have any material commitments for capital expenditures upon the completion of the Equity Public Offering.

        Platinum US, Platinum UK and Platinum Bermuda will estimate the effect of inflation on their business and reflect these estimates in the pricing of their reinsurance contracts when estimating reserves. The actual effects of inflation on the results of the operating subsidiaries cannot be accurately known until claims are ultimately settled. Levels of inflation also affect investment returns.

Exposures to Market Risk

        Market risk can be described as the risk of change in fair value of a financial instrument due to changes in interest rates, equity prices, creditworthiness, foreign exchange rates or other factors. We seek to mitigate that risk by a number of actions, as described below.

  Interest Rate Risk

        Our exposure to market risk for changes in interest rates will be concentrated in our investment portfolio once we commence operations. Changes in investment values attributable to interest rate changes will be mitigated, however, by corresponding and partially offsetting changes in the economic value of our insurance reserves. This exposure will be monitored through periodic reviews of our consolidated asset and liability positions. Estimates of cash flows, as well as the impact of interest rate fluctuations relating to the investment portfolio and insurance reserves, will be modeled and reviewed periodically.

  Credit Risk

        Our investment portfolio is expected to include initially fixed maturities and short-term investments, which will be subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower's ability to repay the debt. Our investment objective will be to earn competitive relative returns by investing in a diversified portfolio of securities. Credit risk will be actively managed through stringent review and analysis of the creditworthiness of all potential investments.

        We will also have other receivable amounts subject to credit risk. The most significant of these are reinsurance recoverables. To mitigate the risk of these counterparties' nonpayment of amounts due, we will establish business and financial standards for reinsurer approval, incorporating ratings by major rating agencies and considering then-current market information.

  Equity Price Risk

        Our investment portfolio may in the future include marketable equity securities, which will be carried on our consolidated balance sheet at market value. These securities have exposure to price risk, which is defined as the potential loss in market value resulting from an adverse change in prices. If we invest in equity securities, our objective with respect to such investments will be to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio characteristics are expected to be analyzed regularly and market risk will be actively managed through a variety of modeling techniques. If we invest in equity securities, our holdings are expected to be diversified across industries, and concentrations in any one company or industry will be limited by parameters established by senior management, as well as by statutory requirements.

  Foreign Currency Exposure

        Our exposure to market risk for changes in foreign exchange rates will be concentrated in our insurance reserves denominated in foreign currencies. In addition, there may be foreign currency exposure in our investment portfolio related to those investments that are denominated in foreign currencies. Cash flows from foreign operations are expected to be the primary source of funds for purchases of investments denominated in foreign currencies. Those investments will be purchased primarily to hedge insurance reserves and other liabilities denominated in the same currency, effectively reducing foreign currency exchange rate exposure at the Platinum consolidated level.

BUSINESS

Industry Overview

General

        Reinsurance is an arrangement in which an insurance company, referred to as the reinsurer, agrees to assume from another insurance company, referred to as the ceding company, all or a portion of the insurance risks that the ceding company has underwritten under one or more insurance contracts. In return, the reinsurer receives a premium for the insured risks that it assumes from the ceding company. Reinsurance, however, does not discharge the ceding company from its liabilities to policyholders. Reinsurance provides ceding insurers with three principal benefits: a reduction in net liability on individual risks, catastrophe protection from large or multiple losses and assistance in maintaining acceptable financial ratios. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without an accompanying increase in capital and surplus.

        During the period between the time premiums are received by the reinsurer and the time that the reinsurer must pay losses and loss adjustment expenses, the reinsurer has an opportunity to invest the funds received as premiums, less expenses. This investment activity can make a significant contribution to a reinsurer's profitability.

Types of Reinsurance

  Property and Casualty Reinsurance

        Reinsurance is typically classified into two categories, property and casualty, or non-life, reinsurance and life reinsurance. We intend to write property and casualty reinsurance. We do not currently intend to write any life reinsurance.

        Property insurance protects an insured against financial loss arising out of the loss of property caused by an insured peril. Examples of property reinsurance are property catastrophe and property per-risk coverages. Property catastrophe insurance protects an insured against losses arising out of multiple claims for a single event while property per-risk insurance protects an insured against loss arising out of a single claim for a single event.

        Casualty insurance protects an insured against financial loss arising out of loss or damage to persons other than the insured or property belonging to a third party. Examples of casualty insurance are general and automobile liability, professional liability, workers' compensation, and accident and health.

        Although property reinsurance involves a high degree of volatility, property reinsurance claims are generally reported soon after the event giving rise to the claim and tend to be assessed and paid relatively expeditiously. In comparison, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims. Additionally, as compared with property reinsurance, casualty reinsurance tends to involve greater diversity of exposures and variation in contract terms and pose greater challenges in capturing underwriting information, and casualty reinsurance results are also more likely to be affected by the claims handling process.

  Excess-of-loss and Proportional Reinsurance

        Reinsurance can be written on either an excess-of-loss basis or a pro rata, or proportional, basis. We expect that a substantial majority of the reinsurance we will underwrite will be excess-of-loss reinsurance.

        In the case of excess-of-loss reinsurance, the reinsurer, in return for a negotiated premium, assumes all or a specified portion of the ceding company's risks in excess of a specified amount, which amount is referred to as the ceding company's retention or the reinsurer's attachment point, subject to a negotiated reinsurance contract limit. For example, property catastrophe excess-of-loss reinsurance provides coverage to a primary insurer when aggregate losses and loss adjustment expenses from a single occurrence of a peril covered under a portfolio of primary insurance contracts written by the primary insurer exceed the attachment point specified in the reinsurance contract with the primary insurer. Property per-risk excess-of-loss-reinsurance provides coverage to a primary insurer in excess of its retention level on a single risk. A risk in this context might mean the insurance coverage on a single property location. Because a reinsurer providing excess-of-loss reinsurance does not assume a direct proportion of the ceding company's risk, the premiums that the ceding company pays to the reinsurer are not directly proportional to the premiums that the ceding company receives. Instead, excess-of-loss reinsurance contracts provide a reinsurer flexibility in determining premiums at specific retention levels, independent of the premiums charged by primary insurers, and based upon its own underwriting assumptions.

        Excess-of-loss property and casualty reinsurance is often written in layers. One or a group of reinsurers accepts the risk just above the ceding company's retention up to a specified amount, at which point another reinsurer or a group of reinsurers accepts the excess liability up to an additional specified limit or the excess liability reverts to the ceding company. The reinsurer taking on the risk just above the ceding company's retention is typically said to write lower layer excess reinsurance. Lower layers are also referred to as working layers. A claim that reaches just beyond the ceding company's retention will create a claims payment for the lower layer reinsurer, but not for the reinsurers of any higher layers. In a limited number of cases, reinsurance is also written on an aggregate stop-loss basis to protect the ceding company's total portfolio from extraordinary losses resulting from the aggregation of individual risks.

        In the case of proportional reinsurance, the reinsurer assumes a predetermined portion of the ceding company's risks under the covered insurance contract or contracts. The frequency of claims under a proportional reinsurance contract is usually greater than under an excess-of-loss contract. Premiums that the ceding company pays to a reinsurer for proportional reinsurance are a predetermined portion of the premiums that the ceding company receives from its insured, consistent with the proportional sharing of risk. In addition, in proportional reinsurance, the reinsurer generally pays the ceding company a ceding commission. The ceding commission is usually based on the ceding company's cost of generating the business being reinsured, which includes commissions, premium taxes and assessments of the ceding company's own operating expenses. A profit commission or increased ceding commission may be included and paid to the ceding company if the loss experience is profitable. The ceding commission may also be affected by competitive factors.

  Treaty and Facultative Reinsurance

        Reinsurance can be written either through treaty or facultative reinsurance arrangements. In treaty reinsurance, the ceding company cedes, and the reinsurer assumes, a specified portion of a type or category of risks insured by the ceding company. In facultative reinsurance, the ceding company cedes, and the reinsurer assumes, all or part of a specific risk or risks. We plan to underwrite substantially all treaty reinsurance, and we do not expect to underwrite facultative reinsurance except in very limited and opportunistic circumstances.

        Generally in the industry, treaty reinsurers do not separately evaluate each of the individual risks assumed under their treaties and are largely dependent on the original risk underwriting decisions made by the ceding company's underwriters. Accordingly, reinsurers will carefully evaluate the ceding company's risk management and underwriting practices, as well as claims settlement practices and procedures, in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

        Generally, reinsurers who provide facultative reinsurance do so separately from their treaty operations. Facultative reinsurance normally is purchased by ceding companies for risks not covered by their reinsurance treaties, for amounts in excess of the monetary limits of their reinsurance treaties and for unusual and complex risks. In addition, facultative risks often provide coverages for relatively severe exposures which results in greater volatility. Reinsurers who provide facultative coverage solely, or through distinct operations, experience relatively high underwriting expenses and, in particular, personnel costs, because each risk is individually underwritten and administered. The ability to evaluate separately each risk reinsured, however, increases the probability that the reinsurance underwriter can price the contract to reflect more accurately the risks involved. Because of the transactional nature of the business and the greater risks generally involved, margins on facultative business are usually higher than on treaty business.

  Non-traditional/Finite Reinsurance

        Non-traditional/finite reinsurance involves structured reinsurance solutions tailored to meet an individual cedent's strategic and financial objectives. Property and casualty risks can be reinsured on a non-traditional/finite basis. Often these reinsurance solutions provide reinsurance protection across a company's entire insurance portfolio. For instance, a whole account aggregate stop loss, whether single year or multi-year in design, provides protection for a company from deterioration in its accident year results. Another common solution is a loss portfolio transfer, which can take many forms, and which is frequently used to assist companies in efficiently and effectively exiting lines of business or facilitating insurance entity sales transactions. With increasing frequency, non-traditional/finite reinsurance has been utilized in various ways to assist companies in managing property catastrophe exposures and other loss exposures from single or multiple events which, in the aggregate, could be significant. Because of the constantly changing industry and regulatory framework, as well as the changing market demands facing insurance companies, the approaches utilized in non-traditional/finite programs are constantly evolving and will continue to do so. We expect to be active participants in the non-traditional/finite reinsurance business.

        In particular, non-traditional/finite reinsurance products are utilized by customers whose needs may not be met efficiently through traditional reinsurance products, specifically, customers who seek to dampen volatility associated with the insurance or reinsurance pricing cycle, adjust their exposure to specific geographic areas or lines of business, increase their level of retention over a period of time, minimize existing and potential liabilities in connection with extraordinary corporate events, such as a merger or acquisition, and manage their capital during periods of rapid growth. These customers use non-traditional/finite products principally to mitigate volatility in earnings and capital as well as to transfer insurance risks. The structure of the product will depend on whether the concern about volatility relates primarily to statutory capital and loss ratios, or to reported earnings under the customer's accounting basis for investors, e.g., International Accounting Standards, U.S. GAAP or other sovereign GAAP. Income tax treatment will also affect the products' structure. The more widely used finite products have similar features but differing terms and limits, depending on the customer's requirements.

  Broker and Direct Reinsurance

        Reinsurance can be written through reinsurance brokers or directly with ceding companies. We believe that a ceding company's decision to select either the broker market or the direct market is influenced by various factors including, among others, market capacity, market competition, the value of the broker's advocacy on the ceding company's behalf, the spread of risk, flexibility in the terms and conditions, an ability to efficiently compare the analysis and quotes of several reinsurers, the speed of a reinsurance placement, the historical relationship with the reinsurer and the efficiency of claims settlement with respect to a coverage. Through the use of reinsurance brokers, a reinsurer may be able to avoid the need to develop a large staff dedicated to particular reinsurance markets and to maintain the flexibility to move into other reinsurance markets when it perceives opportunities. We believe that the use of reinsurance brokers will allow us to avoid the significant fixed cost of maintaining a sales force. We believe that brokers are particularly useful in assisting clients in arranging excess-of-loss reinsurance programs. We expect to underwrite a substantial majority of our reinsurance through brokers and, to a much more limited extent, may also contract directly with ceding companies.

  Retrocession

        Reinsurers typically purchase reinsurance to cover their own risk exposure or to increase their capacity. Reinsurance of a reinsurer's business is called retrocession. Reinsurance companies cede risks under retrocessional agreements to other reinsurers, known as retrocessionaires, for reasons similar to those that cause primary insurers to purchase reinsurance. These reasons include reducing liability on individual risks, protecting against catastrophic losses, stabilizing financial ratios and obtaining additional underwriting capacity. We plan to purchase and issue retrocessional policies.

Reinsurance Industry Conditions and Trends

        The reinsurance industry historically has been cyclical, characterized by periods of price competition due to excessive underwriting capacity as well as periods when shortages of underwriting capacity have permitted favorable pricing.

        Cyclical trends in the industry and the industry's profitability can also be affected significantly by volatile and unpredictable developments, including natural and other disasters, such as hurricanes, windstorms, earthquakes, floods, fires, explosions and other catastrophic events, including terrorist attacks, the frequency and severity of which are inherently unpredictable. We believe that property and casualty reinsurance rates often rise in the aftermath of significant catastrophe losses. As claims are reserved, the industry's capacity to write new business diminishes. The industry is also affected by changes in the propensity of courts to expand insurance coverage and grant large damage awards, as well as fluctuations in interest rates and other changes in the economic environment that affect market prices of investments.

        As a result of favorable loss levels and strong investment returns beginning in 1995, the reinsurance industry entered a cycle of increased competition and industry capacity, which pushed property and casualty premium rates down. However, in 1999, there were several significant worldwide catastrophic events, which resulted in insured losses of approximately $31 billion. These losses, and the subsequent contraction of capacity in the market, fueled improvements in rates, terms and conditions beginning with January 2000 renewals. These improvements continued in 2001 with a number of catastrophic events in the first half of the year, and were accelerated by the terrorist attack of September 11, 2001. With insured losses estimated to be in the range of $30 billion to $35 billion, the terrorist attack resulted in the largest insured losses ever experienced by the industry. By comparison, the largest insured catastrophic event prior to the attack was Hurricane Andrew in 1992 with $20 billion in estimated losses.

        We believe that the insured losses of 2001 have reduced the industry's capacity to write new business. At the same time, it appears that the heightened awareness that commercial properties are exposed to a variety of risks, and the perception that certain regions of the world may be underinsured, have increased the demand for property-related insurance and reinsurance. As a result, with respect to January, April and July 2002 renewals, St. Paul Re experienced substantial rate increases, generally ranging from 20% to 50% depending on the line of business. We expect that the current imbalance between the increased demand for property-related insurance and reinsurance and the reduced supply of this type of coverage will continue to fuel improved rates, terms and conditions for at least the immediate future.

        Following the terrorist attack of September 11, 2001, there is uncertainty in the insurance and reinsurance markets about the extent to which future coverages will extend to terrorist acts. There is also uncertainty about the definition of terrorist acts. We believe that coverage of claims that are the result of terrorist acts (as they are ultimately defined by industry and government standards) will generally be excluded from property catastrophe reinsurance contracts covering large commercial risks, above specified property values, but generally will not be excluded for smaller commercial coverages, personal lines or other coverages. Accordingly, we expect that we will incur exposure to terrorist acts. The effect of potential U.S. and other governmental intervention on the insurance and reinsurance markets we serve, including on the extent to which coverage for terrorist acts will be offered by the insurance and reinsurance markets in the future, is uncertain. Coverage for losses resulting from terrorist acts may be offered separately in the reinsurance market, and we may or may not offer such coverage in the future. If our and the insurance industry's attempts to exclude coverage for terrorist acts were to fail, we could incur large unexpected losses if further terrorist attacks occur.

Our Business

General

        Platinum Holdings is a newly formed Bermuda insurance holding company. Our objective is to provide on a worldwide basis, through our licensed operating subsidiaries Platinum US, Platinum UK and Platinum Bermuda, property, casualty, marine, accident and health and finite reinsurance coverages to a diverse clientele of insurers and select reinsurers. Platinum UK and Platinum Bermuda are newly formed companies and, as such, have no prior operating history or loss reserve run-off. Platinum US was formed in 1995 and is a licensed insurance company and wholly owned subsidiary of St. Paul incorporated and domiciled in the state of Maryland. Platinum US has been an inactive company with no prior operating history and no exposure to adverse loss development. Upon completion of the Equity Public Offering, we will own Platinum US and Platinum UK through Platinum Ireland, our newly formed and wholly owned intermediate Irish holding subsidiary. We expect that Platinum Ireland will conduct no business operations of its own other than owning Platinum US (through Platinum Finance, which will conduct no business operations of its own other than to raise funds for Platinum US through the issuance of senior notes constituting part of the equity security units offered hereby) and Platinum UK. However, we intend to explore the possibility of using Platinum Ireland as a platform for the development of a reinsurance business concentrating on continental Europe. The following chart summarizes our corporate structure upon completion of the transactions discussed in this prospectus.

        We intend to organize our worldwide reinsurance business around the following three operating segments: Global Property and Marine, Global Casualty and Finite Risk. In each of our operating segments we intend to offer our reinsurance solutions to providers of commercial and personal lines of property insurance as well as casualty insurance. We expect to underwrite most of our reinsurance through brokers but we may also contract directly with ceding companies, which will give us the flexibility to pursue business in accordance with our ceding companies' preferred reinsurance purchasing channels. We intend to write substantially all of our reinsurance business through treaties rather than on a facultative basis, and a substantial majority on an excess-of-loss basis rather than on a proportional basis.

        We expect to operate principally as a lead or quoting reinsurer on the treaties in which we participate. Generally, the lead or quoting reinsurer negotiates with the ceding company and the broker to establish the proposed terms of coverage, including the premium rate and retention level for excess-of-loss contracts. When not acting as the leading or quoting reinsurer on a particular treaty, we may seek to actively negotiate additional terms or conditions. We believe that, consistent with our underwriting strategy, operating as a lead or quoting reinsurer will allow us to establish walk-away prices and focus on profitability rather than market share. In addition to the benefit of leading negotiations of contract terms and prices, we believe that operating as a lead or quoting reinsurer will aid us in the development of close and continuing relationships with brokers and ceding companies. We also believe that operating as a lead or quoting reinsurer will result in our receiving solicitations from brokers for a broader range of business and provide us with greater access to preferred risks.

Competitive Strengths

        We believe that we will have the benefits of being both an established business and a new market entrant because of our management's reputation and St. Paul Re's experience and contacts in the reinsurance market, our unencumbered capital base and our expectation that the Assumed Reinsurance Contracts and our right to seek to renew St. Paul Re's other contracts will be a long-term source of business to us. As a well-capitalized company with reinsurance as our single focus, we believe we will be able to expand our relationships with existing clients and establish relationships with new clients.

        We expect our initial portfolio to contain a variety of businesses which we believe would normally take a significant time to develop. Upon completion of the Equity Public Offering, we expect to be diversified across several types of coverage with approximately two-thirds of our premiums coming from traditional property and casualty reinsurance and one-third from finite reinsurance. We believe that the existing portfolio of business generated by St. Paul Re represents a valuable asset given the renewal nature of the reinsurance industry and the importance of continuity of relationships and information.

        We believe that the market perceptions and reputation established by St. Paul Re with respect to service and responsiveness will benefit us in light of the transfer of personnel and underwriting activities from St. Paul Re to us. We also believe that we will enjoy a reputation with our brokers and clients for promptly responding to underwriting submissions and consistent underwriting standards that emphasize long term profitability over premium growth or market share.

        We believe that the use of reinsurance brokers as our principal source of business provides us with an advantage over direct writers in adjusting treaty participations upward or downward to reflect changing market conditions, as well as discontinuing any participation in treaties if rates and terms are no longer attractive. In addition, we believe that the use of reinsurance brokers will allow us to avoid the significant fixed cost of maintaining a sales force. Furthermore, we believe that access to new opportunities on new treaties for existing clients or new clients are facilitated by using the broker distribution channel, due to the syndicated placement of the business.

Platinum's Strategy

        Our goal is to achieve superior long-term returns for our shareholders, while establishing Platinum as a conservative risk manager and market leader in certain classes of property and casualty reinsurance.

  •
  Build our future on a strong foundation. We will commence operations with the benefit of the Transferred Business:
  •
  Renewal Rights and Assumed Reinsurance Contracts. Our initial portfolio will contain a diversity of business that would normally take many years to develop. We will be acquiring St. Paul Re's existing customer lists and the right to seek to renew its continuing in-force reinsurance contracts, which produced 2001 pro forma net premiums written of approximately $1.4 billion. Our business is expected to be diversified between property contracts, which tend to be short-tail in nature (where ultimate losses are known relatively quickly), and casualty contracts, which tend to be long-tail in nature (where ultimate losses may not be known for many years). Property catastrophe reinsurance will be a principal focus and will initially constitute a diversified global book of business in excess of $100 million in annual net premiums written.
  •
  Fully operational infrastructure. We will select experienced employees from the skilled St. Paul Re employee base. These employees have broker and ceding company relationships and underwriting pricing and claims experience that will allow us to be fully staffed and operational in key underwriting and support functions. We believe that this strong foundation will allow us to offer clients and brokers a full range of products, support and service immediately following the completion of the Equity Public Offering.
  •
  Add new executive leadership to existing talent. In order to take full advantage of the historical strengths of St. Paul Re, we have significantly strengthened our senior management team with the addition of Mr. Newman and Mr. Fadden. Mr. Newman and Mr. Fadden have extensive experience in leading publicly traded reinsurance companies and intend to implement a number of initiatives to capitalize on the strengths of St. Paul Re to create a more focused and more profitable reinsurance business. We expect these initiatives to include implementing a new underwriting strategy, improving risk management and reducing operating expenses.
  •
  Focus on profitability, not market share. Our new management team intends to pursue a strategy that emphasizes underwriting discipline and profitability over market share. Key elements of this strategy will be prudent risk selection, appropriate pricing through strict underwriting discipline and adjusting our business mix to respond to changing market conditions. We intend to increase our writing of lines of business, such as property catastrophe excess-of-loss and property risk excess- of-loss, which we believe will contribute to our long-term profitability.
  •
  Exercise disciplined underwriting and risk management. We intend to exercise risk management discipline by (i) maintaining a diverse spread of risk in our book of business across products and geographic zones, (ii) focusing on excess-of-loss contracts as opposed to proportional contracts, and (iii) reducing our aggregate catastrophe exposure relative to historical levels through more sophisticated management of property catastrophe aggregate exposures.
  •
  Operate a lean and expense-focused underwriting business. We believe a lean underwriting culture will support our focus on profitability and allow us to be more responsive to changing market conditions. We intend to keep our headcount low and maintain a limited number of offices. We expect to have approximately 150 employees at the completion of the Equity Public Offering. The number of underwriting offices was reduced by St. Paul Re from ten at January 1, 2001 to five as of June 30, 2002. In addition, we expect to originate most of our business from brokers, rather than directly from ceding companies, which we believe will keep our expenses low.

  •
  Grow our business by leveraging our global platform. We intend to operate in all three of the world's leading reinsurance markets with offices in New York, London and Bermuda. St. Paul Re has conducted authorized reinsurance activities in the U.S. and London for many years, and has been well established as a lead underwriter in excess casualty, property catastrophe and certain other classes of reinsurance. Our new Bermuda subsidiary will provide us with both a new market in which to write reinsurance and the flexibility to provide reinsurance products that are best facilitated by an offshore company.
  •
  Operate from a position of financial strength. As a newly formed company, our initial capital position is unencumbered by any development of loss reserves for business written prior to January 1, 2002. We intend to operate the Company with a target capitalization consistent with our ratings objectives. Upon completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, we expect to have a total capitalization of between approximately $955 million (assuming an initial public offering price of $22.00, a Cash Contribution of $121 million and no exercise of the underwriters', St. Paul's or RenaissanceRe's options to purchase additional Common Shares or the underwriters' option to purchase additional equity security units) and approximately $1,142 million (assuming an initial public offering price of $23.00, a Cash Contribution of $126 million and full exercise of the underwriters', St. Paul's and RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering and the underwriters' option to purchase additional equity security units). Our investment strategy will focus on security and stability in our investment portfolio by maintaining a diversified portfolio that will consist primarily of investment grade fixed income securities. We believe these factors, combined with our strict underwriting discipline, will allow us to maintain our strong financial position and to be opportunistic when market conditions are most attractive.

Our Lines of Business

        We intend to organize our worldwide reinsurance business around the following three operating segments: Global Property and Marine, Global Casualty and Finite Risk. On the pro forma basis described under "Pro Forma Financial Information", we had net premiums written of $1,382 million for the year ended December 31, 2001, $602 million for the six months ended June 30, 2002, and $576 million for the six months ended June 30, 2001. We expect that our global reinsurance business will be comprised primarily of the types of reinsurance set forth below, which we have grouped in accordance with our three operating segments. The following table sets forth, on a pro forma basis, the distribution by operating segment and by type of reinsurance, of our net premiums written for the year ended December 31, 2001, and the six month periods ended June 30, 2002 and 2001. For a more detailed discussion of the pro forma combined results of underwriting, see "Management's Discussion and Analysis of Pro Forma Financial Condition and Underwriting Results."

	Six Months Ended June 30,
					Year Ended December 31, 2001
	2002		2001
	$	% Total	$	% Total	$	% Total
			($ in millions)
Global Property and Marine
Excess-of-loss	$162	27%	$132	23%	$249	18%
Proportional	50	8%	36	6%	66	5

Total Global Property and Marine	212	35%	168	29%	315	23

Global Casualty
Excess-of-loss	197	33%	208	36%	440	32
Proportional	45	7%	76	13%	152	11

Total Global Casualty	242	40%	284	49%	592	43

Finite Risk	148	25%	124	22%	475	34

Total	$602	100%	$576	100%	$1,382	100%

        The following table sets forth, on a pro forma basis, the distribution by operating segment and by location of the cedent of our net premiums written for the year ended December 31, 2001, and the six months ended June 30, 2002 and 2001.

	Six Months Ended June 30,
					Year Ended December 31, 2001
	2002		2001
	$	% Total	$	% Total	$	% Total
			($ in millions)
Global Property and Marine
United States	$112	18%	$91	16%	$173	13%
International	100	17%	77	13%	142	10

Total Global Property and Marine	212	35%	168	29%	315	23

Global Casualty
United States	203	34%	230	40%	485	35
International	39	6%	54	9%	107	8

Total Global Casualty	242	40%	284	49%	592	43

Finite Risk
United States	89	15%	67	12%	266	19
International	59	10%	57	10%	209	15

Total Finite Risk	148	25%	124	22%	475	34

Total	$602	100%	$576	100%	$1,382	100%

  Global Property and Marine

        The Global Property and Marine operating segment will include principally property and marine reinsurance coverages that will be written both in the United States and international markets. We expect that the majority of the property business will consist of catastrophe excess-of-loss reinsurance treaties. We expect that this global operating segment will also include property per risk excess-of-loss treaties and property pro rata treaties. We expect that marine reinsurance will include coverage for hull and cargo as well as third party marine coverages for "protection and indemnity" and excess liabilities, primarily under excess-of-loss treaties. We may write a limited amount of other types of reinsurance on an opportunistic basis. Following the completion of the Equity Public Offering we expect the proportion of our net premiums written generated by the Global Property and Marine segment to increase relative to 2001 levels.

  •
  Property. We expect that our property reinsurance activities will emphasize catastrophe excess-of-loss reinsurance. Such contracts will provide a defined limit of liability, permitting us to quantify our aggregate maximum loss exposure. By contrast, maximum liability under pro rata contracts is more difficult to quantify precisely within the occurrence limits that are normally part of the contracts. Quantification of loss exposure will be fundamental to our ability to manage our loss exposure through geographical zone limits and program limits.

  In addition, when our pricing standards are met, we may, to a limited extent, write other property coverages, including per risk excess-of-loss or pro rata treaties. In writing per risk excess-of-loss business we intend to avoid lower layers in favor of higher layers. These lines will diversify risk (although they involve some catastrophe exposure) and thus reduce the volatility in results of operations caused by catastrophes. We will enter into a Services and Capacity Reservation Agreement with RenaissanceRe which provides for a periodic review and assistance in measuring risk and managing aggregate catastrophe exposures. For a discussion of our Services and Capacity Reservation Agreement with RenaissanceRe, see "Certain Relationships and Related Transactions—The RenaissanceRe Investment—Business Arrangements—Services and Capacity Reservation Agreement."

      Excess-of-loss contracts will also help us to control our underwriting results by increasing our flexibility to determine premiums for reinsurance at specific retention levels, independent of the premiums charged by primary insurers, and based upon our own underwriting assumptions. Also, because primary insurers typically retain a larger loss exposure under excess-of-loss contracts, we believe that they have a greater incentive to underwrite risks and adjust losses in a prudent manner.

  •
  Marine. We intend to provide reinsurance coverage of marine and offshore energy insurance programs. We expect that coverages reinsured will include hull damage, protection and indemnity, cargo damage and general marine liability. We expect that such reinsurance treaties will include excess-of-loss as well as proportional treaties. We will emphasize excess-of-loss treaties that provide for an evaluation using experience and exposure pricing models.

  Global Casualty

        The Global Casualty segment will include principally general and automobile liability, professional liability, workers' compensation, accident and health and casualty clash coverages. We also expect to include accident and health reinsurance treaties in the form of self-insured aggregate medical stop loss coverages, which go into effect when a self-insuring employer's total group health insurance claims attain a certain level, as well as other types of coverages as opportunities develop. We intend to generally write reinsurance coverage in this segment through excess-of-loss treaties, including umbrella coverages, which protect against losses in excess of amounts covered by other policies, although we expect to reinsure selected classes of casualty business on a pro rata basis, including accident and health business. Following the completion of the Equity Public Offering, we expect the proportion of our net premiums written generated by the Global Casualty segment to decrease relative to 2001 levels.

  •
  General and Automobile Liability. We intend to reinsure accident and casualty risks and collision damage of motor vehicles. Automobile insurance can include coverage in three major areas—casualty, accident benefits and physical damage. Casualty insurance provides coverage payment for injuries and for property damage to third parties. Accident benefits insurance provides coverage for loss of income and medical and rehabilitation expenses for insured persons who are injured in an automobile accident, regardless of fault. Physical damage insurance provides for payment of damages to an insured automobile arising from a collision with another object or from other risks such as fire or theft.

    In addition, we expect to provide a broad range of coverage for reinsurance of industrial, manufacturer, operational, environmental, product and general third party liability. We expect that our general and automobile liability reinsurance products will generally be written on an excess-of-loss basis. We may, however, consider selected accounts to be written on a proportional or pro rata basis to the extent that such business satisfies our profitability standards.

  •
  Professional Liability. We intend to write reinsurance treaties for professional liability programs, including directors and officers liability insurance and errors and omissions liability insurance. We expect that, in most circumstances, the underlying insurance products will be written on a claims-made form, which requires claims related to the liabilities insured under the policy to be submitted to the insurer while the policy is in force. We intend to employ underwriters and pricing actuaries who specialize in professional liability and we expect to seek to reinsure professional liability programs and lines of casualty business where and to the extent we believe past experience permits a reasonably accurate estimation of premium adequacy. We intend, however, to underwrite new exposures after a comprehensive evaluation of the capability of the ceding company, a clear understanding of the type of product, and establishment of underwriting and operating procedures.
  •
  Workers' Compensation. We intend that our workers' compensation coverages will provide flexible solutions that can help our clients manage their global workers' compensation risks. We expect to reinsure workers' compensation on a per-claimant basis as well as on a catastrophe occurrence basis. We expect that our workers' compensation reinsurance offerings will range from complete coverage of a full workers' compensation program to specific carve-out coverages that address a client's targeted concerns.
  •
  Accident and Health. We intend to provide accident and health reinsurance, typically in the form of self-insured aggregate medical stop-loss coverages, referred to as "employers stop loss covers." On a less frequent basis, we also expect to write medical providers stop-loss, first dollar health insurance and other reinsurance of health providers. We expect to rely principally on managing general underwriters as intermediaries in connection with this line of business.
  •
  Casualty Clash. We expect that our casualty clash coverages will cover losses arising from a single set of circumstances (an occurrence) covered by more than one cedent's insurance policy or multiple claimants on one policy. We expect to limit our exposure to a proportion of the cedent's loss in excess of a specified per occurrence retention up to a specified limit.

  Finite Risk

        The Finite Risk operating segment will include principally finite reinsurance solutions to cedents whose needs may not be met efficiently through traditional reinsurance products. We intend to focus on providing such clients with customized solutions for their risk management and other financial management needs. Whether working directly with the client or through a broker, we will seek to develop client-specific solutions after spending time with the client to understand its business needs. We intend to take a uniform risk assessment approach throughout our worldwide operations as the classes of risks underwritten through finite products will generally be consistent with the classes covered using traditional products. See "—Underwriting and Risk Management." The four main categories of finite products that we intend to sell are described below:

  •
  Multi-year excess of loss. These reinsurance contracts often complement cedents' traditional excess-of-loss reinsurance programs. They may involve any type of risk, but most often they cover property and marine. In general, these contracts are designed so that the cedent funds the normal level of loss activity over a multi-year period. The reinsurer charges an additional margin to provide a profit margin and to cover its costs and the risk that losses are worse than normal. This type of product will often carry an up-front premium plus additional premiums which are dependent on the magnitude of losses claimed by the ceding company under the contract. The ceding company generally also participates in a profit sharing arrangement under this type of reinsurance contract if the business covered does not generate excessive losses.

  •
  Aggregate stop loss. Aggregate stop loss reinsurance contracts provide broad protection against a wide range of contingencies that are difficult to address with traditional reinsurance. They can be offered on a single or multi-year basis, and provide either catastrophic or attritional loss protection.
  •
  Finite quota share. Finite quota share reinsurance contracts limit the reinsurer's underwriting exposure while allowing the cedent surplus and expense ratio relief.
  •
  Loss portfolio transfer and adverse loss development. These types of reinsurance contracts are considered retroactive reinsurance as they cover past periods for which the loss events have already occurred, but where all claims have not yet been made or paid. Retroactive finite reinsurance products remain an attractive solution for certain clients, who may, for example, wish to exit a particular line of business, facilitate a business acquisition (where the reinsurance contract effectively replaces the seller's requirement to provide a loss reserve guarantee to the purchaser), or stabilize statutory capital. Typically, a loss portfolio transfer will transfer to the reinsurer all risks underwritten, subject to an aggregate loss limit established in the contract. Adverse loss development products provide reinsurance coverage for losses in excess of the carried loss reserves of the ceding company at the transaction date, or in some cases at a mutually agreed attachment point, in excess of existing loss reserves.

Marketing

        We intend to market our reinsurance products worldwide through our underwriting offices and non-exclusive relationships with more than 50 of the leading reinsurance brokers active in the U.S. and non-U.S. markets for property catastrophe reinsurance and other categories of reinsurance in which we will be active.

        On a pro forma basis, based on net premiums written during the three months ended June 30, 2002, the five brokers from which St. Paul Re derived the largest portions of its business (with the approximate percentage of St. Paul Re's business derived from such brokers and their affiliates) are Aon Corporation (25.5%), Marsh & McLennan Companies (20.9%), Benfield Blanch Inc. (19.6%), Willis Group Holdings (9.4%) and Towers Perrin (3.0%). The loss of any of these top five brokers could have a material adverse effect on the amount of reinsurance business that we obtain and consequently the reinsurance premiums that we receive. On a pro forma basis, during the year ended December 31, 2001, St. Paul Re had in force reinsurance contracts with 146 ceding companies that were not derived from a reinsurance broker; otherwise, products are marketed exclusively through brokers. All brokerage transactions are entered into on an arm's-length basis. During 2001, on a pro forma basis, one ceding insurer accounted for more than 6% of St. Paul Re's premiums written and no other single ceding insurer accounted for more than 3%. Based on the Company's strategy, which includes our intention to employ key St. Paul Re personnel and to maintain our presence in our lines of business, management expects to maintain strong relationships with these brokers.

        We expect that brokers will perform data collection, contract preparation and other administrative tasks, enabling us to market our reinsurance products cost effectively by maintaining a small staff. We intend to rely largely on reinsurance brokers to market our products. We believe that by relying largely on reinsurance brokers, we will be able to avoid the expense and regulatory complications of worldwide offices, thereby minimizing fixed costs associated with marketing activities. We believe that by maintaining close relationships with brokers, we will be able to obtain access to a broad range of potential reinsureds.

        The following table sets forth, on a pro forma basis, net premiums written and the percentage of St. Paul Re's premiums allocated to the geographic location of the ceding company for St. Paul Re's aggregate operations. For a more detailed discussion of the pro forma results of underwriting, see "Management's Discussion and Analysis of Pro Forma Financial Condition and Underwriting Results."

	Six Months Ended June 30,
					Year Ended December 31, 2001
	2002		2001
	$	%	$	%	$	%
	($ in millions)
North America (ex Caribbean)	$422	70%	$397	69%	$968	70%
Caribbean	36	6	29	5	83	6
Latin America	6	1	6	1	14	1
Far East	18	3	29	5	55	4
Continental Europe	36	6	52	9	110	8
United Kingdom	78	13	57	10	138	10
Other	6	1%	6	1%	14	1%

	$602	100%	$576	100%	$1,382	100%

Underwriting and Risk Management

        We intend to have a disciplined approach to underwriting and risk management that emphasizes a profit orientation rather than a premium volume or market-share oriented approach. In addition to geographic zones, we intend to seek to limit our overall exposure to risk by limiting the amount of reinsurance we will supply in accordance with a particular program or contract, so as to achieve diversification within and across geographic zones.

        We expect our risk management to use a variety of means, including the use of contract terms, diversification criteria and probability analysis and the analysis of comparable historical loss experience. We will monitor concentrations of casualty risk by industry and classes of risk. We intend to estimate the impact of certain catastrophic events using catastrophe modeling software and contract information to evaluate our exposure to losses from individual contracts and in the aggregate. For example, we expect that the majority of the natural catastrophe reinsurance we will write will relate to exposures within the United States, Europe and Japan. Accordingly, we will monitor our exposure to natural catastrophic events that affect these regions, such as U.S. hurricane, California earthquake, European windstorm and Japanese typhoon or earthquake events.

        We will seek to limit our potential loss, pre tax, but after reinstatement and other premiums received due to the loss, from a single one-in-250-year catastrophe on a probable maximum loss basis, after giving effect to our retrocessional programs, to no more than 30% of our shareholders' equity. There can be no assurance that our underwriting risk management procedures and our retrocessional programs will successfully limit actual losses to such amount and losses from a single catastrophe may materially exceed such amount. The intended limitation in probable maximum loss exposure will rely significantly on our retrocessional programs and the availability of retrocessional coverage in the future. There have been, and in the future may be, periods when retrocessional coverage is not available at all or at rates and levels which would be acceptable. Loss of all or portions of our retrocessional coverage could subject us to increased exposure, which could be material. A limited number of the Assumed Reinsurance Contracts do not contain loss cap ratios, which means that there is no contractual limit to the losses that we may be required to pay pursuant to such Assumed Reinsurance Contracts.

        Substantially all property reinsurance business with natural peril catastrophe exposure will have occurrence limits. Substantially all high layer property, casualty and marine excess-of-loss business will also contain aggregate limits in the contracts, with limited reinstatements of an occurrence limit, which restore the original limit under the contract after the limit has been depleted by losses incurred on that treaty. We intend to use our proprietary models to assess the pricing adequacy, underwriting profitability and investment returns to be expected from our reinsurance underwriting. We expect that our actuarial and underwriting departments will work together to establish an accurate pricing model for these purposes.

        In addition, we will have available for our use the historical loss experience of St. Paul Re to assist us in pricing individual treaties and overall lines of business. We believe that this information provides us with a significant benefit in the underwriting of future contracts and in the renewal thereof. We expect to maintain the normal maximum program limits described under "—Geographic Diversification" below. We will also attempt to distribute our exposure across a range of attachment points, or the amount of claims that have to be borne by the ceding insurer before our reinsurance coverage applies. Attachment points will vary and will be based upon an assessment of the ceding insurer's market share of property perils in any given geographic zone to which the contract relates, as well as the capital needs of the ceding insurer.

        Before we review any program proposal, we intend to consider the appropriateness of the cedent, including the quality of its management and its capital and risk management strategy. In addition, we intend to require that each proposed reinsurance program include information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered under the catastrophe contract. We would also expect to request information on the cedent's loss history for the perils being reinsured, together with relevant underwriting considerations, which would impact exposures to catastrophe reinsurers. We expect to first evaluate exposures on new programs in light of the overall zone limits in any given catastrophe zone, together with program limits and contract limits, to ensure a balanced and disciplined underwriting approach. If the program meets all these initial underwriting criteria, we expect to then evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital.

        We plan to extensively use sophisticated modeling and other technology in our underwriting process. We expect that each submission received will be registered on the reinsurance data system that we will use for both underwriting and aggregate control purposes. This system will enable both management and underwriters to have on-line information regarding both individual exposures and zonal aggregate concentrations. We expect that submissions will be recorded to determine and monitor their status as being pending, authorized, or bound.

        In addition to the reinsurance data system, we expect to use computer modeling to measure and estimate loss exposure under both simulated and actual loss scenarios and in comparing exposure portfolios to both single and multiple events. We expect to contract with Applied Insurance Research for the use of Cattrader and EQE for the use of Equecat, and we also plan to use RMS models as part of our modeling approach. We expect to take an active role in the evaluation of these commercial catastrophe pricing models, providing feedback to the modeling companies to improve the efficiencies of these models. These computer-based loss modeling systems utilize Best's data and direct exposure information obtained from our clients to assess each client's catastrophe management approach and adequacy of their program's protection. We believe that modeling is a very important part of the underwriting criteria for catastrophe exposure pricing. We expect to apply proprietary analysis of the catastrophe exposure to supplement the model output in certain territories. The majority of our expected client base also use one or more of the various modeling consulting firms in their exposure management analysis. In addition, we intend to sometimes perform or contract for additional modeling analysis when reviewing our global commitments. We expect that the combination of reinsurance system information, together with the various commercial models we expect to employ, will enable us to monitor and control our acceptance of exposure on a global basis. We also intend to use proprietary risk modeling systems to measure expected losses for perils other than hurricane and earthquake and that include allowances for expenses and profit in pricing.

        We expect to seek to limit our overall exposure to risk by pursuing a disciplined underwriting strategy which will limit the amount of reinsurance we will supply in accordance with a particular program or contract so as to achieve diversification within and across geographical zones. Commencing January 2002, St. Paul Re has maintained normal maximum program limits of $5 million on risk programs, $6 million on casualty clash programs and $20 million on property catastrophe programs. In a small number of instances, we may exceed these limits. A limited number of the Assumed Reinsurance Contracts do not contain loss cap ratios, which means that there is no contractual limit to the losses that we may be required to pay pursuant to such Assumed Reinsurance Contracts.

        We intend to establish a procedure for underwriting control to ensure that all acceptances are made in accordance with our underwriting policy and aggregate control. We expect that each underwriting individual will be given an underwriting authority limit, and that underwriting amounts above those limits will have to be submitted for approval to the chief underwriting officer.

        Generally, about 50% of premiums we write each year are expected to be for contracts which have effective dates in January, about 20% in April, about 20% in July and the remainder at other times throughout the year. Premiums are generally due in installments over the contract term, with each installment generally received within 30 days after the due date.

Geographic Diversification

        We intend to seek, based on the location of the risk, to diversify our exposure across geographic zones around the world in order to obtain a favorable spread of risk. We intend to limit the coverage we provide for risks located in particular zones, so as to maintain our aggregate loss exposure from all contracts covering risks believed to be located in that zone, to a predetermined level. We intend to monitor concentrations of risk in any particular geographic area, and to seek to avoid accumulations of property risks located in areas considered to have a higher probability of natural catastrophes, such as the West Coast states, the Gulf Coast and Southeastern United States, as well as the Caribbean, Japan, Northern Europe and other exposed international territories.

        We expect to establish the predetermined levels referred to in the prior paragraph annually on the basis of, and as a proportion of, shareholders' equity. If a proposed reinsurance program would cause the limit then in effect to be exceeded, we would expect to decline the program, regardless of its desirability, unless we utilize retrocessional coverage, thereby reducing the net aggregate exposure to the maximum limit permitted, or less. If we were to suffer a net financial loss in any fiscal year, thus reducing shareholders' equity, we would attempt to reduce the limits per zone in the following year, with the possible effect that we would thereafter reduce existing business in a zone exceeding such limit.

        We intend to track our catastrophe exposures in all significant countries around the world. We intend to maintain a database of our exposures in each country and to conservatively estimate our probable maximum loss in each country for the perils to which that country is subject (e.g., earthquakes, hurricanes, and floods.) We expect to base our estimates on catastrophe models and underwriting assessments. In addition, we expect to use catastrophe modeling to review exposures on events that cross country borders such as wind events that may affect the Caribbean and Florida or the United Kingdom and Continental Europe. The largest exposures are expected to be in the United States for earthquake and hurricane, in the United Kingdom for flood and wind, and in Japan for earthquake and wind.

        We recognize that events may affect more than one zone, and to the extent we intend to reinsure a ceding insurer with a loss exposure in more than one zone, we intend to consider such potential loss in testing its limits in all such affected zones. For example, a program with worldwide exposure may be subject to limits in the North America zones as well as other zones around the world, as applicable. This results in very substantial "double-counting" of exposures in determining utilization of an aggregate within a given zone. Consequently, the total sum insured may be less than the sums of utilized aggregates for all of the zones.

Retrocessional Reinsurance

        We expect to obtain retrocessional reinsurance to, among other things, reduce volatility in general, and to increase our capacity offered on individual reinsurance programs.

        The major types of retrocessional coverage we expect to purchase will include the following:

  •
  specific coverage for certain property, marine and casualty exposures,

  •
  catastrophe coverage for property business, and

  •
  corporate level coverage for the potential accumulation or aggregation of exposures across some or all of our operations.

        We may purchase further retrocessional coverage on an opportunistic basis. For a discussion of our Investment Agreement with St. Paul and RenaissanceRe, see "Certain Relationships and Related Transactions—The RenaissanceRe Investment."

        We expect that our decisions with respect to purchasing retrocessional coverage will consider both the potential coverage and market conditions with respect to the pricing, terms, conditions and availability of such coverage, with the aim of securing cost-effective protection. We expect that the level of retrocessional coverage will vary over time, reflecting the underwriter's and/or our view of the changing dynamics of both the underlying exposure and the reinsurance markets.

        We expect that, prior to entering into a retrocessional agreement, we will analyze the financial strength and rating of each retrocessionaire. We expect that retrocessional coverage will generally be derived from companies rated "A" or better by Best's. Afterwards, the financial performance and rating status of all material retrocessionaires will be monitored. Retrocession agreements do not relieve us from our obligations to the insurers and reinsurers from whom we assume business. The failure of retrocessionaires to honor their obligations could result in losses to us.

        For 2002, St. Paul Re purchased an accident year aggregate excess-of-loss retrocession agreement which provides up to $200 million of coverage if the accident year loss ratio exceeds a specified loss ratio attachment point for the 2002 accident year. This retrocessional agreement will cover risks retained by St. Paul Re and risks underwritten by Platinum with respect to the 2002 accident year. The attachment point is net of inuring retrocessions and includes adjustable premium provisions that effectively cause the Company to pay to the retrocessionaire, on a pre-tax income basis, up to 50% of such ceded losses, through additional premiums.

        Platinum Bermuda expects to reinsure up to approximately 70% of Platinum US's reinsurance business, excluding business subject to the Quota Share Retrocession Agreements, written after the

Equity Public Offering, and we are seeking consent from the FSA for Platinum Bermuda to reinsure up to 55% of Platinum UK's reinsurance business, excluding business subject to the Quota Share Retrocession Agreements, written after the Equity Public Offering; however, such consent may not be granted. St. Paul will write reinsurance in the United Kingdom and reinsure it 100% to us for up to one year following the completion of the Equity Public Offering. For a discussion of potential future limits on the portion of the reinsurance written by Platinum UK after the Equity Public Offering which can be reinsured to Platinum Bermuda, see "Business—Our Business—Regulation—U.K. Regulation—Proposed Limits on Concentration of Reinsurance Exposures."

Claims Administration

        With respect to the Assumed Reinsurance Contracts, claims will be managed by St. Paul's claims department, with our supervision and management, pursuant to the Quota Share Retrocession Agreements described below under "Certain Relationships and Related Transactions—The St. Paul Investment—Quota Share Retrocession Agreements." We will reimburse St. Paul for costs of managing these claims. Platinum may, at its discretion and expense, take over administration of any specific claims. Our own claims department will administer claims arising under our contracts other than the Assumed Reinsurance Contracts.

        The responsibilities of the claims department will include reviewing initial loss reports, monitoring claims handling activities of clients, requesting additional information where appropriate, establishing initial case reserves and approving payment of individual claims. We expect that authority for payment and establishing reserves will always be established in levels, depending upon rank and experience.

        In addition to managing reported claims and conferring with ceding companies on claims matters, we expect that the claims department will conduct periodic audits of specific claims and the overall claims procedures of our clients at the offices of ceding companies. We expect to rely on the ability to monitor effectively the claims handling and claims reserving practices of ceding companies in order to establish the proper reinsurance premium for reinsurance agreements and to establish proper loss reserves. Moreover, prior to accepting certain risks, we expect that our underwriters will often request that the claims department conduct pre-underwriting claims audits of prospective ceding companies. Through these audits, we intend to attempt to evaluate the ceding company's claims-handling practices, including the organization of their claims department, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines. Following these audits, we expect that the claims department will provide feedback to the ceding company, including an assessment of the claims operation and, if appropriate, recommendations regarding procedures, processing and personnel.

Reserves

        We are required by applicable insurance laws and regulations and U.S. GAAP to establish reserves for payment of losses and loss adjustment expenses that will arise from our products. These reserves will be balance sheet liabilities representing estimates of future amounts required to pay losses and loss adjustment expenses for insured claims which have occurred at or before the balance sheet date, whether already known to us or not yet reported. Significant periods of time can elapse between the occurrence of an insured claim, its reporting by the insured to the primary insurance company and from the insurance company to its reinsurance company. Loss reserves fall into two categories: reserves for reported losses and loss adjustment expenses and reserves for incurred but not reported, or IBNR, losses and loss adjustment expenses.

        Upon receipt of a notice of claim from a ceding company, we will establish a case reserve for the estimated amount of the ultimate settlement. Case reserves are usually based upon the amount of reserves reported by the primary insurance company and may subsequently be supplemented or reduced as deemed necessary by our claims department. We will also establish reserves for loss amounts incurred but not yet reported, including expected development of reported claims. These IBNR reserves will include estimated legal and other loss adjustment expenses. We will calculate IBNR reserves by using generally accepted actuarial techniques. We will utilize actuarial tools that rely on historical and pricing information and statistical models as well as our pricing analyses. We will revise these reserves for losses and loss adjustment expenses as additional information becomes available and as claims are reported and paid.

        Loss reserves will represent our estimates, at a given point in time, of the ultimate settlement and administration costs of claims incurred, and it is possible that the ultimate liability may exceed or be less than such estimates. Such estimates will not be precise because, among other things, they are based on predictions of future developments and estimates of future trends in claim severity and frequency and other variable factors such as inflation and currency exchange rates. During the claim settlement period, it will often become necessary to refine and adjust the estimates of liability on a claim either upward or downward, and any such adjustment would affect our results of operations in the period when the adjustment is determined. Even after such adjustments, ultimate liability may materially exceed or be less than the revised estimates. In contrast to casualty losses, which frequently can be determined only through lengthy, unpredictable litigation, property losses tend to be reported promptly and settled within a shorter period of time.

        Our estimates of reserves from reported and unreported losses and related reinsurance recoverable assets will be reviewed and updated. Adjustments resulting from changes in our estimates will be reflected in current income. The analysis relies upon the basic assumption that past experience, adjusted for the effect of current developments and likely trends, is an appropriate basis to estimate our current loss and loss adjustment expense liabilities. Because estimation of loss reserves is an inherently uncertain process, quantitative techniques frequently have to be supplemented by professional and managerial judgment. In addition, trends that have affected development of reserves in the past may not necessarily occur or affect reserve development to the same degree in the future.

        The uncertainty inherent in loss estimation is particularly pronounced for long-tail lines such as umbrella, general and professional liability and automobile liability, where information, such as required medical treatment and costs for bodily injury claims, will only emerge over time. In the overall reserve setting process, provisions for economic inflation and changes in the social and legal environment are considered. The uncertainty inherent in the reserving process for primary insurance companies is even greater for the reinsurer. This is because of, but not limited to, the time lag inherent in reporting information from the insurer to the reinsurer and differing reserving practices among ceding companies. As a result, actual losses and loss adjustment expenses may deviate, perhaps materially, from expected ultimate costs reflected in our current reserves.

        In setting reserves, we expect to utilize the same integrated, multi-disciplinary approach that we expect to use to establish our reinsurance prices. We expect that, after an initial analysis by members of our actuarial staff, preliminary results will be shared with appropriate underwriters, pricing actuaries, claims and finance professionals and, as appropriate, senior management. Final actuarial recommendations will incorporate feedback from these professionals. To the extent reserves prove to be insufficient to cover actual losses and loss adjustment expenses after taking into account available retrocessional coverage, we would have to augment such reserves and incur a charge to earnings in the period during which such reserves are augmented that could be material.

        Under U.S. GAAP, we will not be permitted to establish loss reserves until the occurrence of an event which may give rise to a loss. Once such an event occurs, we will establish reserves based upon estimates of total losses incurred by the ceding insurers as a result of the event and our estimate of the portion of such loss we have reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial.

        Generally, reserves are established without regard to whether we may subsequently contest the loss. We expect our policy to be to establish reserves for reported losses based upon reports received from ceding companies, supplemented by our reserve estimates.

Investments

        General Guidelines.    We intend to develop investment guidelines for the management of our investment portfolio by third party investment managers. Although these guidelines are expected to stress diversification of risk, preservation of capital and market liquidity, investments will be subject to market-wide risks and fluctuations, as well as risks inherent in particular securities. The primary objective of the portfolio, to be set forth in the guidelines, will be to maximize investment returns consistent with appropriate safety, diversification, tax and regulatory considerations and to provide sufficient liquidity to enable us to meet our obligations on a timely basis. These guidelines will be subject to oversight and change at the discretion of our Board of Directors.

        Our investment strategy will take into consideration the risks inherent in property catastrophe and other reinsurance. For this reason management expects that our investment policy will be conservative with a strong emphasis on high quality, fixed maturity investments. We expect that the guidelines will include limitations with respect to the maximum effective maturity. The duration of the portfolio will vary according to decisions taken by the investment advisors on the outlook for interest rate movements, subject to limitations set forth in the guidelines. The duration limitations set forth in the guidelines are expected to take into consideration the estimated duration of the reinsurance liabilities in the business.

        Initially, we expect to invest only in investment grade securities. We do not currently intend to invest any of our portfolio in equity securities, although we may do so in the future. We do not intend to invest in real estate or other classes of alternative investments. We expect that our investment guidelines will contain restrictions and limitations designed to provide diversification across our portfolio, including limitations on the portion of the portfolio that may be invested in the securities of any single issue or issuer, with the exception of sovereign governments or agencies, including supernational agencies, with prescribed minimum ratings. Our investment managers may be instructed to invest some of the investment portfolio in currencies other than U.S. dollars based upon the business we anticipate writing, the exposures and loss reserves on our books, or regulatory requirements. We expect that our investment guidelines will provide that financial futures and options and foreign exchange contracts may not be used in a speculative manner but may be used, subject to certain numerical restrictions set by the Board of Directors, only as part of a defensive strategy to protect the market value of investments.

        Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to some qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and some other investments.

        Investment Management Agreement.    We expect to enter into an investment management agreement, effective upon completion of the Equity Public Offering, with Alliance Capital Management L.P., which will provide investment advisory services to us.

        Valuation.    We expect to classify our entire investment portfolio as available-for-sale. All of our fixed income securities will be carried at their estimated fair value, with the difference between amortized cost and the fair value, net of any deferred taxes, to be charged or credited directly to our shareholders' equity. We will calculate the fair value based on quoted market prices, as reported by reputable market data providers such as Bloomberg, Reuters or Telerate. If quoted market prices are not available, fair values will be estimated either based on values obtained from independent pricing services or on a cash flow estimate. Cash equivalents and short-term investments will be carried at cost, which we expect will approximate fair value. Realized gains and losses on disposal of investments will be determined based upon specific identification of the cost of investments sold and will be recorded in our statements of operations. We will monitor the unrealized difference between the cost and the estimated fair value of the securities in our portfolio. If the value of any of our investments declines in a manner that we believe is other than temporary, we will write down that investment and will record a realized loss on our statement of operations.

Competition

        The property and casualty reinsurance industry is highly competitive and, except for regulatory considerations, there are relatively few barriers to entry. We will compete with insurers and reinsurers worldwide, many of which have greater financial, marketing and management resources than ours. Some of our competitors are large financial institutions who have reinsurance divisions, while others are specialty reinsurance companies. Financial institutions have also created alternative capital market products that compete with reinsurance products, such as reinsurance securitization. Our principal competitors vary by type of business. Bermuda-based reinsurers are significant competitors on property catastrophe business. Lloyd's of London syndicates are significant competitors on marine business. On international business, the large European reinsurers are significant competitors. Large U.S. direct reinsurers, as well as lead U.S.-based broker market reinsurers, are significant competitors on U.S. casualty business. On an overall basis, we expect that our most significant competitors will include General Re, Munich Re, Swiss Re, Employers Re, Lloyd's of London, XL Capital, ACE, Converium Holding, Everest Re and PartnerRe.

        Recently, several individuals and companies in the reinsurance industry have established new, well-capitalized Bermuda-based reinsurers to benefit from improved market conditions following the September 11, 2001 terrorist attack, and several existing competitors have raised additional capital or have announced plans to do so. Many of the reinsurers who have entered the reinsurance markets have or could have more capital than we will have. In addition, there may be established companies or new companies of which we are not aware that may be planning to commit capital to this market. Competition in the types of reinsurance business that we underwrite is based on many factors, including premium charges and other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment, claims experience, perceived financial strength and experience and reputation of the reinsurer in the line of reinsurance to be written. The full effect of this additional capital on the reinsurance market and on the terms and conditions of the reinsurance contracts of the types we expect to write may not be known for some time.

        The reinsurance industry is highly concentrated. We estimate that, based on 2000 net premiums written, the four largest reinsurers currently have a market share of approximately 49%, and the next ten largest property and casualty reinsurers currently have a market share of approximately 30%. Reinsurance companies have sought in recent years to expand their existing markets, obtain critical mass in new markets, including life reinsurance, and further diversify risk. At the same time, consolidation in the worldwide insurance industry has created a smaller group of large ceding companies that are retaining an increasing proportion of their business.

        We are aware of a number of initiatives by traditional as well as new capital market participants to produce alternative products (such as reinsurance securitizations, catastrophe bonds and various derivatives such as swaps) that may compete with certain types of reinsurance, such as property catastrophe. Over time, these numerous initiatives could significantly affect supply, pricing and competition in our industry.

Ratings

        Best's is generally considered to be a significant rating agency with respect to the evaluation of insurance and reinsurance companies. Best's ratings are based on a quantitative evaluation of performance with respect to profitability, leverage and liquidity and a qualitative evaluation of spread of risk, reinsurance program, investments, reserves and management. Insurance ratings are used by insurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, a ceding company's own rating may be adversely affected by the lack of a rating of its reinsurer. Therefore, the lack of a rating may dissuade a ceding company from reinsuring with us and may influence a ceding company to reinsure with a competitor of ours that has an insurance rating.

        Our management has met with Best's, which has advised us that it expects to assign an initial financial strength rating of "A" (Excellent) to our operating subsidiaries upon the completion of the Equity Public Offering and the receipt of the offering proceeds in line with certain representations we made to Best's. In addition, the rating assignment is contingent upon the funding of our operating subsidiaries to the levels indicated by our management as well as the execution of all pertinent transactions as detailed by this prospectus. The rating assignment further contemplates the initiation of certain capital support agreements between Platinum Holdings and its operating subsidiaries.

Employees

        Currently, we employ Jerome T. Fadden, our President and Chief Executive Officer, William A. Robbie, our Executive Vice President and Chief Financial Officer, and Michael E. Lombardozzi, our Executive Vice President and General Counsel. We expect to employ approximately 150 employees of St. Paul Re. None of our employees is expected to be subject to collective bargaining agreements.

        Mr. Fadden has obtained a temporary work permit, and we are seeking longer-term work permits from the Bermuda authorities for him as well as for William A. Robbie, Michael E. Lombardozzi and any other employees of Platinum Holdings or Platinum Bermuda who are not Bermuda citizens. Permits obtained will expire at various times over the next several years. We have no reason to believe that these permits would not be extended upon request at their respective expirations. However, the Bermuda government recently announced a new policy that places a six-year term limit on individuals with work permits, subject to certain exceptions for key employees.

Subsidiaries

        Platinum UK and Platinum Bermuda are wholly owned operating subsidiaries of Platinum Holdings. Platinum UK was formed as a U.K. company on April 10, 2002, and Platinum Bermuda was formed as a Bermuda company on May 8, 2002. Platinum US was formed as a Maryland company in 1995 and is a wholly owned subsidiary of St. Paul. We own Platinum UK through Platinum Ireland and, upon completion of the Equity Public Offering, will own Platinum US through Platinum Finance, which will be a wholly owned subsidiary of Platinum Ireland, our wholly owned intermediate holding subsidiary. Platinum Finance was formed as a Delaware corporation on May 10, 2002. Platinum Ireland was formed as an Irish company on May 3, 2002. Platinum Holdings will enter into a capital support agreement for the benefit of one or more of our operating company subsidiaries, the effect of which is to assure that, at all times, those subsidiaries will have adequate capital and surplus.

Our Facilities

        Platinum Holdings' registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. We expect to enter into a lease agreement in Bermuda for approximately 5,000 to 10,000 square feet of office space. We will sublet a portion of the office space at that location to Platinum Bermuda for use as its principal offices.

        The principal offices of Platinum US will be located at 195 Broadway, New York, New York, where Platinum US will sub-lease from St. Paul approximately 50,000 square feet of office space. The term of the lease ends August 31, 2003. We are currently exploring the possibility of leasing space at 195 Broadway after August 31, 2003 and are also considering options to replace the office space at 195 Broadway with a new facility.

        We expect that the principal offices of Platinum UK will be located at 52 Lime Street, London, where (subject to landlord's consent) St. Paul will sub-let to Platinum UK approximately 7,600 square feet of office space. The term of the sub-lease is expected to end in 2003.

        Platinum US will enter into sub-lease agreements or assignments of leases with St. Paul with respect to approximately 4,000 square feet of office space in Chicago, 6,300 square feet of office space in Miami and expects to enter into a sub-lease or assignment of lease of approximately 600 square feet of office space in Tokyo. The terms of these leases will end in 2005, 2006 and 2003 respectively.

Legal Proceedings

        In the normal course of business, we may become involved in various claims and legal proceedings. We are not currently aware of any pending or threatened material litigation.

Regulation

  General

        The business of reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under relatively less intensive regulatory regimes. However, in the United States and in the United Kingdom, licensed reinsurers must comply with financial supervision standards comparable to those governing primary insurers. Accordingly, Platinum US and Platinum UK are subject to extensive regulation under applicable statutes. In the United States, those statutes delegate regulatory, supervisory and administrative powers to state insurance commissioners.

  Potential Legislative and Industry Changes

        We are aware of a number of new, proposed or potential legislative or industry changes that may impact upon the worldwide demand for reinsurance.

  •
  Following the September 11, 2001 terrorist attack, various proposed legislation was introduced in the U.S. Congress designed to ensure the availability of insurance coverage for terrorist acts. Legislation has been adopted in the U.S. House of Representatives designed, among other things, to provide federal government loans over a short-term period to commercial insurers and reinsurers for funding losses arising from terrorist acts against U.S. properties, which loans would be repaid through industry assessments and, if losses exceed a threshold, policyholder assessments. Similar, alternative legislation has been adopted in the U.S. Senate; the Senate legislation provides for direct government assistance to commercial insurers and reinsurers for covered losses that exceed a per-company "deductible." Adoption of legislation may also provide insurance and reinsurance capacity in the markets and to the customers we expect to target and regulate the terms of insurance and reinsurance capacity and reinsurance policies in a manner which could materially adversely affect us, directly or indirectly, by requiring coverage for terrorist acts to be offered by insurers and/or reinsurers, benefiting our competitors, reducing the demand for reinsurance or benefiting insurers as compared to reinsurers such as us, providing sources of liquidity to U.S.-based companies, or disproportionately benefiting U.S. or other foreign countries' companies over Bermuda-based companies such as ourselves. Legislation may be introduced in other jurisdictions.

  •
  Over the last few years capital markets participants, including exchanges and financial intermediaries, have developed financial products such as risk securitizations, intended to compete with traditional reinsurance. We are also aware of many potential initiatives by capital market participants to produce additional alternative products that may compete with the existing catastrophe reinsurance markets.

        We are unable to predict the extent to which the foregoing new, proposed or potential initiatives may affect the demand for our products or the risks which may be available for us to consider underwriting.

  Bermuda

        As a holding company, Platinum Holdings is not subject to Bermuda insurance regulations.

        The Insurance Act, which regulates the insurance business of Platinum Bermuda, provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority, which is responsible for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business. The Authority, in deciding whether to grant registration, has broad discretion to act as the Authority thinks fit in the public interest. The Authority is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the Authority may impose from time to time. Platinum Bermuda has been registered with the Authority.

        An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the Authority on matters connected with the discharge of the Authority's functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the Bermuda Registrar of Companies.

        The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Authority powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

        Classification of Insurers.    The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business with Class 4 insurers subject to the strictest regulation. Platinum Bermuda is registered as a Class 4 insurer and is regulated as such under the Insurance Act.

        Cancellation of Insurer's Registration.    An insurer's registration may be canceled by the Authority on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the Authority, the insurer has not been carrying on business in accordance with sound insurance principles.

        Principal Representative.    An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance

Act, the principal office of Platinum Bermuda is at our principal executive offices in Bermuda, and Platinum Bermuda's principal representative will be our President and Chief Executive Officer. Without a reason acceptable to the Authority, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Authority is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood of the insurer for which the principal representative acts becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the Authority setting out all the particulars of the case that are available to the principal representative. Examples of such a reportable "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Authority relating to a solvency margin or liquidity or other ratio.

        Independent Approved Auditor.    Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Platinum Bermuda, are required to be filed annually with the Authority. The independent auditor of Platinum Bermuda must be approved by the Authority and may be the same person or firm which audits Platinum Bermuda's financial statements and reports for presentation to its shareholders. Platinum Bermuda's independent auditor is KPMG LLP.

        Loss Reserve Specialist.    As a registered Class 4 insurer, Platinum Bermuda will be required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss adjustment expense provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the Authority. Neal J. Schmidt, who will be the Chief Actuary of Platinum US, has been approved to act as Platinum Bermuda's loss reserve specialist.

        Statutory Financial Statements.    An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements will be prepared in accordance with U.S. GAAP. Platinum Bermuda, as a general business insurer, will be required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the Authority.

        Annual Statutory Financial Return.    Platinum Bermuda is required to file with the Authority a statutory financial return no later than four months after its financial year end (unless specifically extended). The statutory financial return for an insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of such insurer, solvency certificates, the statutory financial statements themselves, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

        Minimum Solvency Margin and Restrictions on Dividends and Distributions.    Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Platinum Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Platinum Bermuda:

(1)
is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:
(A)
$100,000,000;
(B)
50% of net premiums written (being gross premiums written less any premiums ceded by Platinum Bermuda, but Platinum Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); and
(C)
15% of loss and other insurance reserves;

(2)
is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Platinum Bermuda is prohibited, without the approval of the Authority, from declaring or paying any dividends during the next financial year);
(3)
is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the Authority (at least seven days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;
(4)
is prohibited, without the approval of the Authority, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and
(5)
is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the Authority a written report containing certain information.

        Additionally, under the Companies Act, Platinum Holdings and Platinum Bermuda may declare or pay a dividend only if Platinum Holdings or Platinum Bermuda, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        Minimum Liquidity Ratio.    The Insurance Act provides a minimum liquidity ratio for general business insurers. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Authority, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

        Supervision, Investigation and Intervention.    The Authority may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Authority believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders.

In order to verify or supplement information otherwise provided to the Authority, the Authority may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

        If it appears to the Authority that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the Authority may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer's liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of, a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (7) to limit its premium income.

        Disclosure of Information.    In addition to powers under the Insurance Act to investigate the affairs of an insurer, the Authority may require certain information from an insurer (or certain other persons) to be produced to it. Further, the Authority has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the Authority must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the Supervisor must consider whether to cooperate is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

        Certain Other Considerations.    Platinum Holdings and Platinum Bermuda will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due, or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        Although Platinum Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the Authority. Pursuant to its non-resident status, Platinum Bermuda may hold any currency other than Bermuda Dollars and convert that currency into any other currency (other than Bermuda Dollars) without restriction.

        As "exempted" companies, Platinum Holdings and Platinum Bermuda may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister of Finance, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda in excess of $50,000; or (3) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of our business or Platinum Bermuda's business (as the case may be) carried on outside Bermuda. Platinum Bermuda is a licensed reinsurer in Bermuda, and so may carry on activities in Bermuda that are related to and in support of its reinsurance business.

        The Bermuda government actively encourages foreign investment in "exempted" entities like Platinum Holdings that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Platinum Holdings and Platinum Bermuda are not currently subject to taxes on income or dividends or to any foreign exchange controls in Bermuda. In addition, there currently is no capital gains tax in Bermuda.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate governmental authority. Such permission may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. None of our executive officers is a Bermudian, and all such officers will be working in Bermuda under work permits. The Bermuda government recently announced a new policy that places a six-year term limit on individuals with work permits, subject to certain exceptions for key employees.

  U.S. Regulation

        Platinum US is organized and domiciled in the State of Maryland and licensed, authorized or accredited to write reinsurance in 24 states of the United States and is seeking licenses in eight additional states. State insurance laws regulate many aspects of its reinsurance business and state insurance departments in the licensure states will supervise its insurance operations. Its principal insurance regulatory authority will be the Maryland Insurance Administration.

  U.S. Insurance Holding Company Regulation of Platinum Holdings, Platinum Ireland and Platinum Finance

        Platinum Holdings and Platinum Ireland as the indirect parents of Platinum US and Platinum Finance as the direct parent of Platinum US will be subject to the insurance holding company laws of Maryland, where Platinum US is organized and domiciled. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the insurance department of the state of Maryland and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all transactions among companies in the holding company system affecting Platinum US, including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the Maryland Insurance Commissioner.

        The insurance laws of Maryland prevent any person from acquiring control of Platinum Holdings, Platinum Ireland, Platinum Finance or Platinum US unless that person has filed a notification with specified information with the Maryland Insurance Commissioner and has obtained his prior approval. Under the Maryland statutes, acquiring 10% or more of the voting stock of an insurance company or its parent company is presumptively considered a change of control, although such presumption may be rebutted. Accordingly, any person who acquires, directly or indirectly, 10% or more of the voting securities of Platinum Holdings without the prior approval of the Maryland Insurance Commissioner will be in violation of these laws and may be subject to injunctive action requiring the disposition or seizure of those securities by the Maryland Insurance Commissioner or prohibiting the voting of those securities and to other actions determined by the Maryland Insurance Commissioner. In addition, many U.S. state insurance laws require prior notification of state insurance departments of a change in control of a non-domiciliary insurance company doing business in that state. While these pre-notification statutes do not authorize the state insurance departments to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of Platinum Holdings, Platinum Ireland or Platinum Finance may require prior notification in those states that have adopted pre-acquisition notification laws.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Platinum Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Platinum Holdings might consider to be desirable.

  State Insurance Regulation of Platinum US

        The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or policy terms. This contrasts with primary insurance agreements, the rates and policy terms of which are generally closely regulated by state insurance departments. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

        State insurance authorities have broad administrative powers with respect to various aspects of the reinsurance business, including: licensing to transact business, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, and regulating investments and dividends. State insurance laws and regulations require Platinum US to file financial statements with insurance departments everywhere it is licensed or authorized to do or accredited to do business, and the operations of Platinum US are subject to examination by those departments at any time. Platinum US will prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments. State insurance departments conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC.

        Under Maryland insurance law, Platinum US may pay dividends out of surplus, provided it must give the Maryland Insurance Commissioner at least thirty days' prior notice before paying an "extraordinary dividend" or making an "extraordinary distribution". Extraordinary dividends and extraordinary distributions are dividends or distributions which, together with any other dividends and distributions paid during the immediately preceding twelve-month period, would exceed the lesser of

(1)
ten percent of Platinum US's statutory policyholders' surplus (as determined under statutory accounting principles) as of December 31 of the prior year; and

(2)
Platinum US's net investment income excluding realized capital gains (as determined under statutory accounting principles) for the twelve-month period ending on December 31 of the prior year, plus any amounts of net investment income (excluding realized capital gains) in the three preceding years which have not been distributed.

These statutory limitations are subject to change. Platinum US may not pay extraordinary dividends or make extraordinary distributions until either the thirty-day notice period has expired (without the Maryland Insurance Commissioner disapproving such payment) or the Maryland Insurance Commissioner has approved the payment within that period. Extraordinary dividends and extraordinary distributions may only be paid out of earned surplus.

        In addition, Platinum US must give ten days' prior notice to the Maryland Insurance Commissioner of its intention to pay any dividend or make any distribution other than an extraordinary dividend or extraordinary distribution. The Maryland Insurance Commissioner has the right to prevent payment of such a dividend or such a distribution if he determines, in his discretion, that after the payment thereof, Platinum US's policyholders' surplus would be inadequate or could cause Platinum US to be in a hazardous financial condition.

        In order to enhance the regulation of insurers' solvency, the NAIC adopted a model law to implement risk-based capital ("RBC") requirements for life, health, and property and casualty insurance companies. Maryland has adopted the NAIC's model law. The RBC calculation, which regulators use to assess the sufficiency of an insurer's capital, measures the risk characteristics of a company's assets, liabilities and certain off-balance sheet items. RBC is calculated by applying factors to various asset, premium and liability items. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. The RBC ratios of Platinum US are intended to be well above the ranges that would require any regulatory or corrective action.

        The NAIC assists state insurance supervisory officials in achieving insurance regulatory objectives, including the maintenance and improvement of state regulation. From time to time various regulatory and legislative changes have been proposed in the insurance industry, some of which could have an effect on reinsurers. The NAIC has instituted its Financial Regulatory Accreditation Standards Program ("FRASP") in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate insurance department personnel to enforce such items in order to become an "accredited" state. The NAIC determines whether individual states should be accredited, and each state's accreditation is determined by the NAIC periodically. If a state is not accredited or loses its accreditation, accredited states are not able to accept certain financial examination reports of insurers prepared solely by the regulatory agency in such unaccredited state. The state of Maryland is currently accredited under FRASP.

  Operations of Platinum UK and Platinum Bermuda

        Platinum UK and Platinum Bermuda are not admitted to do business in the United States. However, the insurance laws of each state of the United States and of many other countries regulate the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers such as Platinum UK and Platinum Bermuda, which are not admitted to do business within such jurisdictions. Such sale of insurance or reinsurance within a jurisdiction where the insurer is not admitted to do business is generally prohibited. We do not intend that Platinum Bermuda maintain an office or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda—or, in the case of Platinum UK, London—where the conduct of such activities would require Platinum UK and Platinum Bermuda to be so admitted.

        In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period) and loss reserves and loss expense reserves ceded to the reinsurer. Platinum UK and Platinum Bermuda are not licensed, accredited or approved in any state in the U.S. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited. Platinum UK or Platinum Bermuda may be subject to reinsurance premium excise taxes in the US (1%) and certain other jurisdictions.

        We do not believe that Platinum UK and Platinum Bermuda are in violation of insurance laws of any jurisdiction in the United States. There can be no assurance, however, that inquiries or challenges to Platinum UK's or Platinum Bermuda's reinsurance activities will not be raised in the future.

  U.K. Regulation

  General

        The framework for supervision of insurance companies in the United Kingdom is largely formed by EU Directives which are required to be implemented in member states through national legislation. Directives aim to harmonize insurance regulation and supervision throughout the EU by laying down minimum standards in key areas, and requiring member states to give mutual recognition to each other's standards of prudential supervision.

        On December 1, 2001, the FSA assumed its full powers and responsibilities under FSMA. The FSA is now the single statutory regulator responsible for regulating deposit taking, insurance, investment and most other financial services business. It is a criminal offense for any person to carry on a regulated activity in the United Kingdom unless that person is authorized by the FSA or falls under an exemption.

        Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. Insurance business in the United Kingdom is divided between two main categories: long-term insurance (which is primarily investment-related) and general insurance (for example, building and contents cover and motor (automobile) insurance). Under FSMA, effecting or carrying out any contract of insurance, whether general or long-term, is a regulated activity requiring authorization.

        Platinum UK has applied to the FSA to write the business conducted by St. Paul Re in the United Kingdom. Platinum UK will not be licensed by the FSA at the time of the completion of the Equity Public Offering. The issuance of the license is at the discretion of the FSA and we may not be able to obtain such a license. Until the first anniversary of the completion of the Equity Public Offering we will have the right to underwrite specified reinsurance business on behalf of St. Paul. We will reinsure all such business, together with certain other business written by St. Paul Re UK since January 1, 2002. If Platinum UK does not obtain a license by the first anniversary of the completion of the Equity Public Offering, or if the license it obtains contains material limitations, our results of operations could be materially adversely affected, and we may not be able to conduct our UK operations in the manner described in this prospectus.

  Supervision

        In its role as supervisor of insurance companies, the primary objective of the FSA is to fulfill its responsibilities under the FSMA regime relating to the safety and soundness of insurance companies with the aim of strengthening, but not guaranteeing, the protection of insureds. The FSA carries out this prudential supervision of insurance companies through the collection of information from statistical returns, through review of accountants' reports, by visits to insurance companies and through regular formal interviews.

        The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach the FSA performs a formal risk assessment of every insurance company or group carrying on business in the United Kingdom during each supervisory period, which varies in length according to the risk profile of the insurer. The FSA performs the risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA will inform the insurer of its views on the insurer's risk profile. This will include details of any remedial action which the FSA requires and the likely consequences if this action is not taken.

  Solvency Requirements

        The Interim Prudential Sourcebook for Insurers requires that insurance companies maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the Interim Prudential Sourcebook for Insurers, and for these purposes, an insurer's assets and its liabilities are subject to specific valuation rules set out in the Interim Prudential Sourcebook for Insurers. Failure to maintain the required solvency margin is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised.

  Restrictions on Dividend Payments

        English law prohibits Platinum UK from declaring a dividend to its stockholders unless it has "profits available for distribution." The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the United Kingdom insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company's solvency margin within its jurisdiction and may restrict Platinum UK from declaring a dividend at a level which the FSA determines would adversely affect Platinum UK's solvency requirements. It is common practice in the United Kingdom to notify the FSA in advance of any significant dividend payment.

  Reporting Requirements

        U.K. insurance companies must prepare their financial statements under the Companies Act 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports. Under the Interim Prudential Sourcebook for Insurers, audited accounts must be filed with the FSA within two months and 15 days (or three months where the delivery of accounts is made electronically).

  Equalization Reserves

        Each insurance company writing property, aviation, marine, business interruption or nuclear insurance or reinsurance business is required by the Interim Prudential Sourcebook for Insurers to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996 calculated in accordance with the provisions of the Interim Prudential Sourcebook for Insurers.

        Insurance companies writing credit insurance business must maintain equalization reserves calculated in accordance with certain provisions of the Interim Prudential Sourcebook for Insurers as related specifically to credit insurance business.

  Supervision of Management

        The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to a position of significant influence within an authorized person must be approved by the FSA. The FSA also has the authority to require there to be one or more independent directors on the board of directors of an insurance company.

  Change of Control

        FSMA regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in the parent company of a U.K. authorized insurance company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such a parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such parent company by virtue of his shareholding in it. A purchaser of more than 10% of the Common Shares would therefore be considered to have acquired "control" of Platinum UK.

        Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied that both the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

  Intervention and Enforcement

        The FSA has extensive powers to intervene in the affairs of an authorized person. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA and its related secondary legislation. The FSA has power, among other things, to enforce—and take disciplinary measures in respect of—breaches of both the Interim Prudential Sourcebook for Insurers and breaches of the conduct of business rules generally applicable to authorized persons.

        FSMA permits the FSA to refer matters directly to its enforcement division in order to implement disciplinary or regulatory action, but more commonly enforcement action is preceded by the exercise of the FSA's interventionist supervisory powers.

        The FSA has a general power on giving notice to require information and documents from authorized persons that the FSA reasonably requires in connection with the exercise of its functions under the regulatory regime. The FSA also has two distinct statutory powers to appoint investigators.

        Under section 167 of FSMA, the FSA or the Secretary of State may appoint suitably competent persons to conduct an investigation on its behalf into the nature, conduct or state of the business of an authorized person, a particular aspect of that business or the ownership or control of an authorized person where there is general concern about an authorized person but the circumstances of the case do not suggest a specific breach or contravention of the regulatory regime.

        By contrast, under section 168 of FSMA, the FSA or the Secretary of State may order an investigation if there appear to be circumstances suggesting that certain specified breaches or offenses under the regulatory regime have occurred (for example, breach of the general prohibition on performing regulated activities without suitable permission or misconduct by an approved person). Investigators appointed under section 168 have significantly wider powers than investigators appointed under section 167.

        The FSA may also require an authorized person to provide a report prepared by certain skilled professionals to be approved by the FSA on any matter about which the FSA has required or could require the provision of documents.

        The FSA has many enforcement powers available to use against an authorized or approved person. These include public censure, unlimited fines and, in serious cases, the power to revoke or vary permission to carry on regulated activities or an individual's approval. A serious case is one involving, among other things, the failure of an authorized person to satisfy the threshold conditions or the FSA considering that an approved person is no longer fit and proper to perform the function in question. In addition, the FSA may revoke an authorized person's permission if it is necessary to protect the interests of consumers or potential consumers.

        The FSA has further powers to obtain injunctions against authorized persons and to impose or seek restitution orders where persons have suffered loss. Once the FSA has made a decision to take enforcement action (other than in the case of an application to the court for an injunction or restitution order) against an authorized or approved person, the person affected may refer the matter to the Financial Services Tribunal, a quasi-judicial entity staffed and operated independently of the FSA and administered by the Lord Chancellor's Department. Appeal from the Tribunal on a matter of law lies to the Court of Appeal provided that either the Tribunal or the Court of Appeal grants permission.

        Finally, the FSA is granted the power to prosecute criminal offenses arising under FSMA, and to prosecute insider dealing under Part V of the Criminal Justice Act 1993, and breaches of money laundering regulations. The FSA's stated policy is to pursue criminal prosecution in all appropriate cases.

  Proposed Limits on Concentration of Reinsurance Exposures

        In July 2002, the FSA issued a consultation paper ("CP143") which sets forth proposed reforms to strengthen both the capital regime and systems and controls requirements for insurers and reinsurers subject to the FSA's jurisdiction. CP143 includes proposals aimed at ensuring adequate diversification of an insurer's or reinsurer's exposures to reinsurers (whether intra- or extra-group). In particular, it proposes a rebuttable presumption that an insurer or reinsurer must limit the gross earned premiums paid to a single reinsurer (or group of related reinsurers) to a maximum of 20% of the insurer's or reinsurer's projected gross earned premiums in any financial year in order to meet prudential requirements. If an insurer or reinsurer wishes to exceed this limit, it must first satisfy the FSA that this is appropriate. In addition, the relevant guidance indicates that an insurer or reinsurer would be permitted to take into account certain acceptable loss mitigation techniques, such as effective security arrangements, in assessing the overall adequacy of the diversification of its reinsurance exposure.

        CP143 also proposes to limit an insurer's or reinsurer's exposure to a single reinsurer (or group of related reinsurers) to 100% of its capital by requiring it to alert its FSA supervisor if it approaches or has exceeded this limit and explain why it considers that prudent provision is or is not required for the excess exposure.

        CP143 is currently in draft form. The final rules and guidance, the ultimate form of which may or may not differ from the contents of CP143, are expected to take effect in 2004 and will apply to Platinum UK.

        Substantial compliance with CP143 in its draft form is likely to be an effective condition for receiving FSA authorization. We are seeking consent from the FSA for Platinum Bermuda to reinsure up to approximately 55% of Platinum UK's reinsurance business, excluding business subject to the Quota Share Retrocession Agreements, written after the Equity Public Offering; however, such consent may not be granted.

  Ireland Regulation

        As a holding company, Platinum Ireland is not subject to Irish insurance regulation. Platinum Ireland will initially function as a holding company. In the future, it may be used to carry out reinsurance activities in Ireland or the European Union outside of the United Kingdom, provided that the necessary regulatory approvals are first obtained.

MANAGEMENT

Our Directors and Executive Officers

        We have assembled a new management team of experienced insurance industry professionals led by Steven H. Newman, who is Chairman of the Board, and Jerome T. Fadden, who is President and Chief Executive Officer. The following table provides information regarding those persons who are our directors and executive officers:

Name	Age	Position
Steven H. Newman	59	Chairman of the Board of Directors; Chairman of the Executive Committee
Jerome T. Fadden	45	President, Chief Executive Officer and Director; member of the Executive Committee
Michael D. Price	35	President and Chief Underwriting Officer, Platinum US (upon completion of the Equity Public Offering)
William A. Robbie	51	Executive Vice President and Chief Financial Officer
Michael E. Lombardozzi	40	Executive Vice President and General Counsel
Neal J. Schmidt	45	Executive Vice President and Chief Actuary, Platinum US (upon completion of the Equity Public Offering)
H. Furlong Baldwin	70	Director; Chairman of the Audit Committee

Jonathan F. Bank	59	Director; member of the Compensation and Audit Committees
Dan R. Carmichael	57	Director; member of the Compensation and Audit Committees
Jay S. Fishman	49	Director; member of the Executive and Compensation Committees
Peter T. Pruitt	69	Director; Chairman of the Compensation Committee

        Biographical information about the foregoing persons for at least the last five years is as follows:

        Steven H. Newman has been the Chairman of the Board of Platinum Holdings since June 2002. He was Chairman of the Board of Directors of Swiss Re America from May 2000 to October 2000, and Chairman of the Board and Chief Executive Officer of Underwriters Re Group from 1987 to 2000. Prior to joining Underwriters Re, Mr. Newman served as Executive Vice President and then President of the Home Insurance Company from 1983 to 1986, and Vice President and Casualty Actuary at American International Group from 1969 to 1982. He also served as an Advisory Director for HCC Insurance Holdings, Inc. from November 2000 to August 2002, Chairman of the Board of GCR Holdings, a Bermuda catastrophe reinsurer, from 1995 to 1997 and a Director of Capital Re from 1995 to 1998. Mr. Newman has served as President of the Casualty Actuarial Society and Chairman of the Reinsurance Association of America. He has represented the United States at United Nations conferences dealing with international insurance and reinsurance issues.

        Jerome T. Fadden has been the President, Chief Executive Officer and a Director of Platinum Holdings since April 2002. In addition, he has been the President and Chief Executive Officer of St. Paul Re since March 2002. Prior to joining St. Paul Re, Mr. Fadden had been employed by UBS PaineWebber where he served as Chief Financial Officer from November 1999 through March 2001, and then Director of Strategic Development in the Office of the Chairman. Prior to joining UBS PaineWebber, from November 1998 to August 1999, Mr. Fadden was Executive Vice President and Chief Financial Officer of Equus Re, a start up reinsurance operation sponsored by Kemper Insurance. Mr. Fadden served as Executive Vice President and Chief Financial Officer of NAC Re Corp. from July 1996 through September 1998. Mr. Fadden served in a variety of senior management positions at The Travelers Group, including Treasurer as well as Chief Financial Officer of The Travelers Group's property and casualty insurance unit, The Gulf Insurance Group.

        Michael D. Price will be the President and Chief Underwriting Officer of Platinum US upon completion of the Equity Public Offering and has been Chief Underwriting Officer of St. Paul Re since June 2002. Mr. Price served as Chief Operating Officer of Associated Aviation Underwriters Incorporated, which is a subsidiary of Global Aerospace Underwriting Managers Ltd. specializing in aerospace insurance, from March 2001 through May 2002. He was Senior Vice President and Chief Underwriting Officer of Underwriters Re Group, Inc. from May 1998 until the acquisition of Underwriters Re Group, Inc. by Swiss Re America Holding Corporation in May 2000; thereafter, Mr. Price held the position of Chief Underwriting Officer at Swiss Re America Holding Corporation until September 2000. From July 1995 through May 1998, Mr. Price was employed by London Life and Casualty Reinsurance Corporation, most recently as President, and prior thereto he was a project manager at Milliman and Robertson, Inc. He is a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        William A. Robbie has been Executive Vice President and Chief Financial Officer of Platinum Holdings since September 2002. Mr. Robbie became Executive Vice President and Chief Financial Officer of St. Paul Re in August 2002. Mr. Robbie has held various positions with XL Capital Ltd. and its subsidiaries since 1997, including Executive Vice President—Financial Services, Senior Vice President—Treasurer and Executive Vice President, Chief Financial Officer and Chief Administrative Officer of XL Mid Ocean Reinsurance in Hamilton, Bermuda. Mr. Robbie also has held senior management positions with several insurance companies, including the Prudential Insurance Company of America, The Continental Corporation, Monarch Capital Corporation and Aetna Life & Casualty. Mr. Robbie began his career with Ernst & Ernst (now Ernst & Young LLP) and is a certified public accountant.

        Michael E. Lombardozzi has been Executive Vice President and General Counsel of Platinum Holdings since September 2002. Mr. Lombardozzi became Executive Vice President and General Counsel of St. Paul Re in August 2002. Mr. Lombardozzi was Senior Vice President—Planning and Operations of W.R. Berkley Corporation from December 2001 to July 2002. From January 2001 to June 2001, he was Senior Vice President, Secretary and General Counsel of Orius Corp. From January 1994 to January 2001, he was Senior Vice President, Secretary and General Counsel of Berkley Insurance Company. From 1986 to 1994, he was an associate with the law firm of Willkie Farr & Gallagher.

        Neal J. Schmidt has been an Executive Vice President and Chief Actuary of St. Paul Re since 1998 and will serve as Executive Vice President and Chief Actuary of Platinum US upon completion of the Equity Public Offering. Mr. Schmidt served as the Senior Vice President-Specialty Lines Underwriting of St. Paul Re from 1995 through 1998 and as Chief Actuary from 1986 through 1995. Prior to joining St. Paul Re, he held positions in reinsurance and insurance with the Home Insurance Company. Mr Schmidt is a fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

        H. Furlong Baldwin is the Chairman of Mercantile Bankshares Corporation, which is a bank holding corporation. Mr. Baldwin began his career with Mercantile in 1956 when it was known as the Mercantile-Safe Deposit & Trust Company, eventually becoming President and then Chief

Executive Officer of the company, a position he held from 1976 until 2001. He is a Governor of the National Association of Securities Dealers, a past chairman of the Association of Bank Holding Companies and a past president of the Maryland Bankers Association. Mr. Baldwin is a trustee of the Marine Corps Heritage Foundation, the Marine Corps University and the Virginia Historical Society and is a member of the Council on Foreign Relations. From May 1998 to May 2002, Mr. Baldwin was a director of St. Paul and from 1968 to 1998, he was a director of USF&G Corporation, which was acquired by St. Paul in 1998.

        Jonathan F. Bank has been Senior Vice President of Tawa Associates Ltd., which is engaged in the acquisition, restructuring and management of property and casualty companies in run off, since May 2001. From September 1999 through May 2001, he was the Insurance Practice Leader of PricewaterhouseCoopers' U.S. insurance/reinsurance regulatory and restructuring practice group. Prior thereto, Mr. Bank was a partner at the law firm of Chadbourne & Parke LLP, where he specialized in insurance and reinsurance dispute resolution and related regulatory matters. Mr. Bank is a member of the state bars of California, New York and Nebraska. He also served on the Advisory Committee on Reinsurance for the National Association of Insurance Commissioners.

        Dan R. Carmichael has been President, Chief Executive Officer and a director of Ohio Casualty Corporation, a property and casualty insurance company, since December 2000. From 1995 through 2000, Mr. Carmichael served as President and Chief Executive Officer of IVANS, Inc., an industry-owned organization that provides electronic communications services to insurance, healthcare and related organizations. Prior thereto, he served as Chairman, President and Chief Executive Officer of Anthem Casualty Insurance Group. Mr. Carmichael is also a director of Alleghany Corporation, a holding company engaged through its subsidiaries in the insurance, industrial minerals and steel fasteners businesses, and he serves as a trustee of the American Institute for Chartered Property Casualty Underwriters, the Insurance Institute of America and the Griffith Foundation for Insurance Education.

        Jay S. Fishman has been the Chairman, Chief Executive Officer and President of The St. Paul Companies, Inc., and director of The John Nuveen Company, since October 2001. Prior to that date, Mr. Fishman was employed as Chairman, President and Chief Executive Officer of The Travelers Insurance Group and as Chief Operating Officer—Finance and Risk of Citigroup, Inc. Mr. Fishman held various executive positions with Citigroup and its predecessor since 1989 and with Travelers since 1993.

        Peter T. Pruitt was Chairman of Willis Re Inc., a reinsurance intermediary, from June 1995 until his retirement in December 2001. He also served as Chief Executive Officer of Willis Re Inc. from June 1995 through September 1999, and as Executive Vice President of Willis Corroon Corporation from November 1993 through June 1995. Prior thereto, Mr. Pruitt held various positions at Frank B. Hall & Co., an insurance brokerage firm, including President and Chief Operating Officer from August 1985 through November 1992. Mr. Pruitt served as a trustee of the College of Insurance (now St. John's University School of Risk Management) from 1986 until his retirement in 2001. He also served as a trustee of the Insurance Institute of America and the American Institute for Property and Liability Underwriters.

Number and Terms of Directors

        Platinum Holdings' Board of Directors consists of seven members, each of whose term of office will expire at the annual shareholders' meeting in 2003. Under Platinum Holdings' bye-laws, directors will be elected at each annual general meeting of shareholders, in each case by an ordinary resolution of the shareholders. Candidates for election will be nominated by us, acting through our Board of Directors. In connection with the RenaissanceRe Investment, we have agreed to nominate at our next meeting of shareholders, and to use our commercially reasonable efforts to cause the election of, one director designated by RenaissanceRe to the Board.

        Pursuant to the Investment Agreement we have entered into with RenaissanceRe and St. Paul, for three years from the anniversary of the date of the completion of the Equity Public Offering, we will not increase the number of directors on Platinum Holdings' Board of Directors to more than nine without the prior written consent of RenaissanceRe, such consent to be provided in RenaissanceRe's sole discretion. This three-year period will be extended for up to an additional two years so long as RenaissanceRe is accounting for its investment in us via the equity method and RenaissanceRe reasonably believes that its ability to continue to equity account for its investment in us would be compromised by an increase in the number of directors.

        Directors may take action by a majority of the votes cast at a duly called and held meeting at which a quorum is present. A majority of directors in office at any time, or such greater number as the shareholders may from time to time determine, constitutes a quorum for all purposes.

        The foregoing summarizes certain provisions of our bye-laws, which are subject to Bermuda law. See "Description of Platinum Holdings' Common Shares."

Committees of the Board of Directors

        Our Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee, each of which reports to the Board. The Executive Committee has the authority to oversee our general business and affairs to the fullest extent permitted by Bermuda law. The Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board of Directors; it also administers the 2002 Share Incentive Plan and the Capital Accumulation Plan, as described below. The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems. The Audit Committee consists entirely of independent directors. Recent legislation and New York Stock Exchange initiatives would require, among other things, the establishment of a Nominating Committee and a Corporate Governance Committee, as well as the independence of all members of the Audit, Compensation, Nominating and Corporate Governance Committees. We are reviewing these requirements and expect to comply with them by their effective dates. In connection with the RenaissanceRe Investment, we have agreed to use our commercially reasonable efforts to cause the appointment of the director designated by RenaissanceRe to the Board's Executive Committee and, subject to applicable law, rules and regulations, to the Board's Nominating and Corporate Governance Committees, if any.

Compensation of Directors

        The Company will compensate each director (other than any director who is an employee of the Company) in the amount of $25,000 per year as a retainer fee and an additional $2,500 per meeting of the Board of Directors if the director attends in person, or an additional $1,000 per meeting if the director attends by telephone. The Company will compensate directors in the amount of $1,500 per meeting of any Board committee attended by such director and an additional $5,000 per year for each committee chairperson. The Compensation Committee of the Board of Directors is in the process of re-evaluating certain of these fees in light of the increase in duties and responsibilities of directors occasioned by recent legislative initiatives relating to corporate governance, and will present its recommendations to the full Board of Directors. In light of such re-evaluation, some of these fees may be increased after the completion of the Equity Public Offering. Fees for the Chairman of the Board and proposed stock option grants for non-employee directors are described below.

  Platinum Share Unit Plan for Nonemployee Directors

        Platinum has adopted a Share Unit Plan for Nonemployee Directors which will become effective upon the completion of the Equity Public Offering. Under the Share Unit Plan, 50% of all fees earned by a nonemployee director (including retainer fees, meeting fees and committee fees) during each calendar quarter are automatically converted into the number of "Share Units" that have a value at the end of such calendar quarter equal to the amount of fees earned. Each Share Unit is a non-voting unit of measurement which is valued at the public trading price of the Common Shares. In addition to the 50% mandatory deferral, each nonemployee director may elect to have up to a total of 100% of the director's fees converted into Share Units, provided the election is made before the start of the calendar year in which the fees are earned. A nonemployee director will receive distributions under the Share Unit Plan following the expiration of five calendar years following the year in which his fees were originally converted into Share Units, or following termination of his service on the Board of Directors, if earlier. Each distribution under the Share Unit Plan will be made, at the discretion of the Board, either in cash or in Common Shares or some combination thereof.

  Non-qualified Share Options for Nonemployee Directors

        Under Platinum's 2002 Share Incentive Plan described below, an initial non-qualified share option covering 25,000 Common Shares will be granted to each of the nonemployee directors other than Mr. Newman upon the completion of the Equity Public Offering at the initial public offering price. The options will have a ten-year term and will vest in equal annual installments on each of the first three anniversaries of the date of grant, subject to accelerated vesting in the event of a "Change in Control" (as defined in the Share Incentive Plan). Following the Equity Public Offering, nonemployee directors will be eligible to receive option grants under the Share Incentive Plan in the sole discretion of the Compensation Committee.

  Arrangements with the Chairman of the Board

        Mr. Newman has entered into a letter agreement with St. Paul (which will be assigned to Platinum Holdings upon completion of the Equity Public Offering), pursuant to which he agreed to serve as Chairman of Platinum Holdings' Board of Directors upon completion of the Equity Public Offering. As Chairman of the Board, he will be entitled to receive an annual fee of $60,000 and a fee of $5,000 for each meeting of the Board of Directors that he attends (not to exceed $20,000 per year). Upon completion of the Equity Public Offering, Mr. Newman will receive a stock option grant to purchase 975,000 Common Shares at the initial public offering price. The option will have a ten-year term and will vest in equal annual installments on each of the first three anniversaries of the date of grant. Under the agreement, Platinum Holdings will indemnify Mr. Newman, to the fullest extent permitted by law, if he is made or threatened to be made a party to a proceeding by reason of his being or having been a director of Platinum Holdings.

        Mr. Newman also has entered into a letter agreement with St. Paul (which will be assigned to Platinum US upon completion of the Equity Public Offering), pursuant to which he will provide consulting services to Platinum US through February 28, 2005 (which date may be automatically extended from year to year). During the consulting term, Mr. Newman will perform services as reasonably requested, including assisting with the establishment and development of the reinsurance business of Platinum US. During the consulting term, Mr. Newman will receive an annual consulting fee of $270,000 and will be eligible to receive an annual incentive equal to $440,000 at target, and a maximum incentive equal to 200% of target following the Equity Public Offering; provided that he will receive, no later than February 28, 2003, a minimum incentive for calendar year 2002 of $366,670. The objectives for Mr. Newman's annual incentive following the Equity Public Offering will be determined by the Compensation Committee of the Board of Directors of Platinum Holdings in consultation with Mr. Newman. On April 15, 2002, Mr. Newman received a one-time incentive payment of $100,000 from St. Paul. Mr. Newman is subject to certain confidentiality, non-compete and non-solicitation provisions under the agreement. Mr. Newman's consulting services for Platinum US will be performed through SHN Enterprises, Inc., which he has established for estate planning purposes and of which he is the sole shareholder.

Our Executive Officers

        The following information is a summary of the employment arrangements that we expect to be applicable to our President and Chief Executive Officer and our other executive officers, and a description of the incentive plans that we expect to be in place, upon completion of the Equity Public Offering:

        Jerome T. Fadden. Mr. Fadden has an employment agreement with St. Paul for a five-year term that began March 4, 2002, subject to one-year renewal terms thereafter, pursuant to which he has agreed to serve as our President and Chief Executive Officer. Upon the completion of the Equity Public Offering, St. Paul will assign all of its rights and obligations under the employment agreement to Platinum Holdings. Mr. Fadden will receive a base annual salary of at least $650,000 following the Equity Public Offering. He will be eligible to receive a target annual bonus of 125% of base salary and a maximum annual bonus of 200% of the target bonus following the Equity Public Offering, and for 2002 he will receive a minimum annual bonus of 125% of his base annual salary. The objectives for Mr. Fadden's annual bonus will be determined by the Compensation Committee of the Board of Directors, in consultation with Mr. Fadden. The agreement provides for the purchase and maintenance by Platinum of a term life insurance policy in the amount of $4 million payable to a beneficiary designated by Mr. Fadden, and that Mr. Fadden will be entitled to the reimbursement of reasonable Bermuda housing expenses, among other employee benefits and perquisites specified in the agreement. On June 1, 2002, Mr. Fadden received a sign-on bonus of $250,000 from St. Paul. Mr. Fadden also received an initial grant of stock options to purchase up to 100,000 shares of St. Paul common stock, which are subject to the terms of the St. Paul 1994 Stock Plan and which vest in four equal annual installments on the first four anniversaries of the date of grant. Upon completion of the Equity Public Offering, Mr. Fadden will forfeit such St. Paul stock options to the extent they are unvested and will receive a stock option grant to purchase 975,000 Common Shares at the initial public offering price. The options will have a ten-year term and will vest in equal annual installments on each of the first three anniversaries of the date of grant.

        If Mr. Fadden's employment is terminated by us without "cause" or by Mr. Fadden for "good reason" (each as defined in the agreement), he will receive a payment equal to three times the sum of his base salary and the greater of his target bonus and his bonus for the preceding year, and any base salary or other amounts accrued or owing through the date of termination, provided that Mr. Fadden executes a release of claims, and up to three years of medical and dental coverage and immediate vesting of all outstanding stock options. In addition, all outstanding stock options will remain exercisable for the lesser of five years and the remainder of their term. If Mr. Fadden's employment is terminated by us for cause or by Mr. Fadden other than for good reason, he will receive no further payments, compensation or benefits under the agreement (other than amounts accrued prior to termination of employment) and all vested options will remain exercisable for 30 days after termination. In the event his employment is terminated due to death or "disability" (as defined in the agreement), he will receive his base salary through the date of termination and an annual bonus (at target level), prorated through the date of termination. In addition, all outstanding stock options will immediately vest and will remain exercisable (but not beyond their term) for three years, in the case of a disability termination, and one year, in the case of death. In the event Mr. Fadden's employment is terminated under circumstances described in the agreement within two years after a change in control of the Company, Mr. Fadden will be entitled to certain severance benefits substantially as described above. In the event Mr. Fadden is subject to excise tax on any severance payments made to him under the agreement, we will make a gross-up payment to compensate him for such tax liability. Mr. Fadden is subject to certain confidentiality, non-compete and non-solicitation provisions under the agreement.

        Michael D. Price. Mr. Price has an employment agreement with St. Paul Re for a three-year term beginning June 3, 2002. Upon the completion of the Equity Public Offering, St. Paul Re will assign all of its rights and obligations under the employment agreement to Platinum US. Assuming completion of the Equity Public Offering, Mr. Price will serve as the President and Chief Underwriting Officer of Platinum US following the Equity Public Offering. Mr. Price will receive a minimum base annual salary of at least $400,000 for the first year of his term, $420,000 for the second year and $440,000 for the third year following the Equity Public Offering, and he will be eligible to receive a minimum annual bonus of 50% of base salary. On June 3, 2002, Mr. Price received a sign-on bonus of $100,000 from St. Paul Re. Upon completion of the Equity Public Offering, Mr. Price will receive a stock option grant to purchase 300,000 Common Shares at the initial public offering price. The option will have a ten-year term and will vest, subject to continued employment, in three equal annual installments on each of the first two anniversaries of the completion of the Equity Public Offering and on June 3, 2005. Mr. Price is also entitled to the reimbursement of reasonable moving and temporary housing expenses (not exceeding $30,000).

        If Mr. Price's employment is terminated by Platinum US without "cause" or by Mr. Price for "good reason" (each as defined in the agreement), he will receive a payment equal to any bonus payments to which he would have been entitled during the term of the agreement which have not been previously paid, 50% of his then current base salary and any base salary or other amounts accrued and owing through the date of termination, provided that Mr. Price executes a release of claims. If Mr. Price's employment is terminated by Platinum US for cause or by Mr. Price other than for good reason, he will receive no further payments, compensation or benefits under the agreement (other than amounts accrued prior to termination of employment). Mr. Price is subject to certain confidentiality and non-solicitation provisions under the agreement.

        William A. Robbie. Mr. Robbie has an employment agreement with St. Paul Re for a three-year term beginning August 5, 2002, subject to one-year renewal terms thereafter. Upon the completion of the Equity Public Offering, St. Paul Re will assign all of its rights and obligations under the employment agreement to Platinum Holdings. Assuming completion of the Equity Public Offering, Mr. Robbie serves as Executive Vice President and Chief Financial Officer of Platinum Holdings. Mr. Robbie will receive a base annual salary of at least $350,000 following the Equity Public Offering. He will be eligible to receive a target annual bonus of 75% of base salary, and for 2002 he will receive a minimum annual bonus of 50% of base salary prorated for the period of his employment with St. Paul Re and Platinum Holdings during the year. On August 5, 2002, Mr. Robbie received a sign-on bonus of $200,000 from St. Paul Re. Upon completion of the Equity Public Offering, Mr. Robbie will receive a stock option grant to purchase 150,000 Common Shares at the initial offering price. The option will have a ten-year term and will vest, subject to continued employment, in equal annual installments on each of the first four anniversaries of the completion of the Equity Public Offering. Mr. Robbie will be entitled to the reimbursement of reasonable housing and living expenses (not exceeding $15,000 per month) following completion of the Equity Public Offering to the extent that he establishes a residence in Bermuda.

        If Mr. Robbie's employment is terminated by Platinum Holdings without "cause" or by Mr. Robbie for "good reason" (each as defined in the agreement), he will receive a payment equal to the sum of one year's base salary and target bonus and any base salary or other amounts accrued or owing through the date of termination, provided that Mr. Robbie executes a release of claims. If Mr. Robbie's employment is terminated by Platinum Holdings for cause or by Mr. Robbie for other than good reason, he will receive no further payments, compensation or benefits under the agreement (other than amounts accrued prior to termination of employment). Mr. Robbie is subject to certain confidentiality and non-solicitation provisions under the agreement.

        Michael E. Lombardozzi. Mr. Lombardozzi has an employment agreement with St. Paul Re for a three-year term beginning August 5, 2002, subject to one-year renewal terms thereafter. Upon the completion of the Equity Public Offering, St. Paul Re will assign all of its rights and obligations under the employment agreement to Platinum Holdings. Mr. Lombardozzi serves as Executive Vice President and General Counsel of Platinum Holdings. Mr. Lombardozzi will receive a base annual salary of at least $350,000 following the Equity Public Offering. He will be eligible to receive a target annual bonus of 75% of base salary and a minimum annual bonus of 50% of base salary for the 2003 and 2004 calendar years, and for 2002 he will receive a minimum annual bonus of 50% of base salary prorated for the period of employment with St. Paul Re and Platinum Holdings during the year. On August 5, 2002, Mr. Lombardozzi received a sign-on bonus of $275,000 from St. Paul Re. Upon completion of the Equity Public Offering, Mr. Lombardozzi will receive a stock option grant to purchase 150,000 Common Shares at the initial offering price. The option will have a ten-year term and will vest, subject to continued employment, in equal annual installments on each of the first four anniversaries of the completion of the Equity Public Offering. Mr. Lombardozzi will be entitled to the reimbursement of reasonable housing and living expenses (not exceeding $15,000 per month) following completion of the Equity Public Offering to the extent that he establishes a residence in Bermuda.

        If Mr. Lombardozzi's employment is terminated by Platinum Holdings without "cause" or by Mr. Lombardozzi for "good reason" (each as defined in the agreement), he will receive a payment equal to the sum of one year's base salary and target bonus and any base salary or other amounts accrued or owing through the date of termination, provided that Mr. Lombardozzi executes a release of claims. If Mr. Lombardozzi's employment is terminated by Platinum Holdings for cause or by Mr. Lombardozzi for other than good reason, he will receive no further payments, compensation or benefits under the agreement (other than amounts accrued prior to termination of employment). Mr. Lombardozzi is subject to certain confidentiality and non-solicitation provisions under the agreement.

        Neal J. Schmidt. Mr. Schmidt will serve as Executive Vice President and Chief Actuary of Platinum US following the Equity Public Offering. Mr. Schmidt will receive a base annual salary of $350,000 following the Equity Public Offering, and he will be eligible to receive a target annual bonus of 75% of base salary. For 2002, he will receive an annual bonus of at least $175,000 provided that he is continuously employed by St. Paul Re or Platinum US through the date of payment, which is expected to be March 31, 2003, or if his employment is terminated other than for cause prior to that date. In addition to an annual bonus, Mr. Schmidt will receive, no later than July 1, 2004, a retention bonus of $175,000 provided that he is continuously employed by St. Paul Re or Platinum US through July 1, 2004 or if his employment is terminated other than for cause prior to that date. Upon completion of the Equity Public Offering, Mr. Schmidt will receive a stock option grant to purchase 150,000 Common Shares at the initial public offering price. The option will have a ten-year term and will vest, subject to continued employment, in equal annual installments on each of the first four anniversaries of the date of grant.

  Platinum 2002 Share Incentive Plan

        Platinum has adopted the 2002 Share Incentive Plan, which will become effective upon completion of the Equity Public Offering. The Plan provides for the grant of share options, share appreciation rights, share units and restricted shares. The material features of the Plan are summarized below.

        Purpose.    The purpose of the Plan is to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company's operations is largely dependent. The Plan is also intended to further align the interests of employees, officers, agents, consultants, advisors and directors with those of the shareholders by promoting the ownership of Common Shares by these individuals.

        Reservation of Shares.    A total of 6,000,000 Common Shares are reserved for issuance under the Plan (including Common Shares reserved for issuance to our directors and executive officers set forth in any employment or consulting agreement), which will be made available from authorized but unissued shares or from reacquired shares. If any shares that are the subject of an award are not issued and cease to be issuable for any reason, these shares will no longer be charged against the maximum share limitations and may again be made subject to awards. In addition, the number of Common Shares exchanged by a participant as payment to Platinum Holdings of the exercise price or tax withholding upon exercise of an option will be added to the share reserve. The maximum number of Common Shares that may be made subject of restricted share awards under the Plan is limited to 1,000,000 Common Shares. In the event of recapitalizations, reclassifications or other specified events affecting Platinum or the Common Shares, appropriate and equitable adjustments may be made to the number and kind of shares available for grant, as well as to other maximum limitations, under the Plan, and the number and kind of shares or other rights and prices under outstanding awards.

        Administration.    The Plan will be administered by the Compensation Committee of the Board of Directors of Platinum Holdings. The Compensation Committee shall, to the extent deemed necessary or advisable by the Board, be constituted so as to comply with the "non-employee director" requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the "outside director" requirements of Section 162(m) of the Code. Subject to the limitations set forth in the Plan, the Compensation Committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award, the time or times at which the award will become vested, exercisable or payable, and the duration of the award. The Compensation Committee will have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of awards, subject to certain limitations.

        Eligibility.    Awards under the Plan may be granted to any employee, officer, director, agent, consultant or advisor of Platinum Holdings or any of its subsidiaries. Recipients of awards will be selected from time to time by the Compensation Committee in its sole discretion.

        Share Options.    Share options granted under the Plan may be issued as either incentive options (within the meaning of Section 422 of the Code), or as non-qualified options. The exercise price of an option will be determined by the Compensation Committee, provided that the exercise price per share will not be less than the fair market value of a Common Share on the date of the grant of the option. The Compensation Committee will determine the vesting requirements and the term of exercise of each option, including the effect of termination of employment or service of a participant. The maximum term of a share option will be ten years from the date of grant. To exercise an option, the participant must pay the exercise price, subject to specified conditions, in cash or in Common Shares that have been held for at least six months, through a broker-assisted "cashless exercise", by combination of any of the above methods or other method approved by the Compensation Committee, and must pay any required tax withholding amounts. The Compensation Committee may also grant "reload options" for the number of Common Shares tendered by a participant to cover the exercise price or withholding tax upon the exercise of a share option under the Plan. Under the Code, the maximum value of Common Shares (determined at the time of grant) that may be subject to incentive options that become exercisable by an employee in any one year is limited to $100,000. The maximum number of Common Shares that may be covered under options granted under the Plan to any individual in any calendar year is 1,000,000 Common Shares.

        Share Appreciation Rights.    A share appreciation right may be granted either in tandem with an option or without a related option. A share appreciation right entitles the participant, upon exercise, to receive a payment based on the excess of the fair market value of a Common Share on the date of exercise over the base price of the right (which may not be less than the fair market value of a Common Share on the date of grant), multiplied by the number of shares as to which the right is being exercised. The maximum term of a share appreciation right will be ten years from the date of grant. No more than 1,000,000 Common Shares may be subject to share appreciation rights granted under the Plan to any one participant during any calendar year. Share appreciation rights may be payable in cash or in Common Shares or in a combination of both. Share appreciation rights may also be granted together with related dividend equivalent rights.

        Share Units.    An award of share units gives the participant the right to receive payment at the end of a vesting period based on the value of the Common Share at the time of vesting. Share units are subject to vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. Share unit awards are payable in cash or in Common Shares or in a combination of both. Share units may also be granted together with related dividend equivalent rights.

        Restricted Share Awards. A restricted share award represents Common Shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Vesting requirements may be based on the continued employment of the participant for specified time periods and on the attainment of specified business performance goals established by the Compensation Committee. Subject to the transfer and vesting restrictions of the award, the participant will have the rights of a shareholder of Platinum Holdings, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.

        Change In Control.    The Compensation Committee may, in an award agreement, provide for the effect of a change in control on an award. These provisions may include the acceleration of vesting of an award, the elimination or modification of performance or other conditions, the extension of the time for exercise or realizing gain from an award, the acceleration of payment, cash settlement of an award or other adjustments that the Compensation Committee considers appropriate.

        Term; Amendment and Termination.    The term of the Plan is ten years. The Board may terminate or amend the Plan at any time, subject to shareholder approval under certain circumstances provided in the Plan. However, no termination or amendment of the Plan will adversely affect the rights under any previously granted award.

        Effective upon completion of the Equity Public Offering, each of Messrs. Newman and Fadden will receive options to purchase 975,000 Common Shares; Mr. Price will receive an option to purchase 300,000 Common Shares; and Messrs. Robbie, Lombardozzi and Schmidt will each receive an option to purchase 150,000 Common Shares. In addition, other employees of the Company will receive options to purchase in the aggregate approximately 1,400,000 Common Shares, and each of the nonemployee directors of the Company other than Mr. Newman will receive options to purchase 25,000 Common Shares, in each case effective upon completion of the Equity Public Offering. All of these options will have an exercise price per Common Share equal to the initial public offering price per Common Share and a term of ten years, and will provide for the grant of reload options in accordance with the terms of the 2002 Share Incentive Plan.

  Platinum Capital Accumulation Plan

        Platinum has adopted the Capital Accumulation Plan (the "CAP Plan"), which will become effective upon completion of the Equity Public Offering. The CAP Plan provides for the payment of a portion of a participant's annual bonus compensation in the form of restricted shares or in share options. The material features of the CAP Plan are summarized below.

        Purpose.    The purpose of the CAP Plan is to advance the interests of Platinum Holdings and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of Platinum Holdings' operations is largely dependent. The CAP Plan is also intended to further align the interests of officers, employees and consultants with those of the shareholders by promoting the ownership of Common Shares by these individuals.

        Available Shares.    No Common Shares are separately authorized for issuance under the CAP Plan. All Common Shares subject to awards under the CAP Plan shall be taken from the Common Shares reserved under the 2002 Share Incentive Plan, as adjusted under the terms thereof.

        Administration.    The CAP Plan will be administered by the Compensation Committee of the Board of Directors of Platinum Holdings. The Compensation Committee shall, to the extent deemed necessary or advisable by the Board, be constituted so as to comply with the "non-employee director" requirements of Rule 16b-3 under the Exchange Act and the "outside director" requirements of Section 162(m) of the Code. Subject to the limitations set forth in the CAP Plan, the Compensation Committee has the authority to determine which employees are eligible to participate in the CAP Plan, the number of restricted shares or share options to be awarded, the vesting schedule of the share awards and the other terms and conditions of participation. The Compensation Committee will have the right, from time to time, to delegate to one or more officers of Platinum Holdings the authority of the Committee to grant and determine the terms and conditions of awards, subject to certain limitations.

        Eligibility.    Awards under the CAP Plan may generally be granted to any officer or other employee or consultant of Platinum Holdings or its subsidiaries who is entitled to bonus or incentive awards and is designated by the Compensation Committee to participate based on such criteria as the Committee deems appropriate. Upon designation by the Compensation Committee, participation in the CAP Plan is generally mandatory, although the Committee may in certain circumstances make participation elective.

        Restricted Shares.    A portion of each participant's annual bonus compensation, determined in the discretion of the Compensation Committee, will be paid in the form of restricted shares. The price of the restricted shares for purposes of determining the number of shares to be issued may be discounted from fair market value (as defined in the CAP Plan) at the discretion of the Compensation Committee (to a maximum of 25%) in order to reflect the impact of the restricted nature and potential forfeiture of the shares. The participant is not able to sell, pledge or otherwise dispose of the restricted shares, except by will or the laws of descent and distribution, for a period of two years, or such other period, and subject to such conditions, as may be determined by the Compensation Committee. In the event that the participant has been continuously employed by Platinum Holdings or its subsidiaries upon expiration of the restricted period, the participant shall obtain full dispositive power over his or her shares. The Compensation Committee may provide, in its discretion, that the restrictions on the restricted shares immediately lapse upon certain events such as a change in control of the Company or the death, disability or retirement of a participant.

        Share Options.    The Compensation Committee may in its discretion permit a participant to elect to receive up to one-third of his or her award in the form of a grant of non-qualified options. The Compensation Committee will determine the number of options to be awarded in lieu of each share of restricted shares. The exercise price of an option will be equal to the fair market value of a Common Share on the date of the grant of the option. The Compensation Committee will determine the vesting requirements and the term of exercise of each option, including the effect of termination of employment or service of a participant, provided, that unless the Committee provides otherwise, the option will become vested and exercisable on the second anniversary of the date of grant if the participant has been continuously employed by Platinum Holdings or its subsidiaries. The term of a share option will be ten years from the date of grant unless otherwise provided by the Compensation Committee. To exercise an option, the participant must pay the exercise price, subject to specified conditions, in cash or in Common Shares that have been held for at least six months, through a broker-assisted "cashless exercise," or by combination of any of the above methods approved by the Committee and must pay any required tax withholding amounts.

        Change In Control.    The Compensation Committee may, in an award agreement, provide for the effect of a change in control on an award of restricted shares or share options. These provisions may include the lapse of restrictions or the acceleration of vesting of an award, the elimination or modification of any conditions, the extension of the time for exercise, provision for cash settlement of an award or other adjustments that the Compensation Committee considers appropriate.

        Term, Amendment and Termination.    The term of the CAP Plan is ten years. The Board may amend the CAP Plan at any time, subject to shareholder approval under certain circumstances provided in the CAP Plan or terminate the CAP Plan at any time, in each case, except as would adversely affect outstanding awards without participant consent.

ST. PAUL INVESTMENT, RENAISSANCERE INVESTMENT AND PRINCIPAL SHAREHOLDERS

        We expect to enter into a Formation and Separation Agreement relating to, among other things, the St. Paul Investment, which is the issuance of an aggregate of 6,000,000 Common Shares, or 15.0% of the outstanding Common Shares, as well as the St. Paul Option described below, to St. Paul in return for the Cash Contribution and St. Paul's contribution of the Transferred Business having a net tangible book value at June 30, 2002 of $11 million (after reflecting a dividend of $15 million to be paid, prior to the completion of the Equity Public Offering, to United States Fidelity and Guaranty Company, the current parent of Platinum US), and its agreement to enter into various agreements with us. St. Paul's Cash Contribution, together with the net tangible book value of Platinum US at June 30, 2002 (consisting of approximately $5 million of cash and cash equivalents after reflecting the pre-closing dividend referred to above) to be contributed as part of the Transferred Business, will represent an amount approximately equal to the initial public offering price less the underwriting discount for the Common Shares privately placed to it. St. Paul will also contribute to Platinum certain tangible assets and other intangible assets with a net book value of approximately $7 million as of June 30, 2002. If the underwriters exercise their option to purchase up to an additional 4,506,000 Common Shares in the Equity Public Offering in whole or in part, St. Paul has the option to purchase at a price per share equal to the initial public offering price less the underwriting discount, additional Common Shares in order for it to retain the 15.0% interest, or up to 900,000 additional Common Shares if the underwriters' option is exercised in full.

        As part of the consideration for the Cash Contribution and St. Paul's contribution of the Transferred Business, we will grant St. Paul the St. Paul Option, which is a ten-year option, exercisable in whole or in part, to purchase, at 120% of the initial public offering price, up to 6,000,000 Common Shares.

        The principal terms of the St. Paul Option are described under "Certain Relationships and Related Transactions—The St. Paul Investment—St. Paul Option Agreement".

        The following table shows St. Paul's ownership following the Equity Public Offering and St. Paul Investment, reflecting no exercise and full exercise of the underwriters' option to purchase additional Common Shares:

Shares Issued to St. Paul with No Over-Allotment Option Exercised	Shares St. Paul May Purchase If Underwriters' Over-Allotment Option Exercised in Full	Maximum Ownership of Common Shares by St. Paul following the Equity Public Offering and the St. Paul Investment
6,000,000	900,000	6,900,000

        In addition, we have entered into an Investment Agreement with RenaissanceRe and St. Paul relating to, among other things, the RenaissanceRe Investment, which is the issuance to RenaissanceRe of an aggregate of 3,960,000 Common Shares, or 9.9% of the outstanding Common Shares, at a price per share equal to the initial public offering price less the underwriting discount, as well as the RenaissanceRe Option described below. If the underwriters and St. Paul exercise their options to purchase up to an additional, in aggregate, 5,406,000 Common Shares in connection with the Equity Public Offering in whole or in part, RenaissanceRe has the option to purchase, at a price per share equal to the initial public offering price less the underwriting discount, additional Common Shares in order for it to retain the 9.9% interest, or up to 594,000 additional Common Shares if the underwriters' and St. Paul's options are exercised in full.

        As part of the consideration for the RenaissanceRe Investment, we will grant RenaissanceRe the RenaissanceRe Option, which is a ten-year option, exercisable in whole or in part, to purchase, at 120% of the initial public offering price, up to 2,500,000 Common Shares.

        The principal terms of the RenaissanceRe Option are described under "Certain Relationships and Related Transactions—The RenaissanceRe Investment—RenaissanceRe Option Agreement".

        The following table shows RenaissanceRe's ownership following the Equity Public Offering and the RenaissanceRe Investment, reflecting no exercise and full exercise of the underwriters' option to purchase additional Common Shares:

Shares Issued to RenaissanceRe with No Over-Allotment Option Exercised	Shares RenaissanceRe May Purchase If Underwriters' and St. Paul's Over-Allotment Option Exercised in Full	Maximum Ownership of Common Shares by RenaissanceRe following the Equity Public Offering, the St. Paul Investment and the RenaissanceRe Investment
3,960,000	594,000	4,554,000

St. Paul's address is 385 Washington Street, St. Paul, Minnesota 55102. RenaissanceRe's address is Renaissance House, 8-12 Broadway, Pembroke HM 19, Bermuda. The Company is not aware of any potential 5% beneficial owner of Common Shares other than St. Paul or RenaissanceRe.

        The completion of the St. Paul Investment under the Formation and Separation Agreement and the RenaissanceRe Investment under the Investment Agreement are conditioned upon completion of the Equity Public Offering. The closing of the St. Paul Investment and the RenaissanceRe Investment will occur simultaneously with the completion of the Equity Public Offering. The completion of the Equity Public Offering and the completion of the ESU Offering are conditioned on each other.

        St. Paul and RenaissanceRe have been granted rights to require the Company to register all of the Common Shares they acquire pursuant to the St. Paul Investment, the St. Paul Option, the RenaissanceRe Investment, the RenaissanceRe Option or otherwise as provided under the Formation and Separation Agreement and the Investment Agreement, respectively. See "Shares Eligible for Future Sale" and "Certain Relationships and Related Transactions."

        Messrs. Newman, Fadden, Baldwin, Bank, Carmichael and Pruitt have indicated an interest in purchasing Common Shares in the Equity Public Offering as follows:

Mr. Newman	80,000 Common Shares
Mr. Fadden	10,000 Common Shares
Mr. Baldwin	5,000 Common Shares
Mr. Bank	2,000 Common Shares
Mr. Carmichael	2,500 Common Shares
Mr. Pruitt	2,000 Common Shares

        Four other executive officers of Platinum Holdings have also indicated an interest in purchasing Common Shares in the Equity Public Offering in amounts not exceeding 5,000 Common Shares. We have directed the underwriters to make these Common Shares available to these persons. All of these Common Shares will be subject to the 180-day restriction described under "Underwriting." In addition, our directors and executive officers have been granted stock options exercisable at the initial public offering price effective upon completion of the Equity Public Offering. The following table sets forth the number of Common Shares subject to the options granted to our directors and executive officers.

Name of Beneficial Owner	Number of Common Shares subject to Stock Options expected to be granted upon completion of the Equity Public Offering	Percent of Class(1)

Steven H. Newman	975,000	2.4%
Jerome T. Fadden	975,000	2.4%
Michael D. Price	300,000	*
Neal J. Schmidt	150,000	*
William A. Robbie	150,000	*
Michael E. Lombardozzi	150,000	*
H. Furlong Baldwin	25,000	*
Dan R. Carmichael	25,000	*
Jonathan F. Bank	25,000	*
Jay S. Fishman	25,000	*
Peter T. Pruitt	25,000	*
Directors and executive officers as a group	2,825,000	7.1%

(1)
Assuming that 40,000,000 Common Shares are outstanding upon completion of the Equity Public Offering, which excludes (i) Common Shares which may be issued pursuant to the underwriters' option to purchase additional Common Shares, and additional Common Shares which may be purchased by St. Paul and RenaissanceRe if the underwriters exercise their option, (ii) Common Shares which may be issued pursuant to the St. Paul Option, (iii) Common Shares which may be issued pursuant to the RenaissanceRe Option, (iv) Common Shares which may be issued pursuant to the Platinum 2002 Share Incentive Plan, (v) Common Shares which may be issued pursuant to the purchase contracts that are part of the equity security units issued in the ESU Offering and (vi) Common Shares that may be issued upon exercise by St. Paul or RenaissanceRe of their pre-emptive rights in connection with the settlement of the purchase contracts that are part of the equity security units.

*
Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following summarizes the material terms of the agreements among St. Paul, RenaissanceRe and Platinum listed below. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the relevant agreements. A copy of each agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

The St. Paul Investment

        Prior to completion of the Equity Public Offering and the ESU Offering, we and St. Paul and certain of St. Paul's subsidiaries will enter into a number of agreements with respect to our formation and operations. The terms of these agreements have been negotiated by Platinum and St. Paul but do not necessarily reflect terms that Platinum or St. Paul would agree to with an independent third party.

Formation and Separation Agreement

        General.    Prior to the completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, we will enter into the Formation and Separation Agreement with St. Paul which will set forth the terms of our establishment and organization, certain actions that will be required to be taken prior to the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment, termination of certain relationships with St. Paul and certain continuing relationships with St. Paul following the completion of the Equity Public Offering, the St. Paul Investment and the ESU Offering. Under the Formation and Separation Agreement, we will, among other things, reimburse St. Paul for certain specified expenses incurred in connection with our formation, the registration of the Common Shares and the St. Paul Investment. The Formation and Separation Agreement also provides for St. Paul to reimburse us up to $4.5 million for certain transitional expenses. The Formation and Separation Agreement will provide for St. Paul to contribute to us and our affiliates the Transferred Business, which consists of certain tangible and intangible assets required for the operation of our business, including renewal rights in respect of reinsurance contracts underwritten by St. Paul, systems, records, assignments of leases and furniture and fixtures, as well as all of the outstanding capital stock of Platinum US. It will also provide for St. Paul to make the Cash Contribution and for St. Paul and us to enter into various agreements, including the Quota Share Retrocession Agreements by which we will reinsure the Assumed Reinsurance Contracts. Pursuant to the St. Paul Investment, as consideration for St. Paul's Cash Contribution and the contribution of the Transferred Business, having a net tangible book value at June 30, 2002 of $11 million (after reflecting a dividend of $15 million to be paid, prior to the completion of the Equity Public Offering, to United States Fidelity and Guaranty Company, the current parent of Platinum US), and its agreement to enter into various agreements with us, we will issue to St. Paul 6,000,000 Common Shares, or 15.0% of the Common Shares to be outstanding following the Equity Public Offering, and we will grant St. Paul the St. Paul Option. See "—Option Agreement." St. Paul's Cash Contribution, together with the net tangible book value of the Transferred Business at June 30, 2002 (consisting of approximately $5 million of cash and cash equivalents after reflecting the pre-closing dividend referred to above) to be contributed as part of the Transferred Business, will represent an amount approximately equal to the initial public offering price less the underwriting discount for the Common Shares privately placed to it. St. Paul will also contribute to Platinum certain tangible assets and other intangible assets with a net book value of approximately $7 million as of June 30, 2002. If the underwriters exercise their option to purchase additional Common Shares, St. Paul has the option to purchase, at a price per share equal to the initial public offering price less the underwriting discount, up to the number of additional Common Shares as are necessary for it to retain its 15.0% interest. The number of Common Shares to be issued to St. Paul (including the number of Common Shares issuable pursuant to the St. Paul Option) for the Cash Contribution and the contribution of the Transferred

Business was determined by St. Paul and Platinum Holdings, based on the nature of the business transferred, including the contractual arrangements between the parties, and the expected valuation of Platinum Holdings in the Equity Public Offering.

        General Cross Indemnification.    The Formation and Separation Agreement provides that, except as otherwise set forth in any provision of the Formation and Separation Agreement or any other agreement between St. Paul and us provided for therein:

  •
  St. Paul generally shall indemnify Platinum Holdings, Platinum Ireland, Platinum US, Platinum UK and Platinum Bermuda and their respective officers, directors, employees, representatives and agents (the "Platinum Indemnitees") from and against any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses ("Liabilities") of any such Platinum Indemnitee that arise out of any act, omission, event or condition occurring or arising prior to the completion of the Equity Public Offering relating to (1) (A) the ownership, operation or use of the reinsurance business of St. Paul Re or the assets transferred to us by St. Paul or any of its subsidiaries, and (B) Platinum US; (2) any breach by St. Paul, any of its subsidiaries, or any person acting on behalf of St. Paul or any such subsidiary of any representation, warranty, covenant or undertaking contained in the Formation and Separation Agreement or any other agreement between St. Paul and us provided for thereby; and (3) any and all taxes (the "Pre-closing Taxes") (A) imposed on St. Paul and its "affiliated group" as defined in Section 1504(a) of the Code for any taxable year, (B) relating to Platinum US or for which Platinum US could be liable for taxable periods or portions thereof ending on or before the date of completion of the Equity Public Offering, or (C) directly relating to the assets transferred with the Transferred Business for any taxable periods ending on or before the date of the completion of the Equity Public Offering, subject to certain exceptions. St. Paul will not be obligated to so indemnify any Platinum Indemnitee for any Liabilities arising out of any act or omission occurring or arising prior to the completion of the Equity Public Offering of any of Steven H. Newman, Jerome T. Fadden, William A. Robbie, Michael E. Lombardozzi or Michael D. Price taken in furtherance of the organization of Platinum Holdings or its subsidiaries, the Equity Public Offering, the registration statement of which this prospectus is a part, the agreements between St. Paul and us provided for in the Formation and Separation Agreement, or the transactions related thereto but otherwise do include Liabilities arising out of any act or omission occurring or arising prior to the completion of the Equity Public Offering of any of such individuals in their capacities as officers of St. Paul Re.
  •
  Platinum Holdings shall indemnify St. Paul, its subsidiaries and their respective officers, directors, employees, representatives and agents (the "St. Paul Indemnitees") from and against any and all Liabilities of any such St. Paul Indemnitee that arise out of any act, omission, event or condition occurring or arising at or after the completion of the Equity Public Offering relating to (1) the ownership, operation or use of the business of Platinum or the related assets by Platinum on or after the completion of the Equity Public Offering; (2) any breach by Platinum Holdings, any of its subsidiaries or any person acting on behalf of Platinum Holdings or any such subsidiary of any representation, warranty, covenant or undertaking contained in any agreement between St. Paul and us provided for in the Formation and Separation Agreement; and (3) any and all taxes that are not Pre-closing Taxes. Platinum's Liabilities include all Liabilities relating to the employment agreements with Jerome T. Fadden, Steven H. Newman, William A. Robbie, Michael E. Lombardozziand Michael D. Price irrespective of whether occurring or arising prior to, on or after the completion of the Equity Public Offering and all Liabilities relating to the obligations of St. Paul and its subsidiaries to write or renew certain reinsurance agreements incepting on or after January 1, 2002.

This general indemnification under the Formation and Separation Agreement does not cover any Liabilities relating to the Equity Public Offering under the federal or any state securities laws.

        Securities Indemnification by Platinum Holdings.    The Formation and Separation Agreement provides that Platinum Holdings shall indemnify (including reimbursement for expenses) to the full extent permitted by law, St. Paul, its subsidiaries and their respective officers, directors, employees and agents, and each person who controls any of them and the officers, directors, employees and agents of each such controlling person (each, a "St. Paul Registration Indemnitee"), from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact in the "Platinum Information", being the information (other than the St. Paul Information and Shared Information (each as defined below)) contained in the registration statement relating to the Equity Public Offering, the registration statement relating to the ESU Offering or the private offering memorandum relating to the RenaissanceRe Investment, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated or necessary to make the statements in the Platinum Information not misleading.

        Securities Indemnification by St. Paul.    The Formation and Separation Agreement provides that St. Paul shall indemnify (including reimbursement for expenses), to the full extent permitted by law, Platinum Holdings, its subsidiaries and their respective officers, directors, employees and agents and each person who controls any of them and the officers, directors, employees, and agents of each such controlling person (each, a "Platinum Registration Indemnitee") from and against any and all Liabilities (including "Damages", if any, owed by us to RenaissanceRe pursuant to Section 10.13 of the Investment Agreement (the "RenaissanceRe Liabilities")) arising out of or based upon any untrue statement or alleged untrue statement of a material fact in the "St. Paul Information" contained in the registration statement relating to the Equity Public Offering, the registration statement relating to the ESU Offering, and the private offering memorandum relating to the RenaissanceRe Investment, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated or necessary to make the statements in the St. Paul Information not misleading. St. Paul Information is generally the information in this prospectus and the prospectus relating to the ESU Offering set forth under the captions "The Predecessor Business" and in the financial statements of "The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor)."

        Indemnification for Shared Information.    Notwithstanding the indemnification provisions in the two preceding paragraphs, St. Paul and Platinum shall indemnify (including reimbursement for expenses), to the full extent permitted by law, each Platinum Registration Indemnitee and each St. Paul Registration Indemnitee, respectively, for 50% of any and all Liabilities (including RenaissanceRe Liabilities, if any) arising out of or based upon any untrue statement or alleged untrue statement of a material fact in the Shared Information contained in the registration statement relating to the Equity Public Offering, the registration statement relating to the ESU Offering or the private offering memorandum relating to the RenaissanceRe Investment or arising out of or based upon any omission or alleged omission to state a material fact required to be stated or necessary to make the statements in the Shared Information not misleading. "Shared Information" means any numerical, financial, narrative or other information contained in the Platinum Information that is based on or related to any pro forma financial information or disclosure with respect to the Transferred Business described in the registration statement.

        Securities Contributions.    If for any reason the foregoing securities indemnifications are unavailable to, or are insufficient to hold harmless, any registration indemnitee, the indemnifying party shall contribute to the amount paid or payable by such registration indemnitee in a proportion to reflect the parties' relative benefits and relative faults. For the avoidance of doubt, St. Paul may not require any contribution from Platinum for any Liabilities arising out of or based upon any St. Paul Information, and Platinum may not require any contribution from St. Paul for any Liabilities arising out of or based upon any Platinum Information. Furthermore, any contribution with respect to any Liabilities arising out of or related to any Shared Information are limited to 50% of the amount of such Liabilities.

        Limitations on Securities Indemnification by St. Paul.    St. Paul's aggregate liability to the Platinum Registration Indemnitees, including with respect to RenaissanceRe Liabilities, is limited to a duration of two years following the completion of the Equity Public Offering and the ESU Offering and covers only the excess of (1) $400 million over (2) any amounts directly paid or payable by St. Paul (x) to investors in the Equity Public Offering and the ESU Offering in respect of claims against St. Paul arising under the registration statement relating to the Equity Public Offering and the registration statement relating to the ESU Offering, (y) to RenaissanceRe in connection with the RenaissanceRe Investment, and/or (z) to the underwriters of the Equity Public Offering and the ESU Offering pursuant to an obligation of St. Paul under the underwriting agreements for the Equity Public Offering and the ESU Offering to pay certain indemnification, contribution and expense reimbursement obligations of Platinum to the underwriters if Platinum fails to pay in defined circumstances. The limitation to $400 million in clause (1) of the preceding sentence applies to the Equity Public Offering, the ESU Offering and the RenaissanceRe Investment taken together and not individually. In the event Platinum Holdings is obligated to indemnify RenaissanceRe with respect to RenaissanceRe Liabilities arising out of St. Paul Information or Shared Information, Platinum Holdings and St. Paul agree that (i) the payment by St. Paul to Platinum Holdings of any amounts with respect to indemnification of such RenaissanceRe Liabilities shall be segregated from other indemnification payments (if any) made by St. Paul to Platinum Holdings so that they may be available to RenaissanceRe (such segregated amounts not to exceed $40 million), and (ii) no payments shall be made by St. Paul to any Platinum Registration Indemnitees or others that in the aggregate exceed $360 million prior to the satisfaction by St. Paul of any obligation to indemnify Platinum in order to satisfy indemnification of any RenaissanceRe Liabilities prior to the termination of St. Paul's obligations to Platinum Registration Indemnitees. For a discussion of Platinum's obligations to indemnify RenaissanceRe, see "—The RenaissanceRe Investment—Investment Agreement—Indemnification and Waiver."

        If Platinum Registration Indemnitees make a claim for the indemnification, contribution or reimbursement of expenses against St. Paul (including with respect to RenaissanceRe Liabilities), St. Paul's obligation to indemnify, contribute to, or reimburse the Platinum Registration Indemnitees (including with respect to RenaissanceRe Liabilities) with respect to such claim is conditioned on, and only payable upon, the concurrent settlement or resolution of all claims then outstanding at the time of such settlement or resolution against St. Paul (other than claims by the underwriters of the Equity Public Offering and the ESU Offering) which are then subject to the limitation on liability set forth in the immediately preceding paragraph provided St. Paul continues in good faith to seek and assist in the resolution or settlement of all such claims.

        Non-Competition.    The Formation and Separation Agreement generally provides that, for a period of two years after the completion of the Equity Public Offering, neither St. Paul nor any of its subsidiaries or any of their respective directors, officers or agents may

  (1)
  offer, issue, sell, refer or promote, directly or indirectly, any contracts of reinsurance of the same type as the Assumed Reinsurance Contracts and for which St. Paul has granted to Platinum the rights to seek renewal, provided that Platinum continues to provide, during the two-year non-competition period, reinsurance coverage of such types to third parties;
  (2)
  employ, offer to employ or solicit with a view to employment specified key employees or employees in specified positions of Platinum; or
  (3)
  use or disclose to any person other than Platinum Holdings or any of its subsidiaries any information relating to the Transferred Business of a confidential nature except in connection with the administration of (1) the Assumed Reinsurance Contracts and the run-off business of St. Paul or (2) any liabilities retained by St. Paul. St. Paul, its subsidiaries and their respective directors, officers and agents may disclose such confidential information relating to the Transferred Business only in the ordinary course of business, consistent with past practice and shall use reasonable efforts to avoid providing such confidential information relating to the Transferred Business to a competitor of Platinum under circumstances reasonably likely to materially impair the value of Platinum's right to seek such renewals of any reinsurance agreements underwritten by St. Paul Re and in effect as of the date of completion of the Equity Public Offering.

        In addition, for two years after the completion of the Equity Public Offering, neither St. Paul nor any of its subsidiaries may sponsor or assist, directly or indirectly, in the sponsorship of a newly formed property or casualty reinsurer for so long as St. Paul continues to own 10% or more of the outstanding Common Shares.

        The non-competition agreements in clauses (1) and (2) above are not binding upon a subsidiary of St. Paul after the time such person ceases to be a subsidiary. With certain exceptions, the non-competition agreement in clause (1) above does not apply to any affiliate of St. Paul that is not a subsidiary of St. Paul, including any person which acquires all or substantially all of the capital stock or assets of St. Paul through merger, consolidation, tender offer, acquisition of assets or otherwise, but the non-competition agreements in clauses (2) and (3) shall apply to such affiliates of St. Paul.

        Notwithstanding the foregoing, neither St. Paul nor any of its subsidiaries is prohibited from

  (1)
  engaging in any line of business in which it is engaged immediately after the completion of the Equity Public Offering and for which St. Paul has not transferred to Platinum the right and any obligations to seek renewals, including, without limitation, the run-off business (but not including any renewals thereof) of St. Paul, purchasing reinsurance for its own account, the reinsurance business written through Discover Re and Lloyd's of London operations and property catastrophe facultative business written by St. Paul's CATrisk Property division;
  (2)
  acquiring any person or any interest in any person engaged in any line of business except for an acquisition of an interest of more than 49% of a person that generated 50% or more of its gross revenues, excluding investment income and realized investment gains and losses, in the most recent fiscal year for which financial statements are available, by writing property or casualty reinsurance (a "Permitted Acquiree"), provided that such an acquired person is not allowed to use the name "St. Paul", "USF&G" or "F&G" or any derivative thereof or any logo or mark identified with such names in connection with its reinsurance business, provided further, however, that St. Paul and any of its subsidiaries may acquire an interest of more than 49% of a person that is not a Permitted Acquiree if St. Paul or such subsidiary promptly divests the property or casualty reinsurance operations of such person; or
  (3)
  soliciting, offering, issuing, selling, purchasing or referring any contracts of reinsurance of any type (A) with any of St. Paul's affiliates, (B) in connection with St. Paul's run-off business (other than renewals thereof) or (C) in connection with finite business covered by any of the Quota Share Retrocession Agreements or which Platinum and its subsidiaries declines to reinsure.

        Transfer Restrictions.    The Formation and Separation Agreement provides that, except in connection with any tender or exchange offer made to all holders of Common Shares and certain other situations, St. Paul may not transfer more than 9.9% of the Common Shares outstanding at the time of such transfer to any person that generated 50% or more of its gross revenues in the most recent fiscal year for which financial statements are available by writing property or casualty insurance or reinsurance.

        Standstill Provisions.    The Formation and Separation Agreement provides that St. Paul and its subsidiaries will not, and St. Paul will use its commercially reasonable efforts to cause its affiliates and any officer, employee, agent or representative of St. Paul or such affiliates (collectively, the "Representatives") to not, directly or indirectly, advise or encourage any party or entity with respect to the voting of any of our voting securities in an attempt to cause a change in control of Platinum Holdings, initiate or otherwise solicit our shareholders for the granting of any proxy or the approval of one or more shareholder proposals or induce any other party or entity to seek any proxy or to initiate any shareholder proposal that results or is designed to result in a change in control of Platinum Holdings, or directly or indirectly acquire, announce an intention to acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any voting securities of Platinum Holdings, if, immediately after any such acquisition, St. Paul or any subsidiary of St. Paul would beneficially own, in the aggregate, more than 24.9% of the voting securities of Platinum Holdings then outstanding, provided that there are no limitations on St. Paul's ability to communicate with RenaissanceRe or any of its affiliates in respect of any matter.

        A change in control of Platinum Holdings is deemed to have occurred if (i) any person or group (as defined for purposes of Section 13 of the Exchange Act) (excluding Platinum Holdings or any wholly owned subsidiary thereof) becomes the beneficial owner of more than 50% of the outstanding equity securities of Platinum Holdings representing the right to vote for the election of directors or (ii) there shall occur a merger, consolidation or other business combination in which Platinum Holdings is acquired (unless the shareholders of Platinum Holdings immediately before such business combination own, directly or indirectly, immediately following such business combination, at least a majority of the combined voting power of the entity resulting from such business combination).

        Pre-Emptive Rights.    The Formation and Separation Agreement provides that if Platinum Holdings proposes to issue (a "Dilutive Transaction") any Common Shares or any securities convertible into, exchangeable for or carrying in any way the right to acquire Common Shares ("New Securities"), St. Paul will have the right to subscribe for up to such number of new securities of Platinum Holdings as is necessary to maintain St. Paul's beneficial ownership interest in Platinum Holdings at the same percentage owned immediately prior to the Dilutive Transaction. The precise number of New Securities to be issued to St. Paul will be rounded up to the nearest round lot number. The issuance of Common Shares upon the settlement of the purchase contracts forming part of the equity security units issued hereby is deemed to be a Dilutive Transaction. St. Paul has the right to register any Common Shares acquired by it pursuant to such pre-emptive rights in accordance with the provisions of the Registration Rights Agreement described under "—Registration Rights Agreement with St. Paul."

        St. Paul will have no preemptive rights with respect to any new securities issued pursuant to any director or employee benefit plans of Platinum Holdings or any acquisition transaction engaged in by Platinum Holdings. St. Paul's pre-emptive rights to subscribe for new securities will terminate at the time St. Paul beneficially owns less than 10% of Platinum Holdings' outstanding Common Shares. Furthermore, St. Paul will have no pre-emptive rights with respect to any proposed Dilutive Transaction if (1) in an underwritten public offering, the underwriters request a reduction of the number of new securities to be issued; (2) a nationally recognized investment bank mutually agreed by Platinum Holdings and St. Paul advises St. Paul and Platinum Holdings in writing to the effect that exercising St. Paul's pre-emptive rights would materially hinder or interfere with the proposed Dilutive Transaction. In addition, St. Paul will have no pre-emptive rights in the event of an issuance of Common Shares upon the conversion or exchange of New Securities with respect to the issuance of which St. Paul had pre-emptive rights. In addition, St. Paul will have no preemptive rights to subscribe for New Securities if the ownership thereof would cause St. Paul to be a "United States 25% Shareholder." See "Description of Platinum Holdings' Common Shares—Restrictions on Transfer."

        Share Buy-Back Programs.    The Formation and Separation Agreement provides that if Platinum Holdings repurchases its Common Shares (and if applicable, new securities as specified above under "—Pre-Emptive Rights") in accordance with a repurchase program approved by Platinum Holdings' board of directors, then St. Paul must sell to Platinum Holdings, on each day on which any Common Shares are so repurchased at a price equal to the average price of repurchases by Platinum Holdings on such day, that number of Common Shares which is necessary to limit St. Paul's beneficial ownership interest in Platinum Holdings to no more than 24.9% of the outstanding Common Shares after all such repurchases. St. Paul may require that any repurchases from it by Platinum Holdings must be at the average purchase price of any repurchases effected by Platinum Holdings on such day pursuant to Rule 10b-18 under the Exchange Act.

        Limit on Recovery from Platinum Officers and Directors.    The Formation and Separation Agreement provides that, in any legal action which may be commenced by St. Paul against Platinum, its officers and/or its directors, St. Paul shall not recover from Platinum's officers or directors in excess of the amount Platinum is able to indemnify such officers or directors other than in the circumstance where such indemnification is restricted due to such officers and/or directors having engaged in fraud, intentional misconduct or criminal acts. Platinum's officers and directors are third party beneficiaries of this agreement by St. Paul.

Quota Share Retrocession Agreements

        Subject to the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment, St. Paul and its subsidiaries will transfer the liabilities, related assets and rights and risks under the Assumed Reinsurance Contracts to our insurance company subsidiaries through several 100% Quota Share Retrocession Agreements, except that St. Paul will retain the liabilities and related premiums with respect to the August 2002 European floods, which included $30 million in losses for the nine months ended September 30, 2002, and the losses, loss reserves, unearned premium reserves and other related reserves with respect to the 2002 underwriting year for certain casualty reinsurance business underwritten in London and relating primarily to British financial services companies, which we refer to as the "2002 U.K. Bank Book." With respect to named storms in existence at the time of the completion of the Equity Public Offering which cause insured damage within the ten days subsequent to such time, we will bear losses of up to $25 million in the aggregate, net of recoveries, subject to specified exceptions, from the retrocessional reinsurance purchased by St. Paul that inures to our benefit. St. Paul will bear losses in respect of such storms that are, in the aggregate and net of recoveries from such retrocessional reinsurance, in excess of $25 million up to $50 million. We also will bear all losses, in the aggregate and net of recoveries from such retrocessional reinsurance, in excess of $50 million in respect of such storms. We have purchased third-party retrocessional coverage in an amount up to $100 million for losses in excess of $50 million, in the aggregate, net of inuring retrocessions, with respect to damage that occurs during the 15-day period beginning at 12:01 a.m. on the day of pricing of the Equity Public Offering, as a result of named storms in existence at that time but not yet in existence as of October 10, 2002. We will pay $2.5 million of the cost of this coverage, with St. Paul bearing the remainder of its cost. All the Quota Share Retrocession Agreements will take effect as of 12:01 a.m. on the day immediately following the date of the completion of the Equity Public Offering.

        The Quota Share Retrocession Agreements will provide for certain insurance subsidiaries of St. Paul to transfer to us cash and other assets in an amount equal to all of the existing loss reserves (excluding reserves relating to liabilities retained by St. Paul), allocated loss adjustment expense reserves, other reserves related to non-traditional reinsurance treaties, unearned premium reserves (subject to agreed upon adjustments) and other related reserves as of the date of the transfer (as determined 90 days after such date) and 100% of future premiums (less any ceding commission under the Quota Share Retrocession Agreements) associated with the Assumed Reinsurance Contracts relating to periods after the date of the transfer, in each case exclusive of the August 2002 European floods, the 2002 U.K. Bank Book and the specified named storms as described above. With respect to certain non-traditional contracts of reinsurance, a portion of the future premium will be applied to settle balances related to prior year experience for the benefit of St. Paul. Also, with respect to certain other non-traditional contracts of reinsurance, St. Paul will cede losses in excess of profit balances related to prior year experience. We will indemnify St. Paul for any unpaid losses, loss adjustment expenses and other payment obligations incurred by St. Paul under the Assumed Reinsurance Contracts on or after January 1, 2002 and prior to the time of the transfer. We will also assume liability for 100% of all future loss, loss adjustment expense and other payment obligations that arise under the Assumed Reinsurance Contracts on and after the date of the transfer. St. Paul will retain all of its reinsurance exposure not being transferred to us, including any related punitive damages, and will administer the associated run-off. The Quota Share Retrocession Agreements provide, with limited exceptions, that retrocessional reinsurance purchased by St. Paul Re in respect of the Assumed Reinsurance Contracts shall inure to our benefit and shall be at our expense.

        Our insurance subsidiaries will maintain in trust assets equal in value to the reserves on such existing and future business to secure their obligations to the St. Paul insurance subsidiaries that cede business to us under the Quota Share Retrocession Agreements. We would be permitted to terminate the trusts if the reserves transferred by the insurance subsidiaries of St. Paul do not exceed specified amounts (for example, $100 million in the case of Platinum US's Quota Share Retrocession Agreement with St. Paul Fire and Marine Insurance Company) as of two successive calendar year ends.

        Under the Quota Share Retrocession Agreements, St. Paul retains recorded underwriting gain or loss with respect to the Assumed Reinsurance Contracts for the period from January 1, 2002 up to the transfer date, which is 12:01 a.m. on the day immediately following the date of completion of the Equity Public Offering. In addition, St. Paul will retain all liabilities relating to the flooding in Europe in August 2002, which included $30 million in losses for the nine months ended September 30, 2002, and all liabilities with respect to the 2002 U.K. Bank Book, as well as any liabilities in excess of $25 million up to $50 million, in the aggregate, relating to named storms in existence at the time of the completion of the Equity Public Offering which cause insured damage within the ten days subsequent to such time. Accordingly, St. Paul retains underwriting losses, if any, with respect to catastrophes (other than those specified above) arising before the transfer date to the extent reserves are established therefor as of such date (as determined 90 days after such date). Platinum bears all underwriting loss from catastrophes occurring on or after the transfer date (other than the intermediate $25 million layer of coverage borne by St. Paul with respect to specified named storms, on the terms described above), and any underwriting loss or gain resulting from reestimation of catastrophe losses established by St. Paul as of the transfer date (as determined 90 days after such date) (other than with respect to the August 2002 European floods, the 2002 U.K. Bank Book and the intermediate $25 million layer of coverage borne by St. Paul with respect to specified named storms, on the terms described above). Under the Quota Share Retrocession Agreements, premiums attributable to policy periods prior to the transfer date and future premiums with respect to flooding in Europe in August 2002 are retained by St. Paul, and premiums attributable to periods on or following the transfer date are for Platinum's benefit. Consistent with St. Paul's accounting practices, St. Paul and Platinum intend to allocate 2002 premiums attributable to catastrophe coverage before and after the transfer date between themselves on a pro rata basis over the applicable policy period, without adjustment for seasonality that exists for certain catastrophe losses. Certain catastrophic events, such as hurricane and windstorm exposure in North America, tend to occur more frequently in the latter half of the calendar year. Accordingly, Platinum's premium income attributable to certain catastrophe coverages and earned in the period following the time of effectiveness of the Quota Share Retrocession Agreements may not, due to seasonality among other factors, sufficiently match Platinum's exposure to losses from certain catastrophic events which may occur in the remaining part of 2002.

        Immediately following Platinum UK's receipt of a license from the FSA, Platinum UK and St. Paul Re UK will enter into a quota share retrocession agreement under which we may insure all or part of a specified reinsurance business written, after receipt by Platinum UK of a license from the FSA, on St. Paul Re UK paper because Platinum UK has not yet been approved as a reinsurer by the cedent. We have not yet received this license, and it is possible that we will fail to obtain it.

Underwriting Management Agreements

        In the case of business written in the United States and the United Kingdom, for the period of one year following the completion of the Equity Public Offering, we will have the right to underwrite specified reinsurance business on behalf of St. Paul in cases where we are unable to underwrite that business ourselves because, despite using our reasonable best efforts, we have not obtained a necessary regulatory license or approval to do so or we have not yet been approved as a reinsurer by the cedent. We will reinsure such business pursuant to the Quota Share Retrocession Agreements or, following receipt by Platinum UK of a license from the FSA, may reinsure all or a part of such business pursuant to a quota share retrocession agreement to be entered into between Platinum UK and St. Paul Re UK. This will allow us to participate in reinsurance business which is bound after the completion of the Equity Public Offering without any delay occasioned by the start-up of our operations, including the lack of required licenses, and facilitate the transition of St. Paul Re's business to us.

        For a period of three years following the completion of the Equity Public Offering, we will underwrite on behalf of St. Paul Re, subject to the consent of St. Paul, renewals of in-force contracts of finite reinsurance. St. Paul Re will retrocede to us 100% of the unpaid and future losses under currently in-force contracts and we will have the option to reinsure losses under certain renewed contracts and will be required to offer to reinsure losses under other contracts for a fair market retrocession premium pursuant to the Quota Share Retrocession Agreements. Under the Quota Share Retrocession Agreements, a portion of future premiums will be applied to settle balances related to prior year experience for the benefit of St. Paul. St. Paul will have an option to renew this arrangement with us for a subsequent period of two years. In the United Kingdom, this arrangement will be limited to finite treaties which St. Paul Re has entered into with a small number of identified cedents and any further finite treaties which may be entered into on behalf of St. Paul Re UK prior to the first anniversary of the completion of the Equity Public Offering.

UK Business Transfer Agreement

        St. Paul Reinsurance Company Limited ("St. Paul Re UK") and Platinum UK will enter into a UK Business Transfer Agreement under which Platinum UK will, subject to the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment and as of the date of completion of the Equity Public Offering, acquire the reinsurance business of St. Paul Re UK, together with the associated customer lists and goodwill (other than the assumption of liability for, or the management of, existing reinsurance contracts entered into by St. Paul Re UK). If, at the completion of the Equity Public Offering, Platinum UK has not obtained a license, Platinum UK will carry on this reinsurance business solely as agent of St. Paul Re UK in accordance with specific provisions included in the Underwriting Management Agreement between St. Paul Re UK and Platinum UK until the first anniversary of the completion of the Equity Public Offering. During the term of this agency, this reinsurance business will be the subject of 100% quota share retrocession agreements to Platinum US. Once Platinum UK is authorized to carry on insurance business in the United Kingdom in its own right, it will be entitled to write reinsurance business for its own account and benefit in succession to St. Paul Re UK. Platinum UK will not be in a position to write reinsurance business for its own account and benefit in succession to St. Paul Re UK, unless and until such authorization shall have been obtained.

        The UK Business Transfer Agreement also provides for the transfer of certain St. Paul Re UK employees from St. Paul Re UK to Platinum UK and provides for the allocation of assets and liabilities and certain other agreements with respect to employee compensation and benefit plans.

Master Services Agreements

        Effective as of the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment, we expect to enter into Master Services Agreements with St. Paul and certain of its subsidiaries for the provision by them of certain services for a transitional period of time. The principal services to be covered by these agreements include accounting, payroll administration, human resources management and systems support. The services will be provided as long as we deem necessary, but no later than June 30, 2003, although the provision of particular services may be extended on a case-by-case basis. The services are to be provided at their cost to St. Paul.

Run-off Services Agreements

        Effective as of the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment, we will enter into Run-off Services Agreements with St. Paul and certain of its subsidiaries under which we will, for a period of up to two years following completion of the Equity Public Offering, provide St. Paul with specified services in administering the run-off of the reinsurance contracts entered into by St. Paul's insurance subsidiaries prior to January 1, 2002 and not reinsured by us and of the Assumed Reinsurance Contracts. The services are to be provided at their cost to us.

Employee Benefits and Compensation Matters Agreement

        Effective upon the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment, Platinum US will enter into an Employee Benefits and Compensation Matters Agreement with St. Paul that provides for the transfer of our employees from St. Paul and provides for the allocation of assets and liabilities and certain other agreements with respect to employee compensation and benefit plans. Pursuant to the agreement, all eligible employees of Platinum US will continue to participate, through December 31, 2002, in certain St. Paul welfare and fringe benefit plans on the same basis as if they had remained St. Paul employees, after which the employees will participate in employee benefit plans established and maintained by Platinum US. Platinum US will be responsible for the costs of providing this continuation coverage to eligible Platinum US employees under the welfare and fringe benefit plans in accordance with the terms of a letter agreement to be entered into between St. Paul and Platinum US.

        Each Platinum US employee who participated in the St. Paul 401(k) plan, the St. Paul Stock Ownership Plan or the St. Paul Executive Savings Plan prior to the completion of the Equity Public Offering will receive employer matching contributions under each plan through the date of completion of the Equity Public Offering, and all matching contributions, as well as performance share awards under the St. Paul Stock Ownership Plan, will be fully vested as of the completion of the Equity Public Offering. Following the completion of the Equity Public Offering, the Platinum US defined contribution plan will accept the rollover of eligible rollover distributions from the St. Paul 401(k) plan and the St. Paul Stock Ownership Plan.

        For purposes of the St. Paul stock option plans, transfer of an employee's employment from St. Paul to Platinum US will be deemed to be a termination of employment. All St. Paul stock options held by Platinum US employees that are vested as of the completion of the Equity Public Offering will be exercisable in accordance with their terms and the relevant stock option plan. All stock options held by Platinum US employees that are unvested as of the completion of the Equity Public Offering will terminate as of the completion of the Equity Public Offering; and each such Platinum US employee will be entitled to receive, for each unvested stock option that otherwise would have vested during the period from the date of completion of the Equity Public Offering through the second anniversary of such date, a cash payment from us (to be reimbursed to us by St. Paul) on each date an option otherwise would have vested equal to the number of shares subject to the employee's options that otherwise would have vested on such vesting date, multiplied by the spread between the exercise price per share and the closing price per share of the common stock of St. Paul on the date of completion of the Equity Public Offering, provided the employee is still employed by Platinum US as of each such date. All unvested St. Paul restricted stock held by Platinum US employees that otherwise would have vested during the period from the date of completion of the Equity Public Offering through the first anniversary of such date, will vest immediately prior to the date of completion of the Equity Public Offering. All other St. Paul restricted stock that is unvested as of the date of completion of the Equity Public Offering will terminate as of such date and be of no further force and effect.

        Each Platinum US employee who is a participant in the St. Paul tax-qualified defined benefit pension plan or is a participant in the St. Paul retiree health plan as of the date of completion of the Equity Public Offering and who is (i) within two years of satisfying the minimum retirement eligibility requirements of the pension plan (or the minimum requirement to receive retiree health or life insurance benefits in the case of the retiree health plan) or (ii) is at least 50 years old and has a minimum of 20 years of credited service under the plan, will receive additional age and service credit under the corresponding plan for service provided to Platinum US and its affiliates following the date of completion of the Equity Public Offering as if such service had been with St. Paul in an amount equal to only the amount of additional age and service credit each such employee needs to meet the minimum retirement eligibility requirements under the pension plan (and the minimum requirement to receive retiree health and life insurance benefits under the retiree health plan). The Platinum US defined contribution plan will accept the rollover of eligible rollover distributions from the St. Paul defined benefit pension plan, including amounts credited for retiree medical under the cash balance portion of the St. Paul defined benefit pension plan.

        Each Platinum US employee who, as of the date of completion of the Equity Public Offering, is a participant in the portion of the St. Paul Benefit Equalization Plan (the "BEP") that provides benefits that otherwise would have been provided under the St. Paul defined benefit plan if not for limitations of the Internal Revenue Code and who is (i) within two years of satisfying the minimum retirement eligibility requirements of the BEP or (ii) is at least 50 years old and has a minimum of 20 years of credited service under the BEP will receive additional age and service credit under the BEP for service provided to Platinum US and its affiliates following the date of completion of the Equity Public Offering as if such service had been with St. Paul in an amount equal to only the amount of additional age and service credit each such employee needs to meet the minimum retirement eligibility requirements under the BEP.

        In addition, St. Paul will reimburse Platinum US for the annual bonus each of the eligible Platinum US employees would have been eligible to receive based on actual St. Paul performance based on 100% of 2001 bonus targets and prorated for the period from January 1, 2002 through the date of completion of the Equity Public Offering, provided that each such employee is employed by Platinum US on the date that 2002 annual bonuses are paid. Platinum US will also adopt the St. Paul's Enhanced Severance Program and will keep the program in effect for St. Paul Re employees transferred to Platinum US for 90 days following the date of completion and St. Paul will remain liable for the expense of each eligible Platinum US employee who is terminated during the 90-day period based on such employee's accrued service and salary through the date of completion of the Equity Public Offering. St. Paul has also agreed to continue in effect its Enhanced Severance Program for 90 days following the Equity Public Offering for all St. Paul Re employees whose employment is not transferred to Platinum US. St. Paul also agrees to honor certain retention obligations entered into with St. Paul Re employees and to recognize for purposes of the retention obligations, service provided to Platinum US following the date of completion of the Equity Public Offering. St. Paul shall be liable for the cost of certain other retention obligations for St. Paul employees with respect to the period through the date of completion of the Equity Public Offering and Platinum US shall be liable for the cost of such retention obligations with respect to the period after the date of completion of the Equity Public Offering.

        St. Paul shall generally retain all liabilities with respect to any employee benefit plan, program, policy or arrangement maintained by St. Paul for the benefit of St. Paul Re employees (including St. Paul Re employees who become employees of Platinum US), any other liabilities of any nature whatsoever relating to such persons that relate to the periods on or prior to the completion of the Equity Public Offering or any other liabilities of any nature whatsoever relating to St. Paul Re employees who do not become Platinum US employees that relate to any period before or after such date.

Transitional Trademark License Agreements

        Effective as of the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment, we will enter into several Transitional Trademark License Agreements with St. Paul (or subsidiaries of St. Paul) under which we will be granted a royalty-free, limited, non-sublicensable (except to our operating subsidiaries), non-transferable, exclusive license to use certain St. Paul trademarks and service marks in connection with our reinsurance business for one year after completion of the Equity Public Offering. Under these agreements, St. Paul will retain exclusive ownership of these marks, and we will be permitted to sublicense our operating subsidiaries to use them.

Registration Rights Agreement with St. Paul

        Effective as of the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment, Platinum Holdings will enter into a registration rights agreement with St. Paul. Under this agreement, commencing one year after the completion of the Equity Public Offering (unless we consent to an earlier date, such consent not to be unreasonably withheld, provided that such earlier date shall not be less than 180 days after completion of the Equity Public Offering unless Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. consent), St. Paul will have the right to require us, subject to specified exceptions, on four occasions, to register under the 1933 Act any Common Shares owned by St. Paul or its affiliates for sale in a public offering. From and after the fifth anniversary after the completion of the Equity Public Offering, St. Paul will have the right to an additional two demand registrations if St. Paul beneficially owns more than 9.9% of the Common Shares then outstanding. We have also agreed to use our reasonable best efforts to enable St. Paul, from and after the third anniversary of the completion of the Equity Public Offering, to distribute the Common Shares it beneficially owns in an offering on a continuous or delayed basis pursuant to a registration statement on Form S-3 or F-3 under the 1933 Act, provided that St. Paul gives us written notice specifying the aggregate number of Common Shares that it intends to attempt to distribute in each fiscal quarter at least ten business days prior to the beginning of such fiscal quarter.

        St. Paul may not require Platinum Holdings to effect more than one demand registration per 12-month period, and St. Paul must include a number of Common Shares in each demand registration with a market value equal to at least $50 million, except that this limitation will not apply to St. Paul's last demand registration. If we propose to file a registration statement covering Common Shares at any time, St. Paul will have the right to include Common Shares held by it or its affiliates (including shares obtainable pursuant to the St. Paul Option and upon the settlement of the purchase contracts forming part of the equity security units on the share purchase date) in the registration, in each case on a second-priority basis pro-rata with any other shareholders, with Platinum Holdings including its shares on a first-priority basis.

Sublease Agreements

        Effective as of the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment, we will enter into various sublease agreements or assignments of lease with St. Paul or one of its subsidiaries under which we will rent office space in New York (until August 31, 2003), Chicago (until August 31, 2005) and Miami (until November 30, 2006). We also expect to enter into sublease agreements or assignments of lease with St. Paul or one of its subsidiaries under which we will rent office space in London (until March 28, 2003) and Tokyo (until June 30, 2003). See "Business—Our Business—Our Facilities."

St. Paul Option Agreements

        Effective as of the completion of the Equity Public Offering, Platinum Holdings will enter into agreements with certain wholly owned subsidiaries of St. Paul designated by St. Paul with respect to the St. Paul Option, which will give such subsidiaries of St. Paul the right to purchase an aggregate of up to 6,000,000 Common Shares under the circumstances described below. The exercise price per share under the St. Paul Option is 120% of the initial public offering price per share. The exercise price of the St. Paul Option is subject to antidilution adjustment, including the following. If we make specified distributions, including cash, in any calendar year to all or substantially all holders of our Common Shares (the "Current Distribution") in an aggregate amount per Common Share that, when combined with the aggregate amount per Common Share of all other such distributions paid to all or substantially all holders of our Common Shares within that calendar year, exceeds (1) for calendar year 2003, the Initial Dividend (as defined below) or (2) for any subsequent calendar year, an amount equal to the Initial Dividend increased at a rate of 10% per annum from January 1, 2003, compounded annually on December 31 of each year commencing in 2003 (such excess of the Current Distribution being herein referred to as the "Excess Distribution Amount"), the exercise price per share in effect immediately prior to the close of business on the date fixed for such payment shall be reduced by the Excess Distribution Amount, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such payment. The "Initial Dividend" means the distributions described above per Common Share paid by us to all or substantially all holders of our Common Shares during the 2003 calendar year as determined by our Board of Directors, up to a maximum of $0.44 per Common Share.

        The St. Paul Option is exercisable, in whole or in part, at any time prior to the tenth anniversary of the completion of the Equity Public Offering.

        Exercise of the St. Paul Option by St. Paul in full immediately after completion of the Equity Public Offering would increase its percentage interest in our Common Shares to approximately 26.1%, assuming no exercise of the underwriters', St. Paul's and RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering or of the RenaissanceRe Option. However, St. Paul has agreed with Platinum Holdings that prior to any exercise of the St. Paul Option, it will, if necessary, dispose of a sufficient number of Common Shares so that, immediately after exercise of the St. Paul Option, St. Paul will not be a "United States 25% Shareholder." See "Description of Platinum Holdings' Common Shares—Restrictions on Transfer."

        Each of the St. Paul Option Agreements provides that the St. Paul Option may be transferred (1) in the event of a merger of St. Paul into another person, or a sale, transfer or lease of all or substantially all the assets of St. Paul to another person; provided, that such transfer is to the other party to such transaction with St. Paul or (2) at any time on or after the second anniversary of the date of completion of the Equity Public Offering to up to three institutional accredited investors, subject to certain conditions set forth therein.

Transactions in Ordinary Course of Business with St. Paul

        At present, St. Paul Re does not provide a meaningful amount of reinsurance to St. Paul. After completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, we expect to compete for business from St. Paul on the same basis as other reinsurance companies, but only to the extent that we are able to conclude that securing that business would not cause us to be subject to the rules regarding "RPII" under the Code. For a discussion of those rules, see "U.S. Federal Income Tax Consequences—Common Shares" below.

The RenaissanceRe Investment

        We, St. Paul and RenaissanceRe have entered into the Investment Agreement, and prior to completion of the Equity Public Offering and the ESU Offering, we, St. Paul and RenaissanceRe will enter into the other agreements described below with respect to the RenaissanceRe Investment in Platinum and the business arrangements between us and RenaissanceRe following the completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment. RenaissanceRe is a Bermuda company principally engaged, through its operating subsidiaries, in the property catastrophe reinsurance business.

Investment Agreement

        General.    We have entered into an Investment Agreement with St. Paul and RenaissanceRe, which sets forth the terms of the RenaissanceRe Investment as well as certain continuing relationships between us and RenaissanceRe following the completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment. The closing of the RenaissanceRe Investment is conditioned on the completion of the Equity Public Offering, the ESU Offering and the St. Paul Investment.

        Purchase and Sale of Common Shares.    Under the Investment Agreement, RenaissanceRe or one of its wholly owned subsidiaries will purchase from us, at a price per share equal to the initial public offering price less the underwriting discount, 3,960,000 Common Shares (or 9.9% of the Common Shares outstanding upon completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, assuming no exercise of the underwriters' option to purchase additional Common Shares) in a private placement that will close concurrently with the Equity Public Offering, the ESU Offering and the St. Paul Investment. If the underwriters exercise their option to purchase additional Common Shares in the Equity Public Offering, RenaissanceRe will have the option to purchase, at a price per share equal to the initial public offering price less the underwriters' discount, as many additional Common Shares as are required in order for it to retain its 9.9% interest (up to a maximum of 594,000 Common Shares).

        RenaissanceRe Option.    As additional consideration for RenaissanceRe's investment, Platinum Holdings will issue to RenaissanceRe a ten-year option to purchase up to an additional 2,500,000 Common Shares at a price per share equal to 120% of the initial public offering price. See "—RenaissanceRe Option Agreement" below.

        Right to Nominate One Director.    The Investment Agreement provides that, for so long as RenaissanceRe beneficially owns Common Shares representing at least 62.5% of the Common Shares purchased pursuant to the Investment Agreement, one qualified person designated by RenaissanceRe, who is reasonably acceptable to Platinum Holdings, but not an officer, director or employee of RenaissanceRe or any of its subsidiaries, will be nominated by Platinum Holdings for election as a director of Platinum Holdings at each shareholder meeting at which directors are elected. We will use our commercially reasonable efforts to cause the election of such nominee to our Board of Directors, including by soliciting proxies from our shareholders for such nominee and by voting all management proxies in favor of such nominee, except for those proxies that specifically indicate to the contrary. We will also use commercially reasonable efforts to cause this director's appointment to the Executive Committee, and subject to applicable law, rules and regulations, including stock exchange rules, to the Nominating Committee and the Corporate Governance Committee of our Board of Directors, if any. This director will be indemnified to the same extent under our bye-laws as the other members of our Board of Directors. If at any time RenaissanceRe beneficially owns Common Shares representing less than 62.5% of the Common Shares purchased pursuant to the Investment Agreement, RenaissanceRe will cause its nominated director to immediately resign as a director. For purposes of the Investment Agreement, RenaissanceRe is not considered to "beneficially own" Common Shares that it has the right to acquire upon exercise of the RenaissanceRe Option.

        The Investment Agreement also provides that, for so long as RenaissanceRe beneficially owns Common Shares representing at least 62.5% of the Common Shares purchased pursuant to the Investment Agreement, RenaissanceRe will have the right to designate a representative to attend (but not to vote at) meetings of our Board of Directors and to receive notices, agendas, minutes and all other materials distributed to participants of such meetings.

        In addition, RenaissanceRe will lose the right to nominate one director or designate a representative to attend (but not to vote at) meetings of our Board of Directors and to receive materials related to such meetings in the event of any change in control of RenaissanceRe. If a change in control occurs, upon our request, RenaissanceRe will cause its nominated director to immediately resign from our Board of Directors. A change in control of RenaissanceRe will be deemed to have occurred if (i) any person becomes the beneficial owner of more than 50% of the outstanding common shares of RenaissanceRe or (ii) there occurs a merger, consolidation or other business combination in which RenaissanceRe is acquired (unless the shareholders of RenaissanceRe immediately before such business combination own, directly or indirectly, immediately following such business combination, at least a majority of the combined voting power of the entity resulting from such business combination).

        For three years from the anniversary of the date of the completion of the Equity Public Offering, we will not increase the number of directors on our Board of Directors to more than nine without the prior written consent of RenaissanceRe, such consent to be provided at RenaissanceRe's sole discretion. This three-year period will be extended for up to an additional two years so long as RenaissanceRe is accounting for its investment in us via the equity method and RenaissanceRe reasonably believes (and confirms to us upon our reasonable request) that its ability to continue to equity account for its investment in us would be compromised by an increase in the number of directors.

        Indemnification and Waiver.    The Investment Agreement provides that Platinum Holdings shall indemnify (including reimbursement for expenses) to the full extent permitted by law, RenaissanceRe, its subsidiaries and their respective officers, directors, employees and agents, and each person who controls any of them and the officers, directors, employees and agents of each such controlling person (each a "RenaissanceRe Indemnitee") from and against any and all liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the Equity Public Offering and the registration statement relating to the ESU Offering, or arising out of or based upon any omission or alleged omission from such registration statement to state a material fact required to be stated or necessary to make the statements therein not misleading. If for any reason the foregoing indemnification is unavailable to, or is insufficient to hold harmless a RenaissanceRe Indemnitee, Platinum Holdings shall contribute to the amount paid or payable by the RenaissanceRe Indemnitee in a proportion to reflect the parties' relative benefits and relative faults.

        Limit on Recovery from Platinum Officers and Directors.    The Investment Agreement provides that, in any legal action which may be commenced by RenaissanceRe against Platinum, its officers and/or its directors, RenaissanceRe shall not recover from Platinum's officers or directors in excess of the amount Platinum is able to indemnify such officers or directors other than in the circumstance where such indemnification is restricted due to such officers and/or directors having engaged in fraud, intentional misconduct or criminal acts. Platinum's officers and directors are third party beneficiaries of this agreement by RenaissanceRe.

        Competition.    We will compete with RenaissanceRe in writing various coverages, and the Investment Agreement does not restrict either party in competing with the other.

Transfer Restrictions, Registration Rights and Standstill Agreement

        Effective as of the completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, we will enter into a Transfer Restrictions, Registration Rights and Standstill Agreement (the "Standstill Agreement") with RenaissanceRe.

        Transfer Restrictions.    The Standstill Agreement provides that, prior to the first anniversary of the completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, RenaissanceRe may not transfer any interest in the Common Shares it purchased pursuant to the Investment Agreement except (i) to any wholly owned subsidiary of RenaissanceRe that enters into a standstill agreement with us containing terms and conditions equivalent to those in the Standstill Agreement; (ii) pursuant to any tender offer or exchange offer which is recommended by our Board of Directors; or (iii) in a transfer by operation of law upon consummation of a merger or consolidation of RenaissanceRe into another person. Any such permitted transfer must be made in accordance with all applicable U.S. federal and state securities laws.

        The Standstill Agreement also provides that, except in connection with any tender or exchange offer made to all holders of Common Shares and certain other situations, RenaissanceRe may not at any time transfer more than 9.9% of the Common Shares outstanding at the time of such transfer to any person that generated 50% or more of its gross revenues in the most recent fiscal year for which financial statements are available by writing property or casualty insurance or reinsurance.

        Registration Rights.    The Standstill Agreement provides that, commencing one year after the completion of the Equity Public Offering, RenaissanceRe will have the right to require us, subject to specified exceptions, on four occasions, to register under the Securities Act any Common Shares owned by RenaissanceRe or its subsidiaries for sale in a public offering. From and after the fifth anniversary after the completion of the Equity Public Offering, RenaissanceRe will have the right to an additional two demand registrations if RenaissanceRe beneficially owns more than 9.9% of the Common Shares then outstanding. We have also agreed to use our reasonable best efforts to enable RenaissanceRe, from and after the third anniversary of the completion of the Equity Public Offering, to distribute the Common Shares it beneficially owns in an offering on a continuous or delayed basis pursuant to a registration statement on Form S-3 or F-3 under the 1933 Act, provided that RenaissanceRe gives us written notice specifying the aggregate number of Common Shares that it intends to attempt to distribute in each fiscal quarter at least ten business days prior to the beginning of such fiscal quarter.

        RenaissanceRe may not require Platinum Holdings to effect more than one demand registration per 12-month period, and RenaissanceRe must include a number of Common Shares in each demand registration with a market value equal to at least $50 million, except that this limitation will not apply to RenaissanceRe's last demand registration. If we propose to file a registration statement covering Common Shares at any time, RenaissanceRe will have the right to include Common Shares held by it or its subsidiaries (including Common Shares obtainable pursuant to the

RenaissanceRe Option) in the registration, in each case on a second-priority basis pro rata with any other shareholders, with Platinum Holdings including its Common Shares on a first-priority basis.

        Standstill Provisions.    The Standstill Agreement provides that RenaissanceRe and its subsidiaries will not, and RenaissanceRe will use its commercially reasonable efforts to cause its affiliates and any officer, employee, agent or representative of RenaissanceRe or such affiliates (collectively, the "Representatives") to not, advise or encourage any party or entity with respect to the voting of any of our voting securities in an attempt to cause a change in control of Platinum Holdings, initiate or otherwise solicit our shareholders for the granting of any proxy or the approval of one or more shareholder proposals or induce any other party or entity to seek any proxy or to initiate any shareholder proposal that results or is designed to result in a change in control of Platinum Holdings, or directly or indirectly acquire, announce an intention to acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any voting securities of Platinum Holdings, if, immediately after any such acquisition, RenaissanceRe or any subsidiary of RenaissanceRe would beneficially own, in the aggregate, more than 19.9% of the voting securities of Platinum Holdings then outstanding (or up to 24.9% with our approval) provided that there are no limitations on RenaissanceRe's ability to discuss any matter, including a change in control of Platinum Holdings, with St. Paul or any of its affiliates.

        A change in control of Platinum Holdings is deemed to have occurred if (i) any person or group (as defined for purposes of Section 13 of the Exchange Act) (excluding Platinum Holdings or any wholly owned subsidiary thereof) becomes the beneficial owner of more than 50% of the outstanding equity securities of Platinum Holdings representing the right to vote for the election of directors or (ii) there shall occur a merger, consolidation or other business combination in which Platinum Holdings is acquired (unless the shareholders of Platinum Holdings immediately before such business combination own, directly or indirectly, immediately following such business combination, at least a majority of the combined voting power of the entity resulting from such business combination).

        Share Buy-Back Programs.    The Standstill Agreement provides that if Platinum Holdings repurchases its Common Shares (and if applicable, New Securities as specified below under "—Pre-Emptive Rights") in accordance with a repurchase program approved by Platinum Holdings' Board of Directors, then RenaissanceRe must sell to Platinum Holdings, on each day on which any Common Shares are so repurchased at a price equal to the average price of repurchases by Platinum Holdings on such day, that number of Common Shares which is necessary to limit RenaissanceRe's beneficial ownership interest in Platinum Holdings to no more than 19.9% of the outstanding voting securities of Platinum Holdings (or up to 24.9% with our approval) after all such repurchases. RenaissanceRe may require that any repurchases from it by Platinum Holdings must be at the average purchase price of any repurchases effected by Platinum Holdings on such day pursuant to Rule 10b-18 under the Exchange Act.

        Pre-Emptive Rights.    The Standstill Agreement provides that if Platinum Holdings proposes to issue (a "Dilutive Transaction") any Common Shares or any securities convertible into, exchangeable for or carrying in any way the right to acquire Common Shares ("New Securities"), subject to specified exclusions, as indicated below, RenaissanceRe will have the right to subscribe for up to such number of New Securities of Platinum Holdings as is necessary to maintain RenaissanceRe's beneficial ownership interest in Platinum Holdings at the same percentage owned immediately prior to the Dilutive Transaction. The precise number of New Securities to be issued to RenaissanceRe will be rounded up to the nearest round lot number. The issuance of Common Shares upon the settlement of the purchase contracts forming part of the equity security units issued in the ESU Offering is deemed to be a Dilutive Transaction. RenaissanceRe has the right to register any Common Shares acquired by it pursuant to such pre-emptive rights in accordance with the provisions of the Standstill Agreement described under "—Transfer Restrictions, Registration Rights and Standstill Agreement—Registration Rights" above.

        RenaissanceRe will have no pre-emptive rights with respect to any New Securities issued pursuant to any director or employee benefit plans of Platinum Holdings or any acquisition transaction engaged in by Platinum Holdings. RenaissanceRe's pre-emptive rights to subscribe for New Securities will terminate at the time RenaissanceRe beneficially owns less than 6.25% of Platinum Holdings' outstanding Common Shares. Furthermore, RenaissanceRe will have no pre-emptive rights with respect to any proposed Dilutive Transaction if (1) in an underwritten public offering, the underwriters request a reduction of the number of New Securities to be issued; or (2) a nationally recognized investment bank mutually agreed by Platinum Holdings and RenaissanceRe advises RenaissanceRe and Platinum Holdings in writing to the effect that exercising RenaissanceRe's pre-emptive rights would materially hinder or interfere with the proposed Dilutive Transaction. In addition, RenaissanceRe will have no pre-emptive rights in the event of an issuance of Common Shares upon the conversion or exchange of New Securities with respect to the issuance of which RenaissanceRe had pre-emptive rights. In addition, RenaissanceRe will have no pre-emptive rights to subscribe for New Securities if the ownership thereof would cause RenaissanceRe to beneficially own more than 19.9% of the voting securities of Platinum Holdings then outstanding (or up to 24.9% with our approval).

RenaissanceRe Option Agreement

        Effective as of the completion of the Equity Public Offering, Platinum Holdings will enter into an agreement with RenaissanceRe with respect to the RenaissanceRe Option, which will give RenaissanceRe the right to purchase up to 2,500,000 Common Shares under the circumstances described below. The exercise price per share under the RenaissanceRe Option is 120% of the initial public offering price per share. The exercise price of the RenaissanceRe Option is subject to anti-dilution provisions, including the following. If we make specified distributions, including cash, in any calendar year to all or substantially all holders of our Common Shares (the "Current Distribution") in an aggregate amount per Common Share that, when combined with the aggregate amount per Common Share of all other such distributions paid to all or substantially all holders of our Common Shares within that calendar year, exceeds (1) for calendar year 2003, the Initial Dividend (as defined below) or (2) for any subsequent calendar year, an amount equal to the Initial Dividend increased at a rate of 10% per annum from January 1, 2003, compounded annually on December 31 of each year commencing in 2003 (such excess of the Current Distribution being herein referred to as the "Excess Distribution Amount"), the exercise price per Common Share in effect immediately prior to the close of business on the date fixed for such payment shall be reduced by the Excess Distribution Amount, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such payment. The "Initial Dividend" means the distributions described above paid per Common Share by us to all or substantially all holders of our Common Shares during the 2003 calendar year as determined by our Board of Directors, up to a maximum of $0.44 per Common Share.

        The RenaissanceRe Option is exercisable, in whole or in part, at any time prior to the tenth anniversary of the completion of the Equity Public Offering.

        Exercise of the RenaissanceRe Option by RenaissanceRe in full immediately after completion of the Equity Public Offering would increase its percentage interest in our Common Shares to approximately 15%, assuming no exercise of the underwriters', St. Paul's and RenaissanceRe's options to purchase additional Common Shares in connection with the Equity Public Offering.

        RenaissanceRe has agreed with Platinum Holdings that prior to any exercise of the RenaissanceRe Option, it will, if necessary, dispose of a sufficient number of Common Shares so that, immediately after exercise of the RenaissanceRe Option, RenaissanceRe will not beneficially own more than 19.9% of the voting securities of Platinum Holdings then outstanding (or up to

24.9% with our approval). See "Description of Platinum Holdings' Common Shares—Restrictions on Transfer."

        The RenaissanceRe Option provides that it may be transferred by RenaissanceRe (1) in the event of a merger of RenaissanceRe into another person, or a sale, transfer or lease of all or substantially all the assets of RenaissanceRe to another person; provided that such transfer is to the other party to such transaction with RenaissanceRe or (2) at any time on or after the second anniversary of the date of completion of the Equity Public Offering to up to three institutional accredited investors, subject to certain conditions set forth therein.

Business Arrangements

        We will enter into the Services and Capacity Reservation Agreement with RenaissanceRe as described below, and we also expect to engage in other transactions with RenaissanceRe in the ordinary course of business. The terms of any of our transactions with RenaissanceRe may be less favorable to us than the terms that would be available to us from an independent third party. St. Paul and RenaissanceRe have informed us that they expect to engage in transactions with each other in the ordinary course of business.

        Services and Capacity Reservation Agreement.    Subject to completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, we will enter into a five-year Services and Capacity Reservation Agreement with RenaissanceRe, effective October 1, 2002, pursuant to which RenaissanceRe will provide services to us in connection with our property catastrophe book of business.

        No more than twice per year, in October and March, or at such other times as may be agreed to by RenaissanceRe, at our request RenaissanceRe will analyze our property catastrophe treaties and contracts and will assist us in measuring risk and managing our aggregate catastrophe exposure.

        At our request, and based upon the analysis described above, RenaissanceRe will provide us with quotations for rates for non-marine property catastrophe retrocessional coverage with aggregate limits up to $100,000,000 annually, either on an excess-of-loss or proportional basis. Such quotations will be in RenaissanceRe's sole discretion, which is expected to reflect, among other things, an analysis of exposure, limit retention, exclusions and other treaty terms. The annual fee for the coverage commitment and the services described above that we will pay to RenaissanceRe will be the greater of (i) $4,000,000 and (ii) 3.5% of our aggregate gross written non-marine non-finite property catastrophe premium (including reinstatements), adjusted annually 30 days after each anniversary and payable in addition to any retrocessional premium otherwise payable to RenaissanceRe for retrocessional coverage purchased by us from RenaissanceRe. Either party may terminate this agreement if the other party is deemed impaired or insolvent by applicable regulatory or judicial authorities or is the subject of conservation, rehabilitation, liquidation, bankruptcy or other similar insolvency proceedings.

        Possible Referrals.    We expect that we and RenaissanceRe may refer business to each other, to be accepted in the discretion of the party receiving the referral, and that compensation will be paid for referral business at negotiated rates.

        Transactions in Ordinary Course of Business with RenaissanceRe.    At present, St. Paul Re does not provide or obtain a meaningful amount of reinsurance to or from RenaissanceRe. After completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, we expect that, in addition to the arrangements referred to above, we will compete for business from and engage in other transactions with RenaissanceRe on the same basis as other reinsurance companies, but only to the extent that we are able to conclude that securing that business would not cause us to be subject to the rules regarding "RPII" under the Code. For a discussion of those rules, see "U.S. Federal Income Tax Consequences—Common Shares—RPII Companies" below.

PLATINUM UNDERWRITERS FINANCE, INC.

        Platinum Finance is a Delaware corporation created with the filing of a certificate of incorporation with the Secretary of State of the State of Delaware on May 10, 2002. The certificate of incorporation is in the form filed as an exhibit to the registration statement of which this prospectus forms a part. As of the date hereof, Platinum Finance has no indebtedness and no subsidiaries. Immediately after the completion of this offering, Platinum Finance will own all of the outstanding capital stock of Platinum US.

        Platinum Finance was formed in order to:

          (a) issue the senior notes; and

          (b) contribute a portion of the proceeds of the senior notes to Platinum US. It may engage in activities necessary, appropriate, convenient or incidental to these purposes, but may also engage in other financings and activities.

        The senior notes will initially be pledged and held by the collateral agent to secure the obligations of the holders of units under the related purchase contracts. The senior notes will be unsecured and guaranteed by Platinum Holdings on a senior, unsecured basis.

        The senior notes will rank equally with all of Platinum Finance's future unsecured senior indebtedness but will be effectively subordinated to any indebtedness or other obligations of Platinum Finance's subsidiaries. Neither Platinum US nor Platinum UK is currently expected to issue preferred stock but Platinum US is expected to owe Platinum Regency $100 million pursuant to a surplus note. Other than with respect to interest payments due on the senior notes on or prior to the share purchase date, which will be funded out of proceeds of the offering retained by Platinum Finance, all distributions on the senior notes will be made available through the receipt of dividends by Platinum Finance from Platinum US.

ACCOUNTING TREATMENT

        The net proceeds from the sale of the units will be allocated between the purchase contracts and the senior notes in our consolidated financial statements based on the underlying fair value of each instrument. The present value of the purchase contract adjustment payments will be initially charged to shareholders' equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

        The purchase contracts are forward transactions in the Common Shares. Upon settlement of a purchase contract, Platinum Holdings will receive $25 pursuant to that purchase contract and will issue the requisite number of Common Shares. The $25 Platinum Holdings receives will be credited to shareholders' equity and allocated between the Common Shares and additional paid-in capital accounts.

        Before the issuance of Common Shares upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the "if converted" method, which will assume that the Common Shares were issued and the proceeds received were used to pay down the senior notes.

DESCRIPTION OF THE EQUITY SECURITY UNITS

        We summarize below the principal terms of the equity security units, which are referred to as the "units", and the purchase contracts and senior notes which comprise the units. The following description is not complete, and we refer you to the agreements which will govern your rights as a holder of units. See "Available Information."

Overview

        Each unit will have a stated amount of $25. Each unit will initially consist of and represent:

          (1) a purchase contract pursuant to which:

•
you will agree to purchase, and Platinum Holdings will agree to sell, for $25, Common Shares on the share purchase date, the number of which will be determined by the settlement rate described below, based on the average trading price of the Common Shares for a period preceding the share purchase date, calculated in the manner described below; and

•
Platinum Holdings will pay you contract adjustment payments on a quarterly basis at the annual rate of    % of the stated amount of $25, subject to its right to defer such payments as specified below; and

          (2) a 1/40, or 2.5%, ownership interest in a senior note due            , 2007 of Platinum Finance, an indirect, wholly owned subsidiary of Platinum Holdings, with a principal amount of $1,000, on which Platinum Finance will pay interest at the initial annual rate of            % until the settlement date of a successful remarketing of the senior notes and at the reset rate (as described below) thereafter. On and prior to the share purchase date, interest will be payable quarterly in arrears and, thereafter, semi-annually in arrears. The senior notes will be guaranteed by Platinum Holdings on a senior, unsecured basis.

        The ownership interests in senior notes that are a component of your units will be owned by you, but will initially be pledged to the collateral agent for the benefit of Platinum Holdings to secure your obligations under the related purchase contracts. Each holder of normal units may elect at any time on or before the second business day prior to the share purchase date (subject to certain exceptions) to withdraw from the pledge the pledged senior notes or, after a successful remarketing or tax event redemption described below, the pledged treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay at maturity an amount equal to the aggregate principal amount of the senior notes or treasury consideration, as the case may be, for which substitution is being made. Upon such substitution, the pledged senior notes or pledged treasury securities, as the case may be, will be released from the pledge and delivered to the holder. The normal units would then become "stripped units." Holders of stripped units may recreate normal units by re-substituting senior notes or, after a successful remarketing or a tax event redemption, the applicable specified treasury securities, for the treasury securities underlying the stripped units.

        Platinum Holdings will enter into:

  •
  a purchase contract agreement with JPMorgan Chase Bank, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

  •
  a pledge agreement with State Street Bank and Trust Company, as collateral agent, custodial agent and securities intermediary, creating a pledge and security interest for its benefit to secure the obligations of holders of units under the purchase contracts.

        As a beneficial owner of the units, you will be deemed to have:

  •
  irrevocably agreed to be bound by the terms of the purchase contract agreement, the pledge agreement and your purchase contract for so long as you remain a beneficial owner of such units; and

  •
  appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract and pledge agreement on your behalf and in your name.

        In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed, for all tax purposes, to treat yourself as the owner of the related interests in the senior notes or the treasury securities, as the case may be, and to treat your interest in the senior notes as Platinum Finance's indebtedness.

        We will allocate the entire purchase price of each unit to the ownership interest in the related senior note and none to the related purchase contract on our consolidated financial statements.

Creating Stripped Units and Recreating Normal Units

        Holders of normal units will have the ability to "strip" those units and take delivery of the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities, creating "stripped units," and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

  Creating Stripped Units

        Each holder of normal units may create stripped units and withdraw the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities underlying the normal units by substituting, as pledged securities, the treasury securities described below in a total principal amount at maturity equal to the aggregate principal amount of the senior notes or treasury securities, as the case may be, for which substitution is being made. Holders of normal units may create stripped units at any time on or before the second business day prior to the share purchase date, except that they may not create stripped units during the period from four business days prior to the first day of any remarketing period until the expiration of three business days after the end of that period.

        Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 40 normal units. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000. In order to create 40 stripped units, a normal unit holder must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No.            ) which mature on    , 2005 and will pay $1,000 at maturity. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure your obligation to purchase the Common Shares under your purchase contract, and the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities underlying the normal units will be released to the unit holder.

        To create stripped units, you must:

  •
  deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities underlying your normal units and pledged to the collateral agent to secure your obligation to purchase the Common Shares under your purchase contract;

  •
  transfer the normal units to the purchase contract agent; and

  •
  deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities underlying the normal units.

        Upon the deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities from the pledge under the pledge agreement free and clear of Platinum Holdings' security interest. The purchase contract agent will:

  •
  cancel the related normal units;

  •
  transfer to you the underlying pledged senior notes or, after a successful remarketing or tax event redemption, the pledged treasury securities; and

  •
  deliver to you the stripped units.

        Any senior notes or treasury securities, as the case may be, released to you will be tradable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

        If the pledged senior notes are prepaid in full prior to the share purchase date as described in "—Prepayment of Pledged Notes," you will not be able to strip your normal units.

  Recreating Normal Units

        Each holder of stripped units may recreate normal units by substituting, as pledged securities, senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the share purchase date, except that they may not recreate normal units during the period from four business days prior to the first day of any remarketing period until the expiration of three business days after the end of that period.

        Upon recreation of normal units, the senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase Common Shares under the purchase contract, and the treasury securities underlying the stripped units will be released to the unit holder. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 40 stripped units. If, however, treasury securities have replaced the senior notes as a component of the normal units as the result of a successful remarketing of the senior notes or a tax event redemption, holders of the stripped units may make this substitution at any time on or prior to the second business day immediately preceding the share purchase date, but using the applicable treasury securities instead of senior notes and only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

        To recreate normal units from stripped units, you must:

  •
  deposit with the collateral agent:

  •
  if the substitution occurs prior to a successful remarketing of the senior notes or the occurrence of a tax event redemption, senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units; or

  •
  if the substitution occurs after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the applicable treasury securities then constituting a part of the normal units;

  •
  transfer the stripped units to the purchase contract agent; and

  •
  deliver a notice to the purchase contract agent stating that you have deposited the senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

        The senior notes or, after a successful remarketing or tax event redemption, the applicable treasury securities will be substituted for the pledged treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase Common Shares under your purchase contract.

        Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of Platinum Holdings' security interest. The purchase contract agent will:

  •
  cancel the related stripped units;

  •
  transfer to you the underlying treasury securities; and

  •
  deliver to you the normal units.

Current Payments

        If you hold normal units, you will receive payments consisting of:

  •
  quarterly contract adjustment payments on the purchase contracts payable by Platinum Holdings at the annual rate of            % of the $25 stated amount through and including the share purchase date;

  •
  quarterly interest payments on the senior notes pledged in respect of your normal units at the annual rate of            % of the principal amount until a successful remarketing of the senior notes; and

  •
  if your senior notes are successfully remarketed, a cash payment on the share purchase date in respect of each of your normal units equal to 1/40, or 2.5%, of a quarterly interest payment payable on the $1,000 principal amount of a senior note at the initial annual rate of    %.

        If you hold stripped units and do not separately hold senior notes, or if you hold normal units but the pledged senior notes have been prepaid in full as described under "—Prepayment of Pledged Notes," you will receive only quarterly contract adjustment payments on the purchase

contracts payable by Platinum Holdings at the annual rate of    % of the $25 stated amount through and including the share purchase date. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the pledged treasury securities on a constant yield basis or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

        The contract adjustment payments are subject to deferral by Platinum Holdings until no later than the share purchase date as described below. If Platinum Holdings defers any of these payments, Platinum Holdings will accrue additional payments on the deferred amounts at the annual rate of            % until paid. Platinum Finance is not entitled to defer interest payments on the senior notes.

        Both Platinum Holdings and Platinum Finance are holding companies with no operations of their own. Platinum Holdings' ability to pay its obligations under the purchase contracts and the guarantee is dependent upon its ability to obtain cash dividends or obtain loans from its subsidiaries. Similarly, Platinum Finance's ability to pay its obligations under the senior notes is dependent upon its ability to obtain cash dividends or obtain loans from its subsidiaries. Platinum Holdings' and Platinum Finance's operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to Platinum Holdings or Platinum Finance. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the abilities of Platinum Holdings' and Platinum Finance's subsidiaries to transfer funds to Platinum Holdings and Platinum Finance in the form of cash dividends, loans or advances. See "Business—Our Business—Regulation."

        In addition, because Platinum Holdings and Platinum Finance are holding companies, except to the extent that Platinum Holdings or Platinum Finance has priority or equal claims against its subsidiaries as a creditor, Platinum Finance's obligations under the senior notes and Platinum Holdings obligations under the guarantee and the purchase contracts will be effectively subordinated to the debt and other obligations of their respective subsidiaries because, as the shareholders of their subsidiaries, they will be subject to the prior claims of creditors of their subsidiaries. As of June 30, 2002, on a pro forma basis, Platinum Finance's subsidiaries had no liabilities or obligations that would have effectively ranked senior to the senior notes and Platinum Holdings' subsidiaries had approximately $270 million in liabilities and obligations that would have effectively ranked senior to the guarantees.

        If you hold senior notes separately from the units and do not separately hold stripped units, you will receive only the interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will pay interest at the initial annual rate of    % of the principal amount of $1,000 per senior note until the settlement date of a successful remarketing. If there is a successful remarketing of the senior notes, the rate of interest payable from the settlement date of the successful remarketing until their maturity on             , 2007 will be the reset rate, which will be a rate established by the remarketing agent that meets the requirements described under "—Remarketing." However, if a reset rate meeting the requirements described in this prospectus cannot be established on a remarketing date, the interest rate will not be reset on such date and will continue to be the initial annual rate of     %, until a reset rate meeting the requirements described in this prospectus can be established on a later date no later than the third business day prior to the share purchase date. If no remarketing occurs prior to the share purchase date, the initial rate will continue to be the rate at which the senior notes accrue interest until maturity of the senior notes.

        Contract adjustment payments and interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve

30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the senior notes will accrue from the date of original issuance and will be payable quarterly in arrears on            ,                          ,                           and                           of each year, commencing on                          , 2003; provided, however, that following the share purchase date, interest on the senior notes shall be payable semi-annually in arrears on                          and                           of each year. Contract adjustment payments shall cease accruing on the share purchase date. However, if the purchase contracts are settled early, at your option, or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Platinum Holdings), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

        Platinum Finance's obligations with respect to the senior notes will be unsecured and will rank equally with all of its other unsecured and unsubordinated debt. See "Description of the Senior Notes" below. Platinum Holdings' guarantee of Platinum Finance's obligations with respect to the senior notes will be unsecured and will rank equally in right of payment to all other senior unsecured debt of Platinum Holdings. Platinum Holdings' obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under its senior debt.

        Contract adjustment payments and interest payments on the senior notes will be payable to the holders of units as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the units remain in book-entry only form, the record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such units. Subject to any applicable laws and regulations, each interest payment on the senior notes will be made as described under "Global Clearance and Settlement" below. If the units do not remain in book-entry only form, the relevant record dates will be the 15th calendar day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay). However, if such business day is in the next calendar year, payment will be made on the prior business day, in each case with the same force and effect as if made on the payment date.

Option to Defer Contract Adjustment Payments

        Platinum Holdings may, at its option and upon prior written notice to the holders of the units and the purchase contract agent, defer payment of all or part of the contract adjustment payments on the related purchase contracts forming a part of normal units and stripped units until no later than the share purchase date. However, deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of    % per year (compounding on each succeeding payment date) until paid. If you elect to settle your purchase contracts early, or the purchase contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Platinum Holdings, your right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

        In the event that Platinum Holdings elects to defer the payment of contract adjustment payments on the purchase contracts until the share purchase date, each holder of normal units and stripped units will receive on the share purchase date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of Common Shares equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value of the Common Shares (as defined below under "—Description of the Purchase Contracts").

        Platinum Holdings will not issue any fractional Common Shares with respect to the payment of deferred contract adjustment payments on the share purchase date. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a Common Share, calculated on an aggregate basis with respect to all such payments you are entitled to receive, multiplied by the applicable market value of the Common Shares.

        In the event Platinum Holdings exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, it will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Platinum Holdings' capital stock other than:

  •
  purchases, redemptions or acquisitions of shares of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a share purchase or dividend reinvestment plan, or the satisfaction by Platinum Holdings of its obligations pursuant to any contract or security outstanding on the date of such event;

  •
  as a result of a reclassification of capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock;

  •
  the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

  •
  dividends or distributions in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of its capital stock in connection with the issuance or exchange of its capital stock (or securities convertible into or exchangeable for shares of its capital stock); or

  •
  redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

        Platinum Holdings' subsidiaries will not be restricted from making any similar payments on their capital stock if Platinum Holdings exercises its option to defer payments of any contract adjustment payments.

Description of the Purchase Contracts

        Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and Platinum Holdings to sell, for $25, on the share purchase date a number of newly issued Common Shares equal to the settlement rate.

        The settlement rate, subject to adjustment under certain circumstances as described under "—Anti-dilution Adjustments" below, will be as follows:

  •
  If the "applicable market value" of the Common Shares (which is the average of the closing price per Common Share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the share purchase date) is equal to or greater than the threshold appreciation price of $            (which is    % above $                    , which is the initial public offering price of the Common Shares) then the settlement rate (which is equal to $25 divided by $                    ) will be            Common Shares per purchase contract.

    Accordingly, if the market price for the Common Shares increases to an amount that is greater than $                    on the settlement date, the aggregate market value of the Common Shares issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the Common Shares, will be greater than $25, and if the market price equals $                    the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of the Common Shares, will equal $25.

  •
  If the applicable market value of the Common Shares is less than $                    but greater than $                    , the settlement rate will be equal to $25 divided by the applicable market value of Common Shares per purchase contract. Accordingly, if the market price for the Common Shares increases but that market price is less than $                    on the settlement date, the aggregate market value of the Common Shares issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the Common Shares, will equal $25.

  •
  If the applicable market value of the Common Shares is less than or equal to $                    , the settlement rate (which is equal to $25 divided by $                    ) will be            Common Shares per purchase contract. Accordingly, if the market price for the Common Shares decreases to an amount that is less than $                          on the settlement date, the aggregate market value of the Common Shares issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the Common Shares, will be less than $25, and if the market price equals $                    , the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of the Common Shares, will equal $25.

        For purposes of determining the applicable market value for the Common Shares, the closing price of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Shares on the New York Stock Exchange on that date. If the Common Shares are not listed for trading on the New York Stock Exchange on any date, the closing price of the Common Shares on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which the Common Shares are listed, or if the Common Shares are not so listed on a U.S. securities exchange, as reported by the Nasdaq stock market, or, if the Common Shares are not so reported, the last quoted bid price for the Common Shares in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of the Common Shares on that date as determined by a nationally recognized independent investment banking firm retained by Platinum Holdings for this purpose.

        A trading day is a day on which the Common Shares (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Shares by the close of business on such day.

Settlement

        Settlement of the purchase contracts will occur on the share purchase date, unless:

  •
  you have settled the related purchase contract prior to the share purchase date through the delivery of cash to the purchase contract agent in the manner described in "—Early Settlement";

  •
  Platinum Holdings is involved in a merger, acquisition or consolidation prior to the share purchase date in which at least 30% of the consideration for the Common Shares consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "—Early Settlement Upon Cash Merger"; or

  •
  an event described under "—Termination of Purchase Contracts" below has occurred.

        The settlement of the purchase contracts on the share purchase date will occur as follows:

  •
  for the stripped units or normal units that include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase the Common Shares under the purchase contracts; and

  •
  for the normal units in which the related senior notes remain a part of the normal units because of a failed remarketing, Platinum Holdings will exercise its rights as a secured party to dispose of the senior notes in accordance with applicable law in order to satisfy in full your obligation to purchase Common Shares under the purchase contracts.

        In either event, the Common Shares will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of the Common Shares to any person other than you.

        Prior to the date on which the Common Shares are issued in settlement of the purchase contracts, the Common Shares underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the Common Shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Shares, by virtue of holding the purchase contracts.

        No fractional Common Shares will be issued by Platinum Holdings pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable, you will be entitled to receive an amount in cash equal to the fraction of a Common Share, calculated on an aggregate basis in respect of the purchase contracts you are settling, multiplied by the applicable market value.

Remarketing

        The senior notes held by each holder of normal units will be remarketed in a remarketing, unless the holder elects not to participate in the remarketing. In the event of a successful remarketing, the proceeds of such remarketing will be used to purchase treasury securities, which will be pledged to secure the obligations of such participating holder of normal units under the related purchase contract. Cash payments received upon maturity of the pledged treasury securities underlying the normal units of such holder will be used (1) to satisfy such holder's obligation to purchase Common Shares on the share purchase date and (2) to make a cash payment to such holder on the share purchase date of an amount per normal unit equal to 1/40, or 2.5%, of a quarterly interest payment payable on the $1,000 principal amount of a senior note at the initial annual rate of    %.

        Unless a holder of normal units delivers treasury securities in the amount and the types specified by the remarketing agent, as described below, the senior notes that are included in the normal units will be remarketed on the remarketing date, or, if the remarketing agent fails to remarket the senior notes on such date, a later date as described below. The remarketing date will be the third business day preceding            , 2005, the last quarterly payment date before the share purchase date.

        Platinum Holdings and Platinum Finance will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use commercially reasonable best efforts to remarket the senior notes that are included in normal units (or separately held senior notes) that are participating in the remarketing, at a price per senior note equal to at least 100.25% of the remarketing value. It is currently anticipated that Goldman, Sachs & Co. will be the remarketing agent.

        Prior to any remarketing, Platinum Finance and Platinum Holdings plan to file and obtain effectiveness of a registration statement with respect to the remarketing if so required under the U.S. federal securities laws at the time.

        The "remarketing value" of a senior note will be equal to the sum of:

(1)
the value at the remarketing date (or any subsequent remarketing date described below) of such amount of treasury securities that will pay, on or prior to the share purchase date, an amount of cash equal to the interest payment scheduled to be payable on the senior note on that date, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

(2)
the value at the remarketing date (or any subsequent remarketing date) of such amount of treasury securities that will pay, on or prior to the share purchase date, an amount of cash equal to the principal amount of the senior note.

        For purposes of (1) and (2) above, the value on the remarketing date (or any subsequent remarketing date) of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the share purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date (or any subsequent remarketing date). as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent, plus accrued interest to that date.

        The remarketing agent will use the proceeds from the successful remarketing of the senior notes included in normal units to purchase, in its discretion, the amount and the types of treasury securities described in (1) and (2) above in respect of each such senior note that has been remarketed. The remarketing agent will purchase such treasury securities in open market transactions or at treasury auction and deliver them through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct as a remarketing fee, after allowing for the aggregate purchase price of such treasury securities, an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for payment to the holders of the normal units participating in the remarketing.

        Alternatively, a holder of normal units may elect not to participate in the remarketing and, instead, retain the senior notes underlying those normal units by delivering, in respect of each senior note to be retained, the treasury securities described in (1) and (2) above, in the amount and the types specified by the remarketing agent, to the purchase contract agent on or prior to the fourth business day prior to the first day of a remarketing period and such treasury securities will be pledged to secure the obligations of such non-participating holder under the related purchase contracts. Cash payments received upon maturity of such pledged treasury securities will be used (1) to satisfy such holders obligation to purchase common shares pursuant to such holder's purchase contracts and (2) to make a payment to such holder on the share purchase date of an amount per unit equal to a quarterly interest payment on a 1/40 ownership interest of a senior note

at the initial annual rate of    %. If a holder of senior notes does not participate in the remarketing, the interest rate on such senior notes will nevertheless be reset if the remarketing is successful.

        The purchase contract agent will give holders notice of the remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to the first day of a remarketing period. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m., New York City time, on the fourth business day prior to the first day of a remarketing period. A holder that notifies the purchase contract agent of such election but does not so deliver the treasury securities and a holder that does not notify the purchase contract agent of its intention to make a cash settlement will be deemed to have elected to participate in the remarketing.

        In order to facilitate the remarketing of the senior notes at the remarketing value described above, the remarketing agent will reset the rate of interest on the senior notes, effective from the settlement date of a successful remarketing until their maturity on        , 2007. The reset rate will be the rate sufficient to cause the then current market value of each senior note to be equal to at least 100.25% of the remarketing value. If the remarketing agent cannot establish a reset rate meeting such requirements on the remarketing date and therefore cannot remarket the senior notes participating in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding                          , 2005. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on the third business day immediately preceding the share purchase date. We refer to each of these periods as "remarketing periods" in this prospectus. Any such remarketing will be at a price per senior note equal to at least 100.25% of the remarketing value on the subsequent remarketing date. If the remarketing agent fails to remarket the senior notes at that price by the end of the third business day immediately preceding the share purchase date, any holder of normal units that has not otherwise settled its purchase contracts in cash by the business day immediately preceding the share purchase date (but without regard to the notice requirements described below under "—Notice to Settle with Cash") will be deemed to have directed Platinum Holdings to retain the securities pledged as collateral in satisfaction of such holder's obligations under the related purchase contract, and Platinum Holdings will exercise its rights as a secured party with respect to such securities and may, subject to applicable law, retain the securities or sell them in one or more public or private sales to satisfy in full such holder's obligation to purchase the Common Shares under the related purchase contracts on the share purchase date.

        Unless the purchase contracts have been settled early, the obligation of a holder of purchase contracts to pay the purchase price for the Common Shares under the underlying purchase contracts on the share purchase date is a non-recourse obligation payable solely out of the proceeds of the senior notes or treasury securities pledged as collateral to secure the purchase obligation. A holder of a stripped unit who receives any payments of principal on account of any pledged treasury securities will be obligated to deliver such payments to Platinum Holdings for application to its obligation under the related purchase contracts. In no event will a holder of a purchase contract be liable for any deficiency between such proceeds and the purchase price for the Common Shares under the purchase contract.

        We will cause a notice of any failed remarketing period to be published on the fourth business day immediately following such period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of Bloomberg and Reuters (or successor or equivalent) newswire. In addition, Platinum Holdings will request, not later than seven nor more than 15 calendar days prior to the remarketing period, that the depositary (initially The Depository Trust Company) notify its participants holding senior notes, normal units and stripped units of the remarketing period.

Optional Remarketing

        On or prior to the fourth business day immediately preceding the first day of a remarketing period, but no earlier than the payment date immediately preceding                           , 2005, holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the custodial agent. The custodial agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

        On the business day immediately preceding the first day of a remarketing period, the custodial agent will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% of the remarketing value. After deducting as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds, if any, for payment to such participating holders.

        If, as described above, the remarketing agent cannot remarket the senior notes during a remarketing period, the remarketing agent will promptly return the senior notes to the custodial agent to release to the holders following the conclusion of that period.

Early Settlement

        At any time not later than 10:00 a.m., New York City time, on the seventh business day prior to            , 2005, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $25 multiplied by the number of purchase contracts being settled provided that, at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the Common Shares to be delivered in respect of the purchase contracts being settled. If such registration is required, Platinum Holdings will use its commercially reasonable efforts to file and obtain effectiveness of such registration statement. Holders may settle the related purchase contracts early only in integral multiples of 40.

        No later than the third business day after an early settlement, Platinum Holdings will issue and deliver, and the holder will be entitled to receive,            Common Shares for each unit early settled, regardless of the market price of the Common Shares on the date of early settlement, subject to adjustment under the circumstances described under "—Anti-dilution Adjustments" below. At that time, the holder's right to receive future contract adjustment payments and any deferred contract adjustment payments will terminate. The holder will also receive ownership interests in the senior notes or treasury securities underlying those units.

Notice to Settle with Cash

        Unless treasury securities have replaced the ownership interests in the senior notes as a component of normal units as a result of a successful remarketing of the ownership interests in the senior notes, a tax event redemption has occurred or the purchase contract has been settled early or otherwise terminated, a holder of normal units may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding the share purchase date. A holder of a normal unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the normal unit certificate evidencing the normal unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the share purchase date. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent prior to 11:00 a.m., New York City time, on the business day immediately preceding the share purchase date, such holder will be deemed to have directed us to retain the related senior note in full satisfaction of the holder's obligation to purchase Common Shares under the related purchase contract.

Early Settlement Upon Cash Merger

        Prior to the share purchase date, if Platinum Holdings is involved in a merger, acquisition or consolidation in which at least 30% of the consideration for its Common Shares consists of cash or cash equivalents ("cash merger"), then on or after the date of the cash merger each holder of the units will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the cash merger. This right is referred to as the "merger early settlement right." Platinum Holdings will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 calendar days after the date of the notice, on which the merger early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or before 5:00 p.m., New York City time, on the day specified in the notice, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, Platinum Holdings will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if the purchase contract had been settled immediately before the cash merger at the settlement rate in effect at such time. You will also receive the senior notes or treasury securities underlying those units. If you do not elect to exercise your merger early settlement right, your units will remain outstanding and continue to be subject to normal settlement on the share purchase date.

Anti-dilution Adjustments

        The formula for determining the settlement rate and the number of Common Shares to be delivered upon an early settlement will be adjusted, without duplication, if certain events occur, including:

  (1)
  the payment of a dividend or other distributions on the Common Shares in Common Shares;

  (2)
  the issuance to all holders of the Common Shares of rights, options or warrants, other than pursuant to any dividend reinvestment, share purchase or similar plans, entitling them to subscribe for or purchase the Common Shares at less than the current market price (as defined below);

  (3)
  subdivisions, splits and combinations of the Common Shares;

  (4)
  distributions to all holders of Common Shares of evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash or in connection with a "spin-off" as described below);

  (5)
  distributions (other than regular quarterly, semi-annual or annual cash dividends) consisting exclusively of cash to all holders of the Common Shares in an aggregate amount that, when combined with (a) other all-cash distributions (other than regular quarterly, semi-annual or annual cash dividends) made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by Platinum Holdings or one of its subsidiaries for the Common Shares concluded within the preceding 12 months, exceeds 10% of Platinum Holdings' aggregate market capitalization (such aggregate market capitalization being the product of the current market price of the Common Shares multiplied by the number of Common Shares then outstanding) on the date fixed for the determination of shareholders entitled to receive such distribution; and

  (6)
  the successful completion of a tender or exchange offer made by Platinum Holdings or one of its subsidiaries for the Common Shares that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by Platinum Holdings or one of its subsidiaries for its Common Shares concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions (other than regular quarterly, semi-annual or annual cash dividends) to all holders of Common Shares made within the preceding 12 months, exceeds 10% of Platinum Holdings' aggregate market capitalization on the date of expiration of such tender or exchange offer.

        The "current market price" per Common Share on any day means the average of the closing price per Common Share on each of the 20 consecutive trading days ending on the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which the Common Shares trade without the right to receive the issuance or distribution.

        In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause the Common Shares to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase only the kind and amount of such securities, cash or property instead of Common Shares. In such event, on the share purchase date the settlement rate then in effect will be applied to the value on the share purchase date of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "—Early Settlement Upon Cash Merger."

        If at any time Platinum Holdings makes a distribution of property to its common shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. Federal Income Tax Consequences—Purchase Contracts—Adjustment to Settlement Rate."

        In the case of the payment of a dividend or other distribution on the Common Shares of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off", the settlement rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying:

  •
  the settlement rate by

  •
  a fraction, the numerator of which is the current market price per Common Share plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one Common Share and the denominator of which is the current market price per Common Share.

        The adjustment to the settlement rate under the preceding paragraph will occur on the date that is the earlier of:

  •
  the tenth trading day following the effective date of the spin-off; and

  •
  the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

        For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

        In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of the Common Shares means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of the Common Shares means the average of the closing sale prices of the Common Shares over the first 10 trading days following the effective date of the spin-off.

        If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of the Common Shares means the closing sale price of the Common Shares on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

        In addition, Platinum Holdings may increase the settlement rate if its board of directors deems it advisable to avoid or diminish any income tax to holders of the Common Shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

        Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If an adjustment is not required to be made because it would not increase or decrease the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

        Platinum Holdings will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the purchase contract agent of the occurrence of that event. Platinum Holdings will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

        Each adjustment to the settlement rate will result in a corresponding adjustment to the number of Common Shares issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

        The ownership interests in the senior notes or treasury securities underlying the units will be pledged to the collateral agent for Platinum Holdings' benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase Common Shares under the related purchase contracts. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to the security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

  •
  to substitute specified treasury securities for the related pledged ownership interests in the senior notes or other pledged treasury securities in order to create a stripped unit;

  •
  to substitute ownership interests in the senior notes or specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

  •
  upon delivering specified treasury securities when electing not to participate in a remarketing; or

  •
  upon the termination or early settlement of the purchase contracts.

        Subject to Platinum Holdings' security interest and the terms of the purchase contract agreement and the pledge agreement:

  •
  each holder of normal units that include ownership interests in the senior notes will retain ownership of the interests in the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of ownership interests in the senior notes, including interest payments, voting, redemption and repayment rights; and

  •
  each holder of units that include treasury securities will retain ownership of the treasury securities.

        Platinum Holdings will have no interest in the pledged securities other than its security interest.

Quarterly Payments on Pledged Securities

        The collateral agent, upon receipt of quarterly payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. As long as the normal units remain in book-entry only form, the record date for any payment will be one business day before the relevant payment date.

Termination of Purchase Contracts

        The purchase contracts, Platinum Holdings' related rights and obligations and those of the holders of the units, including their rights to receive contract adjustment payments or deferred contract adjustment payments and obligations to purchase Common Shares, will automatically terminate upon the occurrence of particular events of Platinum Holdings' bankruptcy, insolvency or reorganization.

        Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If Platinum Holdings becomes the subject of a case under the federal bankruptcy code, a delay in the release of the pledged ownership interests in the senior notes or treasury securities may occur as a result of the imposition of an automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allow your collateral to be returned to you. Similarly, if Platinum Holdings becomes the subject of winding up proceedings under the Bermuda Companies Act 1981, a delay may result from the automatic stay of proceedings against Platinum Holdings and may continue until the court decides to lift the stay.

Prepayment of Pledged Notes

        As explained below under "Description of the Senior Notes—Default and Related Matters—Events of Default", upon the occurrence of particular events of Platinum Finance's bankruptcy, insolvency or reorganization and in some other situations, the principal amount of the senior notes may become due and payable prior to their stated maturity. Should this occur, and the senior notes are prepaid in full, prior to a successful remarketing of the senior notes or the termination of the purchase contracts, the principal amount of, and any accrued interest on, the senior notes forming part of the normal units will be paid to the collateral agent, who for each 40 normal units will purchase a zero-coupon U.S. treasury security that matures on            , 2005 and pays $1,000 at maturity and remit the remaining amount, if any, to the purchase contract agent for payment to such holders. The treasury securities will be substituted for the prepaid senior notes and will be pledged to the collateral agent to secure the obligations of the holders of normal units to purchase Common Shares. Thereafter, normal units will be treated similarly to stripped units. Accordingly, you will not be able to "strip" your normal units, you will receive only quarterly contract adjustment payments on your normal units and you will not have the right to settle with cash. In all other respects, including the automatic termination of the purchase contracts upon the occurrence of particular events of Platinum Holdings' bankruptcy, insolvency or reorganization, the rights and obligations of the holders of normal units will remain unaffected by the prepayment of the senior notes.

The Purchase Contract Agreement

        Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry only form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

        If any quarterly payment date or the share purchase date is not a business day, then any payment or settlement required to be made on that date will be made on the next business day (and so long as the payment is made on the next day that is a business day, without any interest or other payment on account of any such delay), except that, in the case of a payment only, if the next business day is in the next calendar year, the payment will be made on the prior business day with the same force and effect as if made on the payment date.

        If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the share purchase date, the Common Shares issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

        If your units are held in certificated form and (1) the purchase contracts have terminated prior to the share purchase date, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your units to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

        The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

        No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification

        The purchase contract agreement and the pledge agreement will contain provisions permitting Platinum Holdings and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for, among other things, the following purposes:

  •
  to evidence the succession of another person to Platinum Holdings' obligations;

  •
  to add to the covenants for the benefit of holders or to surrender any of Platinum Holdings' rights or powers under those agreements so long as such covenants or such surrender do not adversely affect the validity, perfection or priority of the security interests granted or created under the pledge agreement;

  •
  to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary; or

  •
  to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders.

        The purchase contract agreement, the pledge agreement and the purchase contracts may be amended or modified with the consent of the holders of a majority of the units at the time outstanding. However, no modification or amendment may, without the consent of the holder of each outstanding unit affected by the modification or amendment:

  •
  change any payment date;

  •
  change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise materially adversely affect the holder's rights in or to the pledged securities;

  •
  reduce any contract adjustment payment or change the place or currency of that payment or increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

  •
  impair the right to institute suit for the enforcement of any purchase contract or the right to receive any contract adjustment payments;

  •
  reduce the number of Common Shares purchasable under any purchase contract, increase the price to purchase Common Shares on settlement of any purchase contract, change the share purchase date or otherwise materially adversely affect the holder's rights under any purchase contract; or

  •
  reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts;

provided, that if any amendment or proposal referred to above would adversely affect only the normal units or the stripped units, then only the affected class of holders as of the record date for the holders entitled to vote thereon will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the consent of not less than a majority of such class.

No Consent to Assumption

        Each holder of units, by acceptance of the units, will under the terms of the purchase contract agreement and the units be deemed expressly to have withheld any consent to assumption (i.e., affirmance) of the related purchase contracts by Platinum Holdings or its trustee if it becomes the subject of a case under the federal bankruptcy code.

Consolidation, Merger, Sale or Conveyance

        Platinum Holdings will agree in the purchase contract agreement that it will not (1) merge with or into or consolidate with any other entity or (2) transfer, lease or convey all or substantially all of its assets to any other person, or buy all or substantially all the assets of another person, unless:

  •
  Platinum Holdings is the continuing entity or the successor entity is organized under the laws of Bermuda or the United States or any state thereof or the District of Columbia;

  •
  the successor entity expressly assumes Platinum Holdings' obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

  •
  Platinum Holdings is not, or the successor entity is not, immediately after such merger, consolidation, transfer, lease or conveyance, in default in the performance of any of its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

        Platinum Holdings, the purchase contract agent and the collateral agent and any agent of Platinum Holdings, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

Defaults under the Purchase Contract Agreement

        Within 30 days after the occurrence of any default by Platinum Holdings in any of its obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the units unless such default has been cured or waived.

        The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against Platinum Holdings. Each holder of units shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase Common Shares as provided in such holder's purchase contract and generally exercise any other rights and remedies provided by law.

Governing Law

        The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Global Units

        Platinum Holdings will issue the units in the form of a global security registered in the name of Cede & Co., as nominee for the Depository Trust Company. For a discussion of the global securities, see "Global Clearance and Settlement."

Replacement of Units Certificates

        If physical certificates are issued, Platinum Holdings will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. Platinum Holdings will replace certificates that become destroyed, lost or stolen at your expense upon delivery to Platinum Holdings and to the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and Platinum Holdings.

        Platinum Holdings, however, is not required to issue any certificates representing units on or after the business day immediately preceding the earlier of the share purchase date or the date the purchase contracts terminate. In place of the delivery of a replacement certificate following the share purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the Common Shares issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the share purchase date, transfer the pledged senior notes or the pledged securities related to the units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

        JPMorgan Chase Bank will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement, the purchase contract or the pledged securities.

        The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

        The purchase contract agent and its affiliates are among a number of banks with which Platinum Holdings, Platinum Finance and their subsidiaries and affiliates maintain various banking and trust relationships.

Information Concerning the Collateral Agent

        State Street Bank and Trust Company will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

        The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

        The collateral agent and its affiliates are among a number of banks with which Platinum Holdings, Platinum Finance and their subsidiaries and affiliates maintain various banking and trust relationships.

Miscellaneous

        The purchase contract agreement will provide that Platinum Holdings will pay all fees and expenses related to:

  •
  the enforcement by the purchase contract agent of the rights of the holders of the units; and

  •
  with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of Common Shares upon settlement of the purchase contracts.

        Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE SENIOR NOTES

The Senior Notes Will Be Issued Under the Indenture

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior notes are governed by a document called the "indenture." The indenture is a contract among Platinum Finance, as issuer, Platinum Holdings, as guarantor, and JPMorgan Chase Bank, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against Platinum Finance or Platinum Holdings if either of them defaults. There are some limitations on the extent to which the trustee acts on your behalf, as described below. Second, the trustee performs administrative duties for Platinum Finance, such as sending you interest payments, transferring your senior notes to a new buyer if you sell them and sending you notices.

        The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the senior notes are governed by New York law, without regard to conflicts of laws principles thereof. Platinum Finance has filed a copy of the indenture with the SEC as part of the registration statement. See "Available Information" for information on how to obtain a copy of the indenture.

        Because this section is a summary, it does not describe every aspect of the senior notes and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section capitalized words are used to signify defined terms that have been given special meaning in the indenture. The meanings are described for only the more important terms. In addition, references in parentheses refer to certain sections of the indenture. Whenever reference is made to particular sections of the indenture or terms defined in the indenture, those sections or defined terms are incorporated by reference.

Platinum Finance May Issue Other Series of Debt Securities

        The indenture permits Platinum Finance to issue different series of debt securities from time to time. The senior notes will be a single, distinct series of debt securities. A summary of the terms of the senior notes is provided below under "—Overview of the Senior Notes." The indenture does not limit the aggregate amount of debt securities that Platinum Finance may issue, nor does it limit the number of other series or the aggregate amount of any particular series.

        The indenture and the senior notes do not limit the ability of Platinum Finance or Platinum Holdings to incur other debt or to issue other securities. Also, Platinum Finance and Platinum Holdings are not subject to financial or similar restrictions by the terms of the senior notes, except for certain "restrictive covenants" described below. When reference is made to a series of debt securities, it is intended to mean a series, such as the senior notes, issued under the Indenture. When reference is made to the senior notes or these senior notes, it is intended to mean the senior notes offered by means of this prospectus.

Overview of the Senior Notes

Interest

        The title of the senior notes will be            % Senior Guaranteed Notes due 2007. The senior notes will mature on            , 2007. The senior notes will bear interest from the original issuance date or from the most recent interest payment date on which interest has been paid or duly provided for, as the case may be. The senior notes will initially pay interest at the annual rate of    % quarterly in arrears on each                          ,                           ,                           and                           , commencing on                          , 2003. After the share purchase date, the senior notes will pay interest semi-annually in arrears on each            and            until maturity. If the senior notes are successfully remarketed, the amount of interest accrued with respect to any period commencing on or after the settlement date of the successful remarketing and ending on or prior to their maturity

on            , 2007 will be calculated at the reset rate described under "Description of the Equity Security Units—Remarketing." If the remarketing agent cannot establish a reset rate meeting the requirements described under "Description of the Equity Security Units—Remarketing", the remarketing agent will not reset the interest rate on the senior notes and the reset rate will continue to be the initial annual rate of    %, until the remarketing agent can establish such a reset rate on a later date no later than the third business day prior to the share purchase date, and if a reset rate cannot be established by such date, the initial rate will continue to be the rate at which the senior notes accrue interest until maturity. The senior notes are not redeemable prior to their stated maturity except as described below and will not have the benefit of a sinking fund.

        Platinum Holdings will irrevocably guarantee on a senior and unsecured basis the payment in full of the interest payments that are required to be paid on the senior notes, the principal amount of the senior notes, interest payments on overdue interest payments and principal amounts due on the senior notes, to the extent permitted by law, and any other payments due to holders of senior notes under the senior notes, as further described under "—Guarantee" below.

        The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

        Both Platinum Holdings and Platinum Finance are holding companies with no operations of their own. Platinum Finance's ability to pay its obligations under the senior notes is dependent upon its ability to obtain cash dividends or other cash payments or obtain loans from its subsidiaries. Similarly, Platinum Holdings' ability to pay its obligations under the guarantee is dependent upon its ability to obtain cash dividends or obtain loans from its subsidiaries. Platinum Holdings' and Platinum Finance's operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to Platinum Holdings or Platinum Finance. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the abilities of Platinum Holdings' and Platinum Finance's subsidiaries to transfer funds to Platinum Holdings and Platinum Finance in the form of cash dividends, loans or advances. See "Business—Our Business—Regulation."

        In addition, because Platinum Holdings and Platinum Finance are holding companies, except to the extent that Platinum Holdings or Platinum Finance have priority or equal claims against their subsidiaries as a creditor, Platinum Finance's obligations under the senior notes and Platinum Holdings' obligations under the guarantee will be effectively subordinated to the debt and other obligations of their respective subsidiaries because, as the shareholders of their subsidiaries, they will be subject to the prior claims of creditors of their subsidiaries. As of June 30, 2002, on a pro forma basis, Platinum Finance's subsidiaries had no liabilities or obligations that would have effectively ranked senior to the senior notes and Platinum Holdings' subsidiaries had approximately $270 million in liabilities and obligations that would have effectively ranked senior to the guarantees.

        There are no provisions in either the indenture or the senior notes that protect the holders in the event that Platinum Finance incurs substantial additional indebtedness, whether or not in connection with a change in control. In addition, there are no provisions in the guarantee that protect the holders in the event that Platinum Holdings or its subsidiaries incur substantial additional indebtedness, whether or not in connection with a change in control.

Remarketing

        The senior notes will be remarketed as described under "Description of the Equity Security Units—Remarketing."

Optional Remarketing

        Under the purchase contract agreement, on or prior to the fourth business day immediately preceding the first day of a remarketing period but no earlier than the payment date immediately preceding                          , 2005, holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold such senior notes in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of senior notes that are not included in normal units and that elect to have their notes remarketed will also have the right to withdraw that election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

Tax Event Redemption

        If a tax event occurs and is continuing, Platinum Finance may, at its option, redeem the senior notes in whole, but not in part, at any time at the redemption price for each senior note referred to below. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, Platinum Finance exercises its option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If a tax event redemption occurs prior to a successful remarketing of the senior notes, the redemption price for the senior notes forming part of normal units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to such holders. The treasury portfolio will be substituted for the redeemed senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the normal units to purchase the Common Shares under the purchase contracts.

        "Tax event" means the receipt by Platinum Finance of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by Platinum Finance on the senior notes on the next interest payment date will not be deductible, in whole or in part, by Platinum Finance for U.S. federal income tax purposes as a result of (i) any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation (other than any such amendment, change or announced proposed change to the so-called "earnings stripping" provisions of Section 163(j) of the Internal Revenue Code, which limit the ability of U.S. corporations to deduct interest on certain debt owed to or guaranteed by related foreign persons), (ii) any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any official interpretation, pronouncement or application that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus.

        If a tax event redemption occurs prior to a successful remarketing of the senior notes, the treasury portfolio to be purchased on behalf of the holders of the normal units will consist of a portfolio of zero-coupon U.S. treasury securities consisting of interest or principal strips of U.S. treasury securities that mature on or prior to the share purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes included in the normal units on the tax event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before                          , 2005, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes included in the normal units on that date if the interest rate of the senior notes were not reset, effective from the settlement date of a successful remarketing. These treasury securities are non-callable by Platinum Finance.

        Solely for purposes of determining the treasury portfolio purchase price in the case of a tax event redemption date occurring after either a successful remarketing of the senior notes or the share purchase date, "treasury portfolio" shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to            , 2007 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

        "Redemption price" means for each senior note the product of the principal amount of the senior note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is, in the case of a tax event redemption occurring prior to a successful remarketing of the senior notes, the aggregate principal amount of senior notes included in normal units, and in the case of a tax event redemption date occurring after a successful remarketing of the senior notes, the aggregate principal amount of the senior notes. Depending on the amount of the treasury portfolio purchase price, the redemption amount could be less than or greater than the principal amount of the senior notes.

        "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

        "Quotation agent" means each of Goldman, Sachs & Co. or its successor or any other primary U.S. government securities dealer in New York City selected by Platinum Finance.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless Platinum Finance defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither Platinum Finance nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

Form and Denomination

        Platinum Finance will issue the senior notes that are released from the pledge following the substitution or early settlement in the form of a global security registered in the name of Cede & Co., as nominee of DTC. For a discussion of global securities, see "Global Clearance and Settlement."

        Exchange and Transfer of Definitive Notes.    If Platinum Finance issues definitive senior notes, you may have your senior notes broken into more senior notes of the same series of smaller authorized denominations or combined into fewer senior notes of the same series of larger authorized denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange."

        You may exchange or transfer definitive senior notes at the office of the trustee. The trustee acts as Platinum Finance's agent for registering senior notes in the names of Holders and transferring senior notes. Platinum Finance may change this appointment to another entity or itself. The entity performing the role of maintaining the list of registered Holders is called the "Security Registrar." (Section 305)

        You will not be required to pay a service charge to transfer or exchange definitive senior notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

        Platinum Finance may cancel the designation of any particular transfer agent. Platinum Finance may also approve a change in the office through which any transfer agent acts. (Section 1002)

Payments

        Platinum Finance will pay interest to you if you are a direct Holder listed in the trustee's records at the close of business on a particular day in advance of each Interest Payment Date, even if you no longer own the senior note on the Interest Payment Date. That particular day is called the "Regular Record Date." (Section 307) The Regular Record Date relating to an Interest Payment Date for any senior note will be the business day next preceding an Interest Payment Date. Holders buying and selling senior notes must work out between them how to compensate for the fact that Platinum Finance will pay all the interest for an interest period to the one who is the registered Holder on the Regular Record Date. The most common manner is to adjust the sales price of the senior notes to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

        Platinum Finance will pay interest, principal, any premium and any other money due on the senior notes at the corporate trust office of the trustee in New York City. That office is currently located at 450 West 33rd Street, New York, New York. You must make arrangements to have your payments picked up at or wired from that office. Platinum Finance may also choose to pay interest by mailing checks.

        Platinum Finance may also arrange for additional payment offices, and may cancel or change these offices, including use of the trustee's corporate trust office. These offices are called "Paying Agents." Platinum Finance may also choose to act as its own Paying Agent. Platinum Finance must notify you of changes in the Paying Agents for the senior notes. (Section 1002)

Notices

        Platinum Finance and the trustee will send notices regarding the senior notes only to direct Holders, using their addresses as listed in the trustee's records. (Sections 101 and 106)

        Regardless of who acts as Paying Agent, all money paid by Platinum Finance to a Paying Agent that remains unclaimed at the end of one year after the amount is due to direct Holders will be repaid to Platinum Finance. After that one-year period, you may look only to Platinum Finance or Platinum Holdings for payment and not to the trustee, any other Paying Agent or anyone else. (Section 1003)

Overview of Remainder of This Description

        In the remainder of this description "you" or "your" refer to direct Holders and not "street name" or other indirect holders of senior notes. As an indirect holder of an interest in the Global Note, you should read the subsection above entitled "Form and Denomination."

        The remainder of this description summarizes:

  •
  your rights under several special situations, such as if Platinum Finance or Platinum Holdings merges with another company or if Platinum Finance wants to change a term of the senior notes;
  •
  promises each of Platinum Finance and Platinum Holdings makes to you about how each will run its business, or certain business actions that Platinum Finance and Platinum Holdings promise not to take (known as "restrictive covenants"); and
  •
  your rights if Platinum Finance defaults or experiences other financial difficulties.

Special Situations

Mergers and Similar Events

        Platinum Finance and Platinum Holdings are generally permitted to consolidate with or merge into any other person. In this section, "person" refers to any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency. Each of Platinum Finance and Platinum Holdings is also permitted to sell substantially all of its assets to any other person, or to buy substantially all of the assets of any other person. However, Platinum Finance or Platinum Holdings may not take any of these actions unless all the following conditions are met:

  •
  Where Platinum Finance or Platinum Holdings merges out of existence or sells all or substantially all of its assets, the other person must be organized under the laws of a State or the District of Columbia or under Federal law, or in the case of Platinum Holdings, Bermuda, and it must agree to be legally responsible for the senior notes in the case of Platinum Finance, or in the case of Platinum Holdings, the guarantee. Upon assumption of Platinum Finance's or Platinum Holdings' obligations by such a person in such circumstances, Platinum Finance and Platinum Holdings, as the case may be, shall be relieved of all obligations and covenants under the indenture and the senior notes and the guarantee, as the case may be.
  •
  The merger, sale of all or substantially all of Platinum Finance's or Platinum Holdings' assets or other transaction must not cause a default on the senior notes, and Platinum Finance and Platinum Holdings, as the case may be, must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described below under "—What is an Event of Default?" A default for this purpose would also include any event that would be an Event of Default if Platinum Finance or Platinum Holdings received the required notice of its default or if under the indenture the default would become an event of default after existing for a specified period of time.
  •
  It is possible that the merger, sale of all or substantially all of Platinum Finance's or Platinum Holdings' assets or other transaction would cause some of its property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over its general creditors if Platinum Finance or Platinum Holdings, as the case may be, fails to pay them back. If a merger or other transaction would create any Liens on its property, Platinum Finance or Platinum Holdings, as the case may be, shall if such Liens were not permitted grant an equivalent or higher-ranking Lien on the same property to you and the other direct Holders of the Securities. (Section 801)

Modification and Waiver

        There are three types of changes Platinum Finance can make to the indenture and the senior notes.

        Changes Requiring Your Approval.    First, there are changes that cannot be made to the indenture without your specific approval. Following is a list of those types of changes:

  •
  change the Stated Maturity of the principal or interest on a senior note;
  •
  reduce any amounts due on a senior note;
  •
  reduce the amount of principal payable upon acceleration of the Maturity of a senior note following an Event of Default;
  •
  change the place or currency of payment for a senior note;
  •
  impair your right to sue for payment;
  •
  reduce the percentage in principal amount of the senior notes, the approval of the Holders of which is needed to modify or amend the indenture or the rights of holders of the senior notes;
  •
  reduce the percentage in principal amount of the senior notes, the approval of the Holders of which is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;
  •
  modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent; and
  •
  change in any manner adverse to the interests of the Holders the obligations of Platinum Holdings in respect of the due and punctual payment of principal and interest on the senior notes, interest payments on overdue interest payments and principal amounts due under the senior notes and any other payments due to holders of the senior notes under the senior notes. (Section 902)

        Changes Not Requiring Approval.    The second type of change does not require any vote by Holders of the senior notes. This type is limited to corrections and clarifications and certain other changes that would not adversely affect Holders of the senior notes. Similarly, Platinum Finance does not need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. Platinum Finance may also make changes or obtain waivers that do not adversely affect a particular senior note, even if they affect other senior notes or other debt securities issued under the indenture. In those cases, Platinum Finance needs only to obtain any required approvals from the Holders of the affected senior notes or other debt securities.

        Changes Requiring a Majority Vote.    Any other change to the indenture and the senior notes would require the following approval:

  •
  If the change affects only the senior notes, it must be approved by the Holders of a majority in principal amount of the senior notes.
  •
  If the change affects the senior notes as well as one or more other series of debt securities issued under the indenture, it must be approved by the Holders of a majority in principal amount of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.

        The same vote would be required for Platinum Finance to obtain a waiver of a past default. However, Platinum Finance cannot obtain a waiver of a payment default or any other aspect of the indenture or the senior notes listed in the first category described previously under "—Changes

Requiring Your Approval" unless Platinum Finance obtains your individual consent to the waiver. (Section 513)

        Further Details Concerning Voting.    Senior notes will not be considered outstanding, and therefore not eligible to vote, if Platinum Finance or Platinum Holdings has deposited with the trustee or any paying agent other than Platinum Finance or Platinum Holdings or set aside in trust for you money for their payment or redemption. (Section 101)

        Platinum Finance will generally be entitled to set any day as a record date for the purpose of determining the Holders of outstanding senior notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by Holders. If Platinum Finance or the trustee sets a record date for a vote or other action to be taken by Holders of senior notes, that vote or action may be taken only by persons who are Holders of outstanding senior notes on the record date and must be taken within 180 days following the record date or another period that Platinum Finance may specify (or as the trustee may specify, if it set the record date). Platinum Finance may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

        "Street name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if Platinum Finance seeks to change the indenture or the senior notes or request a waiver.

Limitations on Liens

        Platinum Finance covenants that, so long as any of the senior notes remain outstanding, it will not create or assume any Indebtedness for money borrowed which is secured by a Lien upon the voting stock of Platinum US or any future significant subsidiary, without equally and ratably securing the senior notes (and, if Platinum Finance elects, any other of its Indebtedness that is not subordinate to the senior notes and with respect to which the governing instruments regulate, or pursuant to which Platinum Finance is otherwise obligated, to provide such security) by a Lien ranking ratably with and equally to (or prior to) such secured Indebtedness for so long as such Indebtedness is so secured. The foregoing does not apply to any Lien upon the voting stock of any significant subsidiary in place prior to the acquisition of the subsidiary by Platinum Finance.

Default and Related Matters

Ranking

        The senior notes are not secured by any property or assets of Platinum Finance. Accordingly, your ownership of senior notes means you are one of Platinum Finance's unsecured creditors. The senior notes are not subordinated to any of Platinum Finance's other debt obligations and therefore they rank equally with all of Platinum Finance's other unsecured and unsubordinated indebtedness. The guarantee will be unsecured and rank equally in right of payment to all other senior unsecured debt of Platinum Holdings.

Events of Default

        You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

        What is an Event of Default?    The term "Event of Default" means any of the following:

  •
  Principal or any premium on a senior note is not paid on its due date.
  •
  Interest on a senior note is not paid within 30 days of its due date.
  •
  Platinum Finance or Platinum Holdings remains in breach of a restrictive covenant or any other term of the indenture for 90 days after Platinum Finance and Platinum Holdings receive a notice of default stating Platinum Finance or Platinum Holdings, as the case may be, is in breach. The notice must be sent by either the trustee or Holders of at least 25% of the principal amount of the senior notes. If the notice is sent by the Holders of at least 25% of the principal amount of the senior notes, the Holders must also give notice to the trustee.

  •
  The guarantee ceases to be in full force and effect.
  •
  a default by Platinum Finance or Platinum Holdings under any debt for money borrowed having an aggregate principal amount outstanding of at least $25 million, or a default by Platinum Finance or Platinum Holdings under any mortgage, indenture or instrument under which there may be issued or may be secured or evidenced any debt for money borrowed of Platinum Finance or Platinum Holdings having an aggregate principal amount outstanding of at least $25 million, whether such debt exists now or is created later, which default (A) results because Platinum Finance or Platinum Holdings did not pay any part of the principal of such debt when the principal was due after any applicable grace period expires or (B) causes the debt to become due and payable before the date on which it would otherwise have become due, without, in the case of clause (A), such debt being discharged or without, in the case of clause (B), such debt being discharged or such acceleration having been rescinded or annulled, both within 10 days after the trustee or the holders of at least 25% in principal amount of the senior notes give Platinum Finance or Platinum Holdings notice of the default and require that Platinum Finance or Platinum Holdings remedy the breach.
  •
  Platinum Finance or Platinum Holdings files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

        Remedies If an Event of Default Occurs.    If an Event of Default has occurred and has not been cured, the trustee or the Holders of at least 25% in principal amount of the senior notes may declare the entire principal amount of all the senior notes due and immediately payable. This is called a declaration of acceleration of Maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the senior notes will be automatically accelerated, without any action by the trustee or any Holder. A declaration of acceleration of Maturity may be cancelled by the Holders of at least a majority in principal amount of the senior notes. (Section 502)

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any Holders unless the Holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 603) If reasonable indemnity is provided, the Holders of a majority in principal amount of the senior notes outstanding may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority Holders may also direct the trustee in performing any other action under the indenture. (Section 512)

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior notes, the following must occur:

  •
  You must give the trustee written notice that an Event of Default has occurred and remains uncured.
  •
  The Holders of at least 25% in principal amount of all outstanding senior notes must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.
  •
  The trustee must have not taken action for 90 days after receipt of the above notice and offer of indemnity.

  •
  No direction inconsistent with this written request has been given to the trustee during the same 90-day period by the Holders of a majority in principal amount of outstanding senior notes. (Section 507)

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your senior note on or after the due date of that payment. (Section 508)

        "Street name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

        Each of Platinum Finance and Platinum Holdings will furnish to the trustee every year a written statement of two of its officers certifying that to their knowledge it is in compliance with the indenture and the senior notes, or else specifying any default. (Section 1006)

Regarding the Trustee

        JPMorgan Chase Bank is the trustee under the indenture. The trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. The trustee and its affiliates have performed services for Platinum Finance and Platinum Holdings and their affiliates in the ordinary course of business.

Guarantee

        Under the guarantee, Platinum Holdings will irrevocably and unconditionally guarantee, on a senior and unsecured basis, the payment in full of the following:

  •
  interest payments that are required to be paid on the senior notes;
  •
  the principal amount of the senior notes;
  •
  interest payments on overdue interest payments and principal amounts due on the senior notes, to the extent permitted by law; and
  •
  any other payments due to holders of senior notes under the senior notes.

        The guarantee will be unsecured and rank equally in right of payment to all other senior unsecured debt of Platinum Holdings. In addition, Platinum Holdings is a holding company and its assets will consist primarily of the capital stock of its subsidiaries. Accordingly, Platinum Holdings will depend on dividends and other distributions from its subsidiaries in order to make payments on the guarantee. Platinum Holdings' guarantee is effectively junior to the debt and other liabilities of its subsidiaries.

        The senior notes and the guarantee do not limit Platinum Holdings' or Platinum Finance's ability or the ability of their subsidiaries to incur indebtedness. This would include indebtedness that ranks equally with the senior notes and the guarantee.

        The guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

GLOBAL CLEARANCE AND SETTLEMENT

        Platinum Holdings will issue the units and Platinum Finance will issue the senior notes that are released from the pledge following the substitution of the applicable treasury securities or early settlement, in the form of a global security, or Global Security, registered in the name of Cede & Co., as nominee of DTC. We refer to the global security representing the units as the Global Unit and to the global security representing the senior notes as the Global Note. Each global security will be issued only in fully registered form and the Global Note will be issued without interest coupons.

        You may hold your beneficial interests in a Global Security directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

        What is a Global Security?    A global security is a special type of indirectly held security in the form of a certificate held by a depositary for the investors in a particular issue of securities. Since Platinum Holdings and Platinum Finance choose to issue the units and the senior notes in the form of a global security, the ultimate beneficial owners can only be indirect holders. This is done by requiring that the Global Units and the Global Notes be registered in the name of a financial institution selected by Platinum Holdings or Platinum Finance, as appropriate, and by requiring that the units included in the Global Units and the senior notes included in the Global Note not be transferred to the name of any other direct holder unless the special circumstances described below occur.

        The financial institution that acts as the sole direct holder of a Global Security is called the "Depositary." Any person wishing to own a unit or a senior note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. In the case of the units and the senior notes, DTC will act as depositary and Cede & Co. will act as its nominee.

        Except under the limited circumstances described below or upon the creation of normal units, a Global Security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a Global Security will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

        Beneficial interests in the Global Unit will be in multiples of $25 and beneficial interests in the Global Note will be in multiples of $1,000.

        Special Investor Considerations for Global Securities.    As an indirect holder, an investor's rights relating to the Global Security will be governed by the account rules of the investor's financial institution and of the Depositary, DTC, as well as general laws relating to securities transfers. Platinum Holding and Platinum Finance will not recognize this type of investor as a holder of units or senior notes and instead will deal only with DTC, the Depositary that holds the Global Securities.

        An investor in units or separate senior notes should be aware that because these securities will be issued only in the form of global securities:

  •
  The investor cannot get units or senior notes registered in his or her own name.

  •
  The investor cannot receive physical certificates for his or her interest in the units or senior notes.

  •
  The investor will be a "street name" holder and must look to his or her own bank or broker for payments on the senior notes and protection of his or her legal rights relating to the units or senior notes.

  •
  The investor may not be able to sell interests in the units or senior notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

  •
  DTC's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the Global Securities. Platinum Finance and the trustee have no responsibility for any aspect of DTC's actions or for its records of ownership interests in the Global Note. Likewise, Platinum Holdings and the purchase contract agent have no responsibility for any aspect of DTC's actions or for its records of ownership interests in the Global Unit. None of Platinum Finance, Platinum Holdings, the trustee or the purchase contract agent supervises DTC in any way.

        Description of DTC.    DTC has informed Platinum Holdings and Platinum Finance that:

        DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly.

        DTC's rules are on file with the SEC.

        DTC's records reflect only the identity of its participants to whose accounts beneficial interests in the Global Securities are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

Definitive Securities

        In a few special situations described in the next paragraph, a Global Security will terminate and interests in it will be exchanged for physical certificates representing senior notes or units, as the case may be. After that exchange, the choice of whether to hold the senior notes or units directly or in "street name" (in computerized book-entry form) will be up to the investor. Investors must consult their own bank or broker to find out how to have their interests in units or senior notes transferred to their own name, so that they will be direct holders.

        The special situations for termination of the Global Securities are:

•
When DTC notifies Platinum Finance or Platinum Holdings, as the case may be, that it is unwilling, unable or no longer qualified to continue as Depositary.

•
Platinum Holdings elects to terminate its arrangement with the Depositary with respect to the units.

•
In the case of the Global Note, when an event has occurred that constitutes, or with the giving of notice or passage of time would constitute, an Event of Default and has not been cured. See "Description of the Senior Notes—Default and Related Matters—Events of Default."

•
In the case of a Global Unit, whenever continuing default by Platinum Holdings in respect of its obligations under one or more purchase contracts has occurred.

        Platinum Finance would issue definitive Notes:

•
only in fully registered form;

•
without interest coupons; and

•
in denominations of $1,000 and even multiples of $1,000 except that a senior note held as part of a normal unit represents an ownership interest of 1/40th, or 2.5%, of a senior note in aggregate principal amount of $1,000 and will therefore correspond to the stated amount of $25 per normal unit.

        Platinum Holdings would issue definitive Units:

•
only in fully registered form; and

•
in denominations of $25 and even multiples of $25.

        When a Global Security terminates, DTC (and not Platinum Finance, Platinum Holdings, the purchase contract agent or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Exercise of Legal Rights under the Units and the Senior Notes

        Platinum Holdings' and Platinum Finance's obligations, as well as the obligations of the purchase contract agent and the trustee and those of any third parties employed by Platinum Finance, Platinum Holdings, the purchase contract agent or the trustee, run only to persons who are registered as holders of units or senior notes, as the case may be. Platinum Finance and Platinum Holdings do not have obligations to you so long as the units or senior notes you hold are issued in the form of Global Securities, or if definitive securities are issued, if you hold in "street name" or by other indirect means. For example, once Platinum Holdings or Platinum Finance makes payment to the registered holder, it has no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

        So long as you hold units or senior notes as a beneficial interest in a global security or if Platinum Holdings or Platinum Finance issues definitive securities and you hold them in "street name", you should check with the institution through which you hold your beneficial interest to find out, among other things:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle voting if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

  •
  how it would pursue rights under the senior notes or units if there were a default or other event triggering the need for holders to act to protect their interests.

Payment and Paying Agents

        The trustee will make payments of principal of, and interest and any premium on, each Global Note to Cede & Co., the nominee for DTC, as the registered owner. The purchase contract agent will make contract adjustment payments on each Global Unit to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest and any premium on, the Global Note and the contract adjustment payments on the Global Unit will be payable in immediately available funds in U.S. dollars.

        We understand that it is DTC's current practice, upon DTC's receipt of any payment of principal of, or interest or any premium on, global securities such as the Global Unit and the Global Note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the stated amount of the Global Unit or principal amount of the Global Note as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the Global Unit or Global Note held through these participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Neither Platinum Finance, Platinum Holdings, the purchase contract agent nor the trustee will have any responsibility or liability for any aspect of DTC's or its participants' records relating to, or payments made on account of, beneficial ownership interests in the Global Units or Global Note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

        "Street name" holders and other owners of beneficial interests in a Global Note should consult their banks or brokers for information on how they will receive payments.

DESCRIPTION OF PLATINUM HOLDINGS' COMMON SHARES

        The following description of the share capital of Platinum Holdings summarizes certain provisions of Platinum Holdings' bye-laws. A copy of Platinum Holdings' bye-laws is incorporated by reference into the registration statement of which this prospectus is a part. All references in this description to "we", "us", "our" and the "Company" refer to Platinum Holdings unless the context otherwise requires.

General

        At the completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, our authorized share capital will consist of: (i) 200,000,000 Common Shares, par value $0.01 per share, of which 40,000,000 Common Shares will be outstanding (assuming the underwriters' option to purchase additional Common Shares is not exercised), and (ii) 25,000,000 preferred shares, par value $0.01 per share, none of which will be outstanding.

Common Shares

        Holders of Common Shares have no pre-emptive, redemption, conversion or sinking fund rights, provided, however, that pursuant to the Formation and Separation Agreement and the Standstill Agreement, Platinum Holdings has granted St. Paul and RenaissanceRe, respectively, the pre-emptive rights specified therein. See "Certain Relationships and Related Transactions—The St. Paul Investment—Formation and Separation Agreement" and "—The RenaissanceRe Investment—Transfer Restrictions, Registration Rights and Standstill Agreements." Subject to the limitation on voting rights described below, holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares. Most matters to be approved by holders of Common Shares require approval by a simple majority vote. The holders of at least 75% of the Common Shares voting in person or by proxy at a meeting must generally approve an amalgamation with another company. In addition, a resolution to remove our auditor before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of the shareholders of the Company. The quorum for any meeting of our shareholders is two or more persons holding or representing a majority of the outstanding Common Shares on an unadjusted basis. Our Board of Directors has the power to approve our discontinuation from Bermuda to another jurisdiction. The rights attached to any class of shares, common or preferred, may be varied with the consent in writing of the holders of at least 75% of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with the Bermuda Companies Act.

        In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred shares. All outstanding Common Shares are fully paid and nonassessable. Authorized but unissued shares may, subject to any rights attaching to existing shares, be issued at any time and at the discretion of the Board of Directors without the approval of the shareholders of the Company, with such rights, preferences and limitations as the Board may determine.

Limitation on Voting Rights

        Each Common Share has one vote on a poll of the shareholders, except that, if and for as long as the number of issued Controlled Shares (as defined below) of any person would constitute 10% or more of the combined voting power of the issued Common Shares of the Company (after giving effect to any prior reduction in voting power as described below), each issued Controlled Share, regardless of the identity of the registered holder thereof, will confer a fraction of a vote as determined by the following formula:

(T - C) ÷ (9.1 × C)

Where:	(1)	"T" is the aggregate number of votes conferred by all the issued Common Shares immediately prior to that application of the Formula with respect to such issued Controlled Shares adjusted to take into account any prior reduction taken with respect to any issued Controlled Shares pursuant to the "sequencing provision" described below; and
(2)
"C" is the number of issued Controlled Shares attributable to that person. "Controlled Shares" of any person refers to all Common Shares owned by that person, whether (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, and the rules and regulations thereunder.

        The formula will be applied successively as many times as may be necessary to ensure that no person will be a 10% Shareholder (as defined below) at any time (the "sequencing provision"). For the purposes of determining the votes exercisable by shareholders as of any date, the formula first will be applied to the Common Shares of each shareholder in declining order based on the respective numbers of total Controlled Shares attributable to each shareholder. Thus, the formula will be applied first to the votes of Common Shares held by the shareholder to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total Controlled Shares. The formula will be applied iteratively thereafter to ensure that no person will be a 10% Shareholder. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued Common Shares as of such date, as reduced by the application of the formula to any issued Common Shares of any shareholder with a larger number of total Controlled Shares as of such date. "10% Shareholder" means a person who owns, in the aggregate, (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, issued Common Shares of the Company carrying 10% or more of the total combined voting rights attaching to all issued Common Shares.

        Because of the voting limitation described in the preceding paragraph, the Common Shares owned by St. Paul will have reduced voting rights, and if RenaissanceRe ever owns 10% or more of Platinum Holdings' Common Shares, the Common Shares owned by RenaissanceRe will also have reduced voting rights. In addition the voting limitation will also be applied to the Common Shares owned by RenaissanceRe to the extent that the application of the voting limitation to the Common Shares owned by St. Paul would cause RenaissanceRe to hold 10% or more of the total voting rights attached to Platinum Holdings' Common Shares, even if RenaissanceRe owns less than 10% of Platinum Holdings' Common Shares. Should St. Paul or RenaissanceRe dispose of some or all of the Common Shares it owns, the reduced voting rights with respect to the Common Shares disposed of by St. Paul or RenaissanceRe will be eliminated (except if the disposition is to any other person who holds, or who as a result of such transaction would hold, 10% or more of our total voting rights), and those Common Shares thereafter will be entitled to full voting rights, subject to future dilution to avoid creating a 10% Shareholder. Therefore, the voting power of the Common Shares held by all of our shareholders other than St. Paul (or, if applicable, RenaissanceRe) will be diluted upon any such disposition by St. Paul or RenaissanceRe. Although St. Paul and RenaissanceRe have informed us that they currently intend to continue their share ownership in Platinum Holdings for the foreseeable future, there can be no assurance in this regard.

        Our directors are empowered to require any shareholder to provide information as to that shareholder's beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder's Common Shares, relationships, associations or affiliations with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. Our directors may disregard the votes attached to the Common Shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

        Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the Common Shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.

Restrictions on Transfer

        Platinum Holdings' bye-laws contain several provisions restricting the transferability of Common Shares. Platinum Holdings' directors are required to decline to register a transfer of Common Shares if they have reason to believe that the result of such transfer would be (i) that any person other than a St. Paul Person or a RenaissanceRe Person would become or continue to be a 10% Shareholder or (ii) that a St. Paul Person or a RenaissanceRe Person would become or continue to be a United States 25% Shareholder, in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to Platinum Holdings' ability to issue or repurchase Common Shares. "St. Paul Person" means any of St. Paul and its affiliates following the completion of the Equity Public Offering, "United States 25% Shareholder" means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, 25% or more of either (i) the total combined voting rights attaching to the issued Common Shares and the issued shares of any other class of the Company or (ii) the total combined value of the issued Common Shares and any other issued shares of the Company, determined pursuant to Section 957 of the Code, and "RenaissanceRe Person" means any of RenaissanceRe and its affiliates following the completion of the Equity Public Offering. Only for the purposes of these provisions of our bye-laws, it is assumed that all RenaissanceRe Persons are U.S. Persons. These restrictions on the transfer, issuance or repurchase of shares do not apply to any issuance of shares pursuant to the purchase contracts included in the equity security units, through the limitations on voting rights, discussed above, do apply to such Common Shares.

        Our directors also may, in their absolute discretion, decline to register the transfer of any Common Shares if they have reason to believe (i) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of the transfer under the 1933 Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, our directors may decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

        We are authorized to request information from any holder or prospective acquiror of Common Shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

        Conyers, Dill & Pearman, our Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any Common Shares purchased that violate the restrictions and as to the transfer of which registration is refused. The proposed transferor of those Common Shares will be deemed to own those Common Shares for dividend, voting and reporting purposes until a transfer of such Common Shares has been registered on the register of shareholders of the Company.

        If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our Board of Directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

        Our directors may designate our Chief Executive Officer to exercise their authority to decline to register transfers or to limit voting rights as described above, or to take any other action, for as long as the Chief Executive Officer is also a director.

        The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of us.

Preferred Shares

        Pursuant to our bye-laws and Bermuda law, our Board of Directors by resolution may establish one or more series of preferred shares having a number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, limitations and powers as may be fixed by the Board of Directors without any further shareholder approval which, if any preferred shares are issued, will include restrictions on voting and transfer intended to avoid having us constitute a "controlled foreign corporation" for U.S. federal income tax purposes. If our Board of Directors issues preferred shares conferring any voting rights, it will amend our bye-laws to apply the limitations on the voting rights discussed above under "—Limitation on Voting Rights" to those preferred shares. Any rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of the Company. The issuance of preferred shares could also adversely affect the voting power of the holders of our Common Shares, deny such holders the receipt of a premium on their Common Shares in the event of a tender or other offer for the Common Shares and depress the market price of the Common Shares. We have no current plans to issue any preferred shares.

Bye-laws

        Our bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.

        Our bye-laws provide that our Board of Directors shall be elected annually and shall not be staggered. Shareholders may only remove a director for cause prior to the expiration of that director's term at a special meeting of shareholders at which a majority of the holders of shares voting thereon vote in favor of that action. For a description of the number and term of our Directors, see "Management—Number and Terms of Directors" above.

        Our bye-laws also provide that if our Board of Directors in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any other shareholder, then we will have the option, but not the obligation, to repurchase all or part of the shares held by such shareholder to the extent the Board of Directors determines it is necessary to avoid such adverse or potential adverse consequences. The price to be paid for such shares will be the fair market value of such shares.

        Platinum Holdings' bye-laws and those of Platinum Bermuda and Platinum Ireland provide that matters required to be submitted to a vote of their shareholders are required to be submitted to Platinum Holdings' shareholders and the shareholders of such subsidiaries are required to vote the subsidiaries' shares in accordance with and in proportion to the vote of Platinum Holdings' shareholders.

Transfer Agent

        Our registrar and transfer agent for the Common Shares is Mellon Investor Services LLC.

Differences in Corporate Law

        The Companies Act differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us, which differ in certain respects from provisions of Delaware corporate law, which is the law that governs many U.S. public companies. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

        Interested Directors.    Our bye-laws provide that transactions we enter into in which a director has an interest are not voidable by us, nor can the interested director be liable to us for any profit realized pursuant to such transactions, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, such a transaction would not be voidable if (i) the material facts as to the interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum, (ii) the material facts as to the director's relationship or interest and as to the transaction are disclosed or are known to the shareholders entitled to vote on the transaction and the transaction is specifically approved in good faith by vote of the shareholders or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board of directors or the shareholders. Under Delaware law, the interested director could be held liable for a transaction in which that director derived an improper personal benefit.

        Mergers and Similar Arrangements.    We may acquire the business of another Bermuda company or a company incorporated outside Bermuda and carry on such business when it is within the objects of our memorandum of association. In the case of an amalgamation, we may amalgamate with another Bermuda company or with an entity incorporated outside Bermuda. A shareholder who did not vote in favor of the amalgamation may apply to a Bermuda court for a proper valuation of his or her shares if he or she is not satisfied that fair value has been offered for those shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration that stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired; (ii) in exchange for the outstanding stock of the corporation to be acquired; (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation; or (iv) in a merger in which the corporation's certificate of incorporation is not amended and the corporation issues less than 20% of its common stock outstanding prior to the merger.

        Takeovers.    Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer (other than shares held by or for the offeror or its subsidiaries) accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless the offer is obviously and convincingly unfair. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock that is entitled to vote on the transaction. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

        Shareholder's Suit.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors.    Our bye-laws indemnify our directors and officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda, which will include our memorandum of association (including our objects and powers) and alterations to our memorandum of association, including any increase or reduction of our authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain a share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation's stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder.

        Enforcement of Judgments and Other Matters.    We have been advised by Conyers, Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts obtained in actions against us or our directors and officers, as well as the experts named in this prospectus who reside outside the United States predicated upon the civil liability provisions of the United States federal securities laws and (2) original actions brought in Bermuda against us or our directors and officers, as well as the experts named in this prospectus who reside outside the United States predicated solely upon United States federal securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to Bermuda's public policy.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the Equity Public Offering, there has been no public market for the Common Shares, and no predictions can be made as to the effect, if any, that market sales of Common Shares or the availability of Common Shares for sale will have on the market price prevailing from time to time. Public or private sales of substantial amounts of Common Shares, or the perception that such sales could take place, may adversely affect prevailing market prices of the Common Shares as well as the ability of the Company to raise additional capital in the public equity markets at a desirable time and price.

        Upon completion of the Equity Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, Platinum Holdings will have outstanding 40,000,000 Common Shares (assuming the underwriters' option to purchase additional Common Shares is not exercised), 30,040,000 of which will have been sold in the Equity Public Offering, 6,000,000 of which will have been issued in the St. Paul Investment and 3,960,000 of which will have been issued in the RenaissanceRe Investment, each as described under "St. Paul Investment, RenaissanceRe Investment and Principal Shareholders." In the event the underwriters' option to purchase additional Common Shares is exercised in full, St. Paul has the option to purchase (at a price per share equal to the initial public offering price less the underwriting discount) up to an aggregate of 900,000 Common Shares in order to maintain its 15.0% initial share ownership in Platinum Holdings, and RenaissanceRe has the option to purchase (at a price per share equal to the initial public offering price less the underwriting discount) up to an aggregate of 594,000 Common Shares in order to maintain its 9.9% initial share ownership in Platinum Holdings. As a result, if the underwriters' option to purchase additional Common Shares is exercised in full and St. Paul and RenaissanceRe exercise in full their options to maintain their respective ownership interests, there would be outstanding an additional 6,000,000 Common Shares. Furthermore, upon the settlement of the purchase contracts forming part of the equity security units on the share purchase date, an additional number of Common Shares, to be determined based upon a settlement rate, will be sold to the holders of the equity security units. In that event, St. Paul and RenaissanceRe may exercise their pre-emptive rights to purchase a corresponding number of Common Shares to maintain their proportionate ownership interests in Platinum Holdings. In addition, St. Paul may acquire up to an additional 6,000,000 Common Shares through exercise of the St. Paul Option and RenaissanceRe may acquire up to an additional 2,500,000 Common Shares through exercise of the RenaissanceRe Option, and the purchase contracts underlying the equity security units to be sold in the ESU Offering obligate us to sell, for $25, on the Share Purchase Date a number of newly issued Common Shares equal to a settlement rate based on the average trading price of our Common Shares at that time. The Common Shares sold in the Equity Public Offering and issuable to the holders of equity security units on the Share Purchase Date will be freely transferable without restriction or further registration under the 1933 Act, except for any of those Common Shares owned at any time by an "affiliate" of the Company within the meaning of Rule 144 under the 1933 Act (which sales will be subject to volume limitations and certain other restrictions). The Common Shares issued in the St. Paul Investment and the RenaissanceRe Investment or upon exercise of the St. Paul Option or the RenaissanceRe Option, and the Common Shares St. Paul and RenaissanceRe may purchase, through their pre-emptive rights, upon the settlement of the purchase contracts forming part of the equity security units, will be deemed "restricted securities" as defined in Rule 144 under the 1933 Act and may not be resold in the absence of registration under the 1933 Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the 1933 Act.

        In connection with the St. Paul Investment and the RenaissanceRe Investment, Platinum Holdings granted St. Paul and RenaissanceRe the right to require the registration of their Common Shares under the 1933 Act. See "Certain Relationships and Related Transactions—The St. Paul

Investment—Registration Rights Agreement with St. Paul" and "—The RenaissanceRe Investment—Transfer Restrictions, Registration Rights and Standstill Agreement—Registration Rights."

        Platinum Holdings, its officers and directors, Platinum Finance, St. Paul and RenaissanceRe have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, hedge, make any short sale or otherwise dispose of any Common Shares or equity security units (including the related purchase contracts and senior notes), any securities of the Company that are substantially similar to Common Shares or equity security units (including the related purchase contracts and senior notes), or any securities of Platinum Finance that are substantially similar to the senior notes, or any options or warrants to purchase any Common Shares or equity security units (including the related purchase contracts and senior notes), or any securities convertible into, exchangeable for or that represent the right to receive Common Shares or equity security units (including the related purchase contracts and senior notes) (and, with respect to the Company, other than the initial issuance of Common Shares to be offered and sold concurrently with this offering and the securities to be offered and sold in the St. Paul Investment and the RenaissanceRe Investment) during the period from the date of this prospectus continuing to and including the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Salomon Smith Barney Inc. and subject to other specified exceptions.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the units, the ownership interests in the senior notes, treasury securities and purchase contracts that are or may be the components of a unit, and the Common Shares acquired under a purchase contract. Except for matters where it is explicitly stated that we will not receive an opinion of counsel, this discussion is the opinion of Sullivan & Cromwell, our U.S. tax counsel (subject to the qualifications, assumptions and factual determinations set forth in this discussion). Except where otherwise indicated, this discussion only applies to U.S. holders (defined below) who purchase units in the initial offering at their original offering price and hold the units, the ownership interests in senior notes, treasury securities, purchase contracts and the Common Shares as capital assets (generally, assets held for investment). This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (2) persons holding units, senior notes or the Common Shares as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) persons whose functional currency is not the U.S. dollar). In addition, this discussion does not address alternative minimum taxes or any state, local or foreign tax laws.

        For purposes of this discussion, "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a domestic corporation, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. Prospective investors that are not U.S. holders should refer to "Non-United States Holders" below and are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of an investment in units, including the potential application of U.S. withholding taxes.

  Risk of Recharacterization

        No statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described below. The discussion below assumes that, for U.S. federal income tax purposes, (i) the senior notes and the purchase contracts will be treated as separate securities, (ii) the purchase contracts will be treated as forward contracts to purchase Common Shares and the contract adjustment payments will be treated as payments to U.S. holders for investing in such contracts and (iii) the senior notes will be treated as indebtedness of Platinum Finance. Nevertheless, the IRS could conceivably assert a different position with respect to one or more of the foregoing points, and were such position to prevail, a U.S. holder could experience tax consequences that are different from those described herein. For example, if the IRS were to assert successfully that the purchase contracts and the senior notes should be treated as a single contingent debt instrument, the principal consequences to holders would be that (a) the holder's acquisition of Common Shares pursuant to the purchase contracts would result in taxable gain or loss, (b) any such gain would be ordinary income rather than capital gain, and (c) a holder's gain from disposition of the units prior to maturity would likewise be ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of units, the ownership interests in senior notes and the Common Shares of Platinum Holdings acquired under a purchase contract in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

  Normal Units

        Allocation of Purchase Price. A U.S. holder's acquisition of a normal unit will be treated as the acquisition of a unit consisting of two components, an ownership interest in the senior note and the related purchase contract. The purchase price of each unit will be allocated between the ownership interest in the senior note and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the ownership interest in the senior note and the purchase contract. Platinum Holdings and Platinum Finance expect to report the fair market value of each senior note as $1,000.00 (or $25.00 for each 2.5% ownership interest in a senior note) and the fair market value of each purchase contract as $0.00. This allocation will be binding on each U.S. holder (but not on the IRS) unless such U.S. holder explicitly discloses a contrary position on a statement attached to the U.S. holder's timely filed U.S. federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for U.S. federal income tax purposes. If these allocations are not respected ultimately, the timing and amount of interest income reported by the U.S. holders and the amount of capital gain or loss ultimately realized upon the disposition of the Common Shares acquired pursuant to the purchase contracts could be impacted.

        Ownership of Senior Notes or Treasury Securities.    For U.S. federal income tax purposes, a U.S. holder will be treated as owning the applicable ownership interest in the senior notes or treasury securities constituting a part of the units owned. Platinum Holdings and Platinum Finance (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the ownership interests in the senior notes or treasury securities constituting a part of the units as owned by such U.S. holder for all tax purposes, and the remainder of this discussion assumes such treatment. The U.S. federal income tax consequences of owning ownership interests in the senior notes or treasury securities are discussed below (see "—Senior Notes", "—Stripped Units" and "—Treasury Securities Purchased on Remarketing or a Tax Event Redemption").

        Sales, Exchanges or Other Taxable Dispositions of Units.    If a U.S. holder sells, exchanges or otherwise disposes of units in a taxable disposition, such U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the ownership interest in the senior note (or treasury securities) that constitute such unit. The proceeds realized on such disposition will be allocated between the purchase contract and the ownership interest in the senior note (or treasury securities) in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the ownership interest in the senior note (or treasury securities) and such U.S. holder's adjusted tax basis in the purchase contract and the ownership interest in the senior note (or treasury securities). For treatment of amounts received with respect to contract adjustment payments or deferred contract adjustment payments, see "—Purchase Contracts—Contract Adjustment Payments and Deferred Contract Adjustment Payments" below.

        In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss except that amounts received with respect to accrued but unpaid interest on treasury securities will be treated as ordinary income to the extent not previously taken into income.

Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of an ownership interest in a senior note are summarized below under "—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes." Because gain on the disposition of an ownership interest in a senior note generally should be treated as ordinary interest income and loss on the disposition of an ownership interest in a senior note should be treated as ordinary loss to the extent of the U.S. holder's prior inclusions of original issue discount (as described in more detail below), dispositions of a unit consisting of a purchase contract and an ownership interest in a senior note before the interest reset date may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the ownership interest in the senior note, which must be reported separately for U.S. federal income tax purposes.

        If the sale, exchange or other disposition of a unit occurs when the purchase contract has a negative value, we believe that a U.S. holder should be considered to have received additional consideration for the ownership interest in the senior note (or treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder's obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of an ownership interest in a senior note prior to the interest reset date generally will be treated as ordinary interest income for U.S. federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. Due to the lack of authority directly addressing the treatment of a sale, exchange or other disposition of a unit (or an instrument similar to a unit) at a time when the purchase contract has negative value, such treatment is unclear and counsel will not render an opinion on such treatment. U.S. holders should consult their tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

  Senior Notes

        Classification of the Senior Notes.    In connection with the issuance of the senior notes, our U.S. tax counsel, Sullivan & Cromwell, will deliver an opinion that, under current law, and based on certain representations, facts and assumption set forth in the opinion, the senior notes should be classified as indebtedness for U.S. federal income tax purposes.

        Platinum Holdings and Platinum Finance (under the terms of the senior notes) and each U.S. holder (by acquiring an ownership interest in the senior notes) agree to treat the senior notes as indebtedness of Platinum Finance for all tax purposes. The remainder of this discussion assumes such treatment.

        Original Issue Discount.    Because of the manner in which the interest rate on the senior notes is reset, we believe that the senior notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable treasury regulations. Platinum Holdings and Platinum Finance intend to treat the senior notes in that manner, and the remainder of this discussion assumes that the senior notes will be so treated for U.S. federal income tax purposes. Because of the lack of direct authority addressing the classification of senior notes (or notes with terms similar to senior notes) as contingent payment debt obligations, such classification is unclear and counsel will not render an opinion on such classification.

        As discussed more fully below, the effects of applying the noncontingent bond method will be (1) to require each U.S. holder, regardless of such holder's usual method of tax accounting, to use an accrual method with respect to the interest income on the ownership interest in the senior notes,

(2) to require each U.S. holder to accrue interest income in excess of interest payments actually received for all accrual periods through            , 200            , and possibly for accrual periods thereafter, and (3) generally to result in ordinary, rather than capital, treatment of any gain and any loss (to the extent such loss does not exceed the U.S. holder's prior inclusions of original issue discount on the ownership interest in the senior note) on the sale, exchange or other disposition of an ownership interest in the senior notes. See "—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes" below.

        A U.S. holder will be required to accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the senior notes. The comparable yield of the senior notes generally will be the rate at which Platinum Finance would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. Platinum Finance is required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the senior notes. Platinum Finance has determined that the comparable yield is     % and the projected payments are $                        on            , 200            , $                                for each subsequent quarter ending on or prior to            , 200            and $                                for each semi-annual payment period ending after            , 200            . Platinum Finance has also determined that the projected payment for the senior notes, per $1,000 of principal amount, at the maturity date is $    , or $                                for each 2.5% ownership interest in a senior note (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

        The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above (see "—Normal Units—Allocation of Purchase Price"), the adjusted issue price of each senior note, per $1,000 of principal amount, at the beginning of the first accrual period will be $1,000, or $25 for each 2.5% ownership interest in a senior note, and the adjusted issue price of each senior note at the beginning of each subsequent accrual period will be equal to $1,000, or $25 for each 2.5% ownership interest in a senior note increased by any original issue discount previously accrued by such U.S. holders on such senior note (or ownership interest therein) and decreased by the amount of projected payments on such senior note (or ownership interest therein) through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that such U.S. holders hold the senior note (or ownership interest therein).

        If, after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

        A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by Platinum Finance. If a U.S. holder decides to use its own comparable yield and projected payment schedule, it must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the U.S. holder's timely filed U.S. federal income tax return for the taxable year that includes the date of its acquisition of the ownership interests in the senior notes. The comparable yield and projected payment schedule are supplied by Platinum Finance solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that such U.S. holder will actually receive as a result of owning ownership interests in the senior notes or units.

        Because income with respect to the senior notes will constitute interest for U.S. federal income tax purposes, corporate holders of units (or senior notes) will not be entitled to the dividends-received deduction with respect of such income.

        Tax Basis in Senior Notes. A U.S. holder's tax basis in the ownership interest in the senior notes will equal the portion of the purchase price for the units allocated to the ownership interests in the senior notes as described above (see "—Normal Units—Allocation of Purchase Price"), increased by the amount of original issue discount included in income with respect to the ownership interests in the senior notes and decreased by the amount of projected payments with respect to the ownership interest in the senior notes through the computation date.

        Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on a disposition of ownership interest in the senior notes (including a tax event redemption or upon the remarketing of the senior notes) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the ownership interest in the senior notes and such U.S. holder's adjusted tax basis in such ownership interest in the senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of the ownership interests in the senior notes. Gain recognized on the disposition of the ownership interest in the senior notes prior to the date on which the interest rate on the senior notes is reset will be treated as ordinary interest income. Loss recognized on the disposition of the ownership interest in the senior notes prior to the interest rate reset date will be treated as ordinary loss to the extent of such U.S. holder's prior inclusions of original issue discount on the ownership interest in the senior note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of the ownership interest in the senior notes on or after the interest rate reset date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the ownership interest in the senior notes over the total remaining payments set forth on the projected payment schedule for the ownership interest in the senior notes. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Purchase Contracts

        Acquisition of the Common Shares of Platinum Holdings Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of Platinum Holdings' Common Shares under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of the Common Shares, which should be treated as paid in exchange for such fractional share. A U.S. holder's aggregate initial tax basis in the Common Shares acquired under a purchase contract should generally equal the purchase price paid for such Common Shares, plus the properly allocable portion of such U.S. holder's adjusted tax basis (if any) in the purchase contract (see "—Normal Units—Allocation of Purchase Price"), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for the Common Shares acquired under a purchase contract will commence on the day following the acquisition of such Common Shares.

        Early Settlement of Purchase Contract. The purchase of Platinum Holdings' Common Shares upon early settlement of a purchase contract will be treated as described above (see "—Purchase Contracts—Acquisition of the Common Shares of Platinum Holdings Under a Purchase Contract"). A U.S. holder of units will not recognize gain or loss on the return of such U.S. holder's proportionate share of ownership interests in the senior notes or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such early settlement.

        Termination of Purchase Contract.    If a purchase contract terminates, a U.S. holder of units will recognize gain or loss equal to the difference between the amount realized (if any) and such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such gain or loss will be capital and generally will be long-term capital gain or loss if the U.S. holder held the purchase contract for more than one year prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of such U.S. holder's proportionate share of ownership interests in the senior notes or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such ownership interests in the senior notes or treasury securities as before such termination.

        Adjustment to Settlement Rate.    A U.S. holder of units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to Platinum Holdings' Common Shares. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto.

  Contract Adjustment Payments and Deferred Contract Adjustment Payments.

        Because there is no direct authority addressing the treatment of the contract adjustment payments or deferred contract adjustment payments, such treatment is unclear and counsel will not render an opinion on such treatment. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder's regular method of tax accounting. To the extent we are required to file information returns with respect to the contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

        The treatment of contract adjustment payments and deferred contract adjustment payments could affect a U.S. holder's adjusted tax basis in a purchase contract or the Common Shares of Platinum Holdings received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of a unit or the termination of a purchase contract. In particular,

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  amounts received on a sale or disposition of a unit or on termination of a purchase contract with respect to any accrued but unpaid contract adjustment payments or deferred contract adjustment payments that have not been included in a U.S. holder's income may be treated as ordinary income,

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  any deferred contract adjustment payments that have been taken into income at the time they accrued but that are no longer payable to a U.S. holder because the purchase contract has been terminated by reason of the bankruptcy of Platinum Holdings may give rise to an ordinary deduction in the year in which it ceases to be payable;

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  any contract adjustment payments or deferred contract adjustment payments that have been included in a U.S. holder's income, but that have not been paid to such U.S. holder, may increase such U.S. holder's adjusted tax basis in the purchase contract, and

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  any contract adjustment payments or deferred contract adjustment payments that have been paid to a U.S. holder, but that have not been included in such U.S. holder's income, may either reduce such U.S. holder's adjusted tax basis in the purchase contract or result in an increase in the amount realized on a termination or disposition of the purchase contract.

  Common Shares

        Dividends.    Distributions to U.S. holders with respect to the Common Shares will be treated as ordinary dividend income to the extent of Platinum Holdings' current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the "controlled foreign corporation", "related person insurance income", or "passive foreign investment company" rules. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Code. The amount of any distribution in excess of Platinum Holdings' current and accumulated earnings and profits will first be applied to reduce your tax basis in the Common Shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of your Common Shares.

        Classification of Platinum Holdings, Platinum UK, Platinum Bermuda or Platinum Ireland as a Controlled Foreign Corporation.    Each "United States shareholder" of a foreign corporation that is a "controlled foreign corporation" ("CFC") for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income", even if the subpart F income is not distributed. If Platinum Holdings, Platinum Bermuda, Platinum Ireland and/or Platinum UK is deemed to be a CFC, substantially all of Platinum Holdings' income and that of each of Platinum Bermuda and Platinum Ireland will be subpart F income. Any U.S. corporation, citizen, resident or other U.S. person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Code section 958(b), applying to family members, partnerships, estates, trusts or controlled corporations or holders of certain options, including for these purposes, holders of our equity security units) 10% or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "United States shareholder". A foreign insurance company such as Platinum UK or Platinum Bermuda is treated as a CFC (other than for purposes of related person insurance income, as described below) only if its "United States shareholders" collectively own more than 25% of the total combined voting power or total value of the corporation's stock. Because of the limitations on concentration of voting power of our Common Shares, the dispersion of Platinum Holdings' share ownership among holders other than St. Paul and its subsidiaries, the provisions for directed voting on matters requiring action by the shareholders of Platinum Bermuda, Platinum UK and Platinum Ireland, including the election of members of the board of directors, and the restrictions on transfer, issuance or repurchase of Common Shares, you should not be subject to treatment as a United States shareholder of a CFC. However, these prophylactic provisions have not been tested in court and it is possible that they could be challenged by the Internal Revenue Service and found to be ineffective in preventing CFC status from arising. Because Platinum Holdings' bye-laws provide that no single shareholder (including St. Paul) is permitted to hold as much as 10% of the total combined voting power of Platinum Holdings, shareholders of Platinum Holdings should not be viewed as United States shareholders of a CFC for purposes of these rules. Again, there can be no assurance that these ownership limitations will be effective. Assuming they are effective, however, neither the indirect foreign tax credit nor the intercompany dividends received deduction attributable to U.S. source income will be available to U.S. corporate holders of the Common Shares who, absent such provision, would qualify therefor.

        RPII Companies.    Different definitions of "United States shareholder" and "controlled foreign corporation" are applicable in the case of a foreign corporation which earns "related person insurance income" ("RPII"). RPII is defined in Code section 953(c)(2) as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "United States shareholder" or a "related person" to such a shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract in connection with risks located in a country other than the country under the laws of which the controlled foreign corporation is created or organized and which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

        The term "related person" for this purpose means someone who controls or is controlled by the United States shareholder or someone who is controlled by the same person or persons which control the United States shareholder. "Control" is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles similar to the rules of section 958 of the Code. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules similar to those contained in section 958, more than 50%, measured by vote or value, of the stock of the corporation. For purposes of inclusion of Platinum UK's or Platinum Bermuda's RPII in the income of United States shareholders, unless an exception applies, the term "United States shareholder" includes all U.S. persons who own, directly or indirectly, any amount (rather than 10% or more) of Platinum UK's or Platinum Bermuda's stock. Platinum UK or Platinum Bermuda will be treated as a controlled foreign corporation for RPII purposes if such persons collectively own directly, indirectly or constructively 25% or more of the stock of Platinum UK or Platinum Bermuda by vote or value. St. Paul will, for federal income tax purposes, actually or constructively own approximately      % of the Common Shares of Platinum Holdings upon completion of the Equity Public Offering. Accordingly, unless an exception applies, it is likely that Platinum UK and Platinum Bermuda will each be treated as a CFC for purposes of the RPII rules.

        RPII Exceptions.    The special RPII rules do not apply if:

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  direct or indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning less than 20% of the voting power and less than 20% of the value of the stock of Platinum UK or Platinum Bermuda, as applicable,

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  RPII, determined on a gross basis, is less than 20% of Platinum UK's or Platinum Bermuda's gross insurance income for the taxable year, as applicable,

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  Platinum UK or Platinum Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a United States trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements, or

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  Platinum UK or Platinum Bermuda elects to be treated as a United States corporation.

        Platinum UK and Platinum Bermuda have not and do not intend to make either of the elections described above. Additionally, as subsidiaries of St. Paul and RenaissanceRe may be reinsured by Platinum UK and/or Platinum Bermuda, persons related to insureds may indirectly own more than 20% of the value of the stock of Platinum UK and Platinum Bermuda. Thus, only the second exception may be available.

        Where none of these exceptions applies, each U.S. person who owns directly or indirectly shares in Platinum Holdings (and therefore, indirectly in Platinum UK and Platinum Bermuda) at the end of any taxable year, will be required to include in its gross income for United States federal income tax purposes its share of RPII of Platinum UK and/or Platinum Bermuda for the entire taxable year. This inclusion will be determined as if such RPII were distributed proportionately only to such United States shareholders holding Common Shares at the end of the taxable year. The inclusion will be limited to the current-year earnings and profits of Platinum UK or Platinum Bermuda, as applicable, reduced by the shareholder's pro rata share, if any, of certain prior-year deficits in earnings and profits.

        Computation of RPII.    In order to determine how much RPII each of Platinum UK and Platinum Bermuda has earned in each taxable year, we will obtain and rely upon information from Platinum UK's and Platinum Bermuda's insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own our shares and are U.S. persons. Each year, each of Platinum UK and Platinum Bermuda will send a letter after the most recent taxable year to each person who was a policyholder to represent whether it was a United States shareholder of the Company or related to a United States shareholder during the year. For any taxable year in which Platinum UK's or Platinum Bermuda's gross RPII is 20% or more of its gross insurance income for the year, we may also seek information from our shareholders as to whether direct or indirect owners of our shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among such persons. To the extent we are unable to determine whether a direct or indirect owner of shares is a U.S. person, we may assume that such owner is not a U.S. person, thereby increasing the per share RPII amount for all United States shareholders.

        Apportionment of RPII to United States Shareholders.    If Platinum UK's or Platinum Bermuda's RPII for any future taxable year is 20% or more of its gross insurance income, every U.S. person directly or indirectly owning Common Shares on the last day of that year will be required to include in gross income its share of Platinum UK's or Platinum Bermuda's RPII for such year, whether or not distributed. A U.S. person owning Common Shares during our taxable year but not on the last day of the taxable year for which Platinum Bermuda and/or Platinum UK is a controlled foreign corporation within the meaning of the RPII provisions of the Code, which would normally be December 31, is not required to include in gross income any part of Platinum UK's or Platinum Bermuda's RPII. Correspondingly, a U.S. person directly or indirectly owning Common Shares on the last day of the taxable year in which Platinum UK or Platinum Bermuda is a controlled foreign corporation for purposes of these provisions is required to include in its income its pro rata share of the RPII for the entire year, even though it did not own the Common Shares for the entire year.

        Information Reporting.    Each U.S. person who is a direct or indirect shareholder of Platinum Holdings on the last day of its taxable year must attach to the income tax or information return it would normally file for the period which includes that date a Form 5471 if Platinum UK or Platinum Bermuda is a CFC for RPII purposes for any continuous thirty-day period during its taxable year, whether or not any net RPII income is required to be reported. Platinum UK or Platinum Bermuda, as the case may be, will not be considered to be a CFC for this purpose and, therefore, Form 5471 will not be required, for any taxable year in which Platinum UK's or Platinum Bermuda's gross RPII constitutes less than 20% of its gross insurance income. For any year in which Platinum UK's or Platinum Bermuda's gross RPII constitutes 20% or more of its gross insurance income, we intend to provide Form 5471 to our direct or indirect United States shareholders for attachment to the returns of such shareholders. The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. Failure to file Form 5471 may result in penalties. In addition, U.S. persons who at any time acquire 10% or more of our shares will have an independent obligation to file Form 5471.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

        Distributions; Basis; Exclusion of Distributions from Gross Income.    A U.S. holder's tax basis in Platinum Holdings' Common Shares will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distribution by Platinum Holdings to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The U.S. holder's tax basis in Platinum Holdings' Common Shares will be reduced by the amount of such distributions that are excluded from income. While, in certain circumstances, a U.S. shareholder may be able to exclude from income distributions with respect to RPII that a prior shareholder included in income, that exclusion will not generally be available to holders who purchase Common Shares in the Equity Public Offering, pursuant to a purchase contract or in the public trading markets and are therefore unable to identify the previous shareholder and demonstrate that such shareholder had previously included the RPII in income.

        Dispositions of Common Shares.    Subject to the discussion below relating to the potential application of Code section 1248 or the passive foreign investment company rules, you will recognize a gain or loss for United States federal income tax purposes upon the sale or exchange of any Common Shares equal to the difference between the amount realized upon such sale or exchange and the holder's basis in the Common Shares. If the holder's holding period for these Common Shares is more than one year, any gain will be subject to tax at a current maximum marginal tax rate of 20% (18% if the holding period is more than five years) for individuals and 35% for corporations.

        Code section 1248 provides that if a U.S. person disposes of stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting shares of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares in a foreign corporation if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income. Existing Treasury regulations do not address whether Code section 1248 and the requirement to file Form 5471 would apply if the foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation (although, as discussed above, shareholders of 10% or more of the shares of Platinum Holdings will have an independent obligation to file Form 5471 in respect of the taxable year in which they reach the 10% threshold). Code section 1248 and the requirement to file Form 5471 should not apply to dispositions of Common Shares because (i) we should not have any U.S. shareholders that own directly, indirectly or constructively 10% or more of the voting power of the Common Shares, and (ii) we are not directly engaged in the insurance business and, under proposed regulations, Code sections 953 and 1248 appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. However, the IRS might interpret the proposed regulations in a different manner and the proposed regulations may be amended or promulgated in final form so as to provide that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of Common Shares.

        Foreign Tax Credit.    If U.S. persons own a majority of the Company's shares, only a portion of the current income inclusions under the CFC, RPII and passive foreign investment company rules, if any, and of dividends paid by us (including any gain from the sale of Common Shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation.

        Uncertainty as to Application of RPII.    Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Platinum UK and Platinum Bermuda is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that the IRS will not challenge any determinations by Platinum UK or Platinum Bermuda as to the amount, if any, of RPII that should be includible in your income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person considering an investment in Common Shares should consult its tax advisor as to the effects of these uncertainties.

        Passive Foreign Investment Companies.    Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC during a given year if:

  •
  75% or more of its income constitutes "passive income" or

  •
  50% or more of its assets produce passive income.

        If we were to be characterized as a PFIC during a given year, U.S. holders would be subject to a penalty tax at the time of their sale at a gain of, or receipt of an "excess distribution" with respect to, their Common Shares, unless such shareholders elected to be taxed on their pro rata share of our earnings whether or not such earnings were distributed or elected to be taxed on the investment in Common Shares on a mark-to-market basis. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the U.S. holder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

        For the above purposes, passive income is defined to include income of the kind which would be foreign personal holding company income under Code section 954(c), and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . ."

        This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that each of Platinum UK and Platinum Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income .. . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% by value of the stock. While no explicit guidance is provided by the statutory language, under this look-through rule we should be deemed to own the assets and to have received the income of Platinum Holdings' insurance subsidiaries directly for purposes of determining whether Platinum Holdings qualifies for the insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future. Each U.S. person considering an investment in Common Shares should consult its tax advisor as to the effects of the PFIC rules.

        Other.    Except as discussed below under "Backup Withholding Tax and Information Reporting" with respect to backup withholding, dividends paid by Platinum Holdings will not be subject to U.S. withholding tax.

Transfer Reporting Requirements

        A U.S. person (including a tax exempt entity) that purchases Platinum Holdings' Common Shares in the Equity Public Offering may be required to file a Form 926 or similar form with the IRS if the cost of such purchases, including the cost of certain related purchases and purchases by related persons, exceeds $100,000. In the event such person fails to file any such required form, such person could be required to pay a penalty equal to 10% of the gross amount paid for such Common Shares (subject to a maximum penalty of $100,000, except in cases involving intentional disregard). U.S. persons should consult their own tax advisors with respect to this or any other reporting requirement which may apply with respect to their acquisition of Platinum Holdings' Common Shares.

Proposed U.S. Tax Legislation

        Recently proposed U.S. legislation targeting so-called "inversion transactions", if enacted, would under certain circumstances treat a foreign corporation as a U.S. corporation for U.S. federal income tax purposes and under other circumstances would require obtaining IRS approval of the terms of related-party transactions. In addition, interest deductions on debt borrowed from or guaranteed by a related non-U.S. party would be more severely limited than under existing so-called "earnings stripping" provisions.

        Platinum Holdings and its subsidiaries would appear not to be subject to the proposed legislation directed at inversion transactions as currently drafted. However, the proposed changes to the earnings stripping provisions could impose significant restrictions on the amount of interest deductible by Platinum Holdings' U.S. subsidiaries on certain debt owed to or guaranteed by related non-U.S. parties (including the surplus note to be issued by Platinum US to Platinum Ireland and the senior notes to be issued by Platinum Finance and guaranteed by Platinum Holdings). We cannot predict whether the proposed legislation (or any similar legislation) will be enacted or, if enacted, what the specific provisions or the effective date of any such legislation would be, or whether it would have any effect on us or our subsidiaries.

        If the inversion legislation were enacted and made applicable to Platinum Holdings or its subsidiaries, Platinum Holdings could be treated as a U.S. corporation. If Platinum Holdings were treated as a U.S. corporation, it would be subject to taxation in the U.S. at regular corporate rates. The U.S. tax consequences to the U.S. and non-U.S. holders of Common Shares would be significantly different from those described in the preceding sections. If the inversion legislation were to so apply, however, the earnings stripping provisions would, if also enacted, be inapplicable to the extent the non-U.S. related-party lender or guarantor was treated as a U.S. corporation under the inversion legislation. Prospective investors should consult their tax advisors regarding the U.S. tax consequences to them, in their particular circumstances, if we were treated as a U.S. corporation.

        In addition, a bill has been introduced in the House of Representatives that would effectively deny—by deferring for an extended period—a U.S.-based insurer or reinsurer that reinsures or retrocedes a portion of its risk with or to a related foreign-based reinsurer or retrocedent in a low tax rate jurisdiction (such as Bermuda) a deduction for the portion of the insurance or reinsurance premium ceded to the related foreign-based party, thereby effectively subjecting all of the premium income to U.S. tax. Moreover, a senior official of the U.S. Treasury Department has also identified related party reinsurance arrangements as an area that requires study because it may result in an inappropriate shift of income from a U.S. corporate group to its foreign affiliates, implying that, were that to be the conclusion of such a study, legislation, possibly in the form of legislation imposing a premium-based tax, might be needed. Enactment of legislation of either type could materially adversely affect our earnings and shareholders' investments.

  Stripped Units

        Substitution of Treasury Securities to Create Stripped Units.    A U.S. holder of normal units who delivers treasury securities to the collateral agent in substitution for ownership interests in senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and ownership interests in senior notes or other pledged securities, and the purchase contract will not be affected by such delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities on a constant yield basis, or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with such U.S. holder's normal method of accounting. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

        Substitution of Senior Notes to Recreate Normal Units.    A U.S. holder of stripped units who delivers ownership interests in senior notes to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such ownership interests in the senior notes or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such senior notes. Such U.S. holder's tax basis in the ownership interests in the senior notes, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

  Treasury Securities Purchased on Remarketing or a Tax Event Redemption

        A remarketing or a tax event redemption will be a taxable event for U.S. holders, which will be subject to tax in the manner described above under "—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes."

        Ownership of Treasury Securities.    In the event of a remarketing of the senior notes or a tax event redemption prior to the share purchase date, Platinum Holdings and Platinum Finance (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the U.S. holder's share of the treasury securities constituting a part of its units as owned by the U.S. holder for U.S. federal income tax purposes. In such a case, the U.S. holder will be required to include in income any amount earned on its pro rata share of the treasury securities for U.S. federal income tax purposes. The remainder of this discussion assumes that U.S. holders will be treated as the owners of their share of the treasury securities constituting a part of such units for U.S. federal income tax purposes.

        Interest Income and Original Issue Discount.    In the event of a remarketing of the senior notes, the treasury securities may, and in the event of a tax event redemption prior to the share purchase date, the treasury securities will, consist of stripped treasury securities. Following a remarketing of the senior notes or a tax event redemption prior to the share purchase date, U.S. holders will be required to treat their pro rata portion of each stripped U.S. treasury security as a bond that was originally issued on the date the collateral agent acquired the relevant treasury securities and that has original issue discount equal to their pro rata portion of the excess of the amounts payable on such treasury securities over the value of the treasury securities at the time the collateral agent acquires them on behalf of U.S. holders. U.S. holders will be required to include such original issue discount (but not acquisition discount on short-term treasury securities as described below) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. To the extent that a payment from the treasury securities made in respect of a scheduled interest payment on a remarketed or tax event redeemed senior note exceeds the amount of such original issue discount allocable to such treasury securities, such payment will be treated as a return of a U.S. holder's investment in the treasury securities and will not be considered current income for U.S. federal income tax purposes.

        In the case of any treasury security with a maturity of one year or less from the date of its issue (or from the date the collateral agent acquired the relevant treasury security in the case of any stripped treasury security), U.S. holders will generally be required to include acquisition discount in income as it accrues only if they are accrual basis taxpayers. U.S. holders that are accrual basis taxpayers will generally accrue such acquisition discount on a straight-line basis, unless they make an election to accrue such acquisition discount on a constant yield to maturity basis.

        Tax Basis of U.S. Holders in their Share of Treasury Securities.    The initial tax basis of U.S. holders in their share of treasury securities will equal their pro rata portion of the amount paid by the collateral agent for the treasury securities. A U.S. holder's adjusted tax basis in its share of the treasury securities will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of its share of the treasury securities.

        Sales, Exchanges or Other Dispositions of a U.S. Holder's Share of Treasury Securities. U.S. holders that obtain the release of their share of the treasury securities and subsequently dispose of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such U.S. holders' adjusted tax basis in the treasury securities, except that amounts received with respect to accrued but unpaid interest on treasury securities will not be treated as part of the amount realized, but rather, will be treated as ordinary interest income to the extent not previously taken into income.

  Non-United States Holders

        The following discussion only applies to non-U.S. holders. A "non-U.S. holder" is a holder that is not a U.S. person for U.S. federal income tax purposes. Non-U.S. holders that may be subject to special rules, such as "controlled foreign corporations," "passive foreign investment companies" or "foreign personal holding companies" should consult their own tax advisors to determine the U.S. federal, state and local foreign tax consequences that may be relevant to them in their particular circumstances. This discussion assumes, as noted above, that for United States federal income tax purposes, the purchase contracts and the senior notes will be respected as separate securities and the senior notes will be classified as indebtedness. In addition, Platinum Holdings and Platinum Finance (under the terms of the senior notes) and each non-U.S. holder (by acquiring an ownership interest in the senior notes) agree to treat the senior notes as indebtedness of Platinum Finance for all tax purposes. If the senior notes were nonetheless recharacterized, depending on the nature of the recharacterization, payments under the senior notes could become subject to United States withholding at a 30% rate, unless reduced by treaty.

        United States Federal Withholding Tax.    The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the ownership interest in the senior notes or treasury securities provided that the non-U.S. holder:

  •
  does not actually (or constructively) own 10% or more of the total combined voting power of all classes of stock of Platinum Finance entitled to vote;

  •
  is not a controlled foreign corporation that is related to Platinum Finance through stock ownership;

  •
  is not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

  •
  provides its name and address on IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person, or (b) if normal units, stripped units, senior notes or treasury securities are held through certain foreign intermediaries or foreign partnerships, satisfies the certification requirements of applicable U.S. Treasury regulations.

        The 30% U.S. federal withholding tax will not apply to any contract adjustment payments, dividends paid on the Common Shares acquired under a purchase contract or any gain realized on the sale, exchange, or other disposition of normal units, stripped units, treasury securities, senior notes and Platinum Holdings' Common Shares acquired under the purchase contract. However, interest income including original issue discount and any gain treated as ordinary income realized on the sale, exchange or other disposition of a senior note will be subject to withholding in certain circumstances unless the conditions described above are met.

        United States Federal Income Tax.    If a non-U.S. holder is engaged in a trade or business in the United States and interest (including original issue discount) on the ownership interest in the senior notes or treasury securities, dividends on Platinum Holdings' Common Shares, or to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, such holder will be subject to United States federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax, if otherwise applicable), in the same manner as if the holder were a U.S. person as defined under the Code. The non-U.S. holder must satisfy certain certification and disclosure requirements in order to establish its exemption from withholding with respect to interest on the ownership interest in the senior notes or treasury securities that is effectively connected income. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by the holder of a trade or business in the United States. For this purpose, interest on the ownership interest in the senior notes or treasury securities, dividends on the Common

Shares and, to the extent they constitute taxable income, the contract adjustment payments from the purchase contracts will be included in earnings and profits.

        Any gain realized on the disposition of a treasury security, an ownership interest in a senior note (to the extent not treated as interest income under the contingent payment debt rules), purchase contract or the Common Shares generally will not be subject to United States federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States; or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other condition are met.

  Backup Withholding Tax and Information Reporting

        U.S. Holders.    Unless a U.S. holder is an exempt recipient, such as a corporation, payments with respect to units, senior notes, purchase contracts, treasury securities or the Common Shares, the proceeds received with respect to a fractional Common Share upon the settlement of a purchase contract, and the proceeds received from the sale of units, ownership interests in senior notes, purchase contracts, treasury securities or the Common Shares, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. The U.S. federal backup withholding tax rate for 2002 is 30% (scheduled to be reduced gradually to 28% by the year 2006). Any amounts so withheld generally will be allowed as a credit against the U.S. holder's U.S. federal income tax liability.

        Non-U.S. Holders.    In general, the amount of interest paid to a non-U.S. holder and the tax withheld with respect to such interest must be reported annually to the IRS and the holder. In general, no backup withholding will be required regarding payments of interest to a non-U.S. holder on ownership interests in senior notes or treasury securities provided that we do not have actual knowledge or reason to know that the holder is a United States person and the holder has satisfied the certification requirements described above under "Non-United States Holders—United States Federal Withholding Tax."

        In addition, no information reporting or backup withholding will be required regarding (i) dividend payments or contract adjustment payments made within the United States or (ii) the proceeds of the sale of normal units, stripped units, ownership interests in senior notes, treasury securities, or Platinum Holdings' Common Shares made within the United States or conducted through certain United States financial intermediaries if, in each case:

  •
  the payor receives the required certification with respect to the non-U.S. holder and does not have actual knowledge or reason to know that the holder is a United States person; or

  •
  the holder otherwise establishes an exemption.

        Backup withholding may apply if the non-U.S. holder fails to comply with applicable U.S. information reporting or certification requirements.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder's United States federal income tax liability provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition, holding and disposition of units (and the securities underlying such units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "plan").

        This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan. Plans may purchase units (and the securities underlying such units) subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements under ERISA, the Code or similar laws applicable to investments by the plan.

        In considering an investment in units using a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, liquidity, exclusive benefit, delegation and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

        Any insurance company proposing to invest assets of its general account in the securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S.Ct. 517 (1993), which in certain circumstances treats those general account assets as assets of a plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code. In addition, such potential investor should consider the effect of any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations promulgated thereunder.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        If the units are purchased by a plan, the units (and the securities underlying such units) will be deemed to constitute "plan assets" and the acquisition, holding and disposition of the units (and the securities underlying such units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, if Platinum Holdings, Platinum Finance, or any subsequent seller, is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans which consider purchasing units (and the securities underlying such units) in reliance on any of these or any other PTCEs should carefully review such PTCE to assure it is applicable.

        Accordingly, by its purchase of the units (and the securities underlying such units), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the units (and the securities underlying such units) through and including the date of satisfaction of its obligation under the purchase contract and the disposition of any such unit (and any security underlying such unit) either (i) that it is not a plan or (ii) that the acquisition, holding and the disposition of any unit (and any security underlying such unit) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws because an exemption (which, in the case of a plan subject to ERISA or the Code, shall be a PTCE) is available with respect to such transactions and the conditions of such exemption have been satisfied.

        In addition, each plan that is a holder and the fiduciary of such plan will be deemed to have represented and warranted to Platinum Holdings, Platinum Finance and the remarketing agent that such participation in the remarketing program will not constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Each plan should consult its own ERISA and tax advisors and/or counsel regarding the consequences of an investment in the units (and the securities underlying such units).

        The sale of units (and the securities underlying such units) shall not be deemed a representation by Platinum Holdings or Platinum Finance that the investment meets all relevant legal requirements with respect to plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

UNDERWRITING

        Platinum Holdings, Platinum Finance and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of units set forth in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as joint book-running managers of this offering.

Underwriters	Number of Units
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
Banc of Amierca Securities LLC
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.

Total	5,000,000

        The underwriters are committed to take and pay for all of the units being offered, if any are taken, other than the units covered by the option described below unless and until this option is exercised.

        The completion of the ESU Offering is conditioned upon the consummation of the concurrent Equity Public Offering of Platinum Holdings' Common Shares.

        If the underwriters sell more units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 750,000 units from Platinum Holdings to cover such sales. The underwriters may buy units pursuant to this option not later than 13 days after the initial issuance of the units. If any units are purchased pursuant to this option, the underwriters will severally purchase units in approximately the same proportions as set forth above.

        The following table shows the per unit and total underwriting discounts and commissions to be paid to the underwriters by Platinum Finance. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 750,000 additional units.

Paid by Platinum Finance	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

        Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $                                per unit from the initial public offering price. Any such securities dealers may resell any units purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $                                per unit from the initial public offering price. If all the units are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

        The units are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the units.

        Platinum Holdings, its officers and directors, Platinum Finance, St. Paul and RenaissanceRe have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, hedge, make any short sale or otherwise dispose of any Common Shares or equity security units (including the related purchase contracts and senior notes), or any securities of the

Company that are substantially similar to Common Shares or equity security units (including the related purchase contracts and senior notes), or any securities of Platinum Finance that are substantially similar to the senior notes, or any options or warrants to purchase any Common Shares or equity security units (including the related purchase contracts and senior notes), or any securities convertible into, exchangeable for or that represent the right to receive Common Shares or equity security units (and, with respect to the Company, other than the initial issuance of Common Shares to be offered and sold concurrently with this offering and the securities to be offered and sold in the St. Paul Investment and the RenaissanceRe Investment) during the period from the date of this prospectus continuing to and including the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Salomon Smith Barney Inc. and subject to other specified conditions. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        Prior to the ESU Offering and the concurrent Equity Public Offering, there has been no public market for the units or Platinum Holdings' Common Shares. The annual rate of the contact adjustment payments, the reference price and threshold appreciation price of the purchase contracts and the initial annual interest rate on the senior notes included in the units will be negotiated among Platinum Holdings, Platinum Finance and the representatives of the underwriters. Among the factors to be considered in determining these terms of the units, in addition to prevailing market conditions, will be the initial public offering price of Platinum Holdings' Common Shares set in the concurrent Equity Public Offering, Platinum Holdings' historical performance, estimates of Platinum Holdings' business potential and earnings prospects, an assessment of Platinum Holdings' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        The normal units have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "PTP Pr M".

        In connection with the ESU Offering, the underwriters may purchase and sell units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in the ESU Offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional units from Platinum Holdings in the ESU Offering. The underwriters may close out any covered short position by either exercising their option to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through their option to purchase additional units from Platinum Holdings. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the ESU Offering. Stabilizing transactions consist of various bids for or purchases of units made by the underwriters in the open market prior to the completion of the ESU Offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased units sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months after the date of issue of the units, will not offer or sell any units to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (the "FSMA")) received by it in connection with the issue or sale of any units in circumstances in which section 21(1) of the FSMA does not apply to Platinum Holdings; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the units in, from or otherwise involving the United Kingdom.

        The units may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the ESU Offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

        A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

        Platinum Holdings and Platinum Finance have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the 1933 Act.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of units offered.

        Platinum Finance and Platinum Holdings estimate that their share of the total expenses of the ESU Offering, excluding underwriting discounts and commissions, will be approximately $1.1 million.

        Several of the underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to Platinum Holdings, Platinum Finance, St. Paul and their respective affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. The joint book-running managers, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., are currently acting as joint book-running managers of the concurrent Equity Public Offering.

        To a limited extent, St. Paul has agreed to pay certain indemnification obligations of Platinum Holdings and Platinum Finance to the underwriters if Platinum Holdings or Platinum Finance fails to pay in specified circumstances.

VALIDITY OF THE SECURITIES

        The validity of the purchase contracts, the Common Shares issuable upon their settlement and the guarantee under Bermuda law will be passed upon for Platinum Holdings by Conyers, Dill & Pearman, Hamilton, Bermuda. The validity of the purchase contracts, the senior notes and the guarantee will be passed upon for Platinum Holdings and Platinum Finance by Sullivan & Cromwell, New York, New York, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, in each case in reliance on the opinion of Conyers, Dill & Pearman with respect to Bermuda law. Sullivan & Cromwell is also advising St. Paul, the sponsor of Platinum Holdings, in connection with the establishment of Platinum Holdings. Furthermore, Platinum Holdings is being advised as to certain matters in connection with its organization and the Equity Public Offering by Sullivan & Cromwell. Dewey Ballantine LLP has advised Platinum Holdings and Platinum Finance regarding certain matters, including agreements between Platinum Holdings and its affiliates and St. Paul and its affiliates.

EXPERTS

        The consolidated balance sheet of Platinum Underwriters Holdings, Ltd. and the combined statements of identifiable underwriting assets and liabilities, underwriting results, identifiable underwriting cash flows and combined financial statement schedules of The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor) included in the registration statement have been audited by KPMG LLP, independent auditors, as set forth in their reports appearing herein. The statements and combined financial statement schedules referred to above are included in reliance upon such reports of KPMG LLP, given upon the authority of such firm as experts in accounting and auditing. The audit report covering Predecessor's December 31, 2001, 2000 and 1999 combined statements contains an explanatory paragraph that states that the combined statements are not intended to be a complete presentation of Predecessor's or St. Paul's financial position, results of operations, or cash flows.

AVAILABLE INFORMATION

        Upon completion of this offering, Platinum Holdings will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by Platinum Holdings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Platinum Holdings' SEC filings will also be available over the internet at the SEC's website at http://www.sec.gov. The Common Shares have been approved for listing on the NYSE, subject to notice of issuance. Upon listing, periodic reports, proxy statements and other information concerning Platinum Holdings will be available for review at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. After the completion of the Equity Public Offering, Platinum Holdings expects to provide annual reports to its shareholders that include financial information reported on by its independent public accountants and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year.

        We have filed a registration statement on Form S-1 with the SEC (File Nos. 333-99019 and 333-99019-1) relating to the ESU Offering. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C. as well as through the SEC's internet site.

        We also have filed a registration statement on Form S-1 (File No. 333-86906) relating to the Equity Public Offering. You also may review a copy of that registration statement at the SEC's public reference room in Washington, D.C. as well as through the SEC's internet site.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

        Platinum Holdings is a Bermuda company, and certain of its officers and directors are or will be residents of various jurisdictions outside the United States. A substantial portion of the assets of Platinum Holdings and of such officers and directors, at any one time, are or may be located in jurisdictions outside the United States. In particular, Platinum Bermuda is also a Bermuda corporation. Therefore, it ordinarily could be difficult for investors to effect service of process within the United States on Platinum Holdings or any of these officers and directors who reside outside the United States or to recover against Platinum Holdings or any such individuals on judgments of courts in the United States, including judgments predicated upon civil liability provisions under the U.S. federal securities laws. Notwithstanding the foregoing, Platinum Holdings has irrevocably agreed that it may be served with process with respect to actions against it arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus by serving CT Corporation System, 1633 Broadway, 30th Floor, New York, New York 10019, telephone 1-800-624-0909, its United States agent appointed for that purpose. Nevertheless, it may be difficult for you to effect service of process within the United States upon Platinum Holdings' directors, officers and experts who reside outside the United States or to enforce in the United States judgments of U.S. courts obtained in actions against Platinum Holdings or its directors and officers, as well as the experts named in this document, who reside outside the United States. Platinum Holdings has been advised by Conyers, Dill & Pearman, its Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of U.S. courts obtained in actions against such persons or Platinum Holdings predicated upon the civil liability provisions of the U.S. federal securities laws and (2) original actions brought in Bermuda against such persons or Platinum Holdings predicated solely upon U.S. federal securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to Bermuda's public policy.

THE PREDECESSOR BUSINESS

        We present below selected historical combined financial data of St. Paul Re. Our pro forma underwriting results presented under "Management's Discussion and Analysis of Pro Forma Financial Condition and Underwriting Results" in this prospectus show that our 2001 net premiums written, as adjusted for the business not transferred and the exclusion of the St. Paul corporate aggregate excess-of-loss reinsurance program, represent approximately 82% of St. Paul Re's net premiums written for the same period. Also, we are assuming no premium or loss development on business entered into prior to January 1, 2002. Accordingly, we caution that St. Paul Re's underwriting results and St. Paul Re's combined statements presented in this prospectus are not indicative of the actual results that we will achieve once we commence operations. For a detailed discussion of our pro forma combined statements of underwriting results, see "Pro Forma Financial Information."

        In addition to the effect of the non-transfer of certain portions of St. Paul Re's business to us and the exclusion of the St. Paul corporate aggregate excess-of-loss reinsurance program, other factors may cause our actual results to differ materially from St. Paul Re's results. For example, although we continue to be afforded the benefits of St. Paul Re's retrocessional program for the remainder of 2002, we may enter into reinsurance contracts with significantly different terms and conditions from those that have been made available to St. Paul Re from St. Paul and which form the basis of St. Paul Re's results. Furthermore, the additional premiums recorded in 2001 by St. Paul Re's finite risk business primarily associated with the September 11, 2001 terrorist attack were exceedingly high and not necessarily indicative of the recurring premium volume we expect to write in that business segment. In addition, St. Paul Re's combined statements reflect the discounting of the liability for certain assumed reinsurance contracts using rates up to 7.5%, based on its return on invested assets or, in many cases, on yields contractually guaranteed to it on funds held by the ceding company, as permitted by the state of domicile of a company included in St. Paul Re. It is our current intention to make arrangements to permit such discounting to a similar extent as St. Paul Re, which may include the organization and licensing of a U.S. subsidiary in addition to Platinum US. If arrangements permitting us to discount reserves to the same extent as St. Paul Re are not made, reinsurance contracts of a similar type entered into in the future would be reported on an undiscounted basis.

        As further discussed in the Notes under "Pro Forma Combined Statements of Underwriting Results for the six months ended June 30, 2002 and 2001, and the year ended December 31, 2001", the following table illustrates the difference between Platinum's pro forma financial information and St. Paul Re's for the year ended December 31, 2001.

	Year Ended December 31, 2001
	Historical St. Paul Re	Pro Forma Platinum
	($ in millions)
Net premiums earned	$1,593	$1,302
Underwriting losses and expenses
Losses and loss adjustment expenses	1,922	1,440
Underwriting expenses	397	306

Total underwriting losses and expenses	2,319	1,746

Underwriting gain (loss)	$(726)	$(444)

Selected Combined Financial Data

Five-year Summary of St. Paul Re Selected Combined Financial Data

	Six Months Ended June 30,
	2002	2001	2001	2000	1999	1998	1997
	($ in millions)
Net premiums written	$663	$701	$1,677	$1,073	$913	$1,017	$1,155
Net premiums earned	682	600	1,593	1,121	878	1,003	1,198
Losses and loss adjustment expenses	460	426	1,922	811	500	658	819
Underwriting expenses	213	230	397	424	302	341	379

Underwriting gain (loss)	$9	$(56)	$(726)	$(114)	$76	$4	$—

Statutory combined ratio:
Loss and loss expense ratio	67.4%	71.0%	120.6%	72.3%	57.0%	65.6%	68.4%
Underwriting expense ratio	29.2%	36.5%	25.1%	39.7%	35.1%	33.3%	31.1%

Combined ratio	96.6%	107.5%	145.7%	112.0%	92.1%	98.9%	99.5%

Adjusted combined ratio*	93.1%	116.2%	117.6%	120.4%	109.2%	98.9%	99.5%

Impact of catastrophes on combined ratio**	(1.5)%	2.7%	40.4%	12.0%	16.3%	8.6%	0.3%

*
For purposes of meaningful comparison, adjusted combined ratios in 1999 - 2001 exclude the impact of the reinsurance treaties described in Note 8 to the combined statements, and in 2001, the impact of the September 11, 2001 terrorist attack.

**
Excludes ceded losses under the St. Paul corporate aggregate excess-of-loss reinsurance program and St. Paul Re's aggregate excess-of-loss treaties.

Recent Developments

        The following table summarizes St. Paul Re's selected combined financial data for the nine months ended September 30, 2002 and 2001. For the Company's pro forma combined underwriting results for the nine months ended September 30, 2002 and 2001, see "Recent Developments" on page 69 of this prospectus.

	Nine Months Ended September 30,
	2002	2001
	($ in millions)
Net premiums written	$893	$1,196
Net premiums earned	985	1,045
Losses and loss adjustment expenses	708	1,330
Underwriting expenses	291	284
Underwriting loss	$(14)	$(569)
Statutory combined ratio:
Loss and loss expense ratio	71.9%	127.3%
Underwriting expense ratio	28.4%	27.4%
Combined ratio	100.3%	154.7%
Adjusted combined ratio*	94.7%	120.2%
Impact of catastrophes on combined ratio**	3.8%	56.7%

*
For purposes of meaningful comparison, adjusted combined ratio in 2001 excludes the impact of the reinsurance treaties described in Note 8 to the combined statements, and the impact of the September 11, 2001 terrorist attack.

**
Excludes ceded losses under the St. Paul corporate aggregate excess-of-loss reinsurance program and St. Paul Re's aggregate excess-of-loss treaties.

        The 25.3% decrease in net premiums written for the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001 was primarily due to the reduced volume from the lines of business targeted for exit as part of St. Paul's strategic initiative to improve profitability and the rescission of a large quota share contract in the second quarter of 2002. These declines were partly offset by significant rate increases achieved on 2002 renewals. Net premiums earned in the nine months ended September 30, 2001 includes $89 million in additional premiums as a result of the September 11, 2001 terrorist attack.

        The $555 million improvement in underwriting results principally reflects a significant decline in catastrophe losses (the year prior period reflected $679 million of losses relating to the September 11, 2001 terrorist attack and $50 million relating to a chemical plant explosion in Toulouse, France) as well as the impact of substantial rate increases on 2002 renewals, favorable prior year development and benefits derived from exiting unprofitable lines of business. Catastrophe losses for the nine months ended September 30, 2002 were $34 million as compared to $754 million for the nine months ended September 30, 2001. Catastrophe losses incurred for the nine months ended September 30, 2002 include $30 million from the flooding in Europe in August 2002 and an additional $16 million of adverse development for the September 11, 2001 terrorist attack, partly offset by favorable development on prior year catastrophes of $15 million.

Management's Discussion and Analysis of Financial Condition and
Underwriting Results of the Predecessor Business

        The following discussion and analysis pertains to the operating results of the Reinsurance underwriting segment of St. Paul, for the years ended December 31, 2001, 2000 and 1999, and for the six-month periods ended June 30, 2002 and 2001. This discussion and analysis should be read in conjunction with St. Paul Re's combined statements and related notes found on pages F-15 to F-37, because they contain important information that is helpful in evaluating St. Paul Re's operating results and financial condition.

        St. Paul Re's operations include the underwriting results of certain insurance and reinsurance subsidiaries in St. Paul's group of companies, as well as the underwriting results of the reinsurance departments of St. Paul Fire and Marine Insurance Company, and United States Fidelity and Guaranty Company ("USF&G"), St. Paul's two largest U.S. insurance subsidiaries. The financial results reported herein for St. Paul Re reconcile to St. Paul's reinsurance segment results reported in St. Paul's audited consolidated financial statements for each year in the three-year period ended December 31, 2001, which are included in St. Paul's 2001 Annual Report to Shareholders, and in St. Paul's June 30, 2002 Quarterly Report on Form 10-Q (unaudited).

        It is the practice of St. Paul to evaluate the performance of its property-casualty insurance underwriting segments on the basis of underwriting results. Therefore, this discussion focuses on each segment's performance based on underwriting results. St. Paul does not allocate assets or investment income to its respective underwriting segments, and therefore, neither assets nor surplus are specifically identifiable for St. Paul Re. As a result, the following discussion and analysis focuses almost exclusively on those factors influencing underwriting performance for each of St. Paul Re's four business segments. Those segments, whose results are analyzed in more detail later in this discussion, are as follows: North American Casualty, North American Property, International, and Finite Risk.

        In the years prior to 2002, St. Paul Re generally underwrote traditional treaty and facultative reinsurance for property, casualty, ocean marine, surety, accident and health and certain specialty classes of coverage for leading property and casualty insurance companies worldwide. St. Paul Re also underwrote certain types of "non-traditional" reinsurance, which provides limited traditional underwriting risk combined with financial risk protection. In late 2001, St. Paul announced a series of actions designed to improve its profitability, including plans to narrow the product offering and geographic presence of its reinsurance operations. As a result, in January 2002, St. Paul Re began focusing almost exclusively on the following types of reinsurance coverages: property catastrophe, excess-of-loss casualty, marine and traditional finite.

Critical Accounting Policies

        St. Paul Re's significant accounting policies are described in the notes to St. Paul's Reinsurance Underwriting Segment (Predecessor)'s Combined Statements. The following is a summary of the critical accounting policies that affected the components comprising St. Paul Re's underwriting performance: premiums, reserves and reinsurance.

  Premiums

        Premiums were recorded at the inception of each policy, based upon information received from ceding companies and their brokers. For excess-of-loss contracts, the amount of premium was usually contractually documented at inception, and no management judgment was necessary in accounting for this. Premiums were earned on a pro rata basis over the contract period. For proportional treaties, the amount of premium was normally estimated at inception by the ceding company. St. Paul Re accounted for such premium using the initial estimates, and then adjusted them once a sufficient period for actual premium reporting had elapsed, normally around three years. For the year ended December 31, 2001 the net amount of premium written resulting from estimate accruals was less than 25% of total premiums written. St. Paul Re also accrued for reinstatement premiums resulting from losses. Such accruals were based upon actual contractual terms, and the only element of management judgment involved was with respect to the amount of loss reserves, as described below.

        Reinstatement and additional premiums are written at the time a loss event occurs where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term, and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has expired, related to experience during the policy term, which are earned immediately.

  Reserves

        Under U.S. GAAP, St. Paul Re was not permitted to establish loss reserves until the occurrence of an event which may give rise to a loss. Once such an event occurred, St. Paul Re established reserves based upon estimates of total losses incurred by the ceding insurers as a result of the event and St. Paul Re's estimate of the portion of such loss it has reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial.

        Setting appropriate reserves is an inherently uncertain process. Loss reserves represent St. Paul Re's estimates, at a given point in time, of ultimate settlement and adjustment costs of losses incurred (including IBNR losses). St. Paul Re regularly reviewed and updated these estimates, using the most current information available. Consequently, the ultimate liability for a loss was likely to differ from the original estimate. Whenever St. Paul Re determined that any existing loss reserves were inadequate, St. Paul Re was required to record such change in estimate; increasing the loss reserves with a corresponding negative impact, which could be material, in St. Paul Re's underwriting results in the period in which the deficiency was identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could result in significant upward or downward changes to St. Paul Re's financial condition or results of underwriting in any particular period.

        The reserve for losses and loss adjustment expenses was based upon reports, individual case estimates received from ceding companies, and management's estimates. St. Paul Re management's estimates were used mostly to estimate IBNR loss amounts. For certain catastrophic events, there was considerable uncertainty underlying the assumptions and associated estimated reserves for losses and loss adjustment expenses. Reserves were reviewed regularly and, as experience developed and additional information became known, the reserves were adjusted as necessary. Such changes in estimate, if necessary, were reflected in results of operations in the current period.

        Liabilities for unpaid losses and LAE related to certain assumed reinsurance contracts are discounted to the present value of estimated future payments. The liabilities related to these reinsurance contracts were discounted based on our return on invested assets, or in many cases, on yields contractually guaranteed to us on funds held by the ceding company, as permitted.

  Reinsurance

        Written premiums, earned premiums, and incurred losses and LAE reflected the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting was followed for assumed and ceded transactions when risk transfer requirements had been met. These requirements involved significant assumptions being made related to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. Assumed reinsurance contracts that did not transfer significant insurance risk were required to be accounted for as deposits. These deposits were accounted for as financing transactions, with interest expense credited to the contract deposit. Premiums received on retroactive reinsurance contracts are not reflected in the statement of operations, but rather are recorded in the combined statement of identifiable underwriting assets and liabilities as an increase to loss and loss adjustment expense reserves for the liabilities assumed and as assets based on the consideration received. A deferred charge or credit is recorded for any difference between liabilities assumed and consideration received.

Consolidated Overview

        The following table summarizes St. Paul Re's results for the periods presented.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
Net premiums earned
Net premiums written	$663	$701	$1,677	$1,073	$913
Change in unearned premiums	19	(101)	(84)	48	(35)

Net premiums earned	682	600	1,593	1,121	878
Losses and underwriting expenses
Losses and loss adjustment expenses	460	426	1,922	811	500
Policy acquisition expenses	178	188	315	336	220
Other underwriting expenses	35	42	82	88	82

Total losses and underwriting expenses	673	656	2,319	1,235	802

Underwriting gain (loss)	$9	$(56)	$(726)	$(114)	$76

  Six Months Ended June 30, 2002 vs. Six Months Ended June 30, 2001

        Net premiums written declined $38 million for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. The decrease in net premiums written in 2002 was primarily due to the reduced volume from the lines of business targeted for exit as part of St. Paul's strategic initiative to improve profitability. In addition, the rescission of a large quota share contract in the second quarter of 2002 also contributed to the decrease in volume. The premium decline was partially offset by new business written in the accident and health line of business and by rate increases. Reinsurance rates continued to increase in 2002, primarily in response to the terrorist attack in the United States in September 2001. Rate increases on business renewed on January 1, 2002 averaged approximately 29% across all business segments.

        The $65 million improvement in underwriting results reflected the impact of substantial rate increases on 2002 renewals, as well as favorable prior year development on catastrophe losses, absence of current year catastrophe losses and benefits derived from exiting unprofitable lines of business.

  Year Ended December 31, 2001 vs. Year Ended December 31, 2000

        The 56% increase in net written premiums in 2001 was principally driven by new business growth in the North American Casualty and North American Property segments, additional premiums recorded for prior underwriting years in the North American Casualty segment, and strong price increases in all segments. Price increases continued throughout 2001 in response to the growing demand for reinsurance coverages, and those increases accelerated during the fourth quarter in the aftermath of the September 11, 2001 terrorist attack. In 2000, net premium growth was driven by new business opportunities in the non-traditional reinsurance market and price increases across virtually all lines of traditional reinsurance coverage.

        Underwriting results in 2001 were dominated by losses resulting from the terrorist attack, which totaled $556 million. Excluding those losses, underwriting results in 2001 were still significantly worse than in 2000, with deterioration centered in the North American Casualty and Finite Risk segments. Catastrophe losses (excluding the September 11, 2001 terrorist attack) totaled $92 million in 2001, driven by losses from the explosion of a chemical plant in Toulouse, France and Tropical Storm Allison in the United States. Catastrophe losses in 2000 totaled $135 million and were primarily the result of additional loss development from European storms occurring near the end of 1999.

        The deterioration in 2000 underwriting results compared with 1999 was due to significant adverse loss development from years prior to 2000, including development from the European storms at the end of 1999. Adverse prior-year loss development on retrocessional business written in St. Paul Re's London operations also played a significant role in 2000's underwriting loss. In addition, the North American treaty casualty business accounted for $131 million of underwriting losses in 2000.

Retrocessional Reinsurance

        St. Paul Re's underwriting results for 2001, 2000 and 1999 reflect the benefits of its retrocessional reinsurance program. Under this program, St. Paul Re purchases reinsurance for its own benefit, to limit the effect on its financial condition and operating results of large and multiple losses. Under this program, St. Paul Re ceded the following amounts to reinsurers:

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
Net premiums written	$39	$102	$177	$254	$318
Net premiums earned	29	94	172	260	314
Losses and loss adjustment expenses	(28)	144	396	386	377
Underwriting expenses	4	6	14	13	30

Net underwriting benefit	$(53)	$56	$238	$138	$93

        Included in the above totals were the impacts of the St. Paul corporate aggregate excess-of-loss reinsurance programs that were entered into effective on January 1 of each year except 2002 and St. Paul Re's aggregate excess-of-loss-treaty, a separate aggregate excess-of-loss treaty exclusive to St. Paul Re. St. Paul chose not to have a corporate aggregate excess-of-loss reinsurance program in place in 2002. Coverage under the St. Paul corporate aggregate excess-of-loss reinsurance programs was triggered when incurred insurance losses and loss adjustment expenses spanning all segments of St. Paul's business exceeded accident year attachment loss ratios specified in the treaty. In addition, St. Paul Re's results benefited from St. Paul Re's aggregate excess-of-loss-treaty in each year. These treaties are collectively referred to hereafter as the "reinsurance treaties."

        The following table describes the combined impact of these cessions under the reinsurance treaties on St. Paul Re's results.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
St. Paul Corporate Aggregate Excess-of-Loss Reinsurance Program:
Ceded premiums written	$—	$2	$(67)	$80	$89
Ceded losses and loss adjustment expenses	—	—	(126)	140	164
Ceded earned premiums	—	1	(67)	80	89

Net pretax benefit (detriment)	—	(1)	(59)	60	75

St. Paul Re's Aggregate Excess-of-Loss Treaties:
Ceded premiums written	5	45	119	55	62
Ceded losses and adjustment expenses	(25)	102	278	122	150
Ceded earned premiums	(3)	43	119	55	62

Net pretax benefit (detriment)	(22)	59	159	67	88

Combined Total:
Ceded premiums written	5	47	52	135	151
Ceded losses and loss adjustment expenses	(25)	102	152	262	314
Ceded earned premiums	(3)	44	52	135	151

Net pretax benefit (detriment)	$(22)	$58	$100	$127	$163

        St. Paul was not party to a corporate all-lines aggregate excess-of-loss treaty in 2002. In 2001, St. Paul did not cede any losses to the St. Paul corporate aggregate excess-of-loss reinsurance program, but did reallocate benefits from its 2000 and 1999 treaties among its business segments, resulting in a detriment to St. Paul Re's reported results for calendar year 2001. This reallocation was necessary to reflect the impact of differences between St. Paul's actual 2001 experience on losses ceded to the St. Paul corporate aggregate excess-of-loss reinsurance program in 2000 and 1999, by segment, and the anticipated experience on those losses in 2000 and 1999, when the initial segment allocation was made. The impact of the 2000 and 1999 St. Paul corporate aggregate excess-of-loss reinsurance program was allocated to St. Paul Re based on St. Paul Re's underwriting results relative to the underwriting results of St. Paul's other underwriting segments.

        Net underwriting detriment in the 2002 six-month period was driven by a commutation of a certain portion of the St. Paul Re aggregate excess-of-loss treaty. The commutation of this treaty resulted in a net loss of $14 million. This was done in conjunction with the commutation of similar assumed reinsurance treaties which resulted in a net gain of $10 million. The combined effect of these commutations resulted in a net loss of $4 million.

        The combined net pretax benefit (detriment) of the reinsurance treaties was allocated to St. Paul Re's business segments as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
North American Casualty	$(6)	$4	$13	$42	$28
North American Property	(3)	35	40	49	60
International	(4)	16	30	36	51
Finite Risk	(9)	3	17	0	24

Total	$(22)	$58	$100	$127	$163

September 11, 2001 Terrorist Attack

        On September 11, 2001, terrorists hijacked four commercial passenger jets in the United States. Two of the jets were flown into the World Trade Center towers in New York, N.Y., causing their collapse. The third jet was flown into the Pentagon building in Washington, D.C., causing severe damage, and the fourth jet crashed in rural Pennsylvania. This terrorist attack caused significant loss of life and resulted in unprecedented losses for the property and casualty insurance industry. St. Paul Re's estimated net pretax loss incurred as a result of the terrorist attack totaled $556 million in 2001, distributed among business segments as follows:

Year Ended December 31, 2001
($ in millions)
North American Property	$233
North American Casualty	32
International	162
Finite Risk	129

Total	$556

        St. Paul Re continually evaluated the adequacy of the net loss provision recorded, based on claim experience, collections from its reinsurers, and other factors. In the first six months of 2002, St. Paul Re did not record any additions or reductions to its original estimated loss provision recorded in 2001 for the terrorist attack. Through June 30, 2002, St. Paul Re had made net loss payments totaling $110 million related to the attack since it occurred, of which $107 million were made in the first six months of 2002.

        For further information related to the terrorist attack, refer to the Notes to The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor) Combined Statements beginning on page F-18 of this prospectus.

Elimination of One-Quarter Reporting Lag

        In the first quarter of 2000, St. Paul Re eliminated the one-quarter reporting lag for its reinsurance operations based in the United Kingdom ("St. Paul Re-U.K.") in order to report the results of those operations on a current basis. As a result, St. Paul Re's results for 2000 include St. Paul Re-U.K.'s results for the fourth quarter of 1999 and all of 2000. The incremental impact of eliminating the reporting lag, which consists of St. Paul Re-U.K.'s results for the three months ended December 31, 2000, was as follows.

Year Ended December 31, 2000
($ in millions)
Net premiums written	$7
Net premiums earned	51
Underwriting loss	(10)

Underwriting Results By Segment

        The following table summarizes written premiums, underwriting results, statutory combined ratios and adjusted combined ratios (as described in the footnote to the table) for each of St. Paul Re's business segments for the last three years. These segments are managed in a carefully coordinated fashion with strong elements of centralized control. As a result, management monitors and evaluates the financial performance of these segments principally based on their underwriting results. Following the table are detailed analyses of each segment's results.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
North American Casualty
Net premiums written	$228	$296	$667	$340	$262
Net premiums earned	271	261	588	319	245
Losses and loss adjustment expenses	230	274	584	261	61
Underwriting expenses	91	96	219	134	109

Underwriting gain (loss)	$(50)	$(109)	$(215)	$(76)	$75

Combined ratio	117.9%	141.4%	135.4%	124.9%	68.8%
Adjusted combined ratio*	115.3%	142.6%	131.5%	131.4%	82.2%
North American Property
Net premiums written	$110	$75	$216	$170	$207
Net premiums earned	125	75	216	204	196
Losses and loss adjustment expenses	74	36	381	133	153
Underwriting expenses	35	33	67	72	71

Underwriting gain (loss)	$16	$6	$(232)	$(1)	$(28)

Combined ratio	88.0%	92.8%	207.3%	104.6%	112.6%
Adjusted combined ratio*	85.1%	127.6%	116.9%	122.2%	134.8%
International
Net premiums written	$174	$174	$248	$145	$160
Net premiums earned	120	108	242	188	160
Incurred losses and loss adjustment expenses	52	25	289	128	102
Underwriting expenses	28	30	62	70	79

Underwriting gain (loss)	$40	$53	$(109)	$(10)	$(21)

Combined ratio	62.5%	45.5%	143.8%	111.6%	114.0%
Adjusted combined ratio*	58.9%	64.0%	89.5%	125.0%	134.7%
Finite Risk
Net premiums written	$151	$156	$546	$418	$284
Net premiums earned	166	156	547	410	277
Incurred losses and loss adjustment expenses	104	91	668	289	184
Underwriting expenses	59	71	49	148	43

Underwriting gain (loss)	$3	$(6)	$(170)	$(27)	$50

Combined ratio	97.8%	106.7%	131.6%	106.2%	85.8%
Adjusted combined ratio*	91.8%	108.3%	114.2%	106.2%	94.9%

Total
Net premiums written	$663	$701	$1,677	$1,073	$913
Net premiums earned	682	600	1,593	1,121	878
Incurred losses and loss adjustment expenses	460	426	1,922	811	500
Underwriting expenses	213	230	397	424	302

Underwriting result	$9	$(56)	$(726)	$(114)	$76

Loss and loss expense ratio	67.4%	71.0%	120.6%	72.3%	57.0%
Underwriting expense ratio	29.2%	36.5%	25.1%	39.7%	35.1%

Combined ratio	96.6%	107.5%	145.7%	112.0%	92.1%

Adjusted combined ratio*	93.1%	116.2%	117.6%	120.4%	109.2%

*
For purposes of meaningful comparison, adjusted combined ratios in all periods presented exclude the impact of the reinsurance treaties described before the table and the September 11, 2001 terrorist attack.

  Six Months Ended June 30, 2002 vs. Six Months Ended June 30, 2001

  Loss Ratio

        The loss ratio measures insurance losses and loss adjustment expenses incurred as a percentage of earned premiums.

St. Paul Re's reported loss ratio for the six months ended June 30, 2002 was 67.4%, compared with 71.0% in the same 2001 period. The 3.6 percentage point improvement in the loss ratio was primarily due to rate increases across all segments and the exit of unprofitable lines of business, tempered by deteriorating results in discontinued lines of business (surplus lines, bond and credit).

  Expense Ratio

        St. Paul Re's reported expense ratio for the six months ended June 30, 2002 was 29.2%, compared with 36.5% in the same period of 2001. The significant improvement in the expense ratio was due to the exiting of unprofitable lines of business.

  Year Ended December 31, 2001 vs. Years Ended December 31, 2000 and December 31, 1999

  Loss Ratio

        St. Paul Re's reported loss ratio in 2001 included a 42.6 percentage point detriment from losses incurred in the terrorist attack. The reported loss ratios in 2001, 2000 and 1999 also included benefits from the reinsurance treaties.

        Catastrophe losses totaled $880 million in 2001, of which $788 million was due to the September 11, 2001 terrorist attack. Most of the other $92 million of catastrophe losses were the result of a variety of storms throughout the year in the U.S. and the explosion of a chemical manufacturing plant in Toulouse, France. In 2000 and 1999, catastrophe losses totaled $135 million and $143 million, respectively. Additional loss development arising from severe windstorms that struck portions of Europe in late 1999 and severe flooding in the United Kingdom drove the 2000 total. Major events contributing to the 1999 total included Hurricane Floyd, earthquakes in Taiwan and Turkey, and European windstorms.

  Expense Ratio

        St. Paul Re's reported expense ratio in 2001 included an 8.2 percentage point benefit resulting from a $91 million reduction in contingent commissions that had been accrued prior to September 11, 2001. The magnitude of losses from the terrorist attack resulted in the reversal of that accrual. The reported expense ratios in 2001, 2000 and 1999 included detriments from the reinsurance treaties. No underwriting expenses were ceded under the treaties; however, the expense ratios in all three years included the effects of written premiums ceded under the treaties.

        During 2000, St. Paul Re reduced its estimate of ultimate losses on certain non-traditional reinsurance business by $56 million, and made a corresponding increase in its estimate of reserves for contingent commissions by $66 million. Although these changes in estimate did not have a significant impact on underwriting results for the year, they did distort the components of the combined ratio in 2000. Excluding these changes, the loss ratio would have been 89.8%, and the expense ratio would have been 29.8% (both excluding the benefits of the reinsurance treaties).

        The following pages provide a more detailed discussion of results for the years ended December 2001, 2000 and 1999 and for the three-month and six-month periods ended June 30, 2002 and 2001 produced by St. Paul Re's four business segments. To provide a more meaningful analysis of the underlying performance of St. Paul Re's business segments, the discussion of segment results excludes the impact of the September 11, 2001 terrorist attack in 2001 and the reinsurance treaties in all three years. The impact of the terrorist attack on individual segment results and the impact of the reinsurance treaties were discussed earlier in this prospectus.

North American Casualty

        The North American Casualty segment consisted of casualty reinsurance underwritten for customers with exposures in the United States and Canada. In 2001, the following types of casualty coverages were offered: general, workers' compensation, auto, medical professional, non-medical professional, directors and officers, employment practices, surplus lines, umbrella and environmental impairment. This segment also included accident and health reinsurance coverages. As discussed earlier in this prospectus, in 2002, St. Paul narrowed its reinsurance product focus in an effort to improve profitability. As a result, the North American Casualty segment offered the following coverages in the first six months of 2002: general and automobile liability, professional liability, workers' compensation, accident and health coverages and casualty clash. The following table summarizes results for this segment for the periods presented, and excludes the impact of the reinsurance treaties and the September 11, 2001 terrorist attack.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
Net premiums written	$233	$296	$679	$400	$288
Percentage increase (decrease) over prior year	(21)%		70%	39%
Underwriting gain (loss)	$(44)	$(113)	$(195)	$(114)	$47
Loss and loss adjustment expense ratio	82.9%	106.2%	95.7%	94.6%	42.1%
Underwriting expense ratio	32.4%	36.4%	35.8%	36.8%	40.1%

Combined ratio	115.3%	142.6%	131.5%	131.4%	82.2%

  Six Months Ended June 30, 2002 vs. Six Months Ended June 30, 2001

        The $63 million decrease in net premiums written was primarily due to the rescission of a large quota share contract in the second quarter of 2002. The premium volume was also impacted by a decline in premiums resulting from lines of business being exited. Rate increases averaged 29% in the first six months of 2002, and new business written in the accident and health reinsurance market served to partially offset the decline in premiums.

        The $69 million reduction in underwriting losses compared with the six months ended June 30, 2001 is attributable to improved rates and risk selection, as well as less unfavorable development in casualty business written in prior years.

  2001 vs. 2000

        A significant portion of the 70% increase in net written premium volume over 2000 was due to additional premiums recorded on business from the underwriting years 2000 and 1999. St. Paul Re had been conservative in recording estimated premiums from ceding companies in a soft market environment, but as rate increases began to accelerate faster than anticipated, it was determined that estimated premiums to be received from cedents for the underwriting years 2000 and 1999 were under accrued. St. Paul Re recorded the increase in premium from those years in 2001 as the revenue materialized. In addition, new business from large quota share contracts accounted for approximately $65 million of premium growth in 2001, and accident and health new business contributed approximately $51 million to premium volume for the year.

        The reported underwriting result in 2001 included losses from underwriting years prior to 2001. These losses were centered in surplus lines and first-dollar auto reinsurance coverages. The surplus lines losses primarily resulted from higher than expected frequency of losses associated with program business. In particular, the experience attributable to certain black car and tow truck programs was worse than expected. In addition, competitive market conditions in the earlier underwriting years contributed to a soft pricing environment for surplus lines reinsurance in those years. The first-dollar auto losses in 2001 were primarily the result of unfavorable emergence stemming from the binders and professional indemnity book.

  2000 vs. 1999

        The 39% increase in net premium volume in 2000 compared with 1999 was largely driven by new business. In 2000, St. Paul Re entered the accident and health market to take advantage of significant improvements in the medical stop loss market. This business accounted for $33 million of written premiums in 2000. In addition, a large quota share treaty also contributed $45 million in new premium volume in 2000. North American surplus lines casualty business written by St. Paul Re's London operations increased by $23 million in 2000, due to price increases and the withdrawal of other surplus lines underwriters in London.

        The reported underwriting loss for 2000 deteriorated significantly to $114 million, compared with an underwriting profit of $47 million in 1999. In 2000, St. Paul Re started to experience an increase in claims reported from underwriting years 1997 through 1999 which had not been evident in 1999.

North American Property

        The North American Property segment consisted of property reinsurance business underwritten for customers with exposures in the United States and Canada. In 2001, coverages offered included proportional, per-risk, excess-of-loss reinsurance and excess and surplus lines insurance, and catastrophe treaties. This segment also included the results of retrocessional reinsurance business, and crop and agricultural reinsurance. As discussed earlier in this prospectus, in 2002, St. Paul narrowed its reinsurance product focus in an effort to improve profitability. As a result, the North American Property segment offered the following coverage in the first six months of 2002: property catastrophe, property pro rata and property risk excess-of-loss. The following table summarizes results for this segment for the periods presented, and excludes the impact of the reinsurance treaties and the September 11, 2001 terrorist attack.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
Net premiums written	$110	$107	$230	$218	$254
Percentage increase (decrease) over prior year	3%		6%	(14)%
Underwriting gain (loss)	$19	$(29)	$(39)	$(51)	$(87)
Loss and loss adjustment expense ratio	56.4%	96.0%	88.1%	91.6%	106.1%
Underwriting expense ratio	28.7%	31.6%	28.8%	30.6%	28.7%

Combined ratio	85.1%	127.6%	116.9%	122.2%	134.8%

  Six Months Ended June 30, 2002 vs. Six Months Ended June 30, 2001

        The $3 million increase in net premiums written was due to rate increases that averaged 31% in the first six months of 2002, which more than offset the significant decline in business volume resulting from St. Paul Re's withdrawal from or reduction in several lines of business in this segment.

        The improvement in underwriting results in 2002 reflected the impact of exiting unprofitable lines of business, rate increases, a lack of significant catastrophe losses and favorable development on prior year catastrophe losses.

  2001 vs. 2000

        The 6% increase in premium volume in 2001 over 2000 was primarily due to rate increases throughout this segment, the impact of which was substantially offset by a deliberate reduction in business volume for crop reinsurance and retrocessional reinsurance due to unfavorable treaty terms and conditions. Price increases for risk excess-of-loss reinsurance grew substantially as the year progressed, reflecting the impact of poor results on prior treaties. Proportional premium volume grew nearly 40% over 2000, primarily due to price increases.

        The improvement in underwriting results compared with 2000 was primarily due to a reduction in retrocessional reinsurance losses. St. Paul Re began exiting unprofitable lines of the retrocessional market in 2000, and by the end of 2001, underwrote a minimal amount of that business. Proportional reinsurance coverages produced improved results over 2000, largely due to favorable loss development on 1999 and prior underwriting years. These improvements were partially offset by deterioration in North American reinsurance results from business underwritten in London. In addition, excess-of-loss reinsurance results in 2001 suffered from the effects of tropical storm Allison, which struck the southeastern United States in the spring. Crop reinsurance losses were significant in 2001, due to adverse loss development on both 2001 and 2000 underwriting year business. Several hailstorms in the U.S. played a major factor in the 2001 underwriting year losses. In addition, crop reinsurance results in 2001 reflected the negative impact of competitive market conditions in prior years that resulted in a soft pricing environment for this business.

  2000 vs. 1999

        The 14% decline in net premium volume in 2000 compared with 1999 reflected an intentional reduction in business volume due to concerns about underlying price levels, catastrophe exposures and unsatisfactory treaty terms. Retrocessional net premiums declined approximately 27%, and proportional volume was down 45% from 1999 levels. Near the end of 2000, some underlying price improvement emerged due to the continuing deterioration in results for reinsurers.

        With the exception of catastrophe business, all lines of business recorded unprofitable results in 2000. Excess-of-loss business showed improvement over 1999, due to the lack of catastrophe losses and favorable prior-year development. Proportional business results deteriorated from 1999, due to loss development from the 1999 underwriting year. Per risk excess-of-loss results were also worse than 1999. Crop reinsurance results in 2000 deteriorated from 1999, and retrocessional business from the London market produced significant losses despite a declining book of business.

International

        In 2001, St. Paul Re's International segment underwrote property and casualty reinsurance for customers domiciled outside of North America. This segment also included results from marine and aerospace business for customers located throughout the world, because of the global nature of those exposures. As discussed earlier in this prospectus, in 2002, St. Paul narrowed its reinsurance product focus in an effort to improve profitability. As a result, the International segment offered the following coverages in the first six months of 2002: property catastrophe, property pro rata, property risk excess-of-loss and marine coverages. The following table summarizes results for this segment for the periods presented, and excludes the impact of the reinsurance treaties and the September 11, 2001 terrorist attack.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
Net premiums written	$176	$184	$255	$176	$212
Percentage increase (decrease) over prior year	(4)%		45%	(17)%
Underwriting gain (loss)	$44	$37	$24	$(47)	$(73)
Loss and loss adjustment expense ratio	39.6%	42.4%	65.8%	88.9%	96.5%
Underwriting expense ratio	19.3%	21.6%	23.7%	36.1%	38.2%

Combined ratio	58.9%	64.0%	89.5%	125.0%	134.7%

  Six Months Ended June 30, 2002 vs. Six Months Ended June 30, 2001

        The $8 million decrease in net premiums written in 2002 was due to St. Paul Re's decision to exit the aviation market and close certain international offices. Rate increases averaging 39% in the International segment partially offset these declines.

        The $7 million increase in underwriting gain was mainly attributable to favorable development on prior year reserves across all lines. Also contributing to the increase in underwriting gain is the absence of catastrophe losses in the period and significant rate increases achieved in 2002.

  2001 vs. 2000

        The 45% increase in net premiums over 2000 reflected improving market conditions in 2001, characterized by significant rate increases and increasingly favorable terms and conditions on new and renewal business during the year. The magnitude of year-over-year premium growth in 2001 was partially aided by St. Paul Re's deliberate actions in 2000 to reduce premium volume in certain underperforming lines of business, including proportional treaty business and low-level per risk excess-of-loss business. Net premium growth in 2001 was centered in property coverages, where rate increases averaged 33% for the year. For marine coverages, rate increases averaged 20% in 2001.

        During 2001, St. Paul Re sought to take advantage of market conditions and realign its portfolio by further reducing underperforming business volume, and expanding new business in virtually all of its remaining operations. The significant improvement in the loss ratio compared with 2000 reflected the success of those efforts, and also reflected a significant decline in catastrophe losses. In 2001, the only major catastrophe affecting the International segment (excluding the September 11, 2001 terrorist attack) was the explosion of a chemical plant in Toulouse, France, which resulted in $13 million of incurred losses. By contrast, 2000 results included a cumulative total of $34 million of catastrophe losses, the majority of which resulted from additional loss development from severe windstorms that struck portions of Europe in late 1999.

  2000 vs. 1999

        The 17% decline in 2000 net premiums written compared with 1999 resulted from St. Paul Re's deliberate reduction in pro rata property business volume due to unacceptable underwriting conditions. In addition, St. Paul Re changed the method it used to estimate reinsurance premiums in the International segment for the 1999 underwriting year following St. Paul's merger with USF&G Corporation in 1998 and the subsequent integration of F&G Re, the reinsurance department of USF&G into St. Paul Re's operations. Throughout the majority of 2000, worldwide reinsurance market conditions remained unfavorable, and St. Paul Re maintained a cautious approach to premium growth in the International arena. However, the spate of large catastrophe losses which occurred in late 1999 and affected calendar year 2000 results proved to be the catalyst for an increase in property catastrophe reinsurance pricing. In the last quarter of 2000, the soft market conditions that had prevailed for several years began to improve, laying the groundwork for significantly improved operating conditions in 2001.

        Although 2000 was relatively free from major natural catastrophes, adverse development from the aforementioned 1999 catastrophic events contributed significantly to St. Paul Re's reported results in 2000. Of the $34 million of catastrophe losses incurred in 2000, the only significant events that actually occurred in 2000 were a series of storm and flood losses in the United Kingdom, which resulted in losses of $13 million.

        In 1999, market conditions were difficult due to excess capacity and severe competition in the reinsurance sector. Overall pricing continued to be inadequate as worldwide reinsurers competed for market share in a stagnant worldwide non-life insurance market. St. Paul Re's International segment loss ratio in 1999 suffered from a total of $63 million of catastrophe losses resulting from earthquakes in Taiwan and Turkey, Typhoon Bart in Japan, Hurricane Floyd, and the severe windstorms in Northern Europe.

Finite Risk

        In 2001, St. Paul Re's Finite Risk segment underwrote non-traditional reinsurance treaties for leading insurance and reinsurance companies worldwide. Non-traditional reinsurance combines limited traditional underwriting risk with financial risk protection and is generally utilized by sophisticated insurers who are willing to share in a portion of their insurance losses. Products include multi-year excess-of-loss treaties, aggregate stop loss treaties, finite quota share treaties, loss portfolio transfers, and adverse loss development covers. This segment also included bond and credit reinsurance coverages. As discussed earlier in this prospectus, in 2002, St. Paul narrowed its reinsurance product focus in an effort to improve profitability. As a result, the Finite Risk segment offered the following coverages in the first six months of 2002: multi-year excess-of-loss, aggregate stop loss, finite quota share, loss portfolio transfer and adverse loss development contracts. The following table summarizes results for this segment for the periods presented, and excludes the impact of the reinsurance treaties and the September 11, 2001 terrorist attack.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	($ in millions)
Net premiums written	$149	$161	$424	$418	$311
Percentage increase (decrease) over prior year	(7)%		1%	34%
Underwriting gain (loss)	$11	$(10)	$(57)	$(28)	$26
Loss and loss adjustment expense ratio	56.8%	62.2%	80.7%	70.5%	77.3%
Underwriting expense ratio	35.0%	46.1%	33.5%	35.7%	17.6%

Combined ratio	91.8%	108.3%	114.2%	106.2%	94.9%

  Six Months Ended June 30, 2002 vs. Six Months Ended June 30, 2001

        The $12 million decrease in net premiums written in the first six months of 2002 was due to St. Paul Re's decision to exit the bond and credit market; however, that decline was offset by a $25 million positive premium adjustment related to one finite quota share contract.

        The $11 million underwriting gain in the first six months of 2002 included a $10 million favorable impact due to a commutation of an aggregate excess-of-loss treaty, offset by adverse prior-year marine and aviation loss development, as well as adverse loss experience on the bond and credit business in runoff. The $10 million loss in the 2001 period was primarily due to an $11 million loss related to the Petrobras oil platform collapse in March 2001.

  2001 vs. 2000

        Net written premiums grew slightly in 2001 over an abnormally large premium base in 2000 that had resulted from three large new contracts and additional premiums related to a specific contract. Bond and credit reinsurance coverages accounted for $63 million of net written premium volume in 2001, compared with $62 million in 2000.

        The deterioration in underwriting results in 2001 was primarily due to $31 million of losses generated by bond and credit reinsurance, of which $15 million resulted from surety bond losses related to Enron Corporation's bankruptcy filing in late 2001. Bond and credit losses in 2000 totaled $2 million. In addition, the Finite Risk segment incurred $39 million of losses from three major marine and aviation events: the collapse of the Petrobras oil platform; a terrorist group's ground attack on commercial airliners in Sri Lanka; and the chemical plant explosion in Toulouse, France.

  2000 vs. 1999

        Net written premiums in 2000 increased $107 million over 1999, of which $67 million collectively resulted from the origination of two new loss portfolio transfer contracts and one new finite quota share treaty. In addition, $47 million of additional written premiums were recognized on a specific aggregate stop-loss contract due to adverse loss development.

        Additional loss development from the severe storms that struck portions of Europe in late 1999 accounted for $36 million of underwriting losses in 2000 in the Finite Risk segment. However, $52 million in underwriting profits were recognized in 2000 from five large treaties that were either commuted or experienced favorable loss development.

        During 2000, the Finite Risk segment reduced its estimate of ultimate losses on certain non-traditional reinsurance business by $56 million, and correspondingly increased its estimate of profit commission reserves by $66 million. Excluding these changes, the loss ratio would have been 84.2%, and the expense ratio would have been 19.6%.

Capital Resources and Liquidity

        St. Paul Re's primary sources of capital resources and liquidity were premium revenues received from its reinsurance business, and capital contributions, when necessary, from St. Paul. As a component of St. Paul's consolidated operations, St. Paul Re was dependent upon St. Paul to provide the necessary capital to adequately support the level of its business operations.

Exposures to Market Risk

        Market risk can be described as the risk of change in fair value of a financial instrument due to changes in interest rates, equity prices, creditworthiness, foreign exchange rates or other factors. As a component of St. Paul's consolidated operations with no invested assets of its own, St. Paul Re had no direct exposure to these various types of market risk, except for the potential impact of changes in foreign currency exchange rates on its insurance reserves. St. Paul actively managed its exposure to such foreign currency risks by purchasing investments denominated in foreign currencies to hedge insurance reserves denominated in the same currencies, which effectively reduced its foreign currency exchange rate exposure.

Reserves for Losses and Loss Adjustment Expenses for Predecessor Business

General Information

        Losses represent the amounts paid, or expected to be paid, to ceding companies for events that have occurred. The cost of investigating, resolving and processing these claims is known as loss adjusting expenses, or LAE. Reserves are established that reflect the estimated unpaid total cost of these two items. These reserves include estimates of the total cost of claims that were reported but not yet paid, and the cost of claims incurred but not yet reported, or IBNR. The reserves for unpaid losses and LAE at December 31, 2001 cover claims that were incurred not only in 2001 but also in prior years. Loss reserves are reduced for estimates of salvage and subrogation.

        Because many of the reinsurance coverages offered by St. Paul Re involve losses that may not ultimately be settled for many years after they are incurred, subjective adjustments as to ultimate exposure to losses are an integral and necessary component of the loss reserving process. The inherent uncertainties of estimating loss reserves are further exacerbated for reinsurers by the significant times that often elapse between the occurrence of an insured loss, the reporting of that loss to the primary insurer and, ultimately to the reinsurer, and the primary insurers payment of that loss and subsequent indemnification by the reinsurer. Reserves are recorded by considering a range of estimates bounded by a high point and a low point. Within that range, management's best estimate is recorded. Reserves are continually reviewed, using various statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as loss experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in financial results in periods in which they are made.

        While the carried reserves make a reasonable provision for unpaid loss and LAE obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by factors such as the existence of long-tail coverage (when loss payments may occur for several years) and changes in claims handling practices, as well as factors noted above, and actual claim payments and LAE could be significantly different than estimates.

        Liabilities for unpaid losses and LAE related to certain assumed reinsurance contracts are discounted to the present value of estimated future payments. Prior to discounting, these liabilities totaled $306.4 million, $198.7 million, and $72.7 million at December 31, 2001, 2000 and 1999, respectively. The total discounted liability reflected on our combined statements of identifiable underwriting assets and liabilities was $264.9 million, $146.7 million and $47.6 million at December 31, 2001, 2000 and 1999, respectively. During 2001, $33 million of discount was amortized and $85 million of additional discount was accrued. The liabilities related to these reinsurance contracts were discounted using rates up to 7.5%, based on our return on invested assets or, in many cases, on yields contractually guaranteed to us on funds held by the ceding company, as permitted by the state of domicile, the Vermont Department of Banking, Insurance, Securities and Healthcare Administration.

Ten-year Development

        The table below presents a development of net loss and LAE reserve liabilities and payments for the years 1992 through 2001. The top line on the table shows the estimated liability for unpaid losses and LAE, net of reinsurance recoverables, recorded at the balance sheet date for each of the years indicated.

        In 1997, St. Paul changed the method by which it assigned loss activity to a particular year for assumed reinsurance written by our U.K.-based reinsurance operation, a component of St. Paul Re. Prior to 1997, that loss activity was assigned to the year in which the underlying reinsurance contract was written. In 1997, our analysis indicated that an excess amount of loss activity was being assigned to prior years because of this practice. As a result, we implemented an improved procedure in 1997 that more accurately assigns loss activity for this business to the year in which it occurred. This change had the impact of increasing favorable development on previously established reserves by approximately $110 million in 1997. There was no net impact on total incurred losses, however, because there was a corresponding increase in the provision for current year loss activity in 1997. Development data for individual years prior to 1997 in this table were not restated to reflect this new procedure because reliable data to do so was not available.

        The upper portion of the table, which shows the re-estimated amounts relating to the previously recorded liabilities, is based upon experience as of the end of each succeeding year. These estimates are either increased or decreased as further information becomes known about individual claims and as changes in the trend of claim frequency and severity become apparent.

        The "Cumulative redundancy (deficiency)" line on the table for any given year represents the aggregate change in the estimates for all years subsequent to the year the reserves were initially established. For example, the 1992 net reserve of $2,265 million developed to $2,231 million, or a $34 million redundancy, by the end of 1994. By the end of 2001, the 1992 reserve had developed a redundancy of $518 million. The changes in the estimate of 1992 loss reserves were reflected in operations during the past nine years. Likewise, the deficiency that developed with respect to year-end 2000 reserves was reflected in our results of operations for 2001.

        In 1993, St. Paul Re adopted the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". This statement required, among other things, that reinsurance recoverables on unpaid losses and LAE be shown as an asset, instead of the prior practice of netting this amount against insurance reserves for balance sheet reporting purposes.

        The middle portion of the table, which includes data for only those periods impacted since the adoption of SFAS No. 113 (the years 1992 through 2001), represents a reconciliation between the net reserve liability as shown on the top line of the table and the gross reserve liability as shown in St. Paul Re's combined statements of identifiable underwriting assets and liabilities on page F-16 of this prospectus. This portion of the table also presents the gross re-estimated reserve liability as of the end of the latest re-estimation period (December 31, 2001) and the related re-estimated reinsurance recoverable.

        The lower portion of the table presents the cumulative amounts paid with respect to the previously recorded liability as of the end of each succeeding year. For example, as of December 31, 2001, $1,573 million of the currently estimated $1,747 million of net losses and LAE that have been incurred for the years up to and including 1992 have been paid. Thus, as of December 31, 2001, it is estimated that $174 million of net incurred losses and LAE have yet to be paid for the years up to and including 1992.

        Caution should be exercised in evaluating the information shown in this table. It should be noted that each amount includes the effects of all changes in amounts for prior periods. For example, the portion of the development shown for year-end 1996 reserves that relates to 1991 losses is included in the cumulative redundancy (deficiency) for the years 1991 through 1996.

        In addition, the table presents calendar year data. It does not present accident or policy year development data, which some readers may be more accustomed to analyzing. The social, economic and legal conditions and other trends which have had an impact on the changes in the estimated liability in the past are not necessarily indicative of the future. Accordingly, readers are cautioned against extrapolating any conclusions about future results from the information presented in this table.

        Note 4 to the combined statements, on page F-24 of St. Paul Re's combined statements, includes a reconciliation of beginning and ending loss reserve liabilities for each of the last three years and is incorporated herein by reference. Additional information about our reserves is contained in Note 4 of St. Paul Re's combined statements on page F-24 of this prospectus.

Analysis of Loss and Loss Adjustment Expense (LAE) Development

	Year ended December 31,
	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
					($ in millions)
Net liability for unpaid losses and LAE	$2,265	$2,189	$2,241	$2,424	$2,695	$3,116	$3,226	$2,855	$2,666	$3,693

Liability re-estimated as of:
One year later	2,225	2,179	2,218	2,431	2,758	3,040	3,058	2,730	2,761
Two years later	2,231	2,158	2,246	2,476	2,689	2,712	2,754	2,744
Three years later	2,211	2,179	2,272	2,423	2,239	2,447	2,739
Four year later	2,231	2,202	2,225	2,065	2,094	2,439
Five years later	2,262	2,168	1,874	1,853	2,073
Six years later	2,238	1,803	1,681	1,841
Seven years later	1,870	1,649	1,669
Eight years later	1,749	1,646
Nine years later	1,747
Ten years later
Gross cumulative redundancy (deficiency)
Cumulative redundancy (deficiency)	$518	$542	$572	$583	$622	$677	$487	$111	$(95)	—

Net liability for unpaid losses and LAE	$2,265	$2,189	$2,241	$2,424	$2,695	$3,116	$3,226	$2,855	$2,666	$3,693
Reinsurance recoverable on unpaid losses	714	687	694	674	669	613	251	596	902	1,256
Gross Liability	2,979	2,876	2,935	3,098	3,365	3,729	3,477	3,451	3,568	4,949
Gross re-estimated liability
One year later	2,931	2,865	2,909	3,113	3,436	3,208	3,356	3,325	3,664
Two years later	2,939	2,841	2,946	3,166	2,917	3,039	3,069	3,428
Three years later	2,916	2,871	2,979	2,715	2,714	2,784	3,123
Four year later	2,944	2,901	2,579	2,491	2,474	2,837
Five years later	2,984	2,553	2,352	2,279	2,505
Six years later	2,684	2,302	2,154	2,312
Seven years later	2,423	2,143	2,182
Eight years later	2,294	2,176
Nine years later	2,324
Ten years later
Gross cumulative redundancy (deficiency)	$655	$700	$754	$786	$860	$893	$354	$23	$(96)	—

Cumulative amount of net liability paid through:
One year later	$492	$369	$339	$365	$357	$414	$696	$780	$663
Two years later	768	620	579	599	640	967	1,318	1,343
Three years later	951	792	736	780	1,071	1,425	1,650
Four years later	1,079	905	863	1,117	1,416	1,640
Five years later	1,154	998	1,134	1,375	1,544
Six years later	1,212	1,217	1,336	1,453
Seven years later	1,399	1,391	1,387
Eight years later	1,544	1,431
Nine years later	1,573
Ten years later
Cumulative amount of gross liability paid through:
One year later	$551	$410	$376	$397	$381	$439	$746	$838	$706
Two years later	861	689	643	650	685	1,033	1,410	1,435
Three years later	1,068	882	817	847	1,152	1,523	1,760
Four years later	1,212	1,007	957	1,217	1,525	1,749
Five years later	1,297	1,110	1,258	1,500	1,661
Six years later	1,362	1,355	1,483	1,584
Seven years later	1,572	1,548	1,539
Eight years later	1,734	1,593
Nine years later	1,767
Ten years later

INDEPENDENT AUDITORS' REPORT

The Board Of Directors And Shareholder
Platinum Underwriters Holdings, Ltd.:

        We have audited the accompanying consolidated balance sheet of Platinum Underwriters Holdings, Ltd. and subsidiaries (the Company) as of June 30, 2002. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Platinum Underwriters Holdings, Ltd. and subsidiaries as of June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ KPMG LLP

Minneapolis, Minnesota
August 29, 2002, except as to
Notes 3 and 5, which are as of
September 16, 2002

PLATINUM UNDERWRITERS HOLDINGS, LTD.

CONSOLIDATED BALANCE SHEET

June 30, 2002

ASSETS
Cash	$120,000
Cash held in trust	10,000

Total assets	$130,000

LIABILITIES
Payable to affiliate	$10,000

SHAREHOLDER'S EQUITY
Common Shares—(par value $0.01; 135,000,000 shares authorized; 1,200,000 shares issued and outstanding)	$12,000
Additional paid-in capital	108,000

Total shareholder's equity	$120,000

Total liabilities and shareholder's equity	$130,000

See accompanying notes to consolidated balance sheet.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

NOTES TO CONSOLIDATED BALANCE SHEET

June 30, 2002

1. Organization

        Platinum Underwriters Holdings, Ltd. ("Platinum Holdings") was incorporated on April 19, 2002 and was capitalized on April 24, 2002 under the laws of Bermuda, to hold subsidiaries that provide property, casualty, and other reinsurance to insurers and reinsurers on a worldwide basis. Platinum Holdings will operate through wholly owned subsidiaries established and to be established or acquired, including Platinum Underwriters Reinsurance, Inc. ("Platinum US"), Platinum Re (UK) Limited ("Platinum UK"), and Platinum Underwriters Bermuda, Ltd. ("Platinum Bermuda") (collectively referred to as the "Company"). Platinum Holdings owns Platinum Bermuda directly and will own Platinum US, Platinum UK and Platinum Underwriters Finance, Inc. ("Platinum Finance") through Platinum Regency Holdings ("Platinum Ireland"), a wholly owned intermediate Irish holding company.

        Platinum Bermuda was incorporated on May 9, 2002 under the laws of Bermuda and is licensed under the Bermuda Insurance Act of 1978, as amended (the "Bermuda Insurance Act") and related regulations.

        Platinum US (formerly named USF&G Family Insurance Company) was incorporated in 1995 under the laws of Maryland and is licensed under the Maryland insurance laws and related regulations. Platinum US will be acquired by Platinum Holdings at the time of the consummation of Platinum Holdings' initial public offering (the "Public Offering").

        Platinum UK was incorporated on April 10, 2002 under the laws of the United Kingdom and has applied to be licensed under the Financial Services and Market Act 2000 ("FSMA") and related regulations.

        Platinum Regency was incorporated on May 3, 2002 under the laws of Ireland.

        Platinum Finance was incorporated on May 10, 2002 under the laws of Delaware and has not yet issued common stock. Prior to the Public Offering, Platinum Finance will issue common stock to Platinum Ireland and will be nominally capitalized.

        The Company's initial capitalization of $120,000, as reflected in the consolidated balance sheet, was provided by an organizing trust.

        On May 29, 2002, Platinum Holdings completed a 100-for-1 stock split of its Common Shares, resulting in 135,000,000 shares authorized and 1,200,000 shares issued and outstanding, all with a par value of $0.01.

        Concurrent with the Public Offering, the Company has agreed to sell Common Shares and an option to purchase additional Common Shares to The St. Paul Companies, Inc. ("St. Paul") in a private placement in exchange for cash and certain assets contributed by St. Paul. This private placement is discussed in more detail in Note 3.

        Also, concurrent with the Public Offering is an offering of equity security units discussed in Note 3.

2. Summary of Significant Accounting Policies

  Accounting Principles

        These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

        The Company's business will be written through various underwriting subsidiaries, which will be required to file statutory financial statements with state and foreign regulatory authorities. The accounting principles used to prepare these statutory financial statements may differ from U.S. GAAP.

  Financial Statements

        For the period from April 24, 2002 (date of inception) through June 30, 2002, the Company did not commence operations and therefore did not generate any revenues or related expenses. During this period, the Company was capitalized for $120,000, as discussed in Note 1.

        Due to nominal activity, the Company has not included consolidated statements of operations, comprehensive income, shareholder's equity and cash flows.

  Consolidation

        The June 30, 2002 balance sheet consolidates the balance sheets of Platinum Holdings, Platinum Bermuda, Platinum Regency and Platinum UK, with Platinum UK capitalized on a very nominal basis. Platinum Finance will be acquired by Platinum Holdings prior to the consummation of Platinum Holdings' Public Offering, at which time the balance sheet of Platinum Finance will be consolidated into the balance sheet of Platinum Holdings. Platinum US will be acquired by Platinum Holdings on the consummation of Platinum Holdings' Public Offering, at which time the balance sheet of Platinum US will be consolidated into the balance sheet of Platinum Holdings. Through June 30, 2002, Platinum US has been a non-operating subsidiary of St. Paul and has written no insurance business, although it is licensed to do so in a number of states. Its only activity to date relates to approximately $19 million of investment grade fixed income and short-term investment securities. Prior to St. Paul's contribution of Platinum US, a dividend of $15 million will be made by Platinum US to United States Fidelity and Guaranty Company, its parent, subject to approval by the Maryland Insurance Administration. Transactions between the Company and its subsidiaries or among subsidiaries are eliminated in consolidation.

  Cash

        Cash of $10,000, provided by St. Paul, is held in trust at Conyers, Dill & Pearman on behalf of Platinum Holdings to be utilized to pay specified formation expenses.

        Upon closing of the Public Offering this amount will be repaid to St. Paul.

  Organizational Costs

        Costs incurred by the Company relating to its organization will be expensed as incurred.

        As the Company becomes active in the underwriting of reinsurance, it intends to record transactions based on the following accounting policies, which are consistent with U.S. GAAP.

  Use of Estimates

        The Company's financial statements will include estimates and assumptions that have an effect on the amounts reported. The most significant estimates will be those relating to reserves for losses and loss adjustment expenses. These estimates will be continually reviewed and adjustments made as necessary, but actual results could be significantly different than expected at the time such estimates are made. Results of changes in estimates will be reflected in results of operations in the period in which the change is made.

  Premiums Earned

        Assumed reinsurance premiums will be recognized as revenues proportionately over the coverage period. Premiums earned will be recorded in the statements of operations, net of our cost to purchase reinsurance. Premiums not yet recognized as revenue will be recorded in the balance sheet as unearned premiums, gross of any ceded unearned premiums. Written and earned premiums, and the related costs, which have not yet been reported to the Company will be estimated and accrued. Due to the time lag inherent in reporting of premiums by cedents, such estimated premiums written and earned, as well as related costs, may be significant. Differences between such estimates and actual amounts will be recorded in the period in which the actual amounts are determined.

        Reinstatement and additional premiums will be accrued as provided for in the provisions of assumed reinsurance contracts and based on experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term, and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has expired, related to experience during the policy term, which are earned immediately. An allowance for uncollectible premiums will be established for possible non-payment of such amounts due, as deemed necessary.

  Insurance Losses and Loss Adjustment Expenses

        Losses represent the amounts paid, or expected to be paid, to ceding companies for events that have occurred. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses ("LAE"). These items will be recorded on the Company's statements of operations, net of ceded reinsurance, meaning that gross losses and loss adjustment expenses incurred will be reduced by the amounts recovered or expected to be recovered under retrocessional contracts.

  Reinsurance

        Written premiums, earned premiums, and incurred losses and loss adjustment expenses will reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting will be followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions being made related to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. Assumed reinsurance contracts that do not transfer significant insurance risk are required to be accounted for as deposits. These contract deposits will be accounted for as financing transactions, with interest expense credited to the contract deposit.

  Insurance Reserves

        The reserves for losses and LAE will be estimated based on reports received from ceding companies, supplemented by the Company's estimates of reserves for which ceding company reports have not been received and by the Company's own historical experience. To the extent that the Company's own historical experience is inadequate for estimating reserves, such estimates may be based upon industry experience and management's judgment. These reserves will include estimates of the total cost of claims that were reported, but not yet paid, and the cost of claims incurred but not yet reported ("IBNR"). Loss reserves will be reduced for estimated amounts of salvage and subrogation recoveries. Estimated amounts recoverable from reinsurers on unpaid losses and LAE will be reflected as assets. We currently intend to make arrangements to permit us to discount the liability for certain assumed reinsurance contracts using rates based on our return on invested assets or, in many cases, on yields contractually guaranteed to us on funds held by the ceding company.

        For reported losses, reserves will be established on a "case" basis within the parameters of coverage provided in the underlying insurance policy and reinsurance agreement. For IBNR losses, reserves will be estimated using established actuarial methods. Case and IBNR reserve estimates will consider such variables as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability and policy coverages, and inflation.

        Because many of the reinsurance coverages offered by the Company will likely involve claims that may not ultimately be settled for many years after they are incurred, subjective judgments as to ultimate exposure to losses will be an integral and necessary component of the loss reserving process. The inherent uncertainties of estimating loss reserves are further exacerbated for reinsurers by the significant amount of time that often elapses between the occurrence of an insured loss, the reporting of that loss to the primary insurer and, ultimately to the reinsurer, and the primary insurer's payment of that loss and subsequent indemnification by the reinsurer. Reserves will be recorded considering a range of estimates bounded by a high and low point. Within that range, management's best estimate will be recorded. Reserves will be continually reviewed, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years will be adjusted as loss experience develops and new information becomes available. Adjustments to previously estimated reserves will be reflected in financial results in the periods in which they are made. It should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by factors such as the existence of long tail coverage (when loss payments may not occur for several years) and changes in claim handling practices, as well as the factors noted above, and actual claim payments and LAE could be significantly different from the estimates.

  Policy Acquisition Expenses

        The costs directly related to the acquisition of reinsurance contracts are referred to as policy acquisition expenses and consist of commissions and other direct underwriting expenses. Although these expenses are incurred when a reinsurance contract is written, such expenses will be deferred and amortized over the same period as the corresponding premiums are recorded as earned revenues.

        On a regular basis, an analysis of the recoverability of the deferred policy acquisition expenses, in relation to the expected recognition of revenues, including anticipated investment income will be performed. Any adjustments will be reflected as period costs. Should the analysis indicate that the acquisition costs are unrecoverable, further analyses are completed to determine if a reserve is required to provide for losses which may exceed the related unearned premiums.

  Foreign Currency Translation

        The Company's functional currency will be the United States dollar. Foreign currency transactions will be remeasured to the functional currency, and the resulting foreign exchange gains or losses will be reflected in income. The remeasurement will be calculated using current exchange rates for the balance sheet amounts and average exchange rates for revenues and expenses.

  Investments

        The Company's entire fixed income portfolio will be classified as available-for-sale, and thus will be carried at estimated fair value, with the difference between amortized cost and fair value charged or credited directly to shareholders' equity. Fair values will be based on quoted market prices, where available, from a third-party pricing service. If quoted market prices are not available, fair values will be estimated using values obtained from independent pricing services or a cash flow estimate will be used. Short-term investments will be carried at cost, which the Company expects will approximate fair value.

        If the Company invests in equity securities in the future, such securities will also be classified as available for sale and will be carried at estimated fair value, based on quoted market prices obtained from a third-party pricing service.

        Realized gains and losses on disposal of investments will be determined based upon specific identification of the cost of investments sold and will be recorded in the Company's statements of operations.

        The difference between the cost and estimated fair value of investments will be monitored. If any of the Company's investments experience a decline in value that is believed to be other than temporary, the investment will be written down and a realized loss will be recorded on the Company's statement of operations. For investments carried at estimated fair value, the difference between cost and fair value, net of any deferred taxes, will be recorded as a part of Shareholders' equity.

        Cash equivalents will be carried at amortized cost, which the Company expects will approximate fair value, and will include all securities that, at their purchase date, have a maturity of less than ninety days.

  Equity Security Units

        The net proceeds from the sale of the units will be allocated between the purchase contracts and the senior notes in the Company's consolidated financial statements based on the underlying fair value of each instrument. The present value of the purchase contract adjustment payments will be initially charged to shareholders' equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

        The purchase contracts are forward transactions in the Company's Common Shares. Upon settlement of a purchase contract, the Company will receive $25 pursuant to that purchase contract and will issue the requisite number of Common Shares. The $25 the Company receives will be credited to shareholders' equity and allocated between the Company's Common Shares and additional paid-in capital accounts.

        Before the issuance of Common Shares upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the "if converted" method, which will assume that the Common Shares were issued and the proceeds received were used to pay down the Senior Notes.

  Income Taxes

        Income taxes will be recorded under the liability method. Deferred income tax assets or liabilities will be recorded based on differences between tax basis and financial statement amounts that will result in taxable or deductible amounts in future years. A valuation allowance will be established for deferred tax assets where it is more likely than not that future tax benefits will not be realized.

  Earnings per Common Share

        The calculation of earnings per Common Share will be based upon the weighted average number of Common Shares outstanding adjusted for options outstanding and outstanding purchase contracts relating to the equity security units.

3. Formation and Separation Agreement, Investment Agreement and Initial Public Offering

        Concurrent with the Public Offering, the Company will, pursuant to a Formation and Separation Agreement to be entered into with St. Paul, issue Common Shares to St. Paul in a private placement as well as an option to purchase additional Common Shares at any time during the 10 years following the Public Offering in exchange for cash and certain assets described in Note 4. The Company refers to this private placement as the "St. Paul Investment". The number of shares to be issued to St. Paul will be determined prior to completion of the initial public offering. The additional shares which St. Paul will have an option to purchase as well as the price to be paid by

St. Paul, will also be determined prior to completion of the initial public offering. The number of shares to be sold to St. Paul pursuant to the St. Paul Investment is designed to hold its ownership in the Company, following the Public Offering, at an ownership level under 25%, but with the voting power limited to 9.9% of the outstanding Common Shares. To the extent the underwriters exercise their over-allotment option to purchase additional Common Shares from Platinum Holdings, St. Paul will have the option to purchase up to the number of additional Common Shares required to maintain its ownership level. In order to maintain the ownership level, the total number of shares to be sold to St. Paul is also subject to adjustment if the number of Common Shares offered in the Public Offering is changed hereafter.

        Concurrently with the Public Offering, the Company will, pursuant to an Investment Agreement entered into with RenaissanceRe Holdings Ltd. ("RenaissanceRe"), issue Common Shares to RenaissanceRe in a private placement as well as an option to purchase additional Common Shares at any time during the 10 years following the Public Offering in exchange for cash. The Company refers to this private placement as the "RenaissanceRe Investment". The number of shares to be issued to RenaissanceRe will be determined prior to completion of the Public Offering. The additional shares which RenaissanceRe will have an option to purchase, as well as the price to be paid by RenaissanceRe, will also be determined prior to completion of the Public Offering. The number of shares to be sold to RenaissanceRe pursuant to the RenaissanceRe Investment is designed to result in its ownership in the Company, following the Public Offering, being at an ownership level of 9.9%. To the extent the underwriters exercise their option to purchase additional Common Shares from Platinum Holdings, RenaissanceRe will have the option to purchase up to the number of additional Common Shares required to maintain its ownership level. In order to maintain the ownership level, the total number of shares to be sold to RenaissanceRe is also subject to adjustment if the number of Common Shares offered in the Public Offering is changed hereafter.

        Concurrently with the Public Offering, the Company will offer equity security units for an aggregate offering price of $125 million, plus up to an additional $18.75 million if the underwriters' option to purchase additional units is exercised in full (the "ESU Offering"), by means of a separate prospectus. Each unit will consist of (a) a contract to purchase Common Shares from Platinum Holdings in 2005 and (b) a senior note of Platinum Finance due in 2007.

4. Acquisition of Assets from St. Paul

        In exchange for the ownership interest discussed in Note 3, St. Paul will contribute cash to the Company and transfer to the Company certain tangible assets used in St. Paul's reinsurance operation, including the net assets of Platinum US as well as certain fixed assets such as furniture and equipment, systems and software. Intangible assets to be transferred include broker lists, contract renewal rights and licenses. These assets will be recorded at the values as reflected on St. Paul's books at the time of the transfer.

5. Related Party Transactions

        In connection with the organization, initial financing and commencement of operations of the Company, the Company plans to enter into various agreements with St. Paul and its affiliates and with RenaissanceRe and its affiliates. These agreements will be put in place to support the operations of Platinum Holdings.

        Subject to completion of the Public Offering, the ESU Offering, the St. Paul Investment and the RenaissanceRe Investment, the Company will enter into a five-year Services and Capacity Reservation Agreement with RenaissanceRe, effective October 1, 2002.

        The minimum fee for the coverage commitment and the services provided by RenaissanceRe under this agreement is $4 million at inception and at each anniversary, adjusted to 3.5% of the Company's gross written non-marine property catastrophe premium, if such amount is greater than $4 million.

        The Company may terminate this agreement if RenaissanceRe is deemed impaired or insolvent by applicable regulatory or judicial authorities or is the subject of conservation, rehabilitation, liquidation, bankruptcy or similar insolvency proceedings.

6. Taxation

        Under current Bermuda law, the Company will not be required to pay any taxes in Bermuda on either income or capital gains. The Company has received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda that in the event of any such taxes being imposed, the Company will be exempted until 2016. There will be no withholding taxes imposed on dividend distributions from Bermuda.

        Under current United States law, Platinum US will be subject to the 35% corporate tax rate. A 5% withholding tax will apply to dividends distributed from Platinum Finance to Platinum Ireland provided Platinum Ireland is entitled to the benefits of the U.S.-Irish Tax Treaty and meets certain other requirements. Gross reinsurance premiums related to U.S. risks that are paid to Platinum Bermuda will be subject to a 1% U.S. excise tax. Platinum UK may file for exemption from this excise tax under the U.S.-U.K. Treaty if it satisfies the requirements of the Treaty. Dividend distributions from the Company to its U.S. shareholders generally will be subject to U.S. federal income tax. Shareholders holding less than 10% of the voting power of the Company's shares are not entitled to a dividends-received deduction for earnings related to Platinum US and are not entitled to a U.S. foreign tax credit for foreign taxes paid on earnings related to Platinum UK or Platinum Ireland.

        Under current United Kingdom law, Platinum UK will be taxed at the U.K. corporate tax rate (generally 30%). There will be no withholding tax on dividends distributed from Platinum UK to Platinum Ireland.

        Under current Irish law, Platinum Ireland will be taxed at a 25% corporate tax rate on non-trading income and a 16% corporate tax rate on trading income (the latter to be reduced to 12.5% as of January 1, 2003). There will be no withholding tax on dividends distributed from Platinum Ireland to the Company.

7. Employee Benefit Plans and Stock Option Plans

        The Company intends to offer benefit plans and stock option plans to its employees as a form of compensation.

8. Reinsurance

        The Company's ceded reinsurance program will be structured to protect its operations from potential losses in excess of acceptable levels. Reinsurers will be expected to honor their obligations under ceded reinsurance contracts. In the event these companies are unable to honor their obligations, the Company will pay these amounts. Allowances for uncollectible reinsurance will be established for possible nonpayment of such amounts due, as deemed necessary.

        Upon the commencement of the Company's operations, it will enter into Quota Share Retrocession Agreements with St. Paul to transfer to the Company, St. Paul's rights and obligations, under specified ceded reinsurance contracts.

9. Segment Information

        Platinum Holdings will have three reportable segments, which will consist of Global Property and Marine, Global Casualty and Finite Risk. These segments are consistent with the global manner in which Platinum Holdings' leadership intends to manage the business.

        The Global Property and Marine segment will include principally property and marine reinsurance coverages that will be written by Platinum Holdings, both in the United States and foreign markets. The majority of the property business will consist of catastrophe excess-of-loss reinsurance treaties. The segment will also include property per-risk excess-of-loss treaties and North American property surplus lines treaties. Marine reinsurance will include coverages for hull and cargo, primarily under excess-of-loss treaties.

        The Global Casualty segment will include principally general casualty, automotive casualty, workers compensation, and environmental coverages. This segment will also include professional liability coverages, including directors and officers, and errors and omissions reinsurance. Also included will be accident and health reinsurance in the United States, in the form of self-insured medical stop loss coverages. Reinsurance coverages throughout the global casualty segment will generally be in the form of excess-of-loss treaties, including umbrella coverages.

        The Finite Risk segment will include principally non-traditional reinsurance treaties for leading insurance companies worldwide. Products will include multi-year funded excess-of-loss treaties, aggregate stop loss treaties, finite quota share treaties, loss portfolio transfers and adverse loss development covers. The classes of risks written through finite products will generally be consistent with the classes covered by Platinum Holdings' traditional reinsurance products.

        The accounting policies of the segments will be the same as those described in the summary of significant accounting policies.

10. Statutory Requirements and Dividend Restrictions

        Platinum Holdings' insurance subsidiaries will be subject to certain limitations on dividends that may be paid to Platinum Holdings based on solvency or other regulatory requirements in each jurisdiction. Such limitations generally require that dividends be paid from surplus and may require regulatory approval prior to payment.

11. Credit Facility Disclosure

        Platinum Holdings has entered into a 364 day committed credit facility with a group of banks which will provide $100 million of aggregate borrowing capacity. The credit facility contains various covenants and agreements, including the requirement to maintain a specified tangible net worth and leverage ratios, and terminates on June 20, 2003 unless extended with the consent of the banks. It is a condition to Platinum Holdings' ability to borrow under the Credit Facility that it have received not less than $825,000,000 of aggregate proceeds (net of the underwriters' discount) from the sale of its Common Shares in its initial public offering and the sale of Common Shares to St. Paul and RenaissanceRe in a private placement.

12. Contingent Liabilities

        Expenses have been incurred by St. Paul associated with the formation and organization as well as maintenance of the Company, including insurance costs, legal fees, bank expenses and salaries for which the Company has agreed to reimburse St. Paul for, upon completion of the Public Offering. Total expenses incurred under this agreement as of June 30, 2002 were $5.1 million. Upon completion of the Public Offering, the Company will record these as liabilities on its consolidated financial statements.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The St. Paul Companies, Inc.:

        We have audited the accompanying combined statements of identifiable underwriting assets and liabilities of The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor) as of December 31, 2001, 2000 and 1999, and the related combined statements of underwriting results and identifiable underwriting cash flows for each of the years in the three-year period ended December 31, 2001. The combined statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these combined statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying combined statements were prepared to present the historical underwriting results and identifiable cash flows of the Predecessor and the asset and liability balances specifically attributable to reinsurance underwriting operations of The St. Paul Companies, Inc. (St. Paul) as described in Note 1. The combined statements do not contain an allocation of St. Paul's equity structure, investment portfolio assets, investment income, or cash flows from investing and financing activities. Accordingly, the combined statements are not intended to be a complete presentation of Predecessor's or St. Paul's financial position, results of operations, or cash flows.

        In our opinion, the combined statements referred to above present fairly, in all material respects, the identifiable underwriting assets and liabilities of The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor) as of December 31, 2001, 2000 and 1999, and its underwriting results and its identifiable underwriting cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

        In connection with our audits of the combined statements, we also have audited the related combined financial statement schedules III through V, as listed in the index in Item 16(b) of Form S-1. These financial statement schedules are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

        In our opinion, based on our audits such combined financial statement schedules III through V, when considered in relation to the combined statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                                                        /s/ KPMG LLP
Minneapolis, Minnesota
April 23, 2002

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)
COMBINED STATEMENTS OF UNDERWRITING RESULTS

	Year Ended December 31,
	2001	2000	1999
	($ in millions)
Net premiums earned
Net premiums written	$1,677	$1,073	$913
Change in unearned premiums	(84)	48	(35)

Net premiums earned	1,593	1,121	878

Underwriting deductions
Losses and loss adjustment expenses	1,922	811	500
Policy acquisition expenses	315	336	220
Other underwriting expenses	82	88	82

Total underwriting deductions	2,319	1,235	802

Underwriting gain (loss)	$(726)	$(114)	$76

See notes to combined statements.

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)
COMBINED STATEMENTS OF IDENTIFIABLE UNDERWRITING ASSETS AND LIABILITIES

	As of December 31,
	2001	2000	1999
	($ in millions)
Identifiable Assets
Reinsurance recoverables:
Unpaid losses	$1,256	$902	$596
Paid losses	38	37	47
Premium receivable	720	528	530
Reserve for uncollectible premiums receivable	(13)	(11)	(10)
Funds held by reinsureds	495	386	246
Deferred acquisition costs	107	86	87
Ceded unearned premiums	25	20	25

Total identifiable assets	$2,628	$1,948	$1,521

Identifiable Liabilities
Loss and loss adjustment expense reserves	$4,949	$3,568	$3,451
Assumed paid losses payable	78	87	52
Unearned premium reserves	401	315	376
Reinsurance premiums payable	215	208	243
Underwriting expenses payable	181	262	200
Funds held under reinsurance treaties	169	71	52
Profit commission reserves	110	196	140
Financial reinsurance Liability	67	27	0

Total identifiable liabilities	$6,170	$4,734	$4,514

See notes to combined statements.

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)
COMBINED STATEMENTS OF IDENTIFIABLE UNDERWRITING CASH FLOWS

	Year Ended December 31,
	2001	2000	1999
	($ in millions)
Premiums collected, net	$1,536	$1,252	$979
Loss and loss adjustment expenses paid	(952)	(1,013)	(905)
Policy acquisition expenses paid	(398)	(411)	(298)
Other underwriting expenses paid	(124)	(42)	58

Cash provided by (used by) underwriting	$62	$(214)	$(166)

See notes to combined statements.

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)

NOTES TO COMBINED STATEMENTS

1. Summary of Significant Accounting Policies

  Basis of Presentation

        The accompanying combined statements pertain to the Reinsurance underwriting segment of The St. Paul Companies, Inc. ("St. Paul"), for the years ended December 31, 2001, 2000 and 1999. The Reinsurance underwriting segment of St. Paul is the predecessor to Platinum Underwriters Holdings, Ltd. and is hereinafter referred to as "Predecessor." Predecessor statements are presented on a combined basis, including certain insurance and reinsurance subsidiaries within the St. Paul group, as well as the underwriting results of the reinsurance departments of St. Paul Fire and Marine Insurance Company ("Fire and Marine") and United States Fidelity and Guarantee Company ("USF&G"), St. Paul's two largest U.S. insurance subsidiaries.

        The statements of underwriting results reconcile to the Reinsurance underwriting segment results as reported in St. Paul's audited consolidated financial statements for each year in the three-year period ended December 31, 2001, which are included in St. Paul's Annual Report to Shareholders. It is the practice of St. Paul to evaluate the performance of its property-liability insurance underwriting segments on the basis of underwriting results.

        The statements of identifiable underwriting assets and liabilities represent those balances that are specifically attributable to the reinsurance underwriting operations of St. Paul. St. Paul manages its property-liability investment portfolio in the aggregate, as part of a separate segment and does not allocate assets, or investment income, to its respective underwriting segments. There is also no equity structure allocated to Predecessor. For these reasons, a complete Predecessor balance sheet is not maintained.

        Similarly, the statement of identifiable underwriting cash flows includes only cash flow activity that is specifically attributable to the underwriting operations of Predecessor, and does not include any cash flows from investing and financing activities.

  Accounting Principles

        The accompanying combined statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

        Predecessor's business is written by several of St. Paul's underwriting subsidiaries, which are required to file financial statements with state and foreign regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting principles, which differ from U.S. GAAP. Prescribed statutory accounting practices include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the state of domicile.

  Elimination of One-Quarter Reporting Lag

        In the first quarter of 2000, Predecessor eliminated the one-quarter reporting lag for its reinsurance operations based in the United Kingdom ("St. Paul Re U.K.") in order to report the results of those operations on a current basis. As a result, Predecessor's results for 2000 include St. Paul Re U.K.'s results for the fourth quarter of 1999 and all quarters of 2000. The incremental impact of eliminating the reporting lag, which consists of St. Paul Re-U.K.'s results for the three months ended December 31, 2000, was as follows.

Year Ended December 31, 2000
($ in millions)
Net premiums written	$7
Net premiums earned	51
Underwriting loss	(10)

  Use of Estimates

        These combined statements include estimates and assumptions that have an effect on the amounts reported. The most significant estimates are those relating to reserves for losses and loss adjustment expenses. These estimates are continually reviewed and adjustments are made as necessary, but actual results could be significantly different than expected when estimates were made.

  Net Premiums Earned

        Assumed reinsurance premiums are recognized as revenues proportionately over the coverage period. Net premiums earned are recorded in the statement of underwriting results, net of our cost to purchase reinsurance. Net premiums not yet recognized as revenue are recorded in the balance sheet as unearned premiums, gross of any ceded unearned premiums. Written and earned premiums, and the related costs, which have not yet been reported to Predecessor are estimated and accrued. Due to the time lag inherent in reporting of premiums by cedents, such estimated premiums written and earned, as well as related costs, may be significant. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

        Reinstatement and additional premiums are accrued as provided for in the provisions of assumed reinsurance contracts and based on experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term, and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has expired, related to experience during the policy term, which are earned immediately. An allowance for uncollectible premiums is established for possible non-payment of such amounts due, as deemed necessary.

  Insurance Losses and Loss Adjustment Expenses

        Losses represent the amounts paid, or expected to be paid, to ceding companies for events that have occurred. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses ("LAE"). These items are recorded on the statement of underwriting results net of ceded reinsurance, meaning that gross losses and loss adjustment expenses incurred are reduced by the amounts recovered or expected to be recovered under retrocessional contracts.

  Reinsurance

        Written premiums, earned premiums, and incurred losses and loss adjustment expenses reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions being made related to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. Assumed reinsurance contracts that do not transfer significant insurance risk are required to be accounted for as deposits. These contract deposits are accounted for as financing transactions, with interest expense credited to the contract deposit.

  Insurance Reserves

        The reserves for losses and LAE are estimated based on reports received from ceding companies, supplemented with analysis by the claims department and actuaries of Predecessor. These reserves include estimates of the total cost of claims that were reported, but not yet paid, and the cost of claims incurred but not yet reported ("IBNR"). Loss reserves are reduced for estimated amounts of salvage and subrogation recoveries. Estimated amounts recoverable from reinsurers on unpaid losses and LAE are reflected as assets.

        For reported losses, reserves are established on a "case" basis within the parameters of coverage provided in the underlying insurance policy or reinsurance agreement. For IBNR losses, reserves are estimated using established actuarial methods. Case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability and policy coverages, and inflation.

        Because many of the reinsurance coverages offered by Predecessor involve claims that may not ultimately be settled for many years after they are incurred, subjective judgments as to ultimate exposure to losses are an integral and necessary component of the loss reserving process. The inherent uncertainties of estimating loss reserves are further exacerbated for reinsurers by the significant amount of time that often elapses between the occurrence of an insured loss, the reporting of that loss to the primary insurer and, ultimately to the reinsurer, and the primary insurer's payment of that loss and subsequent indemnification by the reinsurer. Reserves are recorded by considering a range of estimates bounded by a high and low point. Within that range, management's best estimate is recorded. Reserves are continually reviewed, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as loss experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in financial results in the periods in which they are made.

        While we believe the carried reserves make a reasonable provision for unpaid loss and LAE obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by factors such as the existence of long tail coverage (when loss payments may not occur for several years) and changes in claim handling practices, as well as the factors noted above, and actual claim payments and LAE could be significantly different from the estimates.

        Liabilities for unpaid losses and LAE related to certain assumed reinsurance contracts are discounted to the present value of estimated future payments. Prior to discounting, these liabilities totaled $306.4 million, $198.7 million, and $72.7 million at December 31, 2001, 2000 and 1999, respectively. The total discounted liability reflected on our combined statements of identifiable underwriting assets and liabilities was $264.9 million, $146.7 million and $47.6 million at December 31, 2001, 2000 and 1999, respectively. The liabilities related to these reinsurance contracts were discounted using rates up to 7.5%, based on our return on invested assets or, in many cases, on yields contractually guaranteed to us on funds held by the ceding company, as permitted by the Vermont Department of Banking, Insurance, Securities and Healthcare Administration.

  Policy Acquisition Expenses

        The costs directly related to the acquisition of reinsurance contracts are referred to as policy acquisition expenses and consist of commissions and other direct underwriting expenses. Although these expenses are incurred when a reinsurance contract is written, such expenses are deferred and amortized over the same period as the corresponding premiums are recorded as earned revenues.

        On a regular basis, an analysis of the recoverability of the deferred policy acquisition expenses, in relation to the expected recognition of revenues, including anticipated investment income is performed. Any adjustments are reflected as period costs. Should the analysis indicate that the acquisition costs are unrecoverable, further analyses are completed to determine if a reserve is required to provide for losses that may exceed the related unearned premiums.

  Foreign Currency Translation

        Functional currencies are assigned to foreign operations, which are generally the currencies of the local operating environment. Foreign currency amounts are remeasured to the functional currency, and the resulting foreign exchange gains or losses are reflected in income, outside of underwriting results. Functional currency amounts are then translated into U.S. dollars. The unrealized gain or loss from this translation is recorded in St. Paul's equity. Both the remeasurement and translation are calculated using current exchange rates for the balance sheet amounts and average exchange rates for revenues and expenses.

2. Related Party Transactions

        The following summarizes Predecessor's related party transactions:

  Reinsurance Transactions with Affiliates

        Predecessor cedes certain business to two affiliated special purpose entities ("SPE") which were established by St. Paul for the purpose of increasing Predecessor's capacity to write certain excess-of-loss reinsurance, principally property, marine, and aviation. The most significant of these agreements is with George Town Re. George Town Re was established by St. Paul in 1996 for the purpose of entering into a single reinsurance treaty with Predecessor, providing an additional $45.1 million of underwriting capacity over a 10-year period. Premiums ceded under these agreements were $5.2 million in 2001, $4.3 million in 2000, and $11.1 million in 1999. Losses ceded under these agreements totaled $9.8 million in 2001, $5.4 million in 2000, and $12.4 million in 1999.

        Predecessor assumes certain primary business from other business segments of St. Paul. Premiums assumed under these agreements were $25.8 million in 2001, $6.2 million in 2000, and $7.6 million in 1999. Losses assumed under these agreements were $18.6 million in 2001, $7.7 million in 2000, and $1.6 million in 1999. Predecessor paid commissions of $9.5 million in 2001, $2.3 million in 2000, and $2.7 million in 1999, related to business assumed under these agreements.

  Management Agreements with Affiliates

        St. Paul management has entered into various agreements with affiliated parties, under arm's length terms. Under these agreements, the affiliated parties have agreed to perform investment management services for St. Paul Re U.K., guarantee the performance of St. Paul obligations, make funds available under a revolving loan agreement, and provide certain reinsurance coverage. Included in underwriting expenses are certain expenses allocated to Predecessor from St. Paul, including costs such as corporate communications and marketing, corporate finance, corporate actuarial, corporate tax, corporate audit, legal services, corporate executives, corporate human resources, and employee benefit costs. These allocated costs totaled $3.2 million, $6.3 million and $1.8 million in 2001, 2000, and 1999, respectively.

  Other Transactions with Affiliates

        Mountain Ridge Insurance Company ("Mountain Ridge"), one of the insurance legal entities included in Predecessor, holds notes receivable from St. Paul. Amounts due under these notes receivable totaled $59 million, $37 million and $17 million as of December 31, 2001, 2000 and 1999, respectively. Principal and all accrued interest on these notes are payable on demand. These demand notes are reflected as an asset and as additional paid-in capital, as permitted by the State of Vermont Department of Banking, Insurance, Securities and Healthcare Administration.

3. September 11, 2001 Terrorist Attack

        On September 11, 2001, terrorists hijacked four commercial passenger jets in the United States. Two of the jets were flown into the World Trade Center towers in New York, NY, causing their collapse. The third jet was flown into the Pentagon building in Washington, DC, causing severe damage, and the fourth jet crashed in rural Pennsylvania. This terrorist attack caused significant loss of life and resulted in unprecedented losses for the property-casualty insurance industry.

        Estimated gross losses and loss adjustment expenses incurred as a result of the terrorist attack totaled $931 million. The estimated net underwriting loss of $556 million from that event included an estimated benefit of $143 million from cessions made under various reinsurance agreements, a net

$141 million benefit from additional and reinstatement premiums, and a $91 million reduction in contingent commission expenses.

        The estimated losses were based on a variety of actuarial techniques, coverage interpretation and claims estimation methodologies, and included an estimate of losses incurred but not reported, as well as estimated costs related to the settlement of claims. The estimate of losses is also based on the belief that property and casualty insurance losses from the terrorist attack will total between $30 billion and $35 billion for the insurance industry. This estimate of industry losses is subject to significant uncertainties and may change over time as additional information becomes available. A material increase in the estimate of industry losses would likely cause a corresponding material increase to Predecessor's provision for losses related to the attack.

        The estimated underwriting loss of $556 million is recorded in the accompanying 2001 combined statement of underwriting results in the following line items:

($ in millions)
Net premiums earned	$141
Losses and loss adjustment expenses	(788)
Other underwriting expenses	91

Total underwriting loss	$(556)

        The estimated underwriting loss of $556 million was distributed among Predecessor's segments as follows:

($ in millions)
North American Property	$233
North American Casualty	32
International	162
Finite Risk	129

Total underwriting loss	$556

4. Reserves for Losses and Loss Adjustment Expenses

  Reconciliation of Loss Reserves

        The following table represents a reconciliation of beginning and ending loss and loss adjustment expense ("LAE") reserves for each of the last three years.

	Year Ended December 31,
	2001	2000	1999
	($ in millions)
Loss and LAE reserves at beginning of year, as reported	$3,568	$3,451	$3,477
Less reinsurance recoverables on unpaid losses at beginning of year	(902)	(596)	(251)

Net loss and LAE reserves at beginning of year	2,666	2,855	3,226
Provision for losses and LAE for claims incurred:
Current year	1,827	936	668
Prior years	95	(125)	(168)

Total incurred	1,922	811	500

Losses and LAE payment for claims incurred:
Current year	(232)	(220)	(175)
Prior years	(663)	(780)	(696)

Total paid	(895)	(1,000)	(871)

Net loss and LAE reserves at end of year	3,693	2,666	2,855
Plus reinsurance recoverables on unpaid Losses at end of year	1,256	902	596

Loss and LAE reserves at end of year, as reported	$4,949	$3,568	$3,451

        In 2001, prior year development was attributable to several lines of business. The North American Property segment continued to have worse than expected loss emergence, largely driven by certain property business underwritten through Predecessor's London office. Also included in this emergence was an increase in the reserve position of the surplus lines business which exhibited poor loss development in the 1999 and 2000 accident years.

        A reduction in prior year losses was recorded for both 2000 and 1999. In both years, favorable prior year loss development was primarily attributable to better than expected loss emergence on the Casualty Excess book of business. As older underwriting years are maturing, they continue to display favorable emergence and current indications are significantly better than the initial ultimate loss estimates.

  Environmental and Asbestos Reserves

        Predecessor continues to have exposure, through its reinsurance of primary insurance contracts written many years ago, to claims alleging injury or damage from environmental pollution or seeking payment for the cost to clean up polluted sites. In addition, Predecessor has received asbestos injury claims tendered under general casualty policies that it reinsures.

        The following table summarizes Predecessor's combined environmental and asbestos reserves balance at December 31, 2001 and 2000. Amounts in the "net" column are reduced by retrocessions.

	December 31,
	2001		2000
	Gross	Net	Gross	Net
	($ in millions)
Environmental	$18	$8	$25	$11
Asbestos	13	4	17	5

Total environmental and asbestos reserves	$31	$12	$42	$16

5. Employee Benefit Plans

        Employees of Predecessor participate in various employee benefit, stock incentive, and retirement plans administered by St. Paul. Predecessor reimburses St. Paul for costs associated with these plans. The following summarizes underwriting expenses recorded by Predecessor in connection with each of these plans.

	Year Ended December 31,
	2001	2000	1999
	($ in millions)
Retirement Plans	$6.2	$3.8	$1.8
Post Retirement Plans	0.3	0.3	0.3
Variable Stock Option Plan	0.1	0.6	0.8

Total	$6.6	$4.7	$2.9

        In addition, St. Paul sponsors a stock based incentive program, the Long-Term Incentive Plan ("LTIP"), which is exclusive to certain employees of Predecessor. Underwriting expenses (benefits) recorded by Predecessor in connection with the LTIP totaled ($2.3) million in 2001, ($4.0) million in 2000, and $2.0 million in 1999.

6. Commitments and Contingencies

  Financial Guarantees

        We are contingently liable for a financial guarantee in the form of a credit enhancement, with total exposure of approximately $15 million as of December 31, 2001.

  Lease Commitments

        A portion of Predecessor's business activities is conducted in rented premises. Predecessor also enters into leases for equipment, such as office machines and computers. Total rental expense was $5.8 million in 2001, $9.3 million in 2000 and $9.2 million in 1999.

        Certain leases are non-cancelable, and Predecessor would remain responsible for payment even if the space or equipment was no longer utilized. On December 31, 2001, the minimum rents for which Predecessor would be liable under these types of leases are as follows: $6.9 million in 2002, $3.4 million in 2003, $1.7 million in 2004, $.8 million in 2005, $.8 million in 2006, and $2.8 million thereafter.

  Legal Matters

        In the ordinary course of conducting business, we have been named as defendants in various lawsuits. Some of these lawsuits attempt to establish liability under reinsurance contracts issued by our underwriting operations. Plaintiffs in these lawsuits are asking for money damages or to have the court direct the activities of our operations in certain ways. It is possible that the settlement of these lawsuits may be material to our results of operations and liquidity in the period in which they occur. However, we believe the total amounts that we, and our subsidiaries, will ultimately have to pay in these matters will have no material effect on our overall financial position.

7. Fourth Quarter 2001 Strategic Review

        In December 2001, St. Paul announced the results of a strategic review of all of its operations, which included a decision to exit a number of businesses and countries. These decisions included the narrowing of product offerings and geographic presence relative to Predecessor's businesses. As part of that review, it was determined that Predecessor would no longer underwrite aviation or bond and credit reinsurance, or offer certain financial risk and capital markets reinsurance products. Predecessor would also substantially reduce the North American business underwritten in London. Predecessor would focus on several areas, including property catastrophe reinsurance, excess-of-loss casualty reinsurance, marine and traditional finite reinsurance.

        The following table presents the net premiums earned and underwriting results for 2001, 2000 and 1999 for the businesses to be exited under these actions, including the allocation of St. Paul's corporate excess-of-loss reinsurance programs.

	Year Ended December 31,
	2001	2000	1999
	($ in millions)
Net premiums earned	$362	$307	$116
Underwriting results	(318)	(84)	(153)

8. Reinsurance

        The primary purpose of Predecessor's ceded reinsurance program, including the aggregate excess-of-loss coverages discussed below, is to protect its operations from potential losses in excess of acceptable levels. Reinsurers are expected to honor their obligations under ceded reinsurance contracts. In the event these companies are unable to honor their obligations, Predecessor will pay these amounts. Allowances have been established for possible nonpayment of such amounts due.

        The largest concentrations of total reinsurance recoverables and ceded unearned premiums at December 31, 2001 were with Underwriters Re-Bermuda ("Underwriters Re") and with General Reinsurance Corporation ("Gen Re"). Gen Re, accounting for approximately 11.6% of Predecessor's recoverables, is rated "A++" by A.M. Best, "Aaa" by Moody's and "AAA" by Standard and Poor's for its financial strength. Although Underwriters Re (accounting for approximately 20.4% of Predecessor's recoverables) is not rated by the major rating agencies, these recoverables are fully collateralized with funds held and letters of credit.

        Predecessor's underwriting results in 2001, 2000 and 1999 were impacted by the St. Paul corporate aggregate excess-of-loss reinsurance program that were entered into effective January 1 of each year (hereinafter referred to as the "St. Paul corporate program"). Coverage under the St. Paul corporate program treaties was triggered when St. Paul's incurred insurance losses and LAE across all lines of business exceeded accident year attachment loss ratios specified in the treaty. Predecessor results also benefited from a separate aggregate excess-of-loss reinsurance treaty, exclusive to Predecessor in each year that were unrelated to the St. Paul corporate program. The combined impact of these treaties (together the "reinsurance treaties") is included in the table that follows.

	Year Ended December 31,
	2001	2000	1999
	($ in millions)
St. Paul Corporate Aggregate Excess-of-Loss Reinsurance Program
Ceded premiums written	$(67)	$80	$89
Ceded losses and loss adjustment expenses	(126)	140	164
Ceded premiums earned	(67)	80	89

Net underwriting benefit (detriment)	$(59)	$60	$75

Predecessor Aggregate Treaty
Ceded premiums written	$119	$55	$62
Ceded losses and loss adjustment expenses	278	122	150
Ceded premiums earned	119	55	62

Net underwriting benefit	$159	$67	$88

Combined total
Ceded premiums written	$52	$135	$151
Ceded losses and loss adjustment expenses	152	262	314
Ceded premiums earned	52	135	151

Net underwriting benefit	$100	$127	$163

        The impact of the 2000 and 1999 St. Paul corporate aggregate excess-of-loss reinsurance program treaties was allocated to Predecessor, based on its incurred losses and LAE, relative to both the incurred losses and LAE of St. Paul's other underwriting segments, and the loss ratio attachment point as prescribed in the contracts. The 2001 amounts shown above include the impact of a reallocation of premiums and losses ceded in 2000 and 1999. This reallocation was necessary to reflect the impact of differences between St. Paul's actual 2001 experience on losses ceded to the corporate program in 2000 and 1999, by segment, and the anticipated experience on those losses in 2000 and 1999 when the initial segment allocation was made.

        During 2001, St. Paul did not cede losses to its corporate aggregate excess-of-loss reinsurance program. Ceded written and earned premiums in 2001 included $2 million representing the allocation to Predecessor of the initial deposit premiums under the 2001 corporate aggregate excess-of-loss reinsurance program treaty.

        The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses and loss adjustment expenses is as follows (including the impact of the reinsurance treaties):

	Year Ended December 31
	2001	2000	1999
	($ in millions)
Premiums Written
Assumed	$1,854	$1,327	$1,231
Ceded	177	254	318

Net premiums written	$1,677	$1,073	$913

Premiums Earned
Assumed	$1,765	$1,381	$1,192
Ceded	172	260	314

Total premiums earned	$1,593	$1,121	$878

Insurance Losses and Loss Adjustment Expenses
Assumed	$2,318	$1,197	$877
Ceded	396	386	377

Total insurance losses and loss adjustment expenses	$1,922	$811	$500

9. Segment Information

        Predecessor has four reportable segments, which consist of North American Property, North American Casualty, International, and Finite Risk. These segments are consistent with the manner in which Predecessor's business has been managed.

        The North American Property segment consists of property reinsurance business underwritten for customers domiciled in the United States and Canada. Coverages offered included proportional, per-risk, excess-of-loss and surplus lines reinsurance, and catastrophe treaties. This segment also includes retrocessional reinsurance business and crop and agricultural reinsurance. The North American surplus lines business center has been aggregated with the North American Property segment as the aggregation is consistent with Predecessor's management structure and the business center meets the aggregation criteria required for external segment reporting.

        The North American Casualty segment consists of casualty reinsurance underwritten for customers domiciled in the United States and Canada. Casualty coverages offered include general workers' compensation, medical professional, non-medical professional, directors and officers, employment practices, umbrella and environmental impairment. The Accident and Health business center, which consists predominantly of North American Risks, is aggregated with the North American Casualty segment as the aggregation is consistent with Predecessor's management structure and the business center meets the aggregation criteria required for external reporting. In addition, Predecessor has one significant account which includes both property and casualty business, but is managed as a business center within the North American Casualty segment. For this reason, this business center, which meets the aggregation criteria for external segment reporting, has been aggregated with the North American Casualty segment.

        The International segment underwrites property and casualty reinsurance for customers domiciled outside of North America. This segment also includes the results from marine and aerospace business due to the global nature of those exposures.

        The Finite Risk segment underwrites non-traditional reinsurance treaties for leading insurance companies worldwide. Non-traditional reinsurance combines limited traditional underwriting risk with financial risk protection and is generally utilized by large commercial customers who are willing to share in a portion of their insurance losses. Due to Predecessor's management structure, the Bond and Credit business center has been aggregated with the Finite Risk segment. This business center meets the aggregation criteria required for external segment reporting.

        Predecessor monitors and evaluates the performance of its segments based principally on their underwriting results. Assets are not specifically identifiable for these segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

  Geographic Areas

        The following summary presents financial data of Predecessor's operations based on their location.

	Year Ended December 31,
	2001	2000	1999
	($ in millions)
Net Premiums Earned
U.S.	$1,097	$810	$656
Non-U.S.	496	311	222

Total net premiums earned	$1,593	$1,121	$878

  Segment Information

        The summary below presents net premiums earned and underwriting results for Predecessor's reportable segments.

	Year Ended December 31,
	2001	2000	1999
	($ in millions)
Net Premiums Earned
North American Property	$216	$204	$196
North American Casualty	588	319	245
International	242	188	160
Finite Risk	547	410	277

Total net premiums earned	$1,593	$1,121	$878

Underwriting Gain/(Loss)
North American Property	$(232)	$(1)	$(28)
North American Casualty	(215)	(76)	75
International	(109)	(10)	(21)
Finite Risk	(170)	(27)	50

Total underwriting gain/(loss)	$(726)	$(114)	$76

        Each of Predecessor's segments generates a significant volume of reinsurance premiums through two reinsurance brokers. Total premiums written through these two brokers totaled $587 million, $518 million, and $512 million for the years ended December 31, 2001, 2000 and 1999, respectively.

10. Quarterly Results of Operations (Unaudited)

        The following is an unaudited summary of Predecessor's quarterly results for the last two years.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	($ in millions)
2001
Net premiums written	$421	$280	$584	$392
Net premiums earned	303	297	533	460
Underwriting loss	(22)	(35)	(512)	(157)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	($ in millions)
2000
Net premiums written	$384	$192	$248	$249
Net premiums earned	311	219	262	329
Underwriting loss	(71)	(30)	(13)	(0)

        The fourth quarter of 2001 included the impact of a $56 million increase in Predecessor's estimate of losses incurred as a result of the September 11, 2001 terrorist attack.

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)

COMBINED STATEMENTS OF UNDERWRITING RESULTS

(Unaudited)

	Six Months Ended June 30,
	2002	2001
	($ in millions)
Net premiums earned
Net premiums written	$663	$701
Change in unearned premiums	19	(101)

Net premiums earned	682	600

Underwriting deductions
Losses and loss adjustment expenses	460	426
Policy acquisition expenses	178	188
Other underwriting expenses	35	42

Total underwriting deductions	673	656

Underwriting gain (loss)	$9	$(56)

See notes to combined statements.

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)

COMBINED STATEMENTS OF IDENTIFIABLE ASSETS AND LIABILITIES

(Unaudited)

	As of June 30,
	2002	2001
	($ in millions)
Identifiable assets
Reinsurance recoverables:
Unpaid losses	$1,190	$1,019
Paid losses	38	78
Premium Receivable	687	576
Reserve for uncollectible premiums receivable	(28)	(19)
Funds held by reinsureds	540	446
Deferred policy acquisition costs	88	108
Ceded unearned premiums	35	28

Total identifiable assets	$2,550	$2,236

Identifiable liabilities
Loss and loss adjustment expense reserves	$4,822	$3,663
Assumed paid losses payable	80	66
Unearned premium reserves	394	418
Reinsurance premiums payable	288	307
Underwriting expenses payable	147	293
Funds held under reinsurance treaties	145	95
Profit commission reserves	107	216
Financial reinsurance liability	106	51

Total identifiable liabilities	$6,089	$5,109

See notes to combined statements.

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)

COMBINED STATEMENTS OF IDENTIFIABLE CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2002	2001
	($ in millions)
Premiums collected, net	$829	$718
Loss and loss adjustment expenses paid	(573)	(485)
Policy acquisition expenses paid	(186)	(221)
Other underwriting expenses paid	(132)	(22)

Cash used by underwriting	$(62)	$(10)

See notes to combined statements.

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)

NOTES TO COMBINED STATEMENTS

(Unaudited)

1. Summary of Significant Accounting Policies

  Basis of Presentation

        The accompanying combined financial statements pertain to the Reinsurance underwriting segment of The St. Paul Companies, Inc. ("St. Paul"), for the six-month periods ended June 30, 2002 and 2001. The Reinsurance underwriting segment of St. Paul is the predecessor to Platinum Underwriters Holdings, Ltd. and is hereinafter referred to as "Predecessor". Predecessor financial statements are presented on a combined basis, including certain insurance and reinsurance subsidiaries within the St. Paul group, as well as the underwriting results of the reinsurance departments of St. Paul Fire and Marine Insurance Company ("Fire and Marine") and United States Fidelity and Guarantee Company ("USF&G"), St. Paul's two largest U.S. insurance subsidiaries.

        The statements of underwriting results reconcile to the Reinsurance underwriting segment results as reported in St. Paul's June 30, 2002 Form 10-Q as filed with the Securities and Exchange Commission. It is the practice of St. Paul to evaluate the performance of its property-liability insurance underwriting segments on the basis of underwriting results.

        The statements of identifiable assets and liabilities represent those balances that are specifically attributable to the underwriting operations of Predecessor. St. Paul manages its property-liability investment portfolio in the aggregate, as part of a separate segment and does not allocate assets, or investment income, to its respective underwriting segments. There is also no equity structure allocated to Predecessor. For these reasons, a complete Predecessor balance sheet is not maintained.

        Similarly, the statement of identifiable cash flows includes only cash flow activity that is specifically attributable to the underwriting operations of Predecessor, and does not include any cash flows from investment and financing activities.

        Reference should be made to the Notes to Combined Statements on pages F-18 to F-30 of this document. The amounts in those notes have not changed materially except as in the ordinary course of business or as otherwise disclosed in these notes.

2. Reinsurance

        The primary purpose of Predecessor's ceded reinsurance program is to protect its operations from potential losses in excess of acceptable levels. Reinsurers are expected to honor their obligations under ceded reinsurance contracts. In the event these companies are unable to honor their obligations, Predecessor will pay these amounts. Allowances have been established for possible nonpayment of such amounts due.

        In 2002, St. Paul is not party to an all-lines, corporate excess-of-loss reinsurance treaty. In the three preceding years, cessions made under such treaties had a significant impact on Predecessor's reported financial results. In 2001, St. Paul was party to such an agreement that incepted on January 1 of that year. Coverage under that treaty was not triggered in the first six months of 2001. However, Predecessor recorded ceded written premiums of $2 million and ceded earned premiums of $1 million in those six months representing Predecessor's share of the initial premium paid for this treaty.

        Predecessor was party to a separate aggregate excess-of-loss reinsurance treaty, unrelated to the corporate treaty, in both 2002 and 2001. Coverage has not been triggered under that treaty in the 2002, however in the first six months of 2002, Predecessor recorded ceded written premiums of $5 million, ceded earned premiums of $(3) million, and ceded loss and loss and loss adjustment expenses of $(25) million, for a net detriment of $22 million as a result of this treaty. Included in the net detriment for the quarter was a $14 million detriment due to the partial commutation of the 1999 and 2001 aggregate excess-of-loss reinsurance treaties. For the six months ended June 30, 2001, Predecessor ceded $45 million of written premiums, $43 million of earned premiums and $102 million of losses and loss adjustment expenses, for a net benefit of $59 million as a result of this treaty.

        The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses and loss adjustment expenses was as follows:

	Six Months Ended June 30,
	2002	2001
	($ in millions)
Premiums Written
Assumed	$702	$803
Ceded	39	102

Net premiums written	$663	$701

Premiums Earned
Assumed	$711	$694
Ceded	29	94

Total premiums earned	$682	$600

Insurance Losses and Loss Adjustment Expenses
Assumed	$432	$570
Ceded	(28)	144

Total net insurance losses and loss adjustment expenses	$460	$426

3. Segment Information

        Predecessor has four reportable segments: North American Property, North American Casualty, International, and Finite Reinsurance. These segments are consistent with the manner in which Predecessor's business has been managed.

        Predecessor monitors and evaluates the performance of its segments based principally on their underwriting results. Assets are not specifically identifiable for these segments.

        The summary below presents premiums earned and underwriting results for Predecessor's reportable segments.

	Six Months Ended June 30,
	2002	2001
	($ in millions)
Premiums earned
North American Property	$125	$75
North American Casualty	271	261
International	120	108
Finite Reinsurance	166	156

Total premiums earned	$682	$600

Underwriting gain (loss)
North American Property	$16	$6
North American Casualty	(50)	(109)
International	40	53
Finite Reinsurance	3	(6)

Total underwriting gain/(loss)	$9	$(56)

4. Exited Lines of Business

        The following table presents the net premiums earned and underwriting results for the six months ended June 30, 2002 and 2001 for the lines of business to be exited, announced as part of St. Paul's December 2001 strategic review. Based on the relative results of the exited business and the continuing business, during the six months ended June 30, 2001, no portion of the corporate aggregate excess-of-loss reinsurance program was allocated to the exited business. During the six months ended June 30, 2002, St. Paul did not enter into a corporate aggregate excess-of-loss reinsurance program.

	Six Months Ended June 30,
	2002	2001
	($ in millions)

Net premiums earned	$167	$177
Underwriting results	(44)	(6)

5. Subsequent Event-George Town Re Commutation

        George Town Re was established by St. Paul in 1996 for the purpose of entering into a single reinsurance treaty with Predecessor, providing additional underwriting capacity to Predecessor over a 10 year period. The agreement with George Town Re was terminated on July 8, 2002 and George Town Re was liquidated. Management does not expect there to be a material impact on Predecessor's underwriting results from this transaction.

6. Subsequent Event-European Flooding Catastrophe Losses

        In August 2002, heavy rains and flooding caused substantial loss of life and property in parts of Europe. Based on preliminary information available, and applying customary actuarial techniques applicable to catastrophe events, Predecessor has estimated that incurred losses in respect of this event could be material to Predecessor's third quarter 2002 underwriting results.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Through and including                      , 2002 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

5,000,000 Units

Platinum Underwriters Holdings, Ltd.

Equity Security Units

PROSPECTUS

Goldman, Sachs & Co.

Merrill Lynch & Co.

Salomon Smith Barney

Banc of America Securities LLC

Credit Suisse First Boston

JPMorgan

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth expenses and costs payable by Platinum Underwriters Holdings, Ltd. ("Platinum Holdings") and Platinum Underwriters Finance, Inc. ("Platinum Finance") expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commisson's registration fee and the National Association of Securities Dealers, Inc.'s filing fee.

Amount to be paid
Securities and Exchange Commission registration fee	$26,450
NASD filing fee	14,875
Legal fees and expenses	520,000
NYSE listing fees and expenses	50,425
Accounting fees and expenses	25,000
Printing and engraving fees	500,000
Miscellaneous	10,000

Total	$1,146,750

Item 14. Indemnification of Directors and Officers

        Section 98 of the Companies Act 1981 provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceeding, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted if granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Companies Act.

        Platinum Holdings has adopted provisions in its bye-laws that provide that it shall indemnify its officers and directors to the maximum extent permitted under the Companies Act.

        In addition, the underwriting agreement filed as Exhibit 1 to this registration statement provides for indemnification of Platinum Holdings, its officers and its directors by the underwriters under certain circumstances.

        The by-laws of Platinum Finance provide that Platinum Finance shall indemnify to the fullest extent permitted by law any person made, or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or, such person's testator or intestate is or was a director, officer or employee of Platinum Finance or serves or served at the request of Platinum Finance any other enterprise as a director, officer or employee.

        The certificate of incorporation also provides that a director will not be personally liable to Platinum Finance or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

        Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

        In addition, the underwriting agreement filed as Exhibit 1 to the registration statement provides for indemnification of Platinum Finance, its officers and its directors by the underwriters under certain circumstances.

Item 15. Recent Sales of Unregistered Securities

        Platinum Holdings was incorporated on April 19, 2002 under the laws of Bermuda. Platinum Holdings expects to enter into a Formation and Separation Agreement pursuant to which, among other things, Platinum Holdings will sell 6,000,000 Common Shares in a private placement to The St. Paul Companies, Inc. (the number of shares being subject to adjustment as provided therein), contingent upon completion of the offering registered by this registration statement. Platinum Holdings has entered into an Investment Agreement pursuant to which, among other things, Platinum Holdings will sell 3,960,000 Common Shares in a private placement to RenaissanceRe Holdings Ltd. (the number of shares being subject to adjustment as provided therein), contingent upon completion of the offering registered by this registration statement. The St. Paul Companies, Inc. and RenaissanceRe Holdings Ltd. are the sole purchasers in the private placements and are each a "qualified institutional buyer" as such term is defined in Rule 144A under the Securities Act of 1933. Accordingly, the private placement will be made in reliance upon the exemptions from registration provided in such circumstance by the no-action letters regarding Black Box Incorporated (publicly available June 26, 1990) and Squadron, Ellenoff, Plesent & Lehrer (publicly available February 28, 1992). The Formation and Separation Agreement is filed as Exhibit 2 to this registration statement. The Investment Agreement is filed as Exhibit 10.44 to this registration statement.

Item 16. Exhibits and Financial Statement Schedules

        (a) Exhibits

Exhibit Number	Description
1	Form of Underwriting Agreement.
2	Form of Formation and Separation Agreement.**
3.1	Memorandum of Association of Platinum Holdings.**
3.2	Form of Restated Bye-Laws of Platinum Holdings.**
3.3	Certificate of Incorporation of Platinum Finance.*
3.4	By-Laws of Platinum Finance.*
4.1	Form of Certificate of the Common Shares, par value $0.01 per share, of Platinum Holdings.**
4.2	Indenture.
4.3	Form of Indenture Supplement.
4.4	Form of Purchase Contract Agreement.

4.5	Form of Pledge Agreement.
4.6	Form of Senior Note of Platinum Finance (included in Exhibit 4.3).
4.7	Form of Guarantee of Platinum Holdings (included in Exhibit 4.3).
4.8	Form of Normal Unit (included in Exhibit 4.4).
4.9	Form of Stripped Unit (included in Exhibit 4.4).
5.1	Opinion of Conyers, Dill & Pearman.*
5.2	Opinion of Sullivan & Cromwell.*
8	Opinion of Sullivan & Cromwell as to certain tax matters.*
10.1	Employment Agreement between Jerome T. Fadden and The St. Paul Companies, Inc.**
10.2	Letter Agreement between Steven H. Newman and The St. Paul Companies, Inc.**
10.3	Employment Agreement between Michael D. Price and St. Paul Re, Inc.**
10.4	Letter Agreement between Steven H. Newman and The St. Paul Companies, Inc.**
10.5	Form of Employee Benefits and Compensation Matters Agreement.**
10.6	Form of Master Services Agreement.**
10.7	Form of U.K. Master Services Agreement.**
10.8	Form of Runoff Services Agreement.**
10.9	Form of U.K. Runoff Services Agreement.**
10.10	Form of Transitional Trademark License Agreement.**
10.11	Form of Registration Rights Agreement.**
10.12	Form of Underwriting Management Agreement.**
10.13	Form of U.K. Underwriting Agency and Underwriting Management Agreement.**
10.14	Form of Assignment and Assumption Agreement.**
10.15	Form of Sub Lease Agreement.**
10.16	Form of Option Agreement.**
10.17	Form of 100% Quota Share Retrocession Agreement (Traditional).**
10.18	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D-1).**
10.19	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - A).**
10.20	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - B-1).**
10.21	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - B-2).**
10.22	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - C).**
10.23	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D-2).**
10.24	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D Stop Loss).**
10.25	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D Spread Loss).**
10.26	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D-3).**
10.27	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D-4).**

10.28	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - E).**
10.29	Form of U.K. Business Transfer Agreement.**
10.30	Form of UK 100% Quota Share Retrocession Agreement (Traditional).**
10.31	Form of UK 100% Quota Share Retrocession Agreement (Non-Traditional - A).**
10.32	Form of UK 100% Quota Share Retrocession Agreement (Non-Traditional - B-1).**
10.33	Form of 364-Day Credit Agreement.**
10.34	Amendment to the Letter Agreement between Jerome T. Fadden and The St. Paul Companies, Inc.**
10.35	Amendment to the Letter Agreement between Steven H. Newman and The St. Paul Companies, Inc.**
10.36	Amendment to the Letter Agreement between Michael D. Price and St. Paul Re., Inc.**
10.37	Form of Quota Share Retrocession Agreement between St. Paul Reinsurance Company Limited and Platinum Re (UK) Limited.**
10.38	Form of Trust Agreement by and among Platinum Underwriters Reinsurance, Inc., St. Paul Fire and Marine Insurance Company and a trustee.**
10.39	Form of Trust Agreement by and among Platinum Underwriters Reinsurance, Inc., Mountain Ridge Insurance Company and a trustee.**
10.40	Employment Agreement between William Robbie and St. Paul Re, Inc.**
10.41	Employment Agreement Between Michael Lombardozzi and St. Paul Re, Inc.**
10.42	Amendment to the Employment Agreement between William A. Robbie and St. Paul Re, Inc.**
10.43	Amendment to the Employment Agreement between Michael E. Lombardozzi and St. Paul Re, Inc.**
10.44	Investment Agreement by and among Platinum Underwriters Holdings, Ltd., The St. Paul Companies, Inc. and RenaissanceRe Holdings Ltd.**
10.45	Form of Transfer Restrictions, Registration Rights and Standstill Agreement (included in Exhibit 10.44).**
10.46	Form of RenaissanceRe Option Agreement (included in Exhibit 10.44).**
10.47	Form of Services and Capacity Reservation Agreement (included in Exhibit 10.44).**
10.48	Letter Amendment to 364-Day Credit Agreement.**
23.1	Consent of KPMG LLP.
23.2	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1).*
23.3	Consent of Sullivan & Cromwell (included in Exhibit 5.2).*
23.4	Consent of Sullivan & Cromwell (included in Exhibit 8).*
24.1	Power of Attorney for Platinum Holdings.*
24.2	Power of Attorney for Platinum Finance.*
24.3	Power of Attorney for William A. Robbie.*

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank to act as Trustee under the Senior Debt Indenture for the Senior Notes of Platinum Finance.*
25.2	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank to act as Trustee under the Senior Debt Indenture for the Guarantee by Platinum Holdings of the Senior Notes of Platinum Finance.*

*
Previously filed.

**
Incorporated by reference from Registration Statement No. 333-86906 of Platinum Underwriters Holdings, Ltd.

        (b) Financial Statement Schedules of Predecessor

Schedule III	Supplementary Insurance Information
Schedule IV	Reinsurance
Schedule V	Valuation and Qualifying Accounts

Item 17. Undertakings

        The undersigned Registrants hereby undertake:

        (a) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions described under "Item 14. Indemnification of Directors and Officers" above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsels the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Platinum Underwriters Holdings, Ltd. has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on the 22nd day of October, 2002.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ JEROME T. FADDEN Name: Jerome T. Fadden Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities indicated on October 22, 2002:

Name	Title
* Steven H. Newman	Chairman of the Board of Directors
/s/ JEROME T. FADDEN Jerome T. Fadden	President, Chief Executive Officer and Director
* William A. Robbie	Principal Accounting Officer and Principal Financial Officer
* H. Furlong Baldwin	Director
* Jonathan F. Bank	Director
* Dan R. Carmichael	Director
* Jay S. Fishman	Director
* Peter T. Pruitt	Director
* Donald Puglisi	Authorized Representative in the United States
*By:	/s/ JEROME T. FADDEN Jerome T. Fadden, Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, Platinum Underwriters Finance, Inc. has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on the 22nd day of October, 2002.

PLATINUM UNDERWRITERS FINANCE, INC.
By:	/s/ JEROME T. FADDEN Name: Jerome T. Fadden Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities indicated on October 22, 2002:

Name	Title

* Steven H. Newman	Chairman of the Board of Directors
/s/ JEROME T. FADDEN Jerome T. Fadden	President, Chief Executive Officer and Director
* William A. Robbie	Director and Principal Financial and Accounting Officer
*By:	/s/ JEROME T. FADDEN Jerome T. Fadden, Attorney-in-fact

THE ST. PAUL COMPANIES, INC.
REINSURANCE UNDERWRITING SEGMENT (PREDECESOR)

SCHEDULE III—SUPPLEMENTARY INSURANCE INFORMATION
($ in millions)

	Deferred policy acquisition expenses	Gross loss and loss adjustment expense reserves	Gross unearned premiums
At December 31,
2001
North American Property	$14	$694	$54
North American Casualty	73	2,286	242
International	9	902	59
Finite Risk	11	1,067	46

Total	$107	$4,949	$401

2000
North American Property	$14	$439	$53
North American Casualty	51	1,903	162
International	10	669	51
Finite Risk	11	557	49

Total	$86	$3,568	$315

1999
North American Property	$20	$414	$95
North American Casualty	38	1,821	140
International	18	711	102
Finite Risk	11	505	39

Total	$87	$3,451	$376

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)

SCHEDULE III—SUPPLEMENTARY INSURANCE INFORMATION

($ in millions)

	Premiums earned	Insurance losses and loss adjustment expenses	Amortization of policy acquisition expenses	Other operating expenses	Premiums written
2001
North American Property	$216	$381	$53	$14	$216
North American Casualty	588	584	190	29	667
International	242	289	39	23	248
Finite Risk	547	668	33	16	546

Total	$1,593	$1,922	$315	$82	$1,677

2000
North American Property	$204	$133	$55	$17	$170
North American Casualty	319	261	110	24	340
International	188	128	38	32	145
Finite Risk	410	289	133	15	418

Total	$1,121	$811	$336	$88	$1,073

1999
North American Property	$196	$153	$58	$13	$207
North American Casualty	245	61	85	24	262
International	160	102	47	32	160
Finite Risk	277	184	30	13	284

Total	$878	$500	$220	$82	$913

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)

SCHEDULE IV—REINSURANCE
Years Ended December 31, 2001, 2000 and 1999
($ in millions)

	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
Insurance premiums earned:
2001	$—	$172	$1,765	$1,593	110.8%
2000	$—	$260	$1,381	$1,121	123.2%
1999	$—	$314	$1,192	$878	135.8%

THE ST. PAUL COMPANIES, INC.

REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR)

SCHEDULE V—VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2001, 2000 and 1999
($ in millions)

Description	Balance at beginning of year	Charged to costs and expenses	Additions Charged to other accounts	Deductions(1)	Balance at end of year
2001
Premiums receivable from underwriting activities	$11.0	2.6	—	0.5	$13.1
Reinsurance	$11.5	6.9	—	—	$18.4
2000
Premiums receivable from underwriting activities	$9.6	2.2	—	0.8	$11.0
Reinsurance	$11.2	0.3	—	—	$11.5
1999
Premiums receivable from underwriting activities	$9.9	0.8	—	1.1	$9.6
Reinsurance	$12.7	—	—	1.5	$11.2

(1)
Deductions include write-offs of amounts determined to be uncollectible and unrealized foreign exchange gains and losses.

INDEX TO EXHIBITS

Exhibit Number	Description
1	Form of Underwriting Agreement.
2	Form of Formation and Separation Agreement.**
3.1	Memorandum of Association of Platinum Holdings.**
3.2	Form of Restated Bye-Laws of Platinum Holdings.**
3.3	Certificate of Incorporation of Platinum Finance.*
3.4	By-Laws of Platinum Finance.*
4.1	Form of Certificate of the Common Shares, par value $0.01 per share, of Platinum Holdings.**
4.2	Indenture.
4.3	Form of Indenture Supplement.
4.4	Form of Purchase Contract Agreement.
4.5	Form of Pledge Agreement.
4.6	Form of Senior Note of Platinum Finance (included in Exhibit 4.3).
4.7	Form of Guarantee of Platinum Holdings (included in Exhibit 4.3).
4.8	Form of Normal Unit (included in Exhibit 4.4).
4.9	Form of Stripped Unit (included in Exhibit 4.4).
5.1	Opinion of Conyers, Dill & Pearman.*
5.2	Opinion of Sullivan & Cromwell.*
8	Opinion of Sullivan & Cromwell as to certain tax matters.*
10.1	Employment Agreement between Jerome T. Fadden and The St. Paul Companies, Inc.**
10.2	Letter Agreement between Steven H. Newman and The St. Paul Companies, Inc.**
10.3	Employment Agreement between Michael D. Price and St. Paul Re, Inc.**
10.4	Letter Agreement between Steven H. Newman and The St. Paul Companies, Inc.**
10.5	Form of Employee Benefits and Compensation Matters Agreement.**
10.6	Form of Master Services Agreement.**
10.7	Form of U.K. Master Services Agreement.**
10.8	Form of Runoff Services Agreement.**
10.9	Form of U.K. Runoff Services Agreement.**
10.10	Form of Transitional Trademark License Agreement.**
10.11	Form of Registration Rights Agreement.**
10.12	Form of Underwriting Management Agreement.**
10.13	Form of U.K. Underwriting Agency and Underwriting Management Agreement.**
10.14	Form of Assignment and Assumption Agreement.**
10.15	Form of Sub Lease Agreement.**
10.16	Form of Option Agreement.**
10.17	Form of 100% Quota Share Retrocession Agreement (Traditional).**
10.18	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D-1).**
10.19	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - A).**
10.20	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - B-1).**
10.21	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - B-2).**
10.22	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - C).**
10.23	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D-2).**
10.24	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D Stop Loss).**
10.25	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D Spread Loss).**
10.26	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D-3).**

10.27	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - D-4).**
10.28	Form of 100% Quota Share Retrocession Agreement (Non-Traditional - E).**
10.29	Form of U.K. Business Transfer Agreement.**
10.30	Form of UK 100% Quota Share Retrocession Agreement (Traditional).**
10.31	Form of UK 100% Quota Share Retrocession Agreement (Non-Traditional - A).**
10.32	Form of UK 100% Quota Share Retrocession Agreement (Non-Traditional - B-1).**
10.33	Form of 364-Day Credit Agreement.**
10.34	Amendment to the Letter Agreement between Jerome T. Fadden and The St. Paul Companies, Inc.**
10.35	Amendment to the Letter Agreement between Steven H. Newman and The St. Paul Companies, Inc.**
10.36	Amendment to the Letter Agreement between Michael D. Price and St. Paul Re., Inc.**
10.37	Form of Quota Share Retrocession Agreement between St. Paul Reinsurance Company Limited and Platinum Re (UK) Limited.**
10.38	Form of Trust Agreement by and among Platinum Underwriters Reinsurance, Inc., St. Paul Fire and Marine Insurance Company and a trustee.**
10.39	Form of Trust Agreement by and among Platinum Underwriters Reinsurance, Inc., Mountain Ridge Insurance Company and a trustee.**
10.40	Employment Agreement between William Robbie and St. Paul Re, Inc.**
10.41	Employment Agreement Between Michael Lombardozzi and St. Paul Re, Inc.**
10.42	Amendment to the Employment Agreement between William A. Robbie and St. Paul Re, Inc.**
10.43	Amendment to the Employment Agreement between Michael E. Lombardozzi and St. Paul Re, Inc.**
10.44	Investment Agreement by and among Platinum Underwriters Holdings, Ltd., The St. Paul Companies, Inc. and RenaissanceRe Holdings Ltd.**
10.45	Form of Transfer Restrictions, Registration Rights and Standstill Agreement (included in Exhibit 10.44).**
10.46	Form of RenaissanceRe Option Agreement (included in Exhibit 10.44).**
10.47	Form of Services and Capacity Reservation Agreement (included in Exhibit 10.44).**
10.48	Letter Amendment to 364-Day Credit Agreement.**
23.1	Consent of KPMG LLP.
23.2	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1).*
23.3	Consent of Sullivan & Cromwell (included in Exhibit 5.2).*
23.4	Consent of Sullivan & Cromwell (included in Exhibit 8).*
24.1	Power of Attorney for Platinum Holdings.*
24.2	Power of Attorney for Platinum Finance.*
24.3	Power of Attorney for William A. Robbie.*
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank to act as Trustee under the Senior Debt Indenture for the Senior Notes of Platinum Finance.*
25.2	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank to act as Trustee under the Senior Debt Indenture for the Guarantee by Platinum Holdings of the Senior Notes of Platinum Finance.*

*
Previously filed.

**
Incorporated by reference from Registration Statement No. 333-86906 of Platinum Underwriters Holdings, Ltd.

QuickLinks

PROSPECTUS SUMMARY
The Company
The ESU Offering
The ESU Offering—Explanatory Diagrams
Selected Pro Forma Financial Information and Operating Data
Pro Forma Consolidated Balance Sheet Data
Pro Forma Combined Underwriting Results
Pro Forma Underwriting Results by Operating Segment
Recent Developments
RISK FACTORS
USE OF PROCEEDS
DILUTION
DIVIDEND POLICY
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
PRO FORMA FINANCIAL INFORMATION
Year Ended December 31, 2001
RECENT DEVELOPMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION AND UNDERWRITING RESULTS
Formation of Platinum Holdings and Presentation of Pro Forma Financial Information and Historical St. Paul Re Combined Financial Information
BUSINESS Industry Overview
Our Business
MANAGEMENT
ST. PAUL INVESTMENT, RENAISSANCERE INVESTMENT AND PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The St. Paul Investment
The RenaissanceRe Investment
PLATINUM UNDERWRITERS FINANCE, INC.
ACCOUNTING TREATMENT
DESCRIPTION OF THE EQUITY SECURITY UNITS
DESCRIPTION OF THE SENIOR NOTES
GLOBAL CLEARANCE AND SETTLEMENT
DESCRIPTION OF PLATINUM HOLDINGS' COMMON SHARES
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
VALIDITY OF THE SECURITIES
EXPERTS
AVAILABLE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS
THE PREDECESSOR BUSINESS
Selected Combined Financial Data
Recent Developments
Management's Discussion and Analysis of Financial Condition and Underwriting Results of the Predecessor Business
Capital Resources and Liquidity
Exposures to Market Risk
Reserves for Losses and Loss Adjustment Expenses for Predecessor Business
Analysis of Loss and Loss Adjustment Expense (LAE) Development
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL INFORMATION
INDEPENDENT AUDITORS' REPORT
PLATINUM UNDERWRITERS HOLDINGS, LTD. CONSOLIDATED BALANCE SHEET June 30, 2002
PLATINUM UNDERWRITERS HOLDINGS, LTD. NOTES TO CONSOLIDATED BALANCE SHEET June 30, 2002
INDEPENDENT AUDITORS' REPORT
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) COMBINED STATEMENTS OF UNDERWRITING RESULTS
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) COMBINED STATEMENTS OF IDENTIFIABLE UNDERWRITING ASSETS AND LIABILITIES
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) COMBINED STATEMENTS OF IDENTIFIABLE UNDERWRITING CASH FLOWS
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) NOTES TO COMBINED STATEMENTS
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) COMBINED STATEMENTS OF UNDERWRITING RESULTS (Unaudited)
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) COMBINED STATEMENTS OF IDENTIFIABLE ASSETS AND LIABILITIES (Unaudited)
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) COMBINED STATEMENTS OF IDENTIFIABLE CASH FLOWS (Unaudited)
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) NOTES TO COMBINED STATEMENTS (Unaudited)
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESOR) SCHEDULE III—SUPPLEMENTARY INSURANCE INFORMATION ($ in millions)
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) SCHEDULE III—SUPPLEMENTARY INSURANCE INFORMATION ($ in millions)
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) SCHEDULE IV—REINSURANCE Years Ended December 31, 2001, 2000 and 1999 ($ in millions)
THE ST. PAUL COMPANIES, INC. REINSURANCE UNDERWRITING SEGMENT (PREDECESSOR) SCHEDULE V—VALUATION AND QUALIFYING ACCOUNTS Years Ended December 31, 2001, 2000 and 1999 ($ in millions)
INDEX TO EXHIBITS